As filed with the Securities and Exchange Commission on January 6, 2004

Registration No. 333-121568

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

OAK HILL FINANCIAL, INC.

(Exact name of Registrant as specified in its charter)

Ohio	6712	31-1010517
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

14621 State Route 93
Jackson, Ohio 45640
(740) 286-3283
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ron J. Copher, Chief Financial Officer and Treasurer
Oak Hill Financial, Inc.
14621 State Route 93
Jackson, Ohio 45640
(740) 286-3283
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of Correspondence to:

H. Grant Stephenson, Esq.	Jack L. Blair, President and CEO	Paul M. Aguggia, Esq.
Porter, Wright, Morris & Arthur, LLP	Lawrence Financial Holdings, Inc.	Muldoon Murphy Faucette & Aguggia LLP
41 South High Street	311 South Fifth Street	5101 Wisconsin Avenue, N.W.
Columbus, Ohio 43215	Ironton, Ohio 45638	Washington, D.C. 20016
Telephone: (614) 227-2000	Telephone: (740) 532-0263	Telephone: (202) 362-0840
Facsimile: (614) 227-2100	Facsimile: (740) 532-1885	Facsimile: (202) 966-9409

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

[Lawrence Financial Logo]

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

     The board of directors of Lawrence Financial Holdings, Inc. has approved a strategic merger of Lawrence Financial into Oak Hill Financial, Inc.

     If the merger is completed, each share of Lawrence Financial common stock will be converted into either:

•	$23.75 in cash; or

•	Oak Hill Financial common shares valued at $23.75 (based upon the average of the last sales price of Oak Hill Financial common shares for the 20 most recent full trading days ending at the close of trading four business days prior to the merger).

     On October 11, 2004, the last trading day before we announced the merger, the closing sale price of Oak Hill Financial common shares was $35.52 per share, and the closing sale price for Lawrence Financial was $22.25. On January 3, 2005, the last practicable trading day before the distribution of this proxy statement/prospectus, the closing sale price of Oak Hill Financial common shares was $38.25 per share, and the last sale price for Lawrence Financial was $23.50. If $35.52 were the average closing price, you would receive 0.6686 Oak Hill Financial common shares for each share of Lawrence Financial common stock exchanged for Oak Hill Financial common shares, and if $38.25 were the average closing price, you would receive 0.6209 Oak Hill Financial common shares for each share of Lawrence Financial common stock exchanged for Oak Hill Financial common shares. Oak Hill Financial common shares trade on the Nasdaq National Market under the symbol “OAKF.” Lawrence Financial common stock trades on the OTC Bulletin Board under the symbol “LWFH.”

     You will be able to elect to receive cash, Oak Hill Financial common shares or a combination of cash and Oak Hill Financial common shares for your Lawrence Financial common stock. Regardless of your choice, however, elections will be limited by the requirement that no more than approximately 52% (338,057 shares) and no less than approximately 50% (325,055 shares) of the shares of Lawrence Financial common stock be exchanged for Oak Hill Financial common shares. Therefore, the allocation of cash and Oak Hill Financial common shares that you will receive will depend on the elections of other Lawrence Financial stockholders.

     The federal income tax consequences of the merger to you will depend on whether you receive cash, stock or a combination of both, in exchange for your Lawrence Financial common stock.

     We cannot complete the merger unless we obtain the necessary governmental approvals and the merger is approved by the holders of at least a majority of all outstanding Lawrence Financial common stock. Lawrence Financial will hold a special stockholders’ meeting to vote on this merger proposal on February 16, 2005 at 4:30 p.m., local time at Lawrence Financial’s main office, located at 311 South Fifth Street, Ironton, Ohio. Your vote is important. Whether or not you plan to attend the special stockholders’ meeting, please take the time to vote your shares in accordance with the instructions contained in this document. If you do not vote, it will have the same effect as voting against the merger.

     This document describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document. You also can obtain information about our company and Oak Hill Financial from documents that we and Oak Hill Financial have filed with the Securities and Exchange Commission.

     The merger of Oak Hill Financial and Lawrence Financial involves some risks. See “Risk Factors” beginning on page 12.

/Signature/

Jack L. Blair
President and Chief Executive Officer
Lawrence Financial Holdings, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Oak Hill Financial common shares to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities that Oak Hill Financial is offering through this proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Oak Hill Financial or Lawrence Financial, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

     The date of this proxy statement/prospectus is January 6, 2005, and it is first being mailed or otherwise delivered to Lawrence Financial stockholders on or about January 14, 2005.

Incorporation by Reference

     The Securities and Exchange Commission allows us to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other information we have filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, expect for any information superseded by information in this proxy statement/prospectus. See “Where You Can Find More Information” on page 67 of this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference important business and financial information about Oak Hill Financial and Lawrence Financial Holdings that is not included in or delivered with this proxy statement/prospectus. You can request a free copy of any or all of these documents, including the exhibits that are specifically incorporated by reference into these documents, by writing to or calling the appropriate party at the following address or telephone number:

Oak Hill Financial, Inc.	Lawrence Financial Holdings, Inc.
14621 State Route 93	311 South Fifth Street
Jackson, Ohio 45640	Ironton, Ohio 45638
Attention: Ron J. Copher, Chief Financial Officer and Treasurer	Attention: RobRoy Walters, Executive Vice President and Chief Financial Officer
Telephone: (740) 286-3283	Telephone: (740) 532-0263

     If you would like to request documents, please do so by February 9, 2005, to receive the documents before the Lawrence Financial special meeting.

     Oak Hill Financial has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Oak Hill Financial, and Lawrence Financial has supplied all information relating to Lawrence Financial.

Lawrence Financial Holdings, Inc.
311 South Fifth Street
Ironton, Ohio 45638
(740) 532-0263

Notice of Special Meeting of Stockholders

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Lawrence Financial Holdings, Inc., a Maryland corporation, will be held at Lawrence Financial’s main office, located at 311 South Fifth Street, Ironton, Ohio 45638, on the 16th day of February, 2005, at 4:30 p.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 12, 2004, by and between Lawrence Financial Holdings, Inc. and Oak Hill Financial, Inc., pursuant to which Lawrence Financial will merge with and into Oak Hill Financial. In the merger, each stockholder of Lawrence Financial may elect to receive one of the following forms of consideration, subject to the allocation procedures described in the attached proxy statement/prospectus, for their Lawrence Financial common stock:

•	$23.75 in cash per share of Lawrence Financial common stock;

•	Oak Hill Financial common shares valued at $23.75 (based upon the average of the last sales price of Oak Hill Financial common shares for the 20 most recent full trading days ending at the close of trading four business days prior to the merger) per share of Lawrence Financial common stock; or

•	a combination of both.

2.	Such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     NOTE: The board of directors is unaware of any other business to come before the special meeting.

     Holders of record of Lawrence Financial common stock at the close of business on December 31, 2004, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof.

     Holders of Lawrence Financial common stock who submit a written demand for appraisal of their stock in connection with the proposed merger and who perfect their dissenters’ rights by complying with the applicable statutory procedures under Maryland law will be entitled to receive a cash payment for the fair value of their stock. A summary of the applicable requirements of Maryland law is contained in this document on page 44. In addition, the text of the applicable provisions of Maryland law is attached as Appendix C to this document.

     The Lawrence Financial board of directors recommends that you vote FOR approval of the merger agreement. Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/signature/
Mary Y. Cronacher
Corporate Secretary

Ironton, Ohio
January 14, 2005

PLEASE SIGN AND MAIL THE ENCLOSED PROXY
IN THE ACCOMPANYING ENVELOPE.
NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

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Questions and Answers About the Merger

Q:	Why are Oak Hill Financial and Lawrence Financial proposing to merge?

A:	We believe that the merger of Oak Hill Financial and Lawrence Financial will benefit the stockholders of Lawrence Financial by creating a $1.2 billion financial services organization that will be able to conduct its banking business through 33 branches serving communities in 15 counties in southern and central Ohio. Lawrence Financial’s stockholders will gain liquidity by holding Oak Hill Financial common shares, and its customers will benefit from the broader line of banking services offered by Oak Hill Banks, Oak Hill Financial’s banking affiliate. In addition, the value of the cash and Oak Hill Financial common stock to be issued in the merger in exchange for Lawrence Financial common stock represents a premium over the market value of Lawrence Financial common stock immediately prior to the announcement of the merger. Oak Hill Financial believes the merger will benefit its shareholders because the merger will enhance Oak Hill Financial’s capabilities to provide banking and financial services to its customers, strengthen the competitive position of the combined organization, generate significant cost savings, and enhance acquisition and other opportunities for Oak Hill Financial.

Q:	What will I receive in the merger?

A:	Under the merger agreement, at your election, each share of Lawrence Financial common stock you own will be exchanged for either Oak Hill Financial common shares or $23.75 in cash. You may elect either of these options and, if you desire, you may elect to exchange some of your Lawrence Financial shares for cash and some of your Lawrence Financial shares for Oak Hill Financial shares. The number of Oak Hill Financial common shares to be exchanged for each share of Lawrence Financial common stock will be based on the average last sales price of Oak Hill Financial common shares for the 20 most recent full trading days ending at the close of trading four business days prior to the merger.

Elections will be limited by a requirement that no more than approximately 52% (338,057 shares) and no less than approximately 50% (325,055 shares) of the total number of outstanding shares of Lawrence Financial common stock be exchanged for Oak Hill Financial common shares. Therefore, the form of consideration you receive will depend in part on the elections of other Lawrence Financial stockholders.

Oak Hill Financial will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fractional Oak Hill Financial common shares that you would otherwise be entitled to receive.

Q:	When should I send in my stock certificates? How do I elect the form of consideration I prefer to receive?

A:	Please do not send in your stock certificates with your proxy card. Not later than 30 days prior to the anticipated time of completion of the merger, you will receive an election form/letter of transmittal and other transmittal materials with instructions for making your election as to the form of consideration you prefer to receive in the merger. YOU SHOULD FOLLOW THE INSTRUCTIONS IN THE INSTRUCTION BOOKLET TO THE ELECTION FORM/LETTER OF TRANSMITTAL REGARDING HOW AND WHEN TO SURRENDER YOUR STOCK CERTIFICATES. The available elections, election procedures, and deadline for making elections are described beginning on page 35 of this proxy statement/prospectus. To make an election, you will need to deliver to the exchange agent before the election deadline the election form/letter of transmittal, any other transmittal materials, and your stock certificates according to the instructions set forth in the instruction booklet to the election form/letter of transmittal. If you cannot deliver your stock certificate by the election deadline for any reason, you must deliver an appropriate guarantee of delivery of such stock certificates as set forth in the notice of guaranteed delivery to be included with the election form/letter of transmittal from a firm that is a member of a registered national securities exchange or a commercial bank or trust company having an office or correspondent in the United States, provided that such certificates are in fact delivered to the exchange agent within three New York Stock Exchange trading days after the execution of such guarantee of delivery.

Q:	Will I receive the form of consideration I elect to receive?

A:	Not necessarily. No more than approximately 52% (338,057 shares) and no less than approximately 50% (325,055 shares) of the total issued and outstanding shares of Lawrence Financial common stock will be exchanged for Oak Hill Financial common shares and, accordingly, no more than approximately 50% and no less than approximately 48% of the total issued and outstanding shares of Lawrence Financial common stock will be exchanged for cash. Accordingly, there is no assurance that you will receive the form of consideration that you elect with respect to all of the Lawrence Financial common stock you hold. If the stockholder election results in an oversubscription of cash or Oak Hill Financial common shares, Oak Hill Financial will cause the exchange agent to allocate the consideration paid to stockholders between cash and Oak Hill Financial common shares following certain allocation procedures that are described beginning on page 36 of this proxy statement/prospectus.

Q:	What do I need to do now?

A:	Just mail your signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting to vote on approving the merger.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as practicable. We hope to complete the merger near the end of the first quarter of 2005, assuming stockholder approval and all governmental approvals have been received by that date and all conditions precedent to the merger have been satisfied or waived (to the extent waiver is permitted by applicable law).

Q:	Who do I call if I have questions about the meeting or the merger?

A:	Please call RobRoy Walters, Executive Vice President and Chief Financial Officer of Lawrence Financial at (740) 532-0263.

Summary

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the Agreement and Plan of Merger, which is attached to this document as Appendix A, you should carefully read this entire document and the documents to which we refer you. See “Where You Can Find More Information” beginning on page 67.

The Merger

Overview of the transaction (See page 26).

     We propose a business combination in which Lawrence Financial will merge with and into Oak Hill Financial. Oak Hill Financial will be the surviving corporation in the merger.

What Lawrence Financial stockholders will receive in the merger (See pages 35-39).

     Each Lawrence Financial stockholder may elect to receive, subject to the allocation procedures described beginning on page 36 of this proxy statement/prospectus, the following amount of consideration for their Lawrence Financial common stock:

•	$23.75 in cash per share of Lawrence Financial common stock;

•	Oak Hill Financial common shares valued at $23.75 (based upon the average of the last sales price of Oak Hill Financial common shares for the 20 most recent full trading days ending at the close of trading four business days prior to the merger) per share of Lawrence Financial common stock; or

•	a combination of both.

Because no more than approximately 52% (338,057 shares) and no less than approximately 50% (325,055 shares) of the total issued and outstanding shares of Lawrence Financial common stock will be exchanged for Oak Hill Financial common shares and, accordingly, no more than approximately 50% and no less than approximately 48% of the total issued and outstanding shares of Lawrence Financial common stock will be exchanged for cash, you cannot be certain of receiving the form of consideration that you elect with respect to all of your Lawrence Financial common stock.

     If stockholder elections result in an oversubscription of cash or Oak Hill Financial common shares, Oak Hill Financial will cause the exchange agent to allocate the consideration paid to stockholders between cash and Oak Hill Financial common shares following certain allocation procedures described under the heading “The Merger – Allocation Procedures” beginning on page 36.

     Not later than 30 days prior to the anticipated time of completion of the merger, you will receive an Election Form/Letter of Transmittal and other transmittal materials with instructions for making your election as to the form of consideration you prefer to receive in the merger. The available elections, election procedures, and deadlines for making elections are described under the heading “The Merger Agreement – Election Procedures and Surrender of Lawrence Financial Stock Certificates” beginning on page 37 of this proxy statement/prospectus. In addition, the payment procedures are discussed under the heading “The Merger Agreement – Payment of Merger Consideration.” If you do not make a valid election by the election deadline, you will be deemed to have made an election to receive all cash, all Oak Hill Financial common shares, or any combination of cash and Oak Hill Financial common shares as determined in accordance with the allocation provisions of the merger agreement.

Election rights will apply to all shares held by Lawrence Financial’s employee stock ownership plan (ESOP) that have been allocated to participant accounts (See page 39).

     If you are a participant in Lawrence Financial’s employee stock ownership plan, you will have full election rights with respect to shares allocated to your employee stock ownership plan account. An election form will be sent to you by the employee stock ownership plan trustee.

Cash payment for Lawrence Financial stock options (See page 39).

     Each outstanding option to purchase Lawrence Financial common stock will be terminated in exchange for a cash payment in an amount equal to $23.75 per share minus the applicable exercise price for such option, multiplied by the number of shares of Lawrence Financial common stock covered by such option. There are no outstanding options to purchase shares of Lawrence Financial common stock with a strike price of $23.75 or higher per share. Lawrence Financial has agreed to use its best efforts with respect to options available under or subject to Lawrence Financial’s 2001 Stock-Based Incentive Plan to permit the termination of the options in accordance with the terms of the merger agreement.

Comparative per share market price information (See page 60).

     Oak Hill Financial common shares are listed on the Nasdaq National Market System. Shares of Lawrence Financial common stock are quoted on the OTC Bulletin Board. You should read the information below in conjunction with the “Comparative Market Prices and Dividends” on page 60.

     The following table presents closing price information for Oak Hill Financial common shares and Lawrence Financial common stock and the equivalent price per share of Lawrence Financial common stock, giving effect to the merger on:

•	October 11, 2004, the last full trading day prior to the day of our announcement of the signing of the merger agreement; and

•	January 3, 2005, the last practicable day for which information was available prior to the date of this proxy statement/prospectus.

	Oak Hill	Lawrence	Equivalent Price Per
	Financial	Financial	Lawrence Financial
	Common Stock	Common Stock	Share
October 11, 2004	$35.52	$22.25	$23.75
January 3, 2005	$38.25	$23.50	$23.75

     The equivalent price per Lawrence Financial share was assumed to be $23.75, based upon the $23.75 cash consideration for stockholders receiving cash and, with respect to the stock consideration, the assumption that the average Oak Hill Financial closing price during the 20 most recent full trading days ending at the close of trading four business days prior to the merger (which average price is divided by $23.75 to determine the exchange ratio) is equal to the Oak Hill Financial sale price on the date indicated in the table.

     Because the price of Oak Hill Financial common shares at the time of the merger may be higher or lower than the average closing price, the actual equivalent price per Lawrence Financial share for stockholders receiving the stock consideration may be more or less than $23.75 per share. If, for example, the average closing price were $37.00, then the exchange ratio would be 0.6419. If the actual price of Oak Hill Financial common shares at the time of completion of the merger were $36.00, the per share stock consideration would only be worth $23.11 ($36.00 × 0.6419) at such time. If the actual Oak Hill Financial price at the time of completion of the merger were instead $38.00, the per share stock consideration would be worth $24.39 ($38.00 x 0.6419) at such time. See “Risk Factors – Risks Relating to the Merger – The value at the time of completion of merger of any stock consideration you receive in the merger could be less than the value you would have received if you were paid the cash consideration instead.”

The tax consequences of the merger depend upon whether you receive cash, stock or both (See pages 40-43).

     We have structured the merger so that Oak Hill Financial, Lawrence Financial and Lawrence Financial stockholders who do not receive any cash merger consideration will under most circumstances not recognize any gain or loss for federal income tax purposes as a result of the merger, except to the extent that they receive cash in lieu of fractional shares. Tax may be payable, however, if Lawrence Financial stockholders receive cash as merger consideration in exchange for Lawrence Financial common stock or in lieu of fractional shares.

     This tax treatment may not apply to all stockholders. Determining the actual tax consequences of the merger to you can be complicated. You should consult your personal tax advisor for a full understanding of the merger’s tax consequences that are particular to you. See “The Merger – Material United States Federal Income Tax Consequences” beginning on page 40.

Dividend policy (See page 52).

     Lawrence Financial has agreed that, until the merger is completed, it will not pay dividends other than regular quarterly cash dividends. Lawrence Financial has also agreed to coordinate the declaration of dividends so that holders of Lawrence Financial common stock will not receive two dividends for any quarter with respect to their Lawrence Financial common stock and any Oak Hill Financial common shares any holder receives in the merger.

Opinion of Lawrence Financial’s financial advisor (See pages 32-36).

     In deciding to approve the merger, the Lawrence Financial board of directors considered the opinion from its financial advisor, Keefe, Bruyette & Woods, Inc., as to the fairness from a financial point of view of the consideration to be paid to Lawrence Financial’s stockholders pursuant to the merger agreement.

     The opinion from Keefe, Bruyette, & Woods stated that, as of the date of the opinion, the merger consideration set forth in the merger agreement was fair from a financial point of view to the Lawrence Financial stockholders. For its financial advisory services provided to Lawrence Financial, Keefe, Bruyette & Woods will be paid a fee equal to $200,000 plus reimbursement of reasonable expenses.

     The full text of the opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the reviews undertaken, is attached as Appendix B to this proxy statement/prospectus. We encourage you to read this opinion in its entirety.

     What will happen to Oak Hill Financial and Lawrence Financial at the time of the merger? (See page 49).

     At the time of the merger, Lawrence Financial will merge with and into Oak Hill Financial, with Oak Hill Financial surviving the merger. Lawrence Financial has agreed to convert Lawrence Federal Savings Bank, its wholly-owned subsidiary, to a bank chartered by the state of Ohio, as soon as reasonably practicable after the execution of the merger agreement. Following the merger and upon the receipt of all required regulatory approvals, Oak Hill Banks, a wholly-owned subsidiary of Oak Hill Financial, will merge with and into Lawrence Federal as an Ohio state chartered bank, with the surviving entity being renamed Oak Hill Banks.

Ownership of Oak Hill Financial following the merger.

     As a result of the merger, we estimate that Lawrence Financial stockholders will own between approximately 3.5% and 3.6% of the outstanding Oak Hill Financial common shares. The actual percentage will depend on the number of shares of Oak Hill Financial that are issued as a result of the merger. The actual number of shares of Oak Hill Financial that are issued will depend on:

•	the actual number of shares of Lawrence Financial common stock that are allocated for conversion to Oak Hill Financial common shares in the merger, which will be between approximately 50% (325,055 shares) and approximately 52% (338,057 shares) of the total issued and outstanding shares of Lawrence Financial common stock; and

•	the exchange ratio for conversion of shares of Lawrence Financial common stock into Oak Hill Financial common shares, which will be determined by the average of the last sales price of Oak Hill Financial common shares for the 20 most recent full trading days ending at the close of trading four business days prior to the merger.

Board of directors and management of Oak Hill Financial following the merger (See page 39).

     We expect that the current Oak Hill Financial directors and management will remain in place following completion of the merger.

Interests of Lawrence Financial’s executive officers and directors in the merger (See pages 46-47).

     In considering the recommendation of the Lawrence Financial board to vote in favor of the merger, you should be aware that the executive officers and directors have incentive, benefit, and compensation agreements or plans that give them interests in the merger that are different from or in addition to yours. The Lawrence Financial board was aware of these interests of their executive officers and directors and considered them, among other things, in approving the merger agreement and the related transactions. Please refer to pages 46-47 for more information about these interests, which include:

•	severance payments to Jack L. Blair, President and Chief Executive Officer of Lawrence Financial, and RobRoy Walters, Executive Vice President and Chief Financial Officer of Lawrence Financial, under their existing employment agreements and the letter agreements entered into in connection with the merger;

•	the vesting of unvested Lawrence Financial stock options and restricted stock awards as a result of completion of the merger;

•	the termination of the Lawrence Financial employee stock ownership plan and allocation of the remaining plan assets to plan participants;

•	payments to the non-employee directors under their existing director retirement agreements and the letter agreements entered into in connection with the merger; and

•	provisions in the merger agreement relating to the indemnification of directors and officers and insurance for our directors and officers.

Lawrence Financial has agreed to restrictions on its business activities pending the closing of the merger (See pages 49-51).

     Lawrence Financial has agreed generally not to undertake any activities outside of the ordinary course of business prior to completion of the merger without first obtaining the consent of Oak Hill Financial.

Conditions to completion of the merger (See pages 55-57).

     The completion of the merger depends upon satisfying a number of conditions, including the following, some of which may be waived:

•	adoption of the merger agreement by Lawrence Financial stockholders;

•	absence of any injunction or other legal restraint blocking the merger;

•	approval for listing on the Nasdaq National Market of Oak Hill Financial common shares to be issued in the merger;

•	exercise of appraisal rights by the holders of not more than 10% of the outstanding shares of Lawrence Financial common stock;

•	approval of the merger by the Federal Reserve Board and all other regulatory agencies;

•	effectiveness of Oak Hill Financial’s Registration Statement on Form S-4, covering shares issued in the merger;

•	receipt by Lawrence Financial of all necessary consents of third parties under Lawrence Financial’s material contracts;

•	accuracy of the representative representations and warranties of each party in the merger agreement on the date of signing and the closing date; and

•	performance by each party in all material respects with respect to each party’s obligations under the merger agreement.

     For a complete listing of closing conditions, see “The Merger Agreement – Conditions to Completion of the Merger” beginning on page 55. We cannot be certain, however, when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed at all.

Waiver and amendment of the merger agreement (See page 57).

     We can agree to amend the merger agreement and each of us can waive our right to require the other party to adhere to the terms and conditions of the merger agreement, where laws allows.

Termination of the merger agreement (See page 57).

     Oak Hill Financial and Lawrence Financial can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement under the circumstances described under “The Merger Agreement – Termination of the Agreement and Plan of Merger” beginning on page 57.

Termination fee (See pages 57-58).

     The merger agreement provides that in certain circumstances, Lawrence Financial may be required to pay Oak Hill Financial a termination fee of $500,000 in cash.

Regulatory matters (See pages 45-46).

     Oak Hill Financial has filed an application with the Federal Reserve Board for prior approval of the merger of Oak Hill Financial and Lawrence Financial under the requirements of the Bank Holding Company Act. Lawrence Financial has filed the applications necessary to convert its subsidiary bank from a federal thrift to a state bank and Oak Hill Financial and Lawrence Financial have filed the necessary applications to obtain approval for the merger of their subsidiary banks from the Federal Deposit Insurance Corporation and the Ohio Department of Commerce, Division of Financial Institutions. After obtaining the required approvals and prior to completing the merger, the waiting periods required by each of these regulatory agencies must have expired.

Accounting treatment (See page 43).

     The merger will be accounted for under the purchase method of accounting, as such term is used under accounting principles generally accepted in the United States.

Dissenters’ rights for Lawrence Financial stockholders (See page 44 and Appendix C).

     Under Maryland law, any Lawrence Financial stockholder may dissent from the merger and elect to have the fair value of his or her shares appraised by a court and paid cash instead of receiving the merger consideration issuable to him or her pursuant to the merger agreement.

     To dissent from the merger and demand appraisal, a Lawrence Financial stockholder must:

•	be a record holder of the shares of Lawrence Financial common stock as to which he or she seeks appraisal rights on the record date;

•	file a written objection with Lawrence Financial at or before the special meeting of stockholders to be held on February 16, 2005;

•	not vote his or her shares of Lawrence Financial common stock in favor of adoption of the Agreement and Plan of Merger; and

•	deliver to Oak Hill Financial, as the successor corporation, not later than 20 days after the Maryland Department of Assessments and Taxation (the “Department”) accepts the Articles of Merger, a written demand for payment of the fair cash value of the shares as to which he or she seeks appraisal rights.

     You should read “The Merger Agreement – Dissenters’ Rights” in its entirety on page 44 and Sections 2-301 through 2-313 of the Maryland Corporations and Association Code attached as Appendix C.

Listing of Oak Hill Financial common shares (See page 46).

     Oak Hill Financial will list the Oak Hill Financial common shares to be issued in the merger on the Nasdaq National Market System under the trading symbol “OAKF.”

Comparison of certain rights of shareholders (See pages 61-64).

     The rights of holders of Oak Hill Financial common shares are currently governed by Ohio law and Oak Hill Financial’s articles of incorporation and code of regulations. The rights of holders of Lawrence Financial common stock are governed by Maryland law and by Lawrence Financial’s certificate of incorporation and bylaws. When the merger is completed, holders of Lawrence Financial common stock, other than those who receive all cash in the merger, will become holders of Oak Hill Financial common shares.

     See pages 61 through 64 to learn more about the similarities and material difference between the rights of holders of Oak Hill Financial common shares and the rights of holders of Lawrence Financial common stock.

The Companies

Oak Hill Financial, Inc.
14621 State Route 93
Jackson, Ohio 45640
(740) 286-3283

     Oak Hill Financial, an Ohio corporation formed in 1981, is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Federal Reserve Board. Oak Hill Financial engages indirectly in the business of commercial banking and other permissible activities closely related to banking and consumer finance lending through four wholly owned subsidiaries, Oak Hill Banks, Action

Finance Company, Oak Hill Financial Insurance Agency, Inc. dba MPA Group Insurance Specialists, and Oak Hill Capital Trust 1, 2 and 3. Oak Hill Financial also owns forty-nine percent of Oak Hill Title Agency, which provides title services for commercial and residential real estate transactions. The range of services provided by Oak Hill Financial’s subsidiaries to their customers includes commercial lending, real estate lending, consumer credit, credit card, other personal loan financing, deposits, group health insurance and other employee benefits, and title services for commercial and residential real estate transactions.

Lawrence Financial Holdings, Inc.
311 South Fifth Street
Ironton, Ohio 45638
(740) 532-0263

     Lawrence Financial, headquartered in Ironton, Ohio, is the holding company for Lawrence Federal Savings Bank.

     Lawrence Federal operates as a community-oriented financial institution, specializing in the acceptance of retail deposits from the general public in the areas surrounding its five full-service banking offices and using those funds, together with funds generated from operations and borrowings, to originate loans. The principal lending activity of Lawrence Federal is the origination of mortgage loans for the purpose of purchasing or refinancing one- to four-family residential property. Lawrence Federal also originates a variety of consumer loans and multi-family and commercial real estate loans. Lawrence Federal originates loans primarily for long-term investment purposes. Lawrence Federal’s revenues are derived principally from the generation of interest and fees on loans originated and, to a lesser extent, interest and dividends on investments.

Our Reasons for the Merger

     We believe that the merger of Oak Hill Financial and Lawrence Financial will benefit the stockholders of Lawrence Financial by creating a $1.2 billion financial services organization that will be able to conduct its banking business through 33 branches serving communities in 15 counties in southern and central Ohio. Lawrence Financial’s stockholders will gain liquidity by holding Oak Hill Financial common shares, and its customers will benefit from the broader line of banking services offered by Oak Hill Banks, Oak Hill Financial’s banking affiliate. In addition, the value of the cash and Oak Hill Financial common stock to be issued in the merger in exchange for Lawrence Financial common stock represents a premium over the market value of Lawrence Financial common stock prior to the announcement of the merger. Oak Hill Financial believes the merger will benefit its shareholders because the merger will enhance Oak Hill Financial’s capabilities to provide banking and financial services to its customers, strengthen the competitive position of the combined organization, generate significant cost savings, and enhance acquisition and other opportunities for Oak Hill Financial.

Recommendation of the Lawrence Financial Board

     The Lawrence Financial board believes that the merger of Oak Hill Financial and Lawrence Financial is in your best interests and recommends that you vote “FOR” the proposal to approve and adopt the merger agreement.

Special Meeting

The Lawrence Financial special meeting of stockholders (See pages 22-25).

     If you are a Lawrence Financial stockholder, you are entitled to vote at the special meeting if you owned Lawrence Financial common stock as of the close of business on December 31, 2004. As of December 31, 2004, a total of 650,110 votes were eligible to be cast at the special meeting. At the special meeting, the stockholders will consider and vote upon a proposal to approve and adopt the merger agreement. The special meeting will be held at 4:30 p.m. on February 16, 2005, at our main office, located at 311 South Fifth Street, Ironton, Ohio 45638.

Why am I receiving these materials in connection with the special meeting of stockholders?

     We sent you the enclosed materials because our board of directors is soliciting your votes for use at our special meeting of stockholders, which will take place on February 16, 2005. As a stockholder, you are invited to attend the special meeting and are entitled to and requested to vote on the merger described in this proxy statement.

     This proxy statement provides information that you need to know in order to cast an informed vote at the meeting. You do not need to attend the special meeting, however, to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

     We began sending this proxy statement, notice of special meeting, and enclosed proxy card on or about January 14, 2005 to all stockholder entitled to notice of and to vote at the special meeting. The record date for stockholders entitled to vote is December 31, 2004. On that date, there were 650,110 shares of our common stock outstanding. Stockholders are entitled to one vote for each share of common stock held as of the record date.

Proposal to be voted on at the special meeting.

     You are being asked to vote upon a proposal to approve an Agreement and Plan of Merger, dated as of October 12, 2004, by and between Lawrence Financial Holdings, Inc. and Oak Hill Financial, Inc., pursuant to which Lawrence Financial will merge with and into Oak Hill Financial.

Voting (See pages 22-23).

     You may vote all Lawrence Financial common stock that you own as of the close of business on the record date, which is December 31, 2004. These shares include:

•	shares held directly in your name as the “stockholder of record,” and

•	shares held for you as the “beneficial owner” either through a broker, bank or other nominee.

     Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

     Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc. (the “Transfer Agent”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you by Lawrence Financial. As the stockholder of record, you have the right to vote by proxy or to vote in person at the special meeting. Lawrence Financial has enclosed a proxy card for you to use.

     Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name” with respect to those shares, and the proxy materials are being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or other nominee how to vote and are also invited to attend the special meeting. As a beneficial owner, however, you are not the stockholder of record, and you may not vote these shares in person at the special meeting unless you obtain a signed proxy appointment form from the stockholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

     You may vote “FOR,” “AGAINST” or “ABSTAIN” on the transaction. If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign and date your proxy form with no further instructions, your shares will be voted “FOR” the approval and adoption of the merger agreement.

Ownership by directors and executive officers of Lawrence Financial and Oak Hill Financial (See pages 23-25).

     On December 31, 2004, the record date for the special meeting, the directors and executive officers of Lawrence Financial and their affiliates beneficially owned and were entitled to vote 128,523 shares of Lawrence Financial common stock or 19.8% of the Lawrence Financial common stock outstanding on that date. These shares do not include 46,554 shares of Lawrence Financial common stock underlying outstanding options to purchase Lawrence Financial common stock held by Lawrence Financial directors and executive officers on that date. On December 31, 2004, Oak Hill Financial and its officers and directors did not beneficially own any shares of Lawrence Financial common stock.

     The affirmative vote of the holders of a majority of the Lawrence Financial common stock entitled to notice of and to vote at the special meeting is required to approve the merger agreement.

Risk Factors

     In addition to other information in this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference, including the matters addressed under “Forward-Looking Statements,” you should carefully consider the following factors before making a decision on the merger.

Risks Relating to the Merger

You might not receive the form of merger consideration that you elect.

     As a general matter, for each share of Lawrence Financial common stock you own, you will have the right to elect to receive $23.75 in cash or Oak Hill Financial common shares valued at $23.75 (based on the average of the last sales price of Oak Hill Financial common shares for the 20 most recent full trading days ending at the close of trading four business days prior to the merger). Only a fixed range of Lawrence Financial common stock, however, will be exchangeable for each of the stock consideration and the cash consideration. No more than approximately 52% (338,057 shares) and no less than approximately 50% (325,055 shares) of the total issued and outstanding shares of Lawrence Financial common stock will be exchanged for Oak Hill Financial common shares and, accordingly, no more than approximately 50% and no less than approximately 48% of the total issued and outstanding shares of Lawrence Financial common stock will be exchanged for cash. Therefore, you may receive stock and/or cash in an amount that is not consistent with your election, depending on the elections of other Lawrence Financial stockholders. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Oak Hill Financial common shares. If you elect all stock, and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash. See “Adoption of the Merger Agreement – Allocation Provisions.”

The tax consequences of the merger to you will depend on the form of merger consideration you actually receive, not elect.

     If you receive a different form of consideration than you elected, the tax consequences to you may be different than they would have been had you received the form of consideration you elected, including the recognition of taxable gain to the extent cash is received. See “Adoption of The Merger Agreement – Material United States Federal Income Tax Consequences.”

The value of any stock consideration you receive in the merger will not be known until after you make your election and at the time of the merger could be less than the value you would have received if you were paid the cash consideration instead.

     To the extent you receive the stock consideration, whether based on your election or pursuant to the allocation provisions of the merger agreement, you will receive for each Lawrence Financial share exchangeable for stock a number of Oak Hill Financial common shares equal to $23.75 divided by the average of the last sales price of Oak Hill Financial common shares for the 20 most recent full trading days ending at the close of trading four business days prior to the merger. Because the price of Oak Hill Financial common shares at the time of completion of the merger may be higher or lower than the average closing price, the actual value of the Oak Hill Financial common shares you receive for your Lawrence Financial common stock may be more or less than $23.75 per share. If, for example, the average closing price were $37.00, then the exchange ratio would be 0.6419. If the actual price of Oak Hill Financial common shares at the time of completion of the merger were $36.00, the per share stock consideration would be worth $23.11 ($36.00 × 0.6419) at such time. If the actual Oak Hill Financial price at the time of completion of the merger were instead $38.00, the per share stock consideration would be worth $24.39 ($38.00 x 0.6419) at such time.

     The market price of Oak Hill Financial’s common shares may fluctuate based on a number of factors, many of which are beyond Oak Hill Financial’s control. Because the deadline date for submitting your election form will be before the end of the 20 trading day period used to determine the average closing price, you will not know the average closing price or the exchange ratio at the time you submit your election form. As a result, to the extent you elect or are allocated the stock consideration for all or a portion of your Lawrence Financial common stock, it is possible that this consideration will be worth less to you at the time of the merger than the $23.75 cash consideration. Even if the market price of Oak Hill Financial common shares at the time of completion of the merger is greater than the average closing price, because the market price could subsequently decline, it is possible that you will be unable to sell the Oak Hill Financial common shares you receive in the merger at a price that would generate equal or greater value than you would have received if those shares were exchanged in the merger for the $23.75 cash consideration.

The value you will receive in the merger for your Lawrence Financial common stock has essentially been fixed.

     The consideration you will receive in the merger for your Lawrence Financial common stock will either be $23.75 in cash per share of Lawrence Financial common stock or Oak Hill Financial common shares valued at $23.75 per share of Lawrence Financial common stock, based on the average of the last sales price of Oak Hill Financial common shares for the 20 most recent full trading days ending at the close of trading four business days prior to the merger, or a combination of both. To the extent the market value of Lawrence Financial common stock increases above $23.75 prior to the merger, you will not be compensated for this increase in value.

Oak Hill Financial may experience greater than expected difficulties in integrating Lawrence Financial’s businesses.

     The merger will involve the integration of two financial institutions that have previously operated independently of one another. Oak Hill Financial expects to realize cost savings and other synergies from the merger, but there can be no assurance as to when, or the extent to which, if at all, Oak Hill Financial will be able to realize these benefits. Oak Hill Financial may experience greater than expected difficulties in integrating Lawrence Financial’s business, which could have an adverse effect on Oak Hill Financial’s ability to realize the expected benefits of the merger.

     There are many things that could go wrong and adversely affect the business and profitability of the combined financial institution. We cannot predict the full range of post-merger problems that may occur. Some possible difficulties include:

•	the integration of the businesses of Oak Hill Banks and Lawrence Federal takes longer, or is more difficult, time-consuming or costly than expected;

•	the expected growth opportunities and cost savings from the merger are not fully realized or take longer to realize than expected;

•	economic conditions deteriorate; or

•	operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, are greater than expected.

If you become a shareholder of Oak Hill Financial following the merger, you will have much less influence as a shareholder of Oak Hill Financial than as a stockholder of Lawrence Financial.

     If you become a shareholder of Oak Hill Financial in the merger, you will have a percentage ownership that is smaller than your percentage ownership as a Lawrence Financial stockholder. Because of this, you will have less influence on the management and policies of Oak Hill Financial than you now have on the management and policies of Lawrence Financial.

Officers and directors of Lawrence Financial may have interests in the merger that may create potential conflicts of interest because they have severance and other agreements providing for payments.

     When considering the recommendation of the Lawrence Financial board, you should be aware that some executive officers of Lawrence Financial and some members of the Lawrence Financial board may have interests in the merger that are different from yours. These interests exist because of rights certain directors and executive officers have under certain incentive, benefit and compensation agreements. These interests may create potential conflicts of interest with respect to the merger. The Lawrence Financial board was aware of these potential conflicts of interest of some of Lawrence Financial’s directors and officers when they approved the merger. See “The Merger – Interests of Directors and Officers in the Merger that are Different From Your Interests” beginning on page 46.

Oak Hill Financial’s amended and restated articles of incorporation, restated code of regulations, and shareholder rights plan contain provisions that may have the effect of discouraging a third party from making an acquisition of Oak Hill Financial by means of a tender offer, proxy contest, or otherwise.

     The amended and restated articles of incorporation and the restated code of regulations of Oak Hill Financial contain provisions that could make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the Oak Hill Financial board. See “Comparison of Certain Rights of Shareholders” beginning on page 61. Additionally, the Oak Hill Financial board has declared a dividend of one preferred share purchase right for each Oak Hill Financial common share outstanding pursuant to a shareholder rights plan, commonly known as a poison pill, which must be triggered for the purchase right to be exercisable. This right also will be attached to each Oak Hill Financial common share subsequently issued, including the Oak Hill Financial common shares to be issued to Lawrence Financial stockholders in exchange for Lawrence Financial common stock in the merger. If triggered, the shareholder rights plan would cause substantive dilution to a person or group of persons that acquires more than 15% of Oak Hill Financial’s outstanding common shares on terms not approved by the Oak Hill Financial board. This shareholder rights plan could discourage or make more difficult a merger, tender offer or other similar transaction with Oak Hill Financial. See “Comparison of Certain Rights of Shareholders” beginning on page 61.

Risks Related to Oak Hill Financial

Oak Hill Financial’s growth strategy is risky and may not be successful.

     Oak Hill Financial has pursued and continues to pursue a strategy of growth. The success of Oak Hill Financial’s growth strategy will depend largely upon its ability to manage its credit risk and control its costs while providing competitive products and services. This growth strategy may present special risks, such as the risk that Oak Hill Financial will not efficiently handle growth with its present operations, the risk of dilution of book value and earnings per share as a result of an acquisition, the risk that earnings will be adversely affected by the start-up costs associated with establishing new products and services, the risk that Oak Hill Financial will not be able to attract and retain qualified personnel needed for expanded operations, and the risk that its internal monitoring and control systems may prove inadequate.

Control of Oak Hill Financial by Principal Shareholders coupled with anti-takeover provisions may hamper or discourage an acquisition of Oak Hill Financial by a third party.

     Evan E. Davis, John D. Kidd and D. Bruce Knox (the “Principal Shareholders”) beneficially own in the aggregate approximately 29.4% of the outstanding common shares of Oak Hill Financial at September 30, 2004. In addition to Ohio and federal laws and regulations governing changes in control of insured depository institutions, Oak Hill Financial’s amended and restated articles of incorporation and restated code of regulations contain certain provisions that may delay or make more difficult an acquisition of control of Oak Hill Financial. For example, Oak Hill Financial’s articles of incorporation do not exempt it from the provisions of Ohio’s “control share acquisition” and “merger moratorium” statutes. Assuming that the Principal Shareholders continue to retain the number of the outstanding voting shares of Oak Hill Financial that they presently own and the law of Ohio requires, as it presently does, at least two-thirds majority vote of the outstanding shares to approve a merger or other consolidation, unless the articles of incorporation of the constituent companies provide for a lower approval percentage for the transaction, which Oak Hill Financial’s articles do not provide, such ownership position could be expected to deter any prospective acquirer from seeking to acquire ownership or control of Oak Hill Financial, and the Principal Shareholders would be able to defeat any acquisition proposal that requires approval of Oak Hill Financial’s shareholders, if the Principal Shareholders chose to do so. In addition, the Principal Shareholders may make a private sale of shares of common stock of Oak Hill Financial that they own, including to a person seeking to acquire ownership or control of Oak Hill Financial.

     Oak Hill Financial has 3,000,000 shares of authorized but unissued preferred stock, par value $0.01 per share, which may be issued in the future with such rights, privileges and preferences as are determined by the board of directors of Oak Hill Financial. In December 1997, the Oak Hill Financial board approved and adopted a shareholder rights plan that contemplates the issuance of rights to purchase preferred stock of Oak Hill Financial to its common shareholders of record as of February 17, 1998, as set forth in the rights agreement entered into between Oak Hill Financial and Fifth Third Bank on January 23, 1998. On December 26, 2000, Oak Hill Financial amended the rights agreement to appoint Registrar and Transfer Company as successor Rights Agent under the rights agreement due to the resignation of Fifth Third Bank as Rights Agent. The board of directors of the Oak Hill Financial approved the appointment of Registrar and Transfer Company pursuant to a resolution dated November 14, 2000.

     John D. Kidd and Evan E. Davis have entered into a Buy-Sell Agreement dated April 11, 2001 (the “Buy-Sell Agreement”), whereby in the event of either one’s death, the survivor shall have the right to purchase some or all of the shares of Oak Hill Financial held by the deceased’s estate. In connection with the Buy-Sell Agreement, Mr. Kidd and Mr. Davis each have executed a Limited Power of Attorney giving the other sole right, power and authority to vote all of the shares of Oak Hill Financial that he holds in the event of his incapacity.

There is a limited trading market for Oak Hill Financial’s common shares and it is volatile.

     Oak Hill Financial’s common shares are traded on the Nasdaq National Market under the symbol “OAKF.” During the 12 months ending September 30, 2004, the average weekly trading volume in the common stock has been approximately 58,000 shares per week. There can be no assurance given as to the liquidity of the market for the common stock or the price at which any sales may occur, which price will depend upon, among other things, the number of holders thereof, the interest of securities dealers in maintaining a market in the common stock and other factors beyond the control of Oak Hill Financial. The market price of the common stock could be adversely affected by the sale of additional shares of common stock owned by Oak Hill Financial’s current shareholders. The Principal Shareholders are permitted to sell certain limited amounts of common shares without registration, pursuant to Rule 144 under the Securities Act. The market price for the common shares could be subject to significant fluctuations in response to variations in quarterly and yearly operating results, general trends in the banking industry and other factors. In addition, the stock market can experience price and volume fluctuations that may be unrelated or disproportionate to the operating performance of affected companies. These broad fluctuations may adversely affect the market price of the common shares.

The loss of certain key personnel could adversely affect Oak Hill Financial’s operations and financial condition.

     Oak Hill Financial’s success depends to a great extent on its senior management, including its Chairman, John D. Kidd; President and Chief Executive Officer, R.E. Coffman, Jr.; Executive Vice President and Chief Operating Officer, David G. Ratz; Vice President, Scott J. Hinsch, Jr.; Secretary, Treasurer and Chief Financial Officer, Ron J. Copher; and Chief Information Officer, D. Bruce Knox. The loss of their individual services could have a material adverse impact on Oak Hill Financial’s financial stability and its operations. In addition, Oak Hill Financial’s future performance depends on its ability to attract and retain key personnel and skilled employees, particularly at the senior management level. Oak Hill Financial’s financial stability and its operations could be adversely affected if, for any reason, one or more key executive officers ceased to be active in the Oak Hill Financial’s management.

Oak Hill Financial’s future success is dependent on its ability to compete effectively in the highly competitive banking industry.

     Banking institutions operate in a highly competitive environment. Oak Hill Financial competes with other commercial banks, credit unions, savings institutions, finance companies, mortgage companies, mutual funds, and other financial institutions, many of which have substantially greater financial resources than Oak Hill Financial. Certain of these competitors offer products and services that are not offered by Oak Hill Financial and certain competitors are not subject to the same extensive laws and regulations as Oak Hill Financial. Additionally, consolidation of the financial services industry in Ohio and in the Midwest in recent years has increased the level of competition. Recent and proposed regulatory changes may further intensify competition in Oak Hill Financial’s market area.

Oak Hill Financial is a holding company and government regulations and policies may be adverse to its operations and financial condition.

     Oak Hill Financial is a financial holding company, which is substantially dependent on the profitability of its subsidiaries and the upstream payment of dividends from Oak Hill Banks and its other subsidiaries to Oak Hill Financial. Under state and federal banking law, the payment of dividends by Oak Hill Banks and the other subsidiaries are subject to capital adequacy requirements. The inability of Oak Hill Banks and the other subsidiaries to generate profits and pay such dividends to Oak Hill Financial, or regulator restrictions on the payment of such dividends to Oak Hill Financial even if earned, would have an adverse effect on the financial condition and results of operations of Oak Hill Financial and Oak Hill Financial’s ability to pay dividends to the shareholders.

Forward-Looking Statements

     This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often, although not always, include words or phrases like “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “outlook,” or similar expressions. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those statements. The forward-looking statements contained in this proxy statement/prospectus include statements about the following:

•	the completion of the merger being dependent on, among other things, receipt of stockholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the integration of Lawrence Financial’s business and operations with those of Oak Hill Financial, including systems conversions, may take longer than anticipated, may be more costly than anticipated, and may have unanticipated adverse results relating to Lawrence Financial’s or Oak Hill Financial’s existing businesses;

•	the anticipated cost savings of the merger may take longer to be realized or may not be achieved in their entirety; and

•	decisions to sell or close units or otherwise change the business mix of either company.

     The following factors, among others, including those risks and uncertainties set forth under “Risk Factors,” could cause actual results to differ materially from those described in the forward-looking statements:

•	the potential that the information and estimates used to predict anticipated revenues and expenses after the merger are not accurate;

•	either company’s failure to retain customers after the announcement of the merger;

•	difficulties executing integration strategies or achieving planned synergies;

•	other economic, business, and competitive factors generally affecting the business of the combined company;

•	risk that the conditions to closing will not be satisfied, including receipt of stockholder and regulatory approvals;

•	risk that transaction costs and integration costs will be higher than anticipated;

•	risk that the transaction will be delayed or not close when expected;

•	risk that the businesses of the companies may suffer due to uncertainty;

•	risk that the continuity of either company’s operations will be disrupted in the event the transaction does not close; and

•	fluctuations in the trading price and volume of Oak Hill Financial’s common shares.

     Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward looking statements. Lawrence Financial stockholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. For additional information about factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, please see the reports that Oak Hill Financial and Lawrence Financial have filed with the SEC as described under “Where You Can Find More Information” beginning on page 67.

     All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Oak Hill Financial or Lawrence Financial or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulations, Oak Hill Financial and Lawrence Financial under take no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

Selected Consolidated Financial Data of Oak Hill Financial (Historical)

     We are providing the following information to aid in your analysis of the financial aspects of the merger. The information is derived from Oak Hill Financial’s and Lawrence Financial’s consolidated financial statements. The following information is only a summary. You should read it together with the historical financial statements and related notes contained in the annual reports and other reports that Oak Hill Financial and Lawrence Financial have filed with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 67.

						For the nine
						months ended
	For the year ended December 31,					September 30,
	2003	2002	2001	2000	1999	2004	2003
	(In thousands, except per share data)
Summary of Financial Condition(1):
Total assets	$938,281	$833,629	$778,332	$694,905	$600,330	$1,017,917	$904,006
Interest-bearing deposits and federal funds sold	1,285	5,699	11,929	442	4,516	1,317	1,100
Investment securities	79,545	83,789	78,981	61,427	53,485	82,256	76,608
Loans receivable – net(2)	811,021	701,944	646,081	599,086	507,969	875,135	778,484
Deposits	717,821	663,813	612,204	562,414	488,743	790,656	684,865
Federal Home Loan Bank (FHLB) advances and other borrowings	135,352	99,358	104,860	77,595	60,852	138,797	139,969
Stockholders’ equity	79,928	66,881	56,349	50,224	48,025	84,889	76,503
Summary of Operations(1):
Interest income	$55,170	$57,222	$59,704	$54,579	$45,251	$43,495	$40,966
Interest expense	20,468	24,724	30,777	29,505	22,416	15,106	15,464

Net interest income	34,702	32,498	28,927	25,074	22,835	28,389	25,502
Provision for loan on losses	3,347	2,757	2,591	2,263	2,432	2,285	2,506

Net interest income after provision for loan on losses	31,355	29,741	26,336	22,811	20,403	26,104	23,021
Gain on sale of loans	4,489	2,358	1,385	174	477	1,354	3,691
Gain on sale of branch	—	122	900	—	—	—	—
Gain (loss) on sale of assets	333	331	27	(328)	(2,141)	276	257
Insurance commissions	2,827	2,457	2,203	2,090	1,720	2,224	2,111
Other income	3,889	2,845	2,676	2,498	2,068	3,676	2,724
General, administrative and other expense	24,049	22,663	20,672	17,734	16,335	19,669	17,908

Earnings before federal income taxes	18,444	15,191	12,855	9,551	6,192	13,965	13,871
Federal income taxes	6,266	4,851	4,133	3,174	2,098	4,356	4,530

Net earnings	$12,578	$10,340	$8,722	$6,337	$4,094	$9,609	$9,341

Per Share Information(3):
Basic earnings per share	$2.29	$1.94	$1.66	$1.17	$0.75	$1.73	$1.71
Book value per share	14.34	12.46	10.70	9.51	8.74	15.31	13.83
Other Statistical and Operating Data:
Return on average assets	1.45%	1.26%	1.20%	0.99%	0.72%	1.32%	1.47%
Return on average equity	17.08	16.76	16.45	12.98	8.51	15.69	17.32
Net interest margin (fully-taxable equivalent)	4.19	4.18	4.17	4.06	4.20	4.09	4.20
Interest rate spread during period	3.81	3.75	3.56	3.40	3.64	3.34	3.29
General, administrative and other expenses to average assets	2.77	2.77	2.85	2.76	2.85	2.70	2.81
Allowance for loan losses to nonperforming loans	133.46	125.29	160.00	250.90	192.40	141.47	127.88
Allowance for loan losses to total loans	1.32	1.29	1.28	1.19	1.19	1.31	1.31
Nonperforming loans to total loans	0.99	1.03	0.80	0.47	0.62	0.93	1.02
Nonperforming assets to total assets	0.93	0.88	0.87	0.45	0.56	0.87	0.95
Net charge-offs to average loans	0.22	0.28	0.23	0.22	0.20	0.17	0.17
Equity to assets at period end	8.52	8.02	7.24	7.23	8.00	8.34	8.46
Dividend payout ratio	23.67	25.31	26.69	33.68	43.74	25.95	22.91

(1)	Oak Hill Financial completed a merger with Innovative Financial Services Agency, Inc. (“IFS”) on August 31, 2001. IFS was renamed Oak Hill Financial Insurance Agency, Inc. and conducts business as McNelly, Patrick and Associates (“MPA”). The transaction was initiated prior to July 1, 2001 and was accounted for as a pooling of interests. Accordingly, the consolidated financial statements as of and for the years ended December 31, 1999 through 2000, inclusive, have previously been restated as if the merger had occurred on January 1, 1999.

(2)	Includes loans held for sale.

(3)	Per share information for 2000 and 1999 gives retroactive effect to the issuance of 172,414 shares in the MPA transaction.

Selected Consolidated Financial Data of Lawrence Financial (Historical)

							For the nine
							months ended
	For the year ended December 31,						September 30,
	2003	2002	2001	2000		1999	2004		2003
	(In thousands, except per share data)
Operating Data:
Total interest income	$7,322	$8,746	$9,661	$8,236		$6,947	$4,761		$5,657
Total interest expense	2,360	3,748	5,305	4,930		4,058	1,374		1,864
Net interest income	4,962	4,998	4,356	3,306		2,889	3,387		3,793
Provision for loan losses	915	927	693	295		120	540		690
(Losses) gains on securities transactions	189	55	21	(157)		2	75		194
Other income	739	707	661	524		424	432		546
Other expense	4,365	3,956	3,532	2,783		2,402	7,499		3,387
Net income (loss)	477	606	576	422		543	(2,684)		345
Balance Sheet Data:
Total assets	$125,462	$134,389	$135,277	$123,845		$102,952	$120,304		$130,354
Loans held for sale	—	—	—	—		—	7,361		—
Cash and cash equivalents	10,643	16,321	12,198	4,885		4,668	6,029		14,758
Securities available for sale, at fair value	26,247	14,192	11,046	6,431		12,241	24,114		23,829
Loans receivable – net	80,883	96,457	105,018	105,385		78,781	73,710		84,037
Total deposits	110,996	118,926	116,796	103,107		90,299	108,200		115,990
FHLB advances	—	—	2,000	5,000		4,500	—		—
Stockholders’ equity	14,025	14,789	15,778	14,940		7,792	11,292		13,794
Significant Ratios:
Net Income to:
Average total assets	0.36%	0.45%	0.44%	0.38%		0.54%	(2.85)%		0.34%
Average stockholders’ equity	3.40	4.07	3.70	5.10		6.92	(25.17)		3.26
Average stockholders’ equity to average total assets	10.47	11.08	11.88	7.42		7.76	11.10		10.41
Average net loans to average deposits	76.20	87.10	95.72	92.77		79.57	79.47		79.31
Per Share and Book Value Data:
Earnings
Basic	$0.78	$0.91	$0.80	$(0.08	)(a)	N/A	$(4.42	)(c)	$0.56
Diluted	0.76	0.90	0.80	(0.08	)(a)	N/A	(4.42	)(c)	0.56
Cash dividend paid per share	0.28	0.28	0.07 (b)	N/A		N/A	0.21		0.21
Dividend payout ratio	36.84%	31.11%	8.75%	N/A		N/A	N/A		37.50%
Weighted average shares outstanding
Basic	608,873	663,893	725,697	775,827	(a)	N/A	607,212		725,697
Diluted	627,790	670,462	723,087	775,827	(a)	N/A	607,212		723,087
Book value at end of period	$21.55	$20.97	$20.62	$19.26		N/A	$17.37		$21.21
Market price to book value	127.61%	76.67%	70.08%	57.12%		N/A	126.66%		108.43%

(a)	Reflects the results of three calendar days of operation as a stock corporation: December 29-31, 2000.

(b)	Initial cash dividend paid by the Lawrence Financial in the fourth quarter of 2001.

(c)	Reflects pre-tax loss of $4.4 million incurred in connection with the sale of Lawrence Financial’s indirect mobile home loan portfolio.

Comparative Unaudited Per Share Data

     The following table shows information about our income per common share, dividends per share and book value per share, and similar information as if the merger had occurred on the date indicated (which we refer to as “pro forma” information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods and made certain other assumptions.

     The information listed as “per equivalent Lawrence Financial share” was obtained by multiplying the pro forma amounts by an exchange ratio of 0.6373, which exchange ratio was calculated using the average closing price of Oak Hill Financial common shares for the last 20 full trading days ending four days prior to September 30, 2004, or $37.2680. Because the exchange ratio will be based on the price of Oak Hill Financial common shares during a measurement period prior to the completion of the merger, the actual exchange ratio may be more or less than 0.6373 because the average price of Oak Hill Financial common shares during the measurement period may be more or less than $37.2680. We present this information to reflect the fact that some Lawrence Financial stockholders will receive shares of Oak Hill Financial common shares for each share of Lawrence Financial common stock exchanged in the merger. We also anticipate that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

									Per
	Oak Hill		Lawrence		Pro Forma				Equivalent Lawrence
	Financial Historical		Financial Historical		Combined				Financial Share(1)
	Nine months	Year	Nine months	Year	Nine months		Year		Nine months	Year
	ended	ended	ended	ended	ended		ended		ended	ended
	September 30,	December 31,	September 30,	December 31,	September 30,		December 31,		September 30,	December 31,
	2004	2003	2004	2003	2004		2003		2004	2003
Book value per share	$15.31	$14.34	$17.37	$21.55	$14.78	(2)	$13.81	(2)	$9.41	$8.80
Cash dividends declared per share	$0.45	$0.54	$0.21	$0.28	$0.45	(3)	$0.51	(3)	$0.27	$0.33
Basic earnings per share	$1.73	$2.29	$(4.42)	$0.78	$1.67		$2.21		$1.06	$1.41
Diluted earnings per share	$1.69	$2.23	$(4.42)	$0.76	$1.63		$2.16		$1.04	$1.38

(1)	The per equivalent Lawrence Financial share amounts are computed by multiplying the pro forma combined amounts by a factor of 0.6373 to reflect the exchange ratio in the merger.

(2)	The pro forma combined book value per share of Oak Hill Financial common stock is based upon the pro forma combined common stockholders’ equity for Oak Hill Financial and Lawrence Financial divided by total pro forma common shares of the combined entities.

(3)	Pro forma dividends per share represent Oak Hill Financial’s historical dividends per share.

The Lawrence Financial Special Meeting

     This section contains information for Lawrence Financial stockholders about the special meeting of Lawrence Financial stockholders that has been called to consider and adopt the merger agreement.

     Together with this document, we are also sending you a form of proxy that is solicited by the Lawrence Financial board of directors. The Lawrence Financial special meeting will be held at Lawrence Financial’s main office, located at 311 South Fifth Street, Ironton, Ohio 45638, on February 16, 2005, at 4:30 p.m., local time.

Matters to Be Considered

     The purpose of the Lawrence Financial special meeting is to vote on a proposal for approval and adoption of the merger agreement with Oak Hill Financial.

Who Can Vote at the Meeting

     You are entitled to vote your Lawrence Financial common stock only if the records of Lawrence Financial show that you held your shares as of the close of business on December 31, 2004. As of the close of business on December 31, 2004, a total of 650,110 shares Lawrence Financial common stock were outstanding. Each share of Lawrence Financial common stock has one vote. Lawrence Financial’s articles of incorporation provide that record holders of its common stock who beneficially own, either directly or indirectly, in excess of 10% of its outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

     If you are a beneficial owner of Lawrence Financial common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Lawrence Financial common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

     The special meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

     The affirmative vote of the holders of at least a majority of the outstanding Lawrence Financial common stock is required to approve the merger agreement. Because approval of the merger agreement requires a majority of the outstanding Lawrence Financial common stock, abstentions and failures to vote on this proposal will have the same effect as votes against the proposal. If your shares are held in street name with a broker, your broker will likely not be able to vote your shares on the merger agreement without instructions from you. Such shares are referred to as “broker non-votes,” which will have the same effect as votes against the merger agreement.

Voting by Proxy

     The board of directors of Lawrence Financial is sending you this proxy statement for the purpose of requesting that you allow your shares of Lawrence Financial common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All Lawrence Financial common stock represented at the special meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by Lawrence Financial’s board of directors.

     The Lawrence Financial board of directors recommends that you vote FOR the adoption and approval of the merger agreement.

     If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the special meeting in order to solicit additional proxies. If the special meeting is postponed or adjourned, your Lawrence Financial common stock may be voted by the persons named in the proxy card on the new special meeting date as well, unless you have revoked your proxy. Lawrence Financial does not know of any other matters to be presented at the special meeting.

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of Lawrence Financial in writing before your common stock has been voted at the special meeting, deliver a later dated proxy, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

     If your Lawrence Financial common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

Participants in the Lawrence Federal Savings Bank ESOP or 401(k) Plan

     If you participate in the Lawrence Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold Lawrence Financial common stock through the Lawrence Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust (the “401(k) Plan”), you will receive voting instruction forms that reflect all shares you may vote under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each participant in the ESOP may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of common stock held by the ESOP and allocated shares for which no voting instructions are timely received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee as to the shares credited to his or her account. The trustee will vote all shares for which no directions are given or for which instructions are not timely received as directed by Lawrence Federal, subject to the exercise of the trustee’s fiduciary duties. The deadline for returning your voting instructions to each plan’s trustee is February 9, 2005.

Proxy Solicitation Costs

     Lawrence Financial will pay the cost of this proxy solicitation. Lawrence Financial will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Lawrence Financial common stock. Lawrence Financial has retained Regan & Associates, Inc. to assist it in soliciting proxies and has agreed to pay them a fee of $5,000 plus reasonable expenses for these services. In addition to soliciting proxies by mail, directors, officers and regular employees of Lawrence Financial may solicit proxies personally or by telephone without receiving additional compensation.

Householding

     If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one proxy statement/prospectus to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs.

Ownership by Directors and Executive Officers of the Lawrence Financial and Oak Hill Financial

     On December 31, 2004, the record date for the special meeting, the directors and executive officers of Lawrence Financial and their affiliates beneficially owned and were entitled to vote 128,523 shares of Lawrence Financial common stock or 19.8% of the Lawrence Financial common stock outstanding on that date. These shares do not include 46,554 shares of Lawrence Financial common stock underlying outstanding options to purchase Lawrence Financial common stock held by Lawrence Financial directors and executive officers on that date. All Lawrence Financial directors and executive officers, and their affiliates, except for Phillip O. McMahon and Robert N. Taylor, have indicated that they intend to vote for approval of the merger.

     On December 31, 2004, the directors and officers of Oak Hill Financial did not beneficially own any Lawrence Financial common stock.

     The following table provides information as of December 31, 2004 about the persons known to Lawrence Financial to be the beneficial owners of more than 5% of its outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

	Number of	Percent of Common
Name and Address	Shares Owned	Stock Outstanding
David M. W. Harvey	64,800(1)	10.0%
Hot Creek Investors, L.P.
Hot Creek Capital, L.L.C.
P.O. Box 3178
Gardnerville, Nevada 89410

Lawrence Federal Savings Bank	59,371 (2)	9.1%
Employee Stock Ownership Plan
311 South Fifth Street
Ironton, Ohio 45638

Tontine Financial Partners, L.P.	52,100(3)	8.0%
Tontine Management, L.L.C.
Jeffrey L. Gendell
55 Railroad Avenue
Greenwich, Connecticut 06830

Jack L. Blair	38,957(4)	6.0%
311 South Fifth Street
Ironton, Ohio, 45638

(1)	Based on information in an amended Schedule 13G filed on January 13, 2004 with the Securities and Exchange Commission (“SEC”). According to this filing, David M.W. Harvey, Hot Creek Investors, L.P. and Hot Creek Capital, L.L.C. each have shared voting and dispositive power with respect to 64,800 shares.

(2)	Includes 37,244 shares that have not been allocated to participants’ accounts and 22,127 shares that have been allocated to participants’ accounts. Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by the participants. Subject to its fiduciary responsibility, the trustee will vote unallocated shares and allocated shares for which voting instructions are not timely received in the same proportion as shares for which it has received timely voting instructions from participants. The trustee of the ESOP is First Bankers Trust Company, N.A.

(3)	Based on information contained in a Schedule 13D filed on June 20, 2003 with the SEC. According to this filing, Tontine Financial Partners, L.P., Tontine Management, L.L.C. and Jeffrey L. Gendell each have shared voting and dispositive power with respect to 52,100 shares.

(4)	Includes 2,775 shares held by Mr. Blair’s spouse. Also includes 11,638 share that may be acquired upon the exercise of stock options, 3,241 shares allocated to Mr. Blair’s account under the employee stock ownership plan as to which Mr. Blair has voting power but not investment power and 3,800 shares held in Mr. Blair’s 401(k) account.

     The following table provides information as of December 31, 2004 about the shares of Lawrence Financial common stock that may be considered to be beneficially owned by each director, by each nominee for director and by all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

	Number of		Number of Shares
	Shares Owned		That May be Acquired	Percent of
	(excluding		Within 60 Days by	Common Stock
Name	options)(1)		Exercising Options	Outstanding(2)
Charles E. Austin, II	18,901	(3)	3,104	3.2%
Jack L. Blair	27,319	(4)	15,517	6.0%
Tracey E. Brammer, Jr.	16,091	(5)	3,104	2.8%
Herbert J. Karlet	10,693	(6)	3,104	2.0%
Phillip O. McMahon	21,352	(7)	3,104	3.6%
Robert N. Taylor	9,451		3,104	1.8%
All directors and executive officers as a group (11 persons)	128,523		46,554	25.1%

(1)	Includes unvested shares of restricted stock with respect to which the beneficial owner has voting but not investment power as follows: Messrs. Austin, Brammer, Karlet, McMahon and Taylor — 310 shares each; and Mr. Blair — 1,553 shares.

(2)	Based on 650,110 shares of common stock outstanding and entitled to vote as of December 31, 2004.

(3)	Includes 5,000 shares held by Mr. Austin’s spouse.

(4)	Includes 2,775 shares held by Mr. Blair’s spouse. Also includes 3,241 shares allocated to Mr. Blair’s account under the employee stock ownership plan as to which Mr. Blair has voting power but not investment power and 4,157 shares held in Mr. Blair’s 401(k) account.

(5)	Includes 2,270 shares held by Mr. Brammer’s spouse.

(6)	Includes 641 shares held by Mr. Karlet’s spouse.

(7)	Includes 5,000 shares held by Mr. McMahon’s spouse.

The Merger

     The following summary of the material terms of the Agreement and Plan of Merger is not complete and is qualified in its entirety by the reference to the Agreement and Plan of Merger that is set forth in Appendix A, attached hereto and incorporated herein by reference in this proxy statement/prospectus. We urge all stockholders to read the Agreement and Plan of Merger in its entirety.

General

     The merger agreement provides for the merger of Lawrence Financial with and into Oak Hill Financial in a cash and stock transaction. The merger will be effected by the filing of a certificate of merger with the Ohio Secretary of State and articles of merger with the Maryland State Department of Assessments and Taxation.

     Subject to the allocation provisions of the merger agreement, you will have the right to elect to receive, for shares of Lawrence Financial common stock that you own, either $23.75 in cash per share of Lawrence Financial common stock, Oak Hill Financial common shares valued at $23.75 per share, based upon the average of the last sales price of Oak Hill Financial common shares for the 20 most recent full trading days ending at the close of trading four business days prior to the merger, per share of Lawrence Financial common stock, or a combination of both. See “The Merger Agreement – Consideration to be Received in the Merger” beginning on page 35 below.

Background of the Merger

     Since the completion of Lawrence Financial’s initial public offering on December 28, 2000, Lawrence Financial’s board of directors and management from time to time have reviewed various strategic options available to Lawrence Financial including, among other things, continued independence, acquisitions of other institutions and mergers with and acquisitions by other institutions. The board of directors and management also prepared and updated on an annual basis a business plan and budget. On several occasions since the public offering, the board of directors and management, together with Lawrence Financial’s financial advisor, Keefe, Bruyette & Woods, also reviewed the pro forma effect of various future strategies on earnings per share, book value per share, return on equity and other pertinent ratios. The board of directors also compared quantitative measures of Lawrence Financial’s performance with those of other financial institutions and monitored the local and regional financial institution merger markets. In addition, together with Keefe, Bruyette & Woods, Lawrence Financial’s board of directors has periodically analyzed the prices Lawrence Financial likely would receive in a merger or acquisition transaction and compared such prices to the present values of the future returns to stockholders of alternative strategies.

     During the years following its public offering, several factors relating to Lawrence Financial’s ability to generate future stockholder value as an independent institution influenced Lawrence Financial’s strategy for maximizing stockholder value. Primarily, beginning at the end of 2001, Lawrence Financial experienced an increase in delinquent loans and non-performing assets, much of which was related to the growing delinquency within its indirect mobile home loan portfolio. In response to this trend and an overall decline in the market for the resale of used mobile homes, Lawrence Financial ceased the origination of new mobile home loans, internalized the majority of the collection process involving indirect mobile home loans and increased the monthly provision for loan losses. The expansion of the internal collection process and a more aggressive approach to pursuing repayment of delinquencies related to the mobile home loan portfolio generated additional expenses to Lawrence Financial including, but not limited to, expenses related to the repossession of mobile home units.

     An additional factor influencing Lawrence Financial’s strategy was that the board of directors and management had very little success in identifying smaller institutions that might wish to be acquired by Lawrence Financial. Finally, Lawrence Financial’s board of directors was cognizant of Office of Thrift Supervision regulations that would make it difficult for a third party to consummate a merger or sales transaction with Lawrence Financial within three years following Lawrence Federal’s mutual to stock conversion, or until December 28, 2003. For all of these reasons, during the period from 2000 through the end of 2003, the board of directors focused primarily on internal improvements to Lawrence Financial’s operations as a mechanism to enhance stockholder value.

     On December 30, 2003, at the request of Oak Hill Financial, a representative of Keefe, Bruyette & Woods met with representatives of Oak Hill Financial to discuss a possible business combination between the two companies. The President and Chief Executive Officer of Lawrence Financial, Jack L. Blair, and the President and Chief Executive Officer of Oak Hill Financial, Ralph E. “Gene” Coffman, Jr., were acquaintances through their membership on the board of the community bankers association of Ohio, and Mr. Coffman was aware that the Office of Thrift Supervision regulations regarding the acquisition of Lawrence Financial had recently expired. As a result of the December 30, 2003 meeting, Mr. Blair and RobRoy Walters, Executive Vice President and Chief Financial Officer of Lawrence Financial, met with John D. “Jack” Kidd, Chairman of the Board of Oak Hill Financial, and Mr. Coffman on January 7, 2004 to explore further the possibility of a business combination.

     On January 8, 2004, the board of directors of Lawrence Financial held a strategic planning meeting. Representatives of Muldoon Murphy Faucette & Aguggia LLP, Lawrence Financial’s legal counsel, were present to review and discuss certain legal considerations in connection with the board’s review of the strategic plan, including the board’s fiduciary duties in the context of considering a potential merger or acquisition transaction. Representatives of Keefe, Bruyette & Woods were also present to review and discuss Lawrence Financial’s business plan, as well as detailed quantitative analyses of Lawrence Financial’s prospects for franchise growth and shareholder value enhancement. In particular, the board of directors considered the present and future impact of the mobile home loan portfolio on Lawrence Financial’s financial condition, the limited growth prospects within Lawrence Financial’s market area and Lawrence Financial’s limited resources as a small community bank as significant hurdles to the prospects for growing the franchise and enhancing shareholder value as an independent entity. The board of directors also reviewed management’s recent discussions with Oak Hill Financial, the current mergers and acquisitions market for financial institutions in general and Lawrence Financial’s projected value in a merger or acquisition transaction based on various financial ratios. Keefe, Bruyette & Woods identified for the board of directors several potential merger partners, in addition to Oak Hill Financial, and concluded that it was unlikely that any institutions other than Oak Hill Financial would be interested in a business combination with Lawrence Financial. The board of directors then discussed with Keefe, Bruyette & Woods the advantages and disadvantages of focusing its efforts and merger discussions with Oak Hill Financial as opposed to aggressively seeking out other merger partners. After considering these and other factors, the board of directors unanimously decided to formally retain Keefe, Bruyette & Woods to advise Lawrence Financial in connection with proceedings relating to a business combination and to identify other strategic alternatives. In addition, the board of directors unanimously authorized management to continue discussions, and enter into a confidentiality agreement, with Oak Hill Financial.

     On January 9, 2004, Lawrence Financial and Oak Hill Financial executed a mutual confidentiality agreement. Pursuant to this confidentiality agreement, Lawrence Financial provided Oak Hill Financial with preliminary financial and other data regarding its operations.

     By letter dated January 22, 2004, Oak Hill Financial submitted a non-binding indication of interest to acquire Lawrence Financial at a tentative price of $29.00 per share, with the consideration to be paid in a combination of cash and stock. The indication of interest offered Mr. Blair a seat on the board of directors of Oak Hill Banks and proposed that both Mr. Blair and Mr. Walters be officers of Oak Hill Banks following the merger. The indication of interest was contingent upon Oak Hill Financial being satisfied with the results of its due diligence investigation of Lawrence Financial, particularly the indirect mobile home loan portfolio, and the negotiation of a definitive merger agreement acceptable to Oak Hill Financial.

     On January 23, 2004, the board of directors of Lawrence Financial met with executive management to consider the indication of interest. In connection with the meeting, the board of directors consulted with Keefe, Bruyette & Woods and legal counsel regarding the terms and conditions of the indication of interest. In addition, Keefe, Bruyette & Woods presented materials regarding the current mergers and acquisitions market for financial institutions, the projected financial condition, earnings and performance ratios of Lawrence Financial and Oak Hill Financial as a combined entity and a detailed financial review and market valuation of Oak Hill Financial. The board of directors also discussed Lawrence Financial’s ability to improve earnings in light of the competitive economic environment, the increasing costs of operating as a public company and the continuing impact of the mobile home loan portfolio. Following a lengthy review and discussion, the board of directors authorized management, in consultation with Keefe, Bruyette & Woods and legal counsel, to negotiate the terms of a definitive merger agreement in accordance with the terms and conditions of the indication of interest. Director Phil McMahon voted against this resolution.

     On February 2 and 3, 2004, Oak Hill Financial conducted an on-site due diligence review of Lawrence Financial. Based on this review, on February 12, 2004, Oak Hill Financial informed Lawrence Financial that it was terminating merger discussions with Lawrence Financial. Oak Hill Financial indicated that it had significant concerns regarding the mobile home loan portfolio of Lawrence Financial, but that Oak Hill Financial would revisit a possible business combination with Lawrence Financial if circumstances changed.

     On February 13, 2004, management informed the board of directors of the termination of the merger negotiations by Oak Hill Financial. On the same date, Keefe, Bruyette & Woods met with a regional bank holding company to determine if there was a mutual interest in a business combination. The bank holding company expressed an interest and requested further information regarding Lawrence Financial. On February 17, 2004, the board of directors of Lawrence Financial unanimously authorized management to pursue discussions, and enter into a confidentiality agreement, with the bank holding company.

     On February 19, 2004, Lawrence Financial and the bank holding company executed a mutual confidentiality agreement. Pursuant to this confidentiality agreement, Lawrence Financial provided the bank holding company with financial and other data regarding its operations. For the next several months, Keefe, Bruyette & Woods remained in contact with the bank holding company and continued to explore the possibility of a business combination. During the period of time from February through early June 2004, Lawrence Financial provided the bank holding company with a wide variety of financial and operational information.

     By letter dated June 22, 2004, the bank holding company submitted a non-binding indication of interest to acquire Lawrence Financial at a tentative price of $25.00 per share, with the consideration to be paid in a combination of cash and stock. The indication of interest was contingent upon the bank holding company being satisfied with the results of its due diligence investigation of Lawrence Financial and the negotiation of a definitive merger agreement acceptable to the bank holding company.

     On June 25, 2004, the board of directors of Lawrence Financial met with executive management to consider the indication of interest from the bank holding company. In connection with the meeting, the board of directors consulted with Keefe, Bruyette & Woods and legal counsel regarding the terms and conditions of the indication of interest. In addition, Keefe, Bruyette & Woods presented similar materials to those presented in connection with the Oak Hill Financial indication of interest regarding the current mergers and acquisitions market, projections for the combined entity and a detailed financial review and market valuation of the bank holding company. In addition to continuing its discussions regarding the competitive economic environment, the costs of operating as a public company and the costs associated with the mobile home loan portfolio, the board of directors engaged in a detailed discussion with management, legal counsel and Keefe, Bruyette & Woods regarding Lawrence Financial’s strategic options for enhancing shareholder value. Following this lengthy review and discussion, the board of directors unanimously authorized management, in consultation with Keefe, Bruyette & Woods and legal counsel, to negotiate the terms of a definitive merger agreement in accordance with the terms and conditions of the indication of interest.

     On July 14, 2004, the bank holding company conducted an on-site due diligence review of Lawrence Financial. Based on this review, on July 21, 2004, the bank holding company informed Lawrence Financial that it was terminating merger discussions with Lawrence Financial. Similar to Oak Hill Financial, the bank holding company indicated that it had significant concerns with the mobile home loan portfolio of Lawrence Financial.

     On July 23, 2004, management informed the board of directors of the bank holding company’s termination of the merger negotiations. At this meeting, the board of directors discussed several remaining strategic options for Lawrence Financial, all of which focused on enhancing shareholder value. Later that day, management met with Oak Hill Financial and, based on these discussions and further negotiations, Lawrence Financial and Oak Hill Financial executed a second mutual confidentiality agreement.

     By letter dated August 12, 2004, Oak Hill Financial submitted a new non-binding indication of interest to acquire Lawrence Financial. The proposed merger consideration was $27.00 per share minus an amount equal to the after-tax per share loss resulting from the liquidation of Lawrence Financial’s indirect mobile home loan portfolio, the sale of which was a condition to the consummation of the merger. This letter again provided that the consideration would be paid half in stock and half in cash. The indication of interest was contingent upon Oak Hill Financial being satisfied with the results of its updated due diligence investigation of Lawrence Financial and the negotiation of a definitive merger agreement acceptable to Oak Hill Financial.

     On August 13, 2004, the board of directors of Lawrence Financial met with executive management to consider the second indication of interest from Oak Hill Financial. Management reviewed with the board of directors the terms and conditions of the indication of interest. In addition to the terms of the indication of interest, the board of directors again continued its discussions regarding Lawrence Financial’s economic environment, increasing non-interest expenses and strategic options for enhancing shareholder value. Following this discussion, the board of directors unanimously authorized management, in consultation with Keefe, Bruyette & Woods and legal counsel, to negotiate the terms of a definitive merger agreement in accordance with the terms and conditions of the indication of interest.

     On August 23, 2004, Oak Hill Financial conducted an on-site due diligence review of Lawrence Financial, and on September 3, 2004 representatives of Lawrence Financial conducted an on-site due diligence review of Oak Hill Financial. After preliminary discussions between legal counsel for both parties and Keefe, Bruyette & Woods relating to the general terms of the merger agreement, Oak Hill Financial delivered the initial draft of the merger agreement to Lawrence Financial on September 3, 2004. Based on negotiations between the parties, the initial draft of the merger agreement also included an increase of the merger consideration to $28 per share minus an amount equal to the after-tax per share loss resulting from the liquidation of the indirect mobile home loan portfolio. At that time, management estimated that the sale of the indirect mobile home loan portfolio would result in a loss that would reduce the merger consideration to between $23.50 and $24.00 per share. During September and early October, management and legal counsel for both parties and Keefe, Bruyette & Woods had a number of discussions and negotiations regarding the merger agreement. Among the items discussed were the proposed price per share, the manner and timing of the calculation of the exchange ratio and the conditions to closing the merger.

     Simultaneously with the negotiation of the merger agreement, Lawrence Financial sought buyers for its mobile home loan portfolio. Although the sale of the portfolio remained a condition to consummation of the merger with Oak Hill Financial and the sales price of the portfolio impacted the merger consideration to be received by Lawrence Financial stockholders, at this time Lawrence Financial was considering selling the portfolio independently of the possible business combination with Oak Hill Financial. By the first week of October 2004, Lawrence Financial had identified Morgan Keegan Mortgage Company, Inc. as a willing buyer and was close to an agreement regarding the terms of the sale of the mobile home loan portfolio, including the price to be paid.

     As a result of having fixed the price to be received for the mobile home loan portfolio, and the anticipated loss resulting from the sale, the parties agreed to reflect the sale in the per share merger consideration. After further negotiations with Lawrence Financial during the first week of October 2004, Oak Hill Financial revised the merger consideration to $23.75 per share.

     On October 12, 2004, the board of directors of Lawrence Financial held a meeting to consider the definitive merger agreement and related documents, as well as the purchase and sale agreements for the sale of the indirect mobile home loan portfolio. At the meeting, Keefe, Bruyette & Woods made a presentation on the fairness, from a financial point of view, of the merger consideration to the stockholders of Lawrence Financial. The board of directors reviewed this presentation carefully and considered Keefe, Bruyette & Woods’s experience, qualifications and interest in the transaction. In addition, Lawrence Financial’s board of directors reviewed in detail the merger agreement and related documents with counsel. The board of directors also reviewed with Keefe, Bruyette & Woods and legal counsel its strategic options for enhancing stockholder value. After an extensive discussion, the board of directors of Lawrence Financial approved the definitive merger agreement by a vote of four in favor and two against, with Mr. McMahon and Mr. Taylor voting against the merger. At the meeting, the board of directors also unanimously approved the sale of the indirect mobile home loan portfolio, independently of its approval of the merger agreement. The definitive merger agreement was executed shortly after the board meeting and, after the close of business on October 12, 2004, Lawrence Financial and Oak Hill Financial jointly announced the execution of the merger agreement by joint press release.

Recommendation of the Lawrence Financial Board; Lawrence Financial’s Reasons for the Merger

     Lawrence Financial’s board of directors has approved the merger agreement and recommends that Lawrence Financial stockholders vote “FOR” the approval of the merger agreement.

     Lawrence Financial’s board of directors has determined that the merger and the merger agreement are fair to, and in the best interests of, Lawrence Financial and its stockholders. In approving the merger agreement, Lawrence Financial’s board of directors consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view. In arriving at its determination, Lawrence Financial’s board of directors also considered a number of factors, including the following:

•	The expected results from continuing to operate as an independent community banking institution, and the likely benefits to shareholders, compared with the value of the merger consideration offered by Oak Hill Financial.

•	Information concerning the businesses, earnings, operations, financial condition and prospects of Lawrence Financial and Oak Hill Financial, both individually and as combined. The Lawrence Financial board of directors took into account the results of Lawrence Financial’s due diligence review of Oak Hill Financial.

•	The opinion rendered by Keefe, Bruyette & Woods, as financial advisor to Lawrence Financial, that the merger consideration is fair, from a financial standpoint, to Lawrence Financial stockholders.

•	The terms of the merger agreement and the structure of the merger, including the fact that Lawrence Financial stockholders will have the opportunity to elect to receive either cash, Oak Hill Financial common shares, or both, in exchange for their shares and that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes and as a purchase for accounting purposes.

•	The extensive review made by the Lawrence Financial board of directors of various pricing and other data in an attempt to establish Lawrence Financial’s value in a merger or sales transaction.

•	The review conducted by the Lawrence Financial board of directors of the strategic options available to Lawrence Financial and the assessment of the Lawrence Financial board of directors that none of those options presented superior opportunities or were likely to create greater value for Lawrence Financial stockholders than the prospects presented by the proposed merger with Oak Hill Financial.

•	The Lawrence Financial board of directors’ belief, after its review, that there was no potential merger partner with both a greater incentive to pursue a transaction with Lawrence Financial and a greater ability to pay a favorable merger price than Oak Hill Financial.

•	The fact that the market for Oak Hill Financial common shares after the merger is expected to be substantially broader than the current market for Lawrence Financial common stock.

•	Lawrence Financial stockholders who receive Oak Hill Financial common shares will experience an increase in dividends, based on Oak Hill Financial’s current dividend rate and the proposed exchange ratio.

•	The current and prospective economic, competitive and regulatory environment facing Lawrence Financial and independent community banking institutions generally.

•	The Lawrence Financial board of directors’ assessment that Lawrence Financial would better serve the convenience and needs of its customers and the communities that it serves through affiliation with a financial institution such as Oak Hill Financial that has a larger infrastructure, wider selection of financial products and services and more prominent market position.

•	Oak Hill Financial’s statement that it intends to retain as many Lawrence Federal employees as possible.

•	The Lawrence Financial board of directors’ belief that, while no assurances could be given, the probability of consummating the merger appeared to be high and the business and financial advantages contemplated in connection with the merger appeared achievable within a reasonable time frame.

•	The likelihood of Oak Hill Financial receiving regulatory approval of the merger.

•	The likelihood of Lawrence Financial stockholders approving the merger.

     The foregoing discussion of the information and factors considered by the Lawrence Financial board of directors is not exhaustive, but includes all material factors considered by the board of directors. In reaching its determination to approve and recommend the merger, the Lawrence Financial board of directors did not quantify or otherwise attempt to assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Oak Hill Financial’s Reasons for the Merger

     In connection with its approval of the Lawrence Financial transaction, the Oak Hill Financial board of directors reviewed the terms of the proposed merger and definitive transaction documentation with its financial and legal advisors, and considered the financial analyses of the transaction and the companies prepared by its management and financial advisor. The Oak Hill Financial board also discussed with management the expectation that:

•	the acquisition will strengthen Oak Hill Financial’s presence in 15 counties in southeastern Ohio;

•	the acquisition will be as much as 3% accretive to Oak Hill Financial’s earnings per share in 2005 and over 5% accretive in 2006 and beyond; and

•	the acquisition offers the potential for Oak Hill Financial to utilize its resources as a larger company to leverage Lawrence Financial’s existing business by providing additional banking and financial services to Lawrence Financial customers.

     The Oak Hill Financial board considered the possibility of revenue synergies resulting from the proposed acquisition, although its review of the transaction did not assume any value relating to potential revenue enhancements. The Oak Hill Financial board also considered cost-saving opportunities in corporate functions and back-office consolidations, expected to be at least $1.6 million on a pre-tax basis when fully phased in. The Oak Hill Financial board noted that there can be no assurances with respect to the amount and timing of revenue enhancements or cost-saving opportunities, if any. The Oak Hill Financial board also reviewed Lawrence Financial’s business, operations, financial condition, earnings and prospects, taking into account the results of management’s due diligence review of Lawrence Financial, and its fit with Oak Hill Financial’s existing franchise in Ohio, as well as the complementary aspects of the Lawrence Financial and Oak Hill Financial business cultures, including similar customer bases and local-decision based management culture.

     The Oak Hill Financial board also considered potential risks associated with the acquisition in connection with its deliberations of the proposed transaction, including the challenges inherent in integrating Lawrence Financial’s businesses, operations and workforce with those of Oak Hill Financial, the need to obtain Lawrence Financial stockholder and regulatory approvals in order to complete the transaction, the risks associated with achieving the anticipated cost savings and the need to retain key employees of Lawrence Financial. The foregoing discussion of the factors considered by the Oak Hill Financial board is not intended to be exhaustive, but, rather, includes all principal factors considered by the Oak Hill Financial board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Oak Hill Financial board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Oak Hill Financial board considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination. It should be noted that this explanation of the Oak Hill Financial’s board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” beginning on page 17 and “Risk Factors” beginning on page 12.

Fairness Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Lawrence Financial

     Keefe, Bruyette & Woods was retained by Lawrence Financial on January 16, 2004 to evaluate strategic planning and stockholder enhancement alternatives. Keefe, Bruyette & Woods, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Keefe, Bruyette & Woods is familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies. The Lawrence Financial board of directors selected Keefe, Bruyette & Woods on the basis of the firm’s reputation and its experience and expertise in transactions similar to the merger. Except as described herein, Keefe, Bruyette & Woods is not affiliated with Lawrence Financial, Oak Hill Financial or their respective affiliates.

     Pursuant to its engagement, Keefe, Bruyette & Woods was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to Lawrence Financial’s stockholders. Keefe, Bruyette & Woods delivered a fairness opinion to the Lawrence Financial board of directors that as of October 12, 2004, and as updated as of the date of this proxy statement/prospectus, the merger consideration is fair to the Lawrence Financial stockholders from a financial point of view. No limitations were imposed by Lawrence Financial upon Keefe, Bruyette & Woods with respect to the investigations made or procedures followed by Keefe, Bruyette & Woods in rendering its opinion.

     The full text of the opinion, which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken, is attached as Appendix B to this proxy statement/prospectus and should be read in its entirety. Keefe, Bruyette & Woods has consented to the following summary of its opinion and to the entire opinion being attached hereto as Appendix B. The summary of the opinion of Keefe, Bruyette & Woods set forth in this proxy statement/prospectus is qualified in its entirety by reference to the opinion. Such opinion does not constitute a recommendation by Keefe, Bruyette & Woods to any Lawrence Financial stockholder as to how such stockholder should vote with respect to the merger.

     In rendering its opinion, Keefe, Bruyette & Woods performed the following acts:

     (1) reviewed the financial and business data which Lawrence Financial supplied to it, including annual reports for the years ended December 31, 2003, 2002 and 2001, proxy statements for the years ended December 31, 2003 and 2002 and Lawrence Financial’s unaudited financial information for the quarters ended March 31, June 30, and September 30, 2004;

     (2) reviewed Oak Hill Financial’s annual report and proxy statement for the year ended December 31, 2003, 2002 and 2001 and unaudited financial statements for the periods ended March 31, June 30, and September, 30 2004;

     (3) discussed with Lawrence Financial’s senior management and board of directors the current position and prospective outlook for Lawrence Financial;

     (4) considered historical quotations and the prices of recorded transactions in Lawrence Financial’s common stock and reviewed the financial and stock market data of other publicly traded thrift institutions, particularly Midwestern thrifts with assets between $100 and $150 million;

     (5) considered historical quotations and prices of recorded transactions in Oak Hill Financial common shares and reviewed the financial and stock market data of other publicly traded bank institutions, particularly Midwestern banks with assets between $750 million and $1.0 billion; and

     (6) reviewed the financial and structural terms of several other recent transactions involving mergers and acquisitions of thrift institutions or proposed changes of control of comparably situated companies.

     In rendering its opinion, Keefe, Bruyette & Woods assumed and relied upon the accuracy and completeness of the information provided to it by Lawrence Financial and Oak Hill Financial and obtained by it from public sources. In its review, with the consent of Lawrence Financial’s board, Keefe, Bruyette & Woods did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets and liabilities of Lawrence Financial or Oak Hill Financial, or of potential or contingent liabilities of Lawrence Financial or Oak Hill Financial. With respect to the financial information, including forecasts received from Lawrence Financial, Keefe, Bruyette & Woods assumed, with Lawrence Financial’s consent that such information had been reasonably prepared reflecting the best currently available estimates and judgment of Lawrence Financial’s management. Keefe, Bruyette & Woods also assumed that no restrictions or conditions would be imposed by regulatory authorities that would have a material adverse effect on the contemplated benefits of the merger to Lawrence Financial or the ability to consummate the merger.

Analysis of Recent Comparable Acquisitions

     In rendering its opinion, Keefe, Bruyette & Woods analyzed pending acquisitions of thrift institutions, including those transactions deemed comparable to the merger. Keefe, Bruyette & Woods compared the acquisition price relative to four industry-accepted ratios: deal price to book value, deal price to tangible book value, deal price to last twelve months’ earnings and premium to core deposits. The analysis included a comparison of the median, high and low of the above ratios for pending and completed acquisitions, based on the following comparable group: (1) all selling institutions in the comparable group were thrift institutions; (2) all transactions in the comparable group were either announced or completed after January 1, 2002; and (3) all transactions in the peer group had an asset size between $50 — $250 million. As a result of these transaction criteria, the following selling bank institutions were used in analyzing comparable transactions:

Summary of comparable merger and acquisition transactions :

Buying Institution	Selling Institution
Bradford Bank	Wyman Park Bancorp
Citizens Bancshares Corp.	CFS Bancshares, Inc.
Classic Bancshares, Inc.	First Federal Financial Bancorp, Inc.
First Federal Bank of LA	First Allen Parish Bancorp
Landmark Bancorp, Inc.	First Kansas Financial Corp.
Midwest Banc Holdings, Inc.	Big Foot Financial Corp.
NS&L Acquisition Corp.	NS&L Bancorp, Inc.
Standard Bancshares, Inc.	Security Financial Bancorp, Inc.
Sun Bancorp, Inc.	Steelton Bancorp, Inc.
Teche Holding Co.	St. Landry Financial Corp.
United Community Banks, Inc.	Fairbanco Holding Co., Inc.

     No company or transaction used as a comparison in this analysis is identical to Lawrence Financial, Oak Hill Financial or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

     The information in the following table summarizes the material information analyzed by Keefe, Bruyette & Woods with respect to the merger. The summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods’

analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors could create an incomplete or potentially misleading view of the evaluation process.

		Price to	Price to last	Core
	Price to	Tangible	12 months	Deposit
	Book Ratio (%)	Book Ratio (%)	earnings (x)	Premium (%)

Low Value	96.5	96.5	13.5x	0.2
Median Value	121.6	121.6	29.4x	5.1
High Value	151.4	151.4	48.0x	7.6

		Price to	Price to last	Core
	Price to	Tangible	12 months	Deposit
	Book Ratio (%)	Book Ratio (%)	earnings (x)	Premium (%)

Implied Value of OAKF offer (1)	116.3	116.3	40.8x	2.5
Implied Value of OAKF offer (2)	142.2	142.2	NM	5.3

(1)	based on June 30, 2004 data for LWFH prior to sale of indirect mobile home portfolio

(2)	pro forma pricing multiples after sale of indirect mobile home portfolio based upon LWFH management guidance

NM = not meaningful

Discounted Cash Flow Analysis

     Keefe, Bruyette & Woods performed a discounted cash flow analysis to estimate a range of present values per share of Lawrence Financial common stock. This range was determined by adding (1) the present value of the estimated future dividends that Lawrence Financial could generate through the fifth year of its current business plan (as provided to Keefe, Bruyette & Woods) and (2) the present value of the terminal value, which is based upon a range of estimated price to earnings ratios and price to book ratios in the future of Lawrence Financial common stock.

     In calculating a terminal value of Lawrence Financial common stock, Keefe, Bruyette & Woods applied a range of multiples between 14.0x to 18.0x to the forecasted earnings for year five of the business plan and 115% to 155% of estimated year five book value. In performing this analysis, Keefe, Bruyette & Woods assumed that there were no restrictions imposed upon Lawrence Financial in its ability to pay dividends to stockholders and that consolidated equity capital in excess of 8% of assets would be paid to Lawrence Financial stockholders in the form of a cash dividend. In addition, Keefe, Bruyette & Woods used the 2005 budget provided by Lawrence Financial and relied on Lawrence Financial management guidance for years two through five of the business plan as an estimate of future Lawrence Financial earnings. The combined dividend stream and terminal value were then discounted back to the present. Keefe, Bruyette & Woods estimated a range of discount rates of 10.0% to 12.0% as the appropriate rate to discount estimated future cash flows for purposes of this analysis. The results of Keefe, Bruyette & Woods’ analysis are set forth in the following tables:

	Terminal Multiple - P/E
		14.0x	15.0x	16.0x	17.0x	18.0x

Discount Rate	12.0%	$14.37	$15.03	$15.70	$16.36	$17.02
	11.5%	$14.60	$15.28	$15.96	$16.63	$17.31
	11.0%	$14.84	$15.53	$16.22	$16.92	$17.61
	10.5%	$15.08	$15.79	$16.50	$17.21	$17.91
	10.0%	$15.33	$16.05	$16.78	$17.50	$18.23

	Terminal Multiple - Price to Book
		115%	125%	135%	145%	155%

Discount Rate	12.0%	$13.74	$14.57	$15.41	$16.25	$17.09
	11.5%	$14.03	$14.89	$15.76	$16.62	$17.48
	11.0%	$14.34	$15.22	$16.11	$16.99	$17.88
	10.5%	$14.66	$15.56	$16.47	$17.38	$18.29
	10.0%	$14.98	$15.91	$16.85	$17.78	$18.72

     Based on the foregoing criteria and assumptions, Keefe, Bruyette & Woods estimated that the theoretical present value of the Lawrence Financial common stock ranged from $14.37 to $18.23 per share on a price to earnings basis and a range of $13.74 to $18.72 on a price to book basis. Given that the value of the consideration on a per share basis to be paid in the merger, as of the date of the opinion, is above the implied theoretical range of present values of estimated future earnings and book value, Keefe, Bruyette & Woods believes that this analysis supports the fairness, from a financial point of view, to Lawrence Financial and its stockholders of the consideration to be paid in the merger.

     The discount dividend analyses of Lawrence Financial do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values, projected capital structure, and discount rates.

     The information contained herein provides a summary description of the material analyses prepared by Keefe, Bruyette & Woods in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Keefe, Bruyette & Woods believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analysis without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analysis set forth in Keefe, Bruyette & Woods’ presentation and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Keefe, Bruyette & Woods’ view of the actual value of Lawrence Financial or Oak Hill Financial. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     In preparing its analysis, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods. The analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Keefe, Bruyette & Woods’ opinion, along with its presentation to Lawrence Financial’s board of directors, was just one of the many factors taken into consideration by Lawrence Financial’s board of directors in approving the merger agreement.

     Pursuant to its engagement letter with Lawrence Financial, Keefe, Bruyette & Woods will receive a fee equal to $200,000 plus reimbursement of reasonable expenses. As of the date of this proxy statement/prospectus, Keefe, Bruyette & Woods has received $60,000. Lawrence Financial has also agreed to indemnify Keefe, Bruyette & Woods against certain liabilities, including liabilities under the federal securities laws, and to reimburse Keefe, Bruyette & Woods for certain out-of-pocket expenses.

Consideration to be Received in the Merger

     Subject to the allocation provisions of the merger agreement, you will have the right to elect to receive, for Lawrence Financial common stock that you own, either:

•	$23.75 in cash per share of Lawrence Financial common stock; or

•	Oak Hill Financial common shares valued at $23.75 (based upon the average of the last sales price of Oak Hill Financial common shares for the 20 most recent full trading days ending at the close of trading four business days prior to the merger) per share of Lawrence Financial common stock (We sometimes refer to this number of shares as the “exchange ratio”).

      You may elect either of these options for all of your shares of Lawrence Financial common stock, or you may choose cash for some shares and Oak Hill Financial common shares for some shares. The merger agreement provides that no less than approximately 50% (325,055 shares) and no more than approximately 52% (338,057 shares) of the shares of Lawrence Financial common stock may be exchangeable for stock consideration. Therefore, you may receive stock and/or cash in an amount that is not consistent with your election, depending upon the elections of other Lawrence Financial stockholders. See “The Merger Agreement – Allocation Provisions” below. In addition, Oak Hill Financial will not issue fractional shares. Instead, Lawrence Financial stockholders will receive a cash payment for any fractional Oak Hill Financial common shares based upon the fraction multiplied by $23.75.

Allocation Provisions

      Under the terms of the merger agreement, no more than approximately 52% (338,057 shares) and no less than approximately 50% (325,055 shares) of the total issued and outstanding shares of Lawrence Financial common stock will be exchanged for Oak Hill Financial common shares and, accordingly, no more than approximately 50% and no less than approximately 48% of the total issued and outstanding shares of Lawrence Financial common stock will be exchanged for cash. As a result, you may receive a combination of cash and Oak Hill Financial common share even if you make an all cash election or all stock election.

Allocation if the Number of Stock Election Shares is Less Than 325,055 Shares

      As discussed above, no less than approximately 50% (325,055 shares) out of the total issued and outstanding shares of Lawrence Financial common stock will be exchanged for Oak Hill Financial common shares. If the number of shares of Lawrence Financial common stock for which the stock consideration is elected (“stock election shares”) is less than 325,055 (the amount by which 325,055 exceeds the number of stock election shares is referred to below as the “shortfall number”), then:

•	all stock election shares will be converted into the right to receive stock consideration at the exchange ratio;

•	if the shortfall number is less than or equal to the number of no-election shares, then:

♦	all shares for which cash is elected (“cash election shares”) will be converted into the right to receive cash consideration;

♦	all shares for which a valid election is not made (“no-election shares”) will be converted into the right to receive:

•	the number of Oak Hill Financial common shares equal to the product obtained by multiplying (x) the number of no-election shares held by such holder by (y) the exchange ratio by (z) a fraction the numerator of which is the shortfall number and the denominator of which is the total number of no-election shares (we sometime refer to this as the “no-election proration factor”), and

•	cash in an amount equal to the product obtained by multiplying (x) the number of no-election shares held by such holder by (y) $23.75 by (z) one minus the no-election proration factor;

•	if the shortfall number exceeds the number of no-election shares, then:

♦	all no-election shares will be converted into the right to receive stock consideration, and

♦	all cash election shares will be converted into the right to receive:

•	the number of Oak Hill Financial common shares equal to the product obtained by multiplying (x) the number of cash election shares held by such holder by (y) the exchange ratio by (z) a fraction the numerator of which is the amount by which the shortfall number exceeds the number of no-election shares and the denominator of which is the total number of cash election shares (we sometime refer to this as the “cash proration factor”), and

•	cash in an amount equal to the product obtained by multiplying (x) the number of cash election shares held by such holder by (y) $23.75 by (z) one minus the cash proration factor.

Allocation if the Number of Stock Election Shares is Greater Than 338,057 Shares

If the number of stock election shares is greater than 338,057 then:

•	all cash election shares will be converted into the right to receive the cash consideration;

•	all no-election shares will be converted into the right to receive the cash consideration; and

•	all stock election shares will be converted into the right to receive:

♦	the number of Oak Hill Financial common shares equal to the product obtained by multiplying (x) the number of stock election shares held by such holder by (y) the exchange ratio by (z) a fraction, the number of which is 338,057 and the denominator of which is the number of stock elections shares (we sometime refer to this as the “stock proration factor”), and

♦	cash in an amount equal to the product obtained by multiplying (x) the number of stock election shares held by such holder by (y) $23.75 by (z) one minus the stock proration factor.

Allocation if the Number of Stock Election Shares is Equal to or Greater than 325,055 Shares and Less Than or Equal to 338,057 Shares

      If the number of stock election shares is equal to or greater than 325,055 and less than or equal to 338,057, then:

•	all stock election shares will be converted into the right to receive stock consideration;

•	all cash election shares will be converted into the right to receive cash consideration; and

•	all no-election shares will be converted into the right to receive cash consideration.

Election Procedures and Surrender of Lawrence Financial Stock Certificates

      Not later than 30 days prior to the expected closing date of the merger, Oak Hill Financial’s exchange agent for the merger, Registrar & Transfer Co., will send to each holder of record of Lawrence Financial common stock as of the record date for the special meeting, an election form and transmittal materials for the surrender to the exchange agent of Lawrence Financial’s stock certificates. The exchange agent will use reasonable best efforts to make the election form and transmittal materials available to persons who become recordholders of Lawrence Financial common stock after the record date for the special meeting and prior to the third business day before the election deadline, described below. If you hold your Lawrence Financial common stock in street name with a bank or broker, your bank or broker will be responsible for forwarding an election form to you.

      If you have a preference as to the form of consideration that you want to receive for your Lawrence Financial common stock, you must complete, date and sign the election form and return it before the election deadline. If you are the record holder of your Lawrence Financial common stock, you must return your signed election form, along with your Lawrence Financial stock certificate(s) and completed transmittal materials, to the exchange agent by the election deadline. Please note that you will not receive the Oak Hill Financial common shares and/or the cash consideration to which you are entitled until you provide to the exchange agent your Lawrence Financial stock certificates, as described below. If the merger agreement is terminated, your Lawrence Financial certificates which you have surrendered will be returned to you by the exchange agent. If you hold your Lawrence Financial common stock through a bank or broker, follow the procedures for returning your election form specified by your bank or broker.

      Lawrence Financial common stock as to which an election has been made will be given priority in allocating the form of merger consideration over shares as to which no election is received.

      None of Oak Hill Financial, Lawrence Financial or Lawrence Financial’s financial advisor for the merger makes any recommendation as to whether you should elect to receive the cash consideration or the stock consideration in the merger. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See “The Merger Agreement – Material United States Federal Income Tax Consequences” beginning on page 40.

      For an election form to be effective, it must be:

•	properly completed and executed;

•	actually received, together with properly completed and executed transmitted materials and Lawrence Financial stock certificate(s), by the exchange agent by 5:00 p.m., Eastern Time, on the deadline date specified in the election form.

      If a properly completed and executed election form for your Lawrence Financial common stock, accompanied by properly completed and executed transmittal materials for your shares and the certificate(s) evidencing your shares, is not returned to the exchange agent by 5:00 p.m., Eastern Time, on the deadline date specified in the election form, your shares will be deemed no-election shares. In this case, you will have no choice as to whether you will receive cash or Oak Hill Financial common shares in payment for your Lawrence Financial common stock. You will receive cash or Oak Hill Financial common shares depending on the elections made by other Lawrence Financial stockholders, and the resulting allocation that is required under the merger agreement as described above under “The Merger Agreement – Allocation Procedures” beginning on page 36 above. An election form may be revoked or changed, but any such revocation or change must be in writing and received by the exchange agent not later than 5:00 p.m., Eastern Time, on the deadline date specified in the election form. Oak Hill Financial will have the discretion, which it may delegate in whole or in part to the exchange agent, to determine whether any election has been properly made and to disregard immaterial defects in an election form, and any decision of Oak Hill Financial or the exchange agent regarding such matters will be binding and conclusive. Neither Oak Hill Financial nor the exchange agent will be under any obligation to notify any person of any defect in an election form.

Payment of Merger Consideration

      As soon as reasonably practicable after the date of completion of the merger, the exchange agent will send to each Lawrence Financial stockholder who properly surrendered his or her stock certificate(s) to the exchange agent in accordance with the transmittal materials by the election deadline, the applicable cash and/or stock consideration to which the stockholder is entitled, without interest, including a check for any cash in lieu of a fractional share interest.

      As soon as reasonably practicable after the date of completion of the merger, the exchange agent will send transmittal materials for surrendering stock certificates to each Lawrence Financial stockholder who did not surrender or improperly surrendered his or her certificate(s) to the exchange agent by the election deadline. Upon proper surrender of the stockholder’s certificate(s) to the exchange agent in accordance with the transmittal materials, the exchange agent will promptly send to the stockholder the applicable cash and/or stock consideration to which the stockholder is entitled, without interest, including a check for any cash in lieu of a fractional share interest.

      Holders of unexchanged Lawrence Financial common stock exchangeable for Oak Hill Financial common shares will not be entitled to receive any dividends or other distributions with a record date after the effective time of the merger payable with respect to Oak Hill Financial common shares until after their Lawrence Financial certificates are properly surrendered. When those certificates are surrendered, any unpaid dividends or distributions with respect to Oak Hill Financial common shares will be paid, without interest.

      If your Lawrence Financial stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. You may also be required, in the discretion of Oak Hill Financial and/or the exchange agent, to post an indemnity bond, which may amount to 2% of the market value of the shares evidenced by the lost, stolen or destroyed certificate. Upon request, the exchange agent will send you instructions on how to provide evidence of ownership.

Employee Stock Ownership Plan Elections

      If you are a participant in Lawrence Financial’s employee stock ownership plan, you will have full election rights with respect to shares allocated to your employee stock ownership plan account. An election form will be sent to you by the employee stock ownership plan trustee. The employee stock ownership plan trustee will make elections with respect to unallocated shares in accordance with instructions from Lawrence Financial. The merger agreement provides that Lawrence Financial must terminate the employee stock ownership plan as of the effective time of the merger.

     Additional information regarding employee benefits and related matters is contained under “The Merger Agreement – Employee Benefit Plan Matters.”

Treatment of Lawrence Financial Stock Options

      As of the date of the merger agreement, there were outstanding options to purchase 58,187 shares of Lawrence Financial common stock under the 2001 Stock-Based Incentive Plan.

      Pursuant to the merger agreement, on the effective date of the merger, each outstanding Lawrence Financial stock option will be terminated in exchange for a cash payment by Lawrence Financial to each holder in an amount equal to $23.75 per share minus the applicable exercise price per share for Lawrence Financial common stock covered by such Lawrence Financial stock option. There are no outstanding options to purchase shares of Lawrence Financial common stock with a strike price of $23.75 or higher per share.

Board of Directors and Management of Oak Hill Financial Following the Merger

      We expect that the current Oak Hill Financial directors and management will remain in place following the merger. Information about the current Oak Hill Financial directors and executive officers can be found in Oak Hill Financial’s proxy statement dated March 11, 2004. Information about the current Lawrence Financial directors and executive officers can be found in Lawrence Financial’s proxy statement dated April 8, 2004. Oak Hill Financial’s Annual Report on Form 10-K and Lawrence Financial’s Annual Report on Form 10-KSB, for the year ended December 31, 2003, are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 67.

      For more information see “The Merger – Interests of Directors and Officers in the Merger that are Different From Your Interests” beginning on page 46.

The Bank Merger

      Lawrence Financial has agreed to convert Lawrence Federal Savings Bank, its wholly-owned subsidiary, to a bank chartered by the state of Ohio, as soon as reasonably practicable after the execution of the merger agreement. Following the merger and upon the receipt of all required regulatory approvals, Oak Hill Banks, a wholly-owned subsidiary of Oak Hill Financial, will merge with and into Lawrence Federal as an Ohio state chartered bank, which will be a wholly-owned subsidiary of Oak Hill Financial at such time, with the surviving entity being renamed Oak Hill Banks.

Material United States Federal Income Tax Consequences

      The following discussion addresses the anticipated material United States federal income tax consequences of the merger to holders of Lawrence Financial common stock. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations promulgated thereunder, administrative rulings and practice, and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. There can be no assurance that there will not be changes in the legal authorities on which this discussion is based (which changes could be retroactive), or that there will not be a change in the facts or the validity of the factual assumptions underlying this discussion, that could alter or modify the statements and conclusions below and could affect the tax consequences of the merger. This discussion applies only to Lawrence Financial stockholders that hold their Lawrence Financial common stock as a capital asset within the meaning of Section 1221 of the Tax Code. This discussion does not address all aspects of United States federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under the United States federal income tax laws, including:

•	banks, financial institutions or trusts,

•	tax-exempt organizations,

•	insurance companies,

•	dealers in securities or foreign currency,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	pass-through entities and investors in such entities,

•	foreign persons,

•	stockholders who received their Lawrence Financial common stock through the exercise of employee stock options or holders of options to acquire Lawrence Financial common stock who receive such options, in each case, through a tax-qualified retirement plan or otherwise as compensation, and

•	stockholders who hold Lawrence Financial common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

      Further, this discussion does not address any non-income tax considerations, alternative minimum tax considerations or describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction. This discussion is based on the Tax Code and regulations promulgated thereunder, applicable administrative rulings and judicial precedent currently in effect, and on certain factual assumptions.

Each Holder of Lawrence Financial Common Stock Should Consult its Tax Advisor with Respect to the Particular Tax Consequences of the Merger to Such Holder

      The merger is conditioned upon receipt at closing by Lawrence Financial and Oak Hill Financial of a legal opinion from Porter, Wright, Morris & Arthur, LLP, tax counsel to Oak Hill Financial, to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Tax Code. Opinions of tax counsel are not binding on the Internal Revenue Service or the courts, and neither Lawrence Financial nor Oak Hill Financial intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

      The opinion of Porter, Wright, Morris & Arthur, LLP will rely on certain assumptions and certain representations contained in officers’ certificates of Lawrence Financial and Oak Hill Financial, including a representation that the aggregate value of the Oak Hill Financial common stock to be received by Lawrence Financial stockholders in the merger will not be less than 50% of the aggregate value of the total consideration received by the Lawrence Financial stockholders in the merger. Porter, Wright, Morris & Arthur, LLP will assume such representations to be true, correct and complete. If any such representation cannot be made at the close of business on the effective date of the merger, or any such representation or assumption is incorrect, then Porter, Wright, Morris & Arthur, LLP may be unable to render the opinions upon which the closing is conditioned. Lawrence Financial and Oak Hill Financial believe that the aggregate value of the Oak Hill Financial common stock to be received by Lawrence Financial stockholders in the merger will not be less than 50% of the aggregate value of the total consideration received by the Lawrence Financial stockholders in the merger.

      The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Tax Code, in which case neither Oak Hill Financial nor Lawrence Financial will recognize any gain or loss as a result of the merger.

      The United States federal income tax consequences of the merger to a Lawrence Financial stockholder generally will depend on whether the shareholder exchanges its Lawrence Financial common stock for cash, Oak Hill Financial common shares or a combination of cash and Oak Hill Financial common shares.

Stockholders Receiving Only Oak Hill Financial Common Shares

      If you receive only Oak Hill Financial common shares in the merger, then:

•	you will not recognize gain or loss on the conversion of your Lawrence Financial common stock into shares of Oak Hill Financial common shares pursuant to the terms of the merger, except to the extent that you receive cash in lieu of a fractional share. If you receive cash in lieu of a fractional Oak Hill Financial common share, you will recognize gain or loss equal to the difference between the cash you receive and the part of the basis of your Lawrence Financial common stock allocated to your fractional share interest. Any such gain or loss will generally be a capital gain or loss if the shares of Lawrence Financial common stock were held as capital assets for a period exceeding one year at the time of the exchange; and

•	your aggregate tax basis in the Oak Hill Financial common shares you receive will be the same as the aggregate tax basis of the shares of Lawrence Financial common stock you surrender in the merger, less any proportionate part of your basis allocable to any fractional interest in an Oak Hill Financial common share for which you receive cash. Your holding period for the Oak Hill Financial common shares you receive will include the holding period of the Lawrence Financial common stock you surrender in the merger.

Stockholders Receiving Both Oak Hill Financial Common Shares and Cash

      You may receive both Oak Hill Financial common shares and cash in exchange for your Lawrence Financial common stock if you elect to receive cash for only part of your Lawrence Financial common stock and elect to receive Oak Hill Financial common shares for the remainder, or if you elect to receive solely cash or solely Oak Hill Financial common shares and the amount of cash or Oak Hill Financial common shares is subject to proration. If you fall into this category:

•	you will recognize gain, if any, in an amount equal to the lesser of:

♦	the excess of the consideration you receive, including both the fair market value of the Oak Hill Financial common shares and cash, over the basis of the Lawrence Financial common stock you surrender in the merger, or

♦	the amount of cash you receive;

•	you will not recognize any loss;

•	your basis in the Oak Hill Financial common shares you receive will be equal to the basis of the Lawrence Financial common stock you surrender in the merger, decreased by the amount of cash you receive, and increased by the amount of gain, if any, you recognize, including any amount of gain treated as a dividend as described below; and

•	your holding period for the Oak Hill Financial common shares you receive will include the holding period of Lawrence Financial share you surrender in the merger.

      If you own both Lawrence Financial common stock and Oak Hill Financial shares or own blocks of Lawrence Financial common stock with different tax bases, you are urged to consult your own tax advisor with respect to the application of the foregoing rules to your particular situation.

      If you recognize any gain by virtue of the rules described above, you will need to know whether the character of that gain is taxable as capital gain or dividend income. Any gain you recognize will be treated as capital gain unless the receipt of cash has the effect of the distribution of a dividend to you under Section 302 of the Tax Code, as described below. Your capital gain will constitute long-term capital gain if you held the Lawrence Financial common stock for more than one year prior to the completion of the merger.

      Any gain that you recognize should avoid being treated as a dividend under Section 302 of the Tax Code provided:

•	the percentage of the outstanding Oak Hill Financial common shares you own both actually and under the constructive ownership rules of Section 318 of the Tax Code, measured after giving effect to the merger, is less than 80% of the percentage of the outstanding Oak Hill Financial common shares that would have been owned actually and constructively by you after the merger if Oak Hill Financial had issued solely common stock in the merger and none of the merger consideration had been paid in cash; or

•	your relative stock interest in Oak Hill Financial is minimal, you exercise no control over the affairs of Oak Hill Financial, and the percentage of the outstanding Oak Hill Financial common shares you own both actually and under the constructive ownership rules of Section 318 of the Tax Code, measured after giving effect to the merger, is less (by even a small margin) that the percentage of the outstanding Oak Hill Financial common shares that would have been owned actually and constructively by you after the merger if Oak Hill Financial had issued solely common stock in the merger and none of the merger consideration had been paid in cash.

      The constructive ownership rules of Section 318 of the Tax Code, mentioned above, treat you as owning:

•	stock owned by certain family members;

•	stock owned by certain entities in which you have an interest; and

•	stock that could be acquired by you by the exercise of an option or right.

      Similarly, an entity may be deemed to own stock that is actually owned by persons who have an interest in the entity, such as stockholders, partners or beneficiaries.

      If your receipt of cash has the effect of the distribution of a dividend under the foregoing rules, recognized gain will be treated as dividend income only to the extent that your ratable share of the undistributed earnings and profits of Lawrence Financial immediately prior to the merger.

Stockholders Receiving Only Cash

      If you receive solely cash in exchange for your shares of Lawrence Financial common stock, you will be treated as receiving a distribution in redemption of your shares. If you fall into this category, the cash you receive will generally be treated as a distribution in full payment in exchange for your Lawrence Financial common stock, and you will recognize gain or loss equal to the difference between the amount of cash you receive and the basis in the Lawrence Financial common stock you surrender. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such stock was held for more than one year prior to the date of the merger. If you are not treated as completely terminating your interest because of the application of the constructive ownership rules of Section 318 of the Tax Code (described above), however, under certain circumstances the full amount of the cash you receive may be treated as dividend income to the extent of the undistributed earnings and profits of Lawrence Financial immediately prior to the completion of the merger, under Section 302 of the Tax Code (see discussion above).

Reporting Requirements and Backup Withholding

      Each Lawrence Financial stockholder receiving Oak Hill Financial common shares in the merger must file a statement under their federal income tax returns setting forth their tax basis in the Lawrence Financial common stock surrendered in the merger and the fair market value of the Oak Hill Financial common shares and the amount of any cash received in the merger. In addition, Lawrence Financial stockholders will be required to retain permanent records of these facts relating to the merger.

      Backup withholding at a 28% rate may apply with respect to payments received in the merger unless the recipient:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

A stockholder who does not provide his or her correct taxpayer identification number may have to pay penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s federal income tax liability provided that any required information is furnished to the Internal Revenue Service.

      Because the foregoing discussion does not address foreign, state, or local taxation and does not deal with all aspects of federal taxation, and the tax consequences will not be the same for all Lawrence Financial stockholders, you should consult your own tax advisor as to the specific tax consequences to you of the merger, including tax return reporting requirements, the applicability and effect of foreign, state, local and other tax laws and the possible effect of any proposed changes in the tax law.

Accounting Treatment of the Merger

      Oak Hill Financial will account for the merger using the purchase method of accounting under accounting principles generally accepted in the United States of America. Accordingly, the assets and liabilities of Lawrence Financial will be recorded by Oak Hill Financial at their respective fair values at the time of the completion of the merger. The excess of Oak Hill Financial’s purchase price over the net fair value of the assets acquired and liabilities assumed, including identifiable intangible assets, will be recorded as goodwill. Under the purchase method of accounting, prior period financial statements are not restated and the consolidated results of operations of Lawrence Financial will be included in Oak Hill Financial’s consolidated statements of operations from the date of the completion of the merger.

Dissenters’ Rights

      Dissenters’ rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

      As a Lawrence Financial stockholder, you are entitled to relief as a dissenting stockholder under Sections 3-201 through 3-213 of the Maryland Corporations and Associations Code (the “Dissenters’ Rights Law”) only if you strictly comply with all of the procedural and other requirements of the Dissenters’ Rights Law. The following is a description of the material terms of the Dissenters’ Rights Law. This summary is not intended to be complete and is qualified in its entirety be reference to the Dissenters’ Rights Law, a copy of which is attached to this proxy statement/prospectus as Appendix C.

      A Lawrence Financial stockholder who wishes to exercise his or her rights as a dissenting stockholder in the event the merger agreement is approved and adopted must:

•	be a record holder of the Lawrence Financial common stock as to which he or she seeks appraisal rights on the record date;

•	file a written objection with Lawrence Financial at or before the special meeting of stockholders to be held on February 16, 2005. The written objection should be mailed to Jack L. Blair, President and Chief Executive Officer of Lawrence Financial Holdings, Inc., 311 South Fifth Street, Ironton, Ohio 45638; and

•	not vote his or her Lawrence Financial common stock in favor of adoption of the merger agreement; and

•	deliver to Oak Hill Financial, as the successor corporation, not later than 20 days after the Maryland Department of Assessments and Taxation (the “Department”) accepts the Articles of Merger, a written demand for payment of the fair cash value of the shares as to which he or she seeks appraisal rights. The written demand must state the name of the stockholder and the number and class of shares as to which he or she seeks appraisal rights. Oak Hill Financial will promptly notify each objecting stockholder when the Department has accepted the Articles of Merger.

      Any written demand for payment should be mailed or delivered to Ralph E. Coffman Jr., President and Chief Executive Officer of Oak Hill Financial, Inc., 14621 State Route 93, Jackson, Ohio 45640. As the written demand must be delivered to Oak Hill Financial within the 20-day period after the Department accepts the Articles of Merger, it is recommended that a dissenting stockholder use certified or registered mail, return receipt requested, to confirm that he or she has made a timely delivery.

      If your shares are not registered in your name and you beneficially own them through a broker, bank or other nominee (i.e., you hold them in “street name”), the record holder of the shares must exercise your dissenters’ rights on your behalf. You must call your broker, bank or other nominee if you do not hold your shares of record and you would like to exercise your dissenters’ rights.

      Failure to comply strictly with these procedures will cause you to lose your dissenters’ rights. Consequently, if you desire to exercise your dissenters’ rights, you are urged to consult a legal advisor before attempting to exercise these rights.

Regulatory Approval

      Prior to the merger, Lawrence Federal Savings Bank will convert from a federal stock savings and loan association, chartered under the laws of the United States, to an Ohio state-chartered banking corporation. The charter conversion requires the approval of the Ohio Superintendent of Financial Institutions. In reviewing a charter conversion application, the Ohio Superintendent of Financial Institutions must consider the adequacy of capital of the proposed state bank and its likelihood of success, as well as the competence, experience and integrity of its directors, officers and controlling shareholders. An Application for Authority to Convert a Savings Association or Savings Bank into a State Bank was filed with the Ohio Superintendent of Financial Institutions on December 9, 2004.

      Pursuant to section 3(a)(5) of the Bank Holding Company Act, a transaction involving the merger or consolidation of unaffiliated bank holding companies must obtain the prior approval by the Federal Reserve Board. It is anticipated that the merger will not qualify for an exemption from the Federal Reserve Board’s procedural requirement for the filing of an application to request prior approval. Accordingly, under the Federal Reserve Board’s procedural requirements, Oak Hill Financial, as the acquiring entity, must file an application seeking prior approval of the merger with the Federal Reserve Board on Form Y-3. The Federal Reserve Board, in reviewing the application, will consider, among other factors, how the merger will impact the financial condition of the surviving entity, the level of competition in the relevant banking market, and the ability of the surviving entity to meet the needs of the communities it will serve. An application on Form Y-3 was filed with the Federal Reserve Board on or about January 5, 2005.

      Because the merger consists of a simultaneous subsidiary bank merger, it will be subject to the requirements of the Bank Merger Act. The subsidiary bank merger, which involves the combination of two FDIC-insured Ohio state-chartered banks, must be approved by the FDIC and the Ohio Superintendent of Financial Institutions. Both the FDIC and Ohio Division of Financial Institutions will consider various financial, competitive, and convenience and needs requirements when deciding on the appropriateness of the subsidiary bank merger. An application to the FDIC and the Ohio Superintendent of Financial Institutions was filed on December 9, 2004.

      In conducting their review of the merger applications under the Bank Merger Act and Ohio Revised Code, the FDIC and Ohio Superintendent of Financial Institutions are required to take into consideration the financial and managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders), the future prospects of the proposed institutions, and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the FDIC and Ohio Superintendent of Financial Institutions will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

      Ohio law and the Bank Merger Act also prohibit the Superintendent of Financial Institutions and the FDIC from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless it is determined that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the FDIC must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

      FDIC regulations provide for the publication of notice of, and the opportunity for the public to comment on or request administrative hearings relating to, the application for approval of the merger transactions. Interested parties may intervene in the approval proceedings. If an interested party intervenes, such intervention could substantially delay the regulatory approvals required for consummation of the merger. Any merger approved by the FDIC is subject to a statutory waiting period of 15 to 30 days, during which time the United States Department of Justice may challenge a merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the regulatory agency’s approval unless a court specifically ordered otherwise.

      The managements of Oak Hill Financial and Lawrence Financial believe that the FDIC and the Ohio Superintendent of Financial Institutions will approve the charter conversion and merger applications filed with them, that the Federal Reserve Board will approve the application required under the Bank Holding Company Act, and that the merger will not be subject to challenge by the Department of Justice under the antitrust laws. However, no assurance can be provided that such approvals will be obtained, that the Department of Justice will not challenge the merger under the antitrust laws, or that the approval by the FDIC, the Ohio Superintendent of Financial Institutions, and the Federal Reserve Board will not contain conditions unacceptable to either Oak Hill Financial or Lawrence Financial. See “The Merger Agreement – Conditions to Completion of the Merger” beginning on page 55.

Stock Listing

      Oak Hill Financial common shares are listed on The Nasdaq Stock Market National Market System under the symbol OAKF. It is a condition to completion of the merger that the Oak Hill Financial common shares to be issued to Lawrence Financial stockholders in the merger be approved for listing on The Nasdaq Stock Market National Market System. See “The Merger Agreement – Conditions to Completion of the Merger” beginning on page 55.

Interests of Directors and Officers in the Merger that are Different From Your Interests

      Some members of Lawrence Financial’s management and board of directors may have interests in the merger that are in addition to or different from the interests of Lawrence Financial stockholders. The Lawrence Financial board of directors was aware of these interests and considered them in approving the merger agreement. Included below is a summary of some of the agreements and benefit plans under which officers or directors participate and under which benefits will be paid in accordance with the merger agreement.

      Letter Agreements with Jack Blair and RobRoy Walters. Prior to the execution of the merger agreement, both Jack L. Blair, President and Chief Executive Officer of Lawrence Financial and Lawrence Federal, and RobRoy Walters, Executive Vice President and Chief Executive Officer of Lawrence Financial and Lawrence Federal, had employment agreements with Lawrence Financial and Lawrence Federal. These employment agreements provided that if the executive is terminated following a change in control of Lawrence Financial and Lawrence Federal, each executive would receive:

•	a severance payment equal to three times the executive’s average income over the five taxable years prior to the change in control; and

•	continuation of health and welfare benefits for a period of three years.

In addition, Lawrence Federal currently maintains a supplemental executive retirement plan (“SERP”) in which Mr. Blair and Mr. Walters are the only participants. The supplemental executive retirement plan provides the executives with benefits otherwise lost due to the early termination of the employee stock ownership plan.

      In connection with the merger agreement, each executive entered into a letter agreement with Oak Hill Financial. Provisions in the letter agreements provide for the following, among other items:

•	In exchange for termination of the executive’s employment agreements, each executive will receive:

♦	no later than December 15, 2004, a lump sum cash payment equal to the severance payment that the executive is entitled to receive under the employment agreements; and

♦	at the closing of the merger, a lump sum cash payment equal to the estimated cost of the continued health and welfare benefits that the executive is entitled to receive under the employment agreements; and

•	In exchange for termination of the supplemental executive retirement plan, each executive will receive, at the closing of the merger, a lump sum cash payment equal to the expected benefit that the executive is entitled to receive under the supplemental executive retirement plan.

     The following table sets forth the payments to be made to Jack L. Blair and RobRoy Walters under the letter agreements.

	Employment		Payment for
	Contract	SERP	Health and
	Severance	Termination	Welfare	Total
Name	Payment	Payment	Benefits	Payment
Jack L. Blair	$412,448	$45,796	$72,692	$530,936
RobRoy Walters	400,270	35,537	44,615	480,422

     Vesting of Lawrence Financial Restricted Stock. In accordance with the terms of Lawrence Financial’s stock-based incentive plan, all shares of restricted stock will immediately vest upon a change in control of Lawrence Financial. The merger will constitute a change in control of Lawrence Financial. Therefore, all unvested shares of restricted stock will vest and be entitled to receive the same merger consideration as all other shares of Lawrence Financial common stock. The following table shows the number of shares of restricted stock held by directors and executive officers that will vest as a result of the completion of the merger and the value of those shares, based upon the value of the $23.75 cash merger consideration.

	Number of Unvested
	Shares of Restricted
Name	Stock	Cash Value
Charles E. Austin, II	310	$7,362
Jack L. Blair	1,553	36,883
Tracey E. Brammer, Jr.	310	7,362
Herbert J. Karlet	310	7,362
Phillip O. McMahon	310	7,362
Robert N. Taylor	310	7,362
RobRoy Walters	1,552	36,860

     Vesting of Lawrence Financial Stock Options. The merger agreement provides that all Lawrence Financial stock options, whether or not vested, will be cancelled at the effective time of the merger and converted into the right to receive a cash payment equal to the difference between the $23.75 per share cash merger consideration and the exercise price of the stock option. The following table shows the number of stock options held by directors and executive officers of Lawrence Financial and the payments to be received for those options. All stock options were granted with an exercise price of $14.45 per share.

	Number of Stock	Total Payment for
Name	Options	Options
Charles E. Austin, II	3,879	$36,074
Jack L. Blair	19,396	180,382
Tracey E. Brammer, Jr.	3,879	36,074
Herbert J. Karlet	3,879	36,074
Phillip O. McMahon	3,879	36,074
Robert N. Taylor	3,879	36,074
RobRoy Walters	19,396	180,382

     Termination of Lawrence Financial ESOP. Lawrence Financial will terminate its employee stock ownership plan upon completion of the merger. The plan will repay its existing loan from Lawrence Financial and will allocate the remaining cash representing earnings on trust assets to the accounts of the plan participants, including Jack L. Blair and RobRoy Walters, in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the plan.

     Non-Employee Director Retirement Agreements. Prior to the execution of the merger agreement, each non-employee director of Lawrence Federal maintained a director retirement agreement with Lawrence Federal. These agreements provided that, upon the director’s attainment of age 68 and completion of 15 years of service as a director, Lawrence Federal would pay the director $500 annually for each year of service, up to 50% of the board fees at the retirement date, for a period of 15 years. In the event of a change in control of Lawrence Federal or Lawrence Financial (as defined in the program), each director would receive the present value of $500 for each year of service as of the date of the change in control, multiplied by 15. In connection with the merger, each of the non-employee directors entered into a letter of agreement pursuant to which his director retirement agreement was cancelled in exchange for a lump sum cash payment equal to the change in control payment provided for under the agreement. The payment will be made no later than December 15, 2004. The following table sets forth the retirement agreement termination payments to be paid to each non-employee director.

Director Retirement
Agreement
Name	Termination Payment
Tracy E. Brammer, Jr.	$98,134
Herbert J. Karlet	61,427
Phillip O. McMahon	53,562
Robert N. Taylor	41,576
Charles E. Austin II	38,579

     Protection of Lawrence Financial Directors and Officers Against Claims. Oak Hill Financial has agreed that it will assume any and all legally enforceable obligations of Lawrence Financial to indemnify and defend, and advance expenses to, the directors and executive officers of Lawrence Financial in accordance with the terms and conditions of any such obligations that Lawrence Financial had to indemnify and defend, and advance expenses to, such persons in effect immediately prior to the closing of the merger, in connection with such persons’ status or services as directors and officers of Lawrence Financial, with respect to any claim asserted or made prior to or at any time after the closing of the merger. In addition, for a period of five years following the closing of the merger, Oak Hill Financial will use its best efforts to provide directors’ and officers’ liability insurance for the benefit of present and former directors and officers of Lawrence Financial or any of its subsidiaries, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the person entitled to be indemnified, as that coverage currently provided by Oak Hill Financial for its directors and officials.

The Merger Agreement

     The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the Agreement and Plan of Merger, which is attached to this document as Appendix A and is incorporated by reference in this document. We urge you to read the merger agreement carefully and in its entirety.

The Merger

     The merger agreement provides for the merger of Lawrence Financial Holdings, Inc. with and into Oak Hill Financial, Inc. Oak Hill Financial will be the surviving corporation in the merger. Because Oak Hill Financial is a corporation that was formed under the laws of Ohio corporation and Lawrence Financial is a corporation that was formed under the laws of Maryland, the merger of Oak Hill Financial and Lawrence Financial must be completed in accordance with both Ohio and Maryland law.

     Lawrence Financial agreed to convert Lawrence Federal Savings Bank to a bank chartered by the state of Ohio as soon as reasonably practicable after the execution of the merger agreement. Following the merger and upon the receipt of all required regulatory approvals, Oak Hill Banks, a wholly-owned subsidiary of Oak Hill Financial, will merge with and into Lawrence Federal as an Ohio state chartered bank, which will be a wholly-owned subsidiary of Oak Hill Financial at such time, with the surviving entity being renamed Oak Hill Banks.

Closing and Effective Time of the Merger

     The merger will be completed only if all of the following occur:

•	the merger agreement is adopted by Lawrence Financial stockholders;

•	all required governmental and regulatory consents and approval are obtained; and

•	all other conditions to the merger discussed in this document and the merger agreement are satisfied or waived.

     The merger agreement will become effective when articles of merger are filed with the Maryland State Department of Assessments and Taxation and a certificate of merger is filed with the Secretary of State of the State of Ohio. It currently is anticipated that the effective time of the merger will occur near the end of the first quarter of 2005, but we cannot guarantee when or if the merger will be completed.

Conduct of Business Pending the Merger

     Pursuant to the merger agreement, Lawrence Financial has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, Lawrence Financial has agreed to conduct its operations in the ordinary course of business and to preserve intact its business organization, assets, prospects, and business relationships, to keep available the services of its officers and employees, and to maintain existing relationships with other entities. Lawrence Financial has further agreed that it will not undertake any of the following activities without the prior written consent of Oak Hill Financial, subject to the exceptions noted below and set forth in the merger agreement:

•	make or permit to be made any changes in Lawrence Financial’s corporate structure, certificate of incorporation, bylaws, or other incorporation documents;

•	merge with any other corporation or bank, or permit any other corporation or bank to merge into or consolidate with it or its subsidiaries;

•	acquire control over any other firm, bank, corporation or organization or create any subsidiaries;

•	issue, sell, deliver or agree to issue, sell or deliver any additional shares of its capital stock or any options, warrants, or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock (except for capital stock issued pursuant to the exercise of stock options previously issued);

•	purchase, sell, transfer or otherwise acquire or dispose of, or agree to purchase, sell, transfer, acquire, or dispose of, any capital stock or other securities of any kind, or options or other rights to acquire such securities of any other entity other than in the ordinary course of business;

•	incur any indebtedness, obligations, or liabilities, whether absolute, accrued, contingent, or otherwise, including without limitation, liabilities as guarantor under any guaranty, other than indebtedness, obligations, and liabilities incurred in the ordinary course of business or incurred under certain of Lawrence Financial’s contracts and commitments;

•	issue as borrower any promissory notes, guarantees, or other evidences of indebtedness, other than in the course of ordinary business;

•	forgive or cancel any indebtedness or contractual obligation, other than in the course of ordinary business;

•	mortgage, pledge, or subject to any lien or lease any of its assets, tangible or intangible, or permit any such asset to be subjected to any lien or lease, other than in the course of ordinary business;

•	purchase, sell, transfer, liquidate, or other acquire or dispose of any assets or properties, or enter into any contract for any such sale, transfer, liquidations, acquisition or disposition, other than in the course of ordinary business;

•	enter into any lease of real or personal property, other than in the course of ordinary business;

•	declare, pay, make or set apart any sum or property for any dividend or other distribution, or otherwise pay or transfer any funds or property to its stockholders, except for regularly scheduled dividends;

•	increase the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer or grant any severance or termination pay, or enter into any contact to make or grant any severance or termination pay or enter into any employment or consulting contract which is not terminable by Lawrence Financial, without cause and without penalty, upon notice of 30 days or less;

•	make any loans or loan commitments, other than in the ordinary course of business, to any director, officer or five percent stockholder, or their affiliates;

•	modify, alter, amend, terminate, or withdraw from participation in any employee benefit plan or any other plan or benefit provided to one or more employees or paid or distribute any sum from any such plan except to participants in the ordinary course of operation of the plan, or make any payment or contribution to any such plan, except as required by the terms of such plan or consistent with past practices, but, in any event, not to exceed 4% of eligible salaries, in the aggregate, on an annual basis;

•	enter into any transaction involving an expenditure of more than $25,000, other than in the ordinary course of business or in accordance with certain of Lawrence Financial’s contracts and commitments;

•	adopt any change in accounting policy or method unless required by accounting principles generally accepted in the United States, provided however that if a change in accounting policy or method is required by accounting principles generally accepted in the United States, Lawrence Financial shall give written advance notice of such change to Oak Hill Financial; and

•	revalue any asset or adjust any reserve, other than in the course of ordinary business.

     In addition, Lawrence Financial has agreed not to enter into any of the following types of agreements or commitments without the prior written consent of Oak Hill Financial, subject to the exceptions noted below and set forth in the merger agreement:

•	promissory notes, guaranties, mortgages, security agreements, or other evidences of indebtedness of Lawrence Financial;

•	partnership or joint venture agreements;

•	employment bonus, compensation, severance or consulting agreements;

•	collective bargaining agreements;

•	employee benefit plans and any other plans, benefits, programs of benefits, or deferred compensation arrangements for the benefit of directors, employees, or former or retired employees;

•	agreements or commitments for sale of assets exceeding $50,000, other than in the ordinary course of business;

•	agreements or commitments for capital expenditures in excess of $50,000 in the aggregate;

•	agreements or other documents creating liens or security interests relating to real or personal property owned, rented or leased by Lawrence Financial;

•	leases of, commitments to lease, and other agreements relating to the lease or rental of, real or personal property by Lawrence Financial and used in connection with the business of such entity with annual payments in excess of $25,000;

•	policies of insurance and fidelity bonds of Lawrence Financial;

•	all direct or indirect loans or guarantees to any director, officer, or five percent stockholder of Lawrence Financial or their spouses, children or any partnership, corporation, or other entity in which any such officer, director or five percent stockholder or their spouses or children, have a significant interest; and

•	all other contacts and commitments not made in the ordinary course of business.

Third Party Proposals

     In addition to the restrictions listed above, Lawrence Financial has agreed that it will not, through any of its officers, directors, agents or affiliates, solicit, encourage, initiate or participate in any negotiations or discussions with respect to any Acquisition Proposal (as defined below) or disclose any information not customarily disclosed to any person or entity or provide access to its properties, books, or records or otherwise assist or encourage any person or entity in connection with any Acquisition Proposal; provided, however, that Lawrence Financial shall be entitled to participate in negotiations and discussions with respect to an Unsolicited Acquisition Proposal (as defined below), and to disclose such information and provide such access in discussions related to an Unsolicited Acquisition Proposal, to the extent that the Lawrence Financial board of directors determines in good faith, after consultation with its advisors, that failure to take such action would be inconsistent with its fiduciary obligations to the Lawrence Financial stockholders.

     An “Acquisition Proposal” is defined as any inquiry received from, or an offer or proposal made by or on behalf of, any other corporation, firm, association, person, or other entity relating to:

•	the possible acquisition of more than 25% of the shares of capital stock of Lawrence Financial, including, but not limited to, an exchange or tender offer therefor;

•	the possible acquisition of a majority of the assets of Lawrence Financial;

•	a merger or consolidation involving Lawrence Financial (other than a transaction in which Lawrence Financial will be the owner of all of the stock of the surviving corporation); or

•	a merger or consolidation involving Lawrence Financial (other than a transaction in which Lawrence Financial will be the surviving corporation and the current stockholders of Lawrence Financial will be the owners of a majority of the stock of the surviving corporation following the transaction).

     An “Unsolicited Acquisition Proposal” means a written Acquisition Proposal that is received by Lawrence Financial or made public by or on behalf of the proponent of such Acquisition Proposal without any solicitation of such proposal by any director, officer, employee, agent, or other person acting on behalf of Lawrence Financial.

Representations and Warranties

     Oak Hill Financial and Lawrence Financial have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. For information on these representations and warranties, please refer to Articles III and IV of the merger agreement attached as Appendix A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on our business, financial condition or results of operations.

Declaration and Payment of Dividends

     Lawrence Financial has agreed that, until the merger is completed, it will not pay dividends other than regular quarterly cash dividends. Lawrence Financial has also agreed to coordinate the declaration of dividends so that holders of Lawrence Financial common stock will not receive two dividends for any quarter with respect to their Lawrence Financial common stock and any Oak Hill Financial common shares any holder receives in the merger. Payment of dividends by Oak Hill Financial and Lawrence Financial to their shareholders is largely dependent on the amount of dividends received from their bank subsidiaries, which may be limited or restricted by banking regulations.

Covenants of Lawrence Financial and Oak Hill Financial

     Covenants of Lawrence Financial. Lawrence Financial has covenanted and agreed to the following in connection with the merger agreement:

•	to cooperate with, and furnish such information to, Oak Hill Financial and its advisers in connection with the filing of the Registration Statement on Form S-4, the preparation of this proxy statement, and the applications for all regulatory approvals;

•	to prepare and file such applications with the Ohio Division of Financial Institutions and any other regulatory authorities having jurisdiction as may be required to secure all necessary regulatory approvals for conversion of Lawrence Federal to a bank chartered by the state of Ohio;

•	to call and mail notice of a meeting of its stockholders along with this proxy statement within 10 business days after the SEC has declared effective the Registration Statement on Form S-4 for the purpose of adopting the merger, which meeting shall not be held more than 45 days from the date the notice is mailed;

•	in general, to conduct its operations in the ordinary course of business and to preserve intact its business organization, assets, prospects, and business relationships, to keep available the services of its officers and employees, and to maintain existing relationships with other entities (see “The Merger Agreement – Conduct of Business Pending the Merger” above);

•	to give full access to Oak Hill Financial information concerning its affairs during normal business hours;

•	to consult and obtain the prior approval of Oak Hill Financial with respect to any press releases with respect to the merger;

•	to use its best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the merger;

•	not to engage in certain acquisition proposals (See “The Merger Agreement – Third Party Proposals” above);

•	to disclose in writing to Oak Hill Financial at any time before the merger any fact which, if existing or known on the date of the merger agreement, would have been required to be set forth or disclosed in or pursuant to the merger agreement and any fact which or would have made any representation or warranty in the merger agreement untrue;

•	to treat, and cause all of its affiliates to treat, all confidential information of Oak Hill Financial and Oak Hill Banks as confidential and to not use, and cause its affiliates to not use, any such confidential information for any purpose other than in connection with the merger;

•	in the event the merger is not consummated, to promptly return, and cause its affiliates to promptly return, all Oak Hill Financial confidential information;

•	to coordinate with Oak Hill Financial all dividends of Lawrence Financials so that the stockholders of Lawrence Financial receive a regular quarterly dividend from either Lawrence Financial or Oak Hill Financial during the quarter in which the merger occurs, but not both;

•	to use its reasonable efforts to cause the merger to qualify as a tax-free reorganization with the meaning of Section 368(a) of the Internal Revenue Code, and to take no action that would cause the merger to fail to qualify as a tax-free reorganization;

•	to promptly advise Oak Hill Financial of the filing of a Schedule 13D or 13G under the Securities Exchange Act with respect to ownership of Lawrence Financial common stock and to provide Oak Hill Financial with a copy of any such filing;

•	to terminate Lawrence Financial’s ESOP prior to the merger and to cause the ESOP’s trustee to repay any existing loans of the ESOP and allocate assets remaining after the loan is repaid in accordance with the ESOP’s terms;

•	immediately prior to the merger, to conform its and its subsidiaries accounting measures and procedures to the accounting measures and procedures of Oak Hill Financial and it subsidiaries;

•	to use its best efforts to cause each director of Lawrence Financial and their affiliates an agreement with respect to the resale of their shares (See “The Merger Agreement – Resales of Oak Hill Financial Common Shares by Affiliates);

•	to terminate its and any subsidiaries’ obligations under any outstanding employments with its chief executive officer and chief financial officer for payments not exceeding $815,000 in a manner which will not trigger any such payments to be “excess parachute payments” under the Internal Revenue Code;

•	to timely file all of its and its subsidiaries’ tax return reasonably requested by Oak Hill Financial prior to the merger and to pay all such taxes on such tax returns;

•	to permit Oak Hill Financial to obtain title insurance commitments, land surveys, and Phase I environmental assessments on each parcel of Lawrence Financial real property for the purpose of permitting Oak Hill Financial to verify representations and warranties made by Lawrence Financial on such real property; and

•	to complete the sale of its indirect mobile loan portfolio and related accounts, which portfolio and related accounts sale was completed on October 14, 2004.

     Covenants of Oak Hill Financial. Oak Hill Financial has covenanted and agreed to the following in connection with the merger agreement:

•	to issue all shares of Oak Hill Financial common stock into which shares of Lawrence Financial are to be converted in the merger at the time of the merger and to deliver such shares to the exchange agent;

•	to prepare and file as soon as reasonably practicable such applications with the Office of Thrift Supervision, the FDIC, the Federal Reserve Board, the Ohio Department of Financial Institutions, and any other regulatory authorities having jurisdiction as may be required to secure all necessary regulatory approvals of the merger and shall use its best efforts to secure such approvals;

•	to prepare and file a Registration Statement on Form S-4 and to take such action as may be required to register or qualify for exemption such shares of Oak Hill Financial that are issued to Lawrence Financial stockholders in connection with the merger, and to notify Lawrence Financial of any notice it receives that the Registration Statement on Form S-4 has become effective, a stop order has been issued, there has been a suspension or qualification of Oak Hill Financial common shares issuable in the merger, or there has been a request by the SEC for an amendment to the registration statement;

•	to notify Lawrence Financial of any discovery by Oak Hill Financial of any information that should be set forth in an amendment or supplement to the Registration Statement on Form S-4 or the prospectus contained therein so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, to the extent required by law, to promptly file an appropriate amendment or supplement describing such information with the SEC and to disseminate any such supplement to the stockholders of Lawrence Financial;

•	to consult and obtain the prior approval of Lawrence Financial with respect to any press releases with respect to the merger;

•	to use its best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the merger;

•	to treat, and cause all of its affiliates to treat, all confidential information of Lawrence Financial as confidential and to not use, and cause its affiliates to not use, any such confidential information for any purpose other than in connection with the merger;

•	in the event the merger is not consummated, to promptly return, and cause its affiliates to promptly return all Lawrence Financial confidential information;

•	to coordinate with Lawrence Financial to ensure that the stockholders of Lawrence Financial receive a regular quarterly dividend from either Lawrence Financial or Oak Hill Financial during the quarter in which the merger occurs, but not both;

•	to honor in accordance with their terms, all vested benefits or other vested amount earned or accrued through the time of the merger under Lawrence Financial employment contracts, supplemental executive retirement plans, director deferral fee arrangements, and director retirement agreements, including benefits that vest or are otherwise accrued as a result of the consummation of the transactions contemplated by the merger agreement, unless otherwise terminated by actions contemplated by the merger agreement or by agreements entered into in connection with the merger agreement;

•	that all persons who are employees of Lawrence Federal immediately prior to the merger and whose employment is not specifically terminated at or prior to the merger shall become employees of Oak Hill Banks, on an at-will basis;

•	that all persons who are employees of Lawrence Federal immediately prior to the merger and who employment is terminated at the time of the merger and all continuing employees whose employment is involuntarily terminated without cause within one year of the date of the merger shall be entitled to receive a severance payment pursuant to the terms of the Lawrence Federal’s Employee Severance Compensation Plan;

•	to use reasonable efforts in the coordination of the conversion or maintenance of certain Lawrence Financial benefits plans (See “The Merger Agreement – Employee Benefit Matters” on page 58); and

•	to indemnify and defend the officers and directors of Lawrence Financial on terms provided in the merger agreement.

Conditions to Completion of the Merger

     Mutual Closing Conditions. The obligations of Oak Hill Financial and Lawrence Financial to complete the merger are subject to the satisfaction of the following conditions:

•	approval and adoption of the merger agreement by Lawrence Financial’s stockholders;

•	approval by the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Ohio Division of Financial Institutions and any other governmental authority having jurisdiction, with any applicable waiting periods having expired, and with no such approval or authorization containing any provision which would be materially adverse to the business of Lawrence Financial, Lawrence Federal, Oak Hill Financial or Oak Hill Banks, either prior to or subsequent to the proposed merger;

•	Oak Hill Financial’s Registration Statement on Form S-4 has been declared and remains effective, and the shares of Oak Hill Financial to be issued to Lawrence Financial stockholders have been authorized for listing on the Nasdaq National Market;

•	the absence of any suit, action, investigation by any governmental body, or legal or administrative proceeding, or threat of the same, which materially questions the validity or legality of the transactions contemplated in the merger agreement; and

•	the receipt by Oak Hill Financial and Lawrence Financial of a tax opinion from Porter, Wright, Morris & Arthur, LLP, which states on the basis of the facts, representations and assumptions referenced in such opinions substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a).

     Additional Closing Conditions for the Benefit of Lawrence Financial. In addition to the mutual closing conditions, Lawrence Financial’s obligation is subject to the satisfaction or waiver of the following conditions:

•	accuracy, as of the closing date of the merger, of the representations and warranties made by Oak Hill Financial to the extent specified in the merger agreement;

•	performance in all material respects by Oak Hill Financial of its obligations required to be performed by it at or prior to the closing of the merger agreement;

•	Lawrence Financial receives a certificate signed by an officer of Oak Hill Financial certifying that the preceding two conditions have been met; and

•	there has not been the occurrence of any event which has a material adverse effect on Oak Hill Financial.

     Additional Closing Conditions for the Benefit of Oak Hill Financial. In addition to the mutual closing conditions, Oak Hill Financial’s obligation is subject to the satisfaction or waiver of the following conditions:

•	approval by the Federal Reserve Board, the Ohio Division of Financial Institutions and any other governmental authority having jurisdiction, with any applicable waiting periods having expired, and with no such approval or authorization containing any provision which would be materially adverse to the business of Oak Hill Financial or Oak Hill Banks, either prior to or subsequent to the proposed merger;

•	accuracy, as of the closing date of the merger, of the representation and warranties made by Lawrence Financial to the extent specified in the merger agreement;

•	performance in all material respects by Lawrence Financial of its obligations required to be performed by it at or prior to the closing of the merger agreement;

•	Oak Hill Financial receives a certificate signed by an officer of Lawrence Financial certifying that the preceding two conditions have been met;

•	the total number of shares of Lawrence Financial common stock as to which the right to dissent has been asserted under Section 3-202 of the Maryland Corporations and Associations Code does not exceed 10% of the total number of shares of Lawrence Financial common stock outstanding;

•	there has not been the occurrence of any event which has a material adverse effect on Lawrence Financial;

•	within 90 days of the merger agreement, Oak Hill Financial shall have obtained title insurance commitments or leasehold owner’s title insurance commitments for each parcel of real property owned or leased by Lawrence Financial, demonstrating that title to the real property is free and clear or any liens or encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon, provided however that any defect that is correctable, in Oak Hill Financials’ reasonable discretion, for less than $100,000 shall be deemed to have been corrected (as of the date of this proxy statement/prospectus, such condition has been met);

•	within 90 days of the merger agreement, Oak Hill Financial shall have obtained surveys of the parcels of real property demonstrating that such real property is not subject to any easements, restrictions, set backs, encroachments or other limitations except utility and other easements that do not interfere with the use of the property for the business being conducted thereon, provided however that any defect that is correctable, in Oak Hill Financials’ reasonable discretion, for less than $100,000 shall be deemed to have been corrected (as of the date of this proxy statement/prospectus, such condition has been met);

•	within 90 days of the merger agreement, Oak Hill Financial shall have completed a Phase I environmental site assessment indicating that there is no evidence of contamination with hazardous substances or other violations of environmental laws and concluding that no testing or additional investigations appear to be warranted, provided however that any defect that is correctable, in Oak Hill Financials’ reasonable discretion, for less than $100,000 shall be deemed to have been corrected (as of the date of this proxy statement/prospectus, such condition has been met);

•	obtainment by Lawrence Financial of any consents or approvals of third parties to any material contracts, licenses, or permits in order to avoid the occurrence of any breach or default which may result from consummation of the merger, which if not obtained is likely to have a materially adverse effect on Oak Hill Financial after the merger is consummated;

•	the consolidated total stockholders’ equity of Lawrence Financial as of the end of the month prior to the month in which the closing date shall occur shall not be less than $13,715,612 (exclusive of (a) any change in accumulated other comprehensive income, net of tax, since June 30, 2004, (b) financial advisory fees and legal and other expenses related to the transactions contemplated by the merger agreement, (c) accounting adjustments relating to the merger as requested by Oak Hill Financial, (d) the effect of the sale by Lawrence Federal of its indirect mobile home loan portfolio and (e) other payments and expenses contemplated by the merger agreement and agreed to by the parties);

•	the termination by Lawrence Financial of its and any subsidiary’s obligations under any outstanding employment agreements with its chief executive officer and its chief financial officer for payments aggregating $815,000 or less in calendar year 2004, which terminations have been completed as of the date of this proxy statement/prospectus;

•	the termination by Lawrence Federal of its and any subsidiary’s obligations to its directors under any outstanding director retirement plan for payments aggregating $295,000 or less in calendar year 2004, which terminations have been completed as of the date of this proxy statement/prospectus; and

•	the completion of the sale by Lawrence Financial of its indirect mobile loan portfolio and related accounts to Morgan Keegan Company, Inc., which sale was completed on October 14, 2004.

Waiver; Amendment

     Oak Hill Financial and Lawrence Financial can agree to amend the merger agreement and each of them can waive their right to require the other party to adhere to the terms and conditions of the merger agreement, where law allows.

Termination of the Agreement and Plan of Merger

     Right to Terminate. The merger agreement may be terminated under the following circumstances:

•	Oak Hill Financial and Lawrence Financial can mutually agree at any time to terminate the merger agreement prior to the effective time of the merger.

•	The merger agreement may be terminated by Oak Hill Financial if:

♦	any condition precedent to performance by Oak Hill Financial has not been satisfied or waived (other than those closing conditions that are intended to be satisfied on the closing date);

♦	Lawrence Financial has not fully performed its obligations and agreements under the merger agreement; or

♦	any of the representations of Lawrence Financial is untrue or incorrect in any material respect and such untrue or incorrect representation is not cured with 30 days following written notice to Lawrence Financial, or such untrue or incorrect representation, by its nature, cannot be cured prior to the closing of the merger.

•	The merger agreement may be terminated by Lawrence Financial if:

♦	any condition precedent to performance by Lawrence Financial has not been satisfied or waived (other than those closing conditions that are intended to be satisfied on the closing date);

♦	Oak Hill Financial has not fully performed its obligations and agreements under the merger agreement; or

♦	any of the representations of Oak Hill Financial is untrue or incorrect in any material respect and such untrue or incorrect representation is not cured with 30 days following written notice to Oak Hill Financial, or such untrue or incorrect representation, by its nature, cannot be cured prior to the closing of the merger.

     Termination Fee Payable by Lawrence Financial. Lawrence Financial has agreed to pay Oak Hill Financial $500,000 in cash as liquidated damages in case any of the following occur:

•	an unsolicited acquisition proposal is submitted to and approved by the stockholders of Lawrence Financial at any time prior to the effective time of the merger; or

•	an unsolicited acquisition proposal is received by Lawrence Financial or is made directly to the stockholders of Lawrence Financial at any time prior to the special meeting, the board of directors of Lawrence Financial fails to recommend to the stockholders of Lawrence Financial approval of the merger agreement, withdraws such recommendation previously made to the stockholders of Lawrence Financial, or fails to solicit proxies of stockholders of Lawrence Financial to approve the merger and the merger agreement is subsequently rejected by the stockholders of Lawrence Financial at such meeting.

     The merger agreement provides that upon payment of the termination fee, Lawrence Financial will have no further obligation to Oak Hill Financial under the merger agreement or otherwise relating to the merger or bank merger.

Employee Benefit Matters

     The merger agreement provides that after the completion of the merger Oak Hill Financial will use its reasonable best efforts to coordinate the conversion of any pension employee benefit plans, practices, or policies of Lawrence Financial into similar plans of Oak Hill Financial, to the extent that such plans may exist, and to give credit to any and all employees of Lawrence Financial and its subsidiaries who immediately following the merger become employees of Oak Hill Financial or its subsidiaries for all service with Lawrence Financial prior to the merger for purposes of eligibility, vesting, and all other purposes to which such service is taken into account, to the extent feasible and permissible under all applicable laws, regulations, and the applicable terms of Oak Hill Financial’s employee benefit plans.

     The merger agreement also provides that Oak Hill Financial will use its reasonable best efforts to coordinate the maintenance or conversion of any welfare employee benefit plans, practices, or policies of Lawrence Financial into similar plans of Oak Hill Financial, to the extent feasible and permissible under all applicable laws, regulations, and the applicable terms of Oak Hill Financial’s employee benefit plans. Further, the former officers and employees of Lawrence Financial (and their spouses and dependants, if applicable) who are under a Lawrence Financial plan at the time of the merger may, upon cessation of their participation in a Lawrence Financial plan being maintained by Oak Hill Financial after the merger, immediately participate in the corresponding benefit plan maintained by Oak Hill Financial without regard to pre-existing conditions or waiting periods to the extent permitted by law and the existing plans of Oak Hill Financial.

     In addition, as noted under “The Merger – Employee Stock Ownership Plan” and “The Merger Agreement – Covenants of Lawrence Financial and Oak Hill Financial” above, Lawrence Financial’s employee stock ownership plan must be terminated as of the effective time of the merger.

Resales of Oak Hill Financial Common Shares by Affiliates

     Affiliates of Lawrence Financial, as defined under Rule 145 under the Securities Act, generally may not sell their shares of Oak Hill Financial common shares acquired in the merger, except pursuant to an effective registration statement under the Securities Act, in compliance with Rule 145 under the Securities Act or pursuant to another applicable exemption from the registration requirements of the Securities Act.

     Under the merger agreement, Lawrence Financial has agreed to use best efforts to cause persons that are affiliates of Lawrence Financial to deliver letter agreements by which each affiliate agrees, among other things, not to offer to sell, transfer or otherwise dispose of any of the Oak Hill Financial common shares distributed to him, her or it pursuant to the merger, except in compliance with Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. Oak Hill Financial may place restrictive legends on Oak Hill Financial stock certificates that are issued to persons who are deemed to be affiliates of Lawrence Financial under the Securities Act.

     This document does not cover any resales of Oak Hill Financial common shares received in the merger by any person who may be deemed an affiliate of Lawrence Financial.

Expenses

     All expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses.

Comparative Market Prices and Dividends

     Oak Hill Financial common stock is traded on the Nasdaq National Market under the symbol “OAKF.” Lawrence Financial common stock is quoted on the OTC Bulletin Board under the symbol “LWFH.” The following table sets forth the reported high and low sales prices of shares of Oak Hill Financial common stock and Lawrence Financial common stock, and the quarterly cash dividends per share declared, in each case for the period indicated. The high and low sales prices are based on intraday sales for the periods reported.

	Oak Hill Financial			Lawrence Financial
	Common Stock			Common Stock
	High	Low	Dividends	High		Low		Dividends
2003 Fiscal Year
First Quarter	$24.77	$21.23	$0.13		$18.95		$15.95	$0.07
Second Quarter	25.90	23.52	0.13		23.50		18.70	0.07
Third Quarter	30.00	24.90	0.13		23.30		22.05	0.07
Fourth Quarter	33.80	28.40	0.15		27.50		22.80	0.07

2004 Fiscal Year
First Quarter	$34.00	$30.10	$0.15		$28.50		$22.50	$0.07
Second Quarter	33.00	30.86	0.15		23.00		21.25	0.07
Third Quarter	36.15	31.40	0.15		23.00		21.40	0.07
Fourth Quarter	39.27	34.54	0.17		23.55		22.00	0.07

2005 Fiscal Year
First Quarter (though January 3, 2005)	$39.11	$38.00	$—	$	*	$	*	$—

*	Lawrence Financial common stock had not traded in the first quarter of fiscal 2005 as of January 3, 2005. The last reported sale price of Lawrence Financial common stock was $23.50 on December 31, 2004.

     Dividend payments by Lawrence Financial are dependent primarily on dividends received by Lawrence Financial from Lawrence Federal. Under federal regulations, the dollar amount of dividends Lawrence Federal may pay is dependent upon its capital position and recent net income. Generally, if Lawrence Federal satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed by the OTS regulations. In addition, institutions that have converted to the stock form of ownership are prohibited from engaging in such activities if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in the conversion in accordance with the Office of Thrift Supervision regulations.

     The ability of the Oak Hill Financial to pay cash dividends to stockholders is limited by its ability to receive dividends from its subsidiary, Oak Hill Banks. The State of Ohio places certain limitations on the payment of dividends by Ohio state-chartered banks. Future cash and stock dividends will be subject to determination and declaration by the board of directors of the Oak Hill Financial, taking into consideration, among other factors, Oak Hill Financial’s financial condition and results of operations, investment opportunities, capital requirements, and regulatory limitations.

Comparison of Oak Hill Financial Shareholder Rights to Lawrence Financial
Stockholder Rights

Summary of Material Differences Between Current Rights of Lawrence Financial Stockholders and Rights Those Stockholders Will Have As Oak Hill Financial Shareholders Following the Merger

	Oak Hill Financial Shareholders Rights	Lawrence Financial Stockholders Rights

Corporate Governance:	Oak Hill Financial is organized and existing under the laws of Ohio. Oak Hill Financial’s common shares are listed on the Nasdaq National Market. Oak Hill Financial has a Governance and Compensation Committee and an Audit Committee.

Lawrence Financial is organized and existing under the laws of Maryland. Lawrence Financial’s Common Stock is quoted on the OTC Bulletin Board. Lawrence Financial has adopted a Code of Ethics and Business Conduct and it has a Compensation Committee and an Audit Committee.

	The Governance and Compensation Committee makes recommendations to the board of directors regarding:	The Compensation Committee is responsible for all matters regarding Lawrence Financial’s employee compensation and benefit programs.
• • •	director nominations, compensation of executive officers, and formulates, administers, and oversees the Oak Hill Financial’s Code of Ethics.	The Audit Committee oversees the financial reporting process on behalf of the board of directors and meets with independent auditors and management to review accounting, auditing, internal control structure and financial reporting matters.

The Audit Committee oversees the financial reporting process on behalf of the board of directors.

Authorized Capital Stock:	Oak Hill Financial is authorized to issue:	Lawrence Financial is authorized to issue:
	• 15,000,000 shares of common stock, without par value of which 5,557,281 shares are issued and outstanding as of December 31, 2004,	• 4,000,000 shares of common stock, with a par value of $.01 per share of which 650,110 shares are issued and outstanding as of December 31, 2004, and

	• 1,500,000 voting shares of preferred stock, without par value, of which there are no shares issued and outstanding, and	• 1,000,000 shares of preferred stock, with a par value of $.01 per share, of which there are no shares issued and outstanding.

• 1,500,000 non-voting shares of preferred stock, without par value, of which there are no shares issued and outstanding.

Number of Directors:	Oak Hill Financial has a classified board of directors that are elected for two-year terms, and can only be removed for cause. The number of directors may be increased or decreased from time to time in accordance with the code of regulations, but the board of directors shall not have less than six (6) or more than fifteen (15) directors.	Lawrence Financial has a classified board of directors that are elected for three-year terms, and can only be removed for cause by the vote of at least 80% of the outstanding shares entitled to vote for directors. The number of directors may be increased or decreased from time to time in accordance with the bylaws, but the board of directors shall not have less than five (5) or more than fifteen (15) directors.

Rights of Stockholders:	No shareholders shall have any pre-emptive right to subscribe for or to purchase any shares of any class of Oak Hill Financial stock. No shareholder shall have the right to vote cumulatively in the election of directors.	Same.

Interested Stockholder Restrictions:	Oak Hill Financial has adopted in its code of regulations Ohio Revised Code Section 1701.831 relating to control share acquisitions, which requires that any control share acquisition be made only after prior authorization of the shareholders of such corporation. Ohio Revised Code Section 1704 prohibits certain shareholders, who have sufficient authority to directly or indirectly control ten percent (10%) of the outstanding voting power of a corporation, from engaging in a wide range of business combinations, such as mergers and significant asset sales for three years after the date on which the shareholder becomes an interested shareholder (the “share acquisition date”), unless the directors of the corporation approved the transaction or the share purchase by the interested shareholder prior to the share acquisition date. If the transaction was not previously approved, the interested shareholder may effect such a transaction after the three-year period only if the transaction is approved by the affirmative vote of two-thirds of the voting power of the corporation and by the affirmative vote of the shareholders of at least a majority of the disinterested shares or if the offer meets certain fair price criteria. Oak Hill Financial has expressly adopted Ohio Revised Code Section 1704.	Lawrence Financial’s articles of incorporation requires an affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of stock of Lawrence Financial entitled to vote in the election of directors in any situation where an “interested stockholder” (generally any person who has sufficient authority to directly or indirectly control ten percent (10%) of the outstanding voting power of a corporation), attempts to engage in a “business combination” (generally a wide range of transactions, such as mergers, issuance or reclassification of securities, adoption of any plan for the liquidation or dissolution of Lawrence Financial and significant asset sales). However, if a majority of directors not affiliated with the interested stockholder approves the business combination or certain pricing criteria are satisfied, a majority vote of the outstanding shares is sufficient to approve a business combination.

Restrictions on Transfer	No applicable provision.	Same.

Nomination of Directors for Election:	Director candidates are recommended by the Oak Hill Financial Governance and Compensation Committee to the board of directors for nomination for election to the board of directors. Shareholders may propose director nominees by submitting the names and qualifications of such persons to the Governance and Compensation Committee.	The board of directors is responsible for identifying and nominating director candidates for election to the board of directors. Stockholders may propose director nominees by submitting the names, qualifications, nominee’s written consent, and Stockholder’s information to the Corporate Secretary.

Vacancies on the Board of Directors:	Vacancies on Oak Hill Financial’s board of directors may be filled by a majority vote of the directors then in office, except when the vacancy is the result of the removal of a director as provided by law or the code of regulations and his successor is elected by the shareholders.	Vacancies on Lawrence Financial’s board of directors, except vacancies resulting from removal from office, may be filled only by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified.

Special Meetings of the Stockholders:	Special meetings of Oak Hill Financial’s shareholders may be called at any time by the Chairman of the Board, President, or board of directors by action at a meeting or a majority of the directors acting without a meeting, or by shareholders holding fifty percent (50%) or more of the voting power of the then-outstanding shares entitled to vote in an election of directors. Written notice of every special meeting of the shareholders stating the time, place and purpose shall be given to each shareholder entitled to notice as provided by law, not less than seven (7) nor more than sixty (60) days before the date of the meeting.	Special meetings of Lawrence Financial’s stockholders may be called at any time by the Chairman of the Board, President, or by a majority of the total number of directors that Lawrence Financial would have if there were no vacancies on the board of directors. A special meeting of the stockholders shall also be called by the Secretary of Lawrence Financial upon the written request of the holders of a majority of all shares outstanding and entitled to vote on the business to be transacted at such meeting. Written notice of every special meeting of the stockholders stating the time, place and purpose shall be given to each stockholder entitled to notice as provided by law, not less than ten (10) nor more than ninety (90) days before the date of the meeting.

Stockholder Quorum Requirement	Oak Hill Financial’s code of regulations requires the presence in person or by proxy of a majority of the common stock issued, outstanding, and entitled to vote to constitute a quorum at any meeting of shareholders.	Same.

Stockholders Proposals:	Oak Hill Financial’s shareholders may submit proposals for consideration at an annual or special meeting of shareholders if notice of such proposal is received by the Secretary of Oak Hill Financial not less than thirty (30) days or more than sixty (60) days before the shareholder meeting. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before a meeting of shareholders, (i) a brief description of the proposal and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the Oak Hill Financial’s books, of the shareholder proposing such business and any shareholders known by such shareholder to be supporting such proposal, (iii) the class and number of shares which are beneficially owned by the shareholder on the date of such shareholder’s notice and by any other shareholders known by such shareholder to be supporting such proposal on the date of such shareholder’s notice, and (iv) any material interest of the shareholder in such proposal.	Lawrence Financial’s stockholders may submit proposals for consideration at an annual or special meeting of stockholders if notice of such proposal is received by the Secretary of Lawrence Financial not less than ninety (90) days prior to the meeting. However, if Lawrence Financial gives less than 100 days’ notice or prior public disclosure of the meeting, written notice of the stockholder proposal must be delivered to the Secretary not later than 10 days following the date notice of the meeting was mailed to stockholders or public disclosure of the meeting was made. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before a meeting of stockholders, (i) a brief description of the proposal and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the Lawrence Financial’s books, of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder, a statement disclosing whether such stockholder is acting with or on behalf of any other person, and (v) any material interest of the stockholder in such proposal.

Amendment to Certificate of Incorporation and Bylaws:	Oak Hill Financial’s articles of incorporation may be amended by the affirmative vote of the shareholders holding two-thirds (2/3) of the voting power of the Corporation. Its code of regulations may be altered, changed or amended in any respect or superseded by new Regulations, in whole or in part, by the affirmative vote of a majority of shareholders on the proposal; some provisions require two-thirds (2/3) approval.	The articles of incorporation may be amended or repealed upon approval of at least a majority of the board of directors and by a majority of shares entitled to vote on the matter, unless otherwise provided in the articles of incorporation or Maryland law. However, amendments to the certificate of incorporation that would revise the provisions relating to the number, terms and classification, election and removal procedures for directors, voting restrictions applicable to beneficial owners of 10% or more of the voting stock, stockholder approval of business combinations with interested stockholders, consideration of social and economic factors when evaluating a proposed business combination, amendments of the bylaws and amendment of the articles of incorporation require approval by at least 80% of the outstanding shares.

Lawrence Financial’s board of directors has the power to adopt, amend or repeal its bylaws.

Description of Oak Hill Financial Capital Stock

     The following information regarding the material terms of Oak Hill Financial’s capital stock is qualified in its entirety by reference to Oak Hill Financial’s articles of incorporation, code of regulations, and the relevant provisions of Ohio law.

General

     Oak Hill Financial’s authorized capital stock consists of:

•	15,000,000 shares of common stock, without par value;

•	1,500,000 shares of voting preferred stock, $.01 par value; and

•	1,500,000 shares of non-voting preferred stock, $.01 par value.

     As of December 31, 2004, no shares of Oak Hill Financial’s preferred stock is issued and outstanding. In addition, 5,557,281 Oak Hill Financial common shares are issued and outstanding. Oak Hill Financial’s common shares trade on the Nasdaq National Market under the symbol “OAKF.”

     You should refer to the section of this prospectus/proxy statement entitled “Comparison of Oak Hill Financial Shareholder Rights to Lawrence Financial Stockholder Rights” about Oak Hill Financial securities.

Common Stock

     Holders of Oak Hill Financial common shares are entitled to:

•	one vote per share for the election of directors and on any other matter submitted to the vote of shareholders; and

•	dividends, if its board of directors legally declares them.

     Holders of Oak Hill Financial common stock are not entitled to:

•	cumulative voting rights in the election of directors;

•	preemptive rights; or

•	conversion, redemption, or call rights.

Voting Preferred Stock

     As of the date of this prospectus/proxy statement, Oak Hill Financial has no outstanding voting preferred stock. At any time, however, its board of directors may establish the number of shares to be issued, and fix the attributes of the shares, including the dividend rate, the dividend payment dates, whether the dividends will be cumulative, the redemption price, the sinking fund requirements, liquidation preference and conversion rights. The holders of any voting preferred stock shall be entitled at all time to one vote for each share, voting as a class.

     Out of the 1,500,000 authorized shares of voting preferred stock, Oak Hill Financial has designated 100,000 of such shares as Series A Junior Participating Preferred Stock, without par value. There are no shares of Series A Junior Participating Preferred Stock issued and outstanding.

     Oak Hill Financial’s Series A Junior Participating Preferred Stock was authorized in connection with the adoption by Oak Hill Financial of a rights agreement. Pursuant to the rights agreement, each Oak Hill Financial common share has one associated preferred share purchase right. Generally, if a person acquires or announces a tender offer to acquire 15% or more of Oak Hill Financial’s outstanding common stock, each right will become exercisable and entitle its holder to purchase 1/100 share of Series A Junior Participating Preferred Stock (the economic equivalent of one Oak Hill Financial common share) for $90.00. This exercise price is subject to adjustment for stock dividends and splits. Once the acquiring person acquires 15% or more of Oak Hill Financial’s outstanding common stock, each right held by such acquiring person will become null and void and each right will entitle all other holders to purchase the number of Oak Hill Financial Series A Preferred Shares having a value equal to twice the exercise price. In general, if Oak Hill Financial is acquired in a merger or other business combination or a significant portion of its assets are sold or transferred, each holder will be entitled to purchase shares of the acquiring company that have a market value of twice the exercise price (or twice the book value, if the acquiring company’s shares are not publicly traded). These rights expire on August 16, 2005, unless earlier redeemed by Oak Hill Financial. Oak Hill Financial’s board of directors may redeem the rights for $.01 per right under certain circumstances.

     A copy of the Oak Hill Financial rights agreement has been filed with the SEC. See “Where You Can Find More Information” for information on where you can obtain a copy. A copy of the rights agreement also is available free of charge from Oak Hill Financial. The above summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

Non-Voting Preferred Stock

     As of the date of this prospectus/proxy statement, Oak Hill Financial has no outstanding non-voting preferred stock. At any time, however, Oak Hill Financial’s board of directors may establish the number of shares to be issued, and fix the attributes of the shares, including the dividend rate, the dividend payment dates, whether the dividends will be cumulative, the redemption price, the sinking fund requirements, liquidation preference and conversion rights. Except as otherwise required by law, the holder of non-voting preferred stock shall be entitled to vote on any matter submitted to the shareholders of Oak Hill Financial.

Legal Matters

     The validity of the Oak Hill Financial common shares to be issued in connection with the merger and the material United States federal income tax consequences of the merger have been passed upon by Porter, Wright, Morris & Arthur, LLP. H. Grant Stephenson, a partner of Porter, Wright, Morris & Arthur, LLP, who helped to prepare this prospectus/proxy statement, is a director of Oak Hill Financial and beneficially owns an aggregate of 23,050 shares of our common stock as of December 31, 2004. This amount includes stock as well as options exercisable within 60 days after December 31, 2004.

Experts

     The consolidated financial statements of Oak Hill Financial as of December 31, 2003 and 2002, and for each of the years in the three year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of Grant Thornton LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Lawrence Financial as of December 31, 2003 and 2002, and for each of the years in the two year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of Crowe Chizek and Company LLC, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

Stockholder Proposals

     Lawrence Financial will hold an annual meeting of stockholders for the year ending December 31, 2004 only if the merger is not completed. Lawrence Financial must receive proposals that stockholders seek to include in the proxy statement for Lawrence Financial’s next annual meeting no later than December 10, 2004. If next year’s annual meeting is held on a date more than 30 calendar days from May 14, 2005, a stockholder proposal must be received by a reasonable time before Lawrence Financial begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

     Lawrence Financial’s bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary not less than 90 days prior to the date of the annual meeting; provided that if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of the tenth day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from Lawrence Financial.

Where You Can Find More Information

     Oak Hill Financial has filed with the SEC a registration statement under the Securities Act that registers the distribution to Lawrence Financial stockholders of the Oak Hill Financial common shares to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Oak Hill Financial in addition to being a proxy statement for Lawrence Financial for the Lawrence Financial special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Oak Hill Financial and Oak Hill Financial common shares. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

     You may read and copy this information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet web site that contains reports, proxy statements and other information about issuers, like Oak Hill Financial and Lawrence Financial, who file electronically with the SEC. The address of the site is http://www.sec.gov. Except as specifically incorporated by reference into this proxy statement/prospectus, information on the SEC’s web site is not part of this proxy statement/prospectus.

     You also should be able to inspect reports, proxy statements and other information about Oak Hill Financial at the offices of the Nasdaq National Market at 33 Whitehall Street, New York, New York.

     The SEC permits the incorporation by reference of information regarding Oak Hill Financial and Lawrence Financial into this proxy statement/prospectus, which means that important business and financial information about Oak Hill Financial and Lawrence Financial can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, and later information that Oak Hill Financial or Lawrence Financial files with the SEC will update and supersede that information. This proxy statement/prospectus incorporates by reference the documents listed below that Oak Hill Financial and Lawrence Financial have previously filed with the SEC, which contain important information about the companies and their financial condition.

Oak Hill Financial (SEC File No. 000-26876)

•	Annual Report on Form 10-K for the year ended December 31, 2003 (filed on March 11, 2004);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 (filed on April 29, 2004), June 30, 2004 (filed on July 29, 2004 and amended on August 2, 2004 and August 13, 2004); and September 30, 2004 (filed on October 29, 2004);

•	Current Reports on Form 8-K, dated and filed (unless otherwise noted) on October 9, 2004 (filed on October 14, 2004), July 21, 2004, May 10, 2004, and February 27, 2004; and

•	The description of Oak Hill Financial’s common stock contained in its Form 8-A (File No. 0-26876), as amended or updated.

Lawrence Financial (SEC File No. 000-31847)

•	Annual Report on Form 10-KSB for the year ended December 31, 2003 (filed on March 12, 2004);

•	Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004 (filed on May 11, 2004), June 30, 2004 (filed on August 13, 2004); and September 30, 2004 (filed on November 15, 2004); and

•	Current Reports on Form 8-K, dated and filed (unless otherwise noted) on October 12, 2004 (filed on October 15, 2004), February 12, 2004 (as to Item 5 information only)(filed on February 17, 2004), and January 12, 2004.

     In addition, we have attached the following documents as appendices to this proxy statement/prospectus:

•	Lawrence Financial’s Annual Report on Form 10-KSB for the year ended December 31, 2003, filed on March 12, 2004 (attached as Appendix D);

•	Lawrence Financial’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, filed on November 15, 2004 (attached as Appendix E).

     In addition, Oak Hill Financial and Lawrence Financial also incorporate by reference additional documents that either company files with the SEC between the date of this document and (a) in the case of Oak Hill Financial, the completion of the merger or the termination of the merger agreement and (b) in the case of Lawrence Financial, the date of the special meeting of stockholders or, if sooner, the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K or 10-KSB, Quarterly Reports on Form 10-Q or 10-QSB and Current Reports on Form 8-K, as well as proxy statements.

     Oak Hill Financial has supplied all information contained or incorporated by reference in this document relating to Oak Hill Financial, as well as all pro forma financial information, and Lawrence Financial has supplied all information relating to Lawrence Financial.

     Documents incorporated by reference are available from Oak Hill Financial and Lawrence Financial without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Oak Hill Financial, Inc.	Lawrence Financial Holdings, Inc.
14621 State Route 93	311 South Fifth Street
Jackson, Ohio 45640	Ironton, Ohio 45638
Attention: Ron J. Copher, Chief Financial Officer and Treasurer	Attention: RobRoy Walters, Executive Vice President and Chief Financial Officer
Telephone: (740) 286-3283	Telephone: (740) 532-0263

     If you would like to request documents, please do so by February 9, 2005, to receive the documents before the Lawrence Financial special meeting.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of October 12, 2004, by and between OAK HILL FINANCIAL, INC., an Ohio corporation (“Oak Hill Financial”), and LAWRENCE FINANCIAL HOLDINGS, INC., a Maryland corporation (“Lawrence Financial”).

RECITALS

     A. Oak Hill Financial is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Oak Hill Banks, an Ohio-chartered commercial bank (“Oak Hill Banks”), is a wholly owned subsidiary of Oak Hill Financial. Oak Hill Financial is a corporation organized and existing under the laws of Ohio and is authorized to issue 15,000,000 shares of common stock, without par value (“Oak Hill Common”), of which 5,544,514 shares were issued and outstanding as of the date hereof, and (ii) 1,500,000 voting shares of preferred stock, without par value, and 1,500,000 non-voting shares of preferred stock, without par value, of which there are no shares issued and outstanding as of the date hereof.

     B. Lawrence Financial is a registered savings and loan holding company under the Home Owners’ Loan Act, as amended. Lawrence Federal Savings Bank (“Lawrence Federal”) and Lawrence Financial Services Corp., are wholly owned subsidiaries of Lawrence Financial. Lawrence Financial is a corporation organized and existing under the laws of Maryland and is authorized to issue 4,000,000 shares of common stock with a par value of one cent ($.01) per share (“Lawrence Financial Common”), of which 650,110 shares were issued and outstanding as of the date hereof and 1,000,000 shares of preferred stock with a par value of one cent ($.01), of which there are no shares issued and outstanding as of the date hereof.

     C. The respective Boards of Directors of Oak Hill Financial and Lawrence Financial have approved the merger of Lawrence Financial with and into Oak Hill Financial (the “Merger”) substantially on the terms and conditions contained in this Agreement.

     D. Immediately following the consummation of the Merger, it is anticipated Oak Hill Banks will merge with and into Lawrence Federal under the terms of the Agreement and Plan of Merger by and between Oak Hill Banks and Lawrence Federal (or its successor as an Ohio state-charted banking organization), attached hereto as Exhibit A.

     E. The parties intend that the Merger shall qualify as a reorganization under the revisions of Section 368(a) of the Code and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

AGREEMENT

     In consideration of the foregoing and of the mutual promises contained herein, the parties agree as follows:

SECTION 1. DEFINITIONS

     1.01 Definitions Contained Elsewhere in this Agreement. For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the preamble and Recitals of this Agreement:

          (a) this “Agreement”;

          (b) “Lawrence Financial”;

          (c) “Lawrence Financial Common”;

          (d) “Oak Hill Banks”;

          (e) “Oak Hill Financial”;

          (f) the “Merger”; and

          (g) “Oak Hill Common”

     1.02 Other Definitions. For the purposes of this Agreement, certain other terms shall be defined as follows:

          (a) the “1933 Act” means the Securities Act of 1933, as amended;

          (b) the “1934 Act” means the Securities Exchange Act of 1934, as amended;

          (c) an “Acquisition Proposal” means an inquiry received from, or an offer or proposal made by or on behalf of, any other corporation, firm, association, person, or other entity relating to (i) the possible acquisition of more than 25 percent of the shares of the capital stock of Lawrence Financial, including, but not limited to, an exchange or tender offer therefor, (ii) the possible acquisition of a majority of the assets of Lawrence Financial, (iii) a merger or consolidation involving Lawrence Financial, other than a transaction in which Lawrence Financial will be the owner of all of the stock of the surviving corporation following the transaction, or (iv) a merger or consolidation involving Lawrence Financial, other than a transaction in which Lawrence Financial will be the surviving corporation and the current stockholders of Lawrence Financial will be the owners of a majority of the stock of the surviving corporation following the transaction;

          (d) an “Affiliate” of a party means a director, officer, employee, agent, or adviser of such party;

          (e) the “Audited Financial Statements” mean the consolidated, audited financial statements of Lawrence Financial, consisting of balance sheets as of December 31, 2003, and statements of income, cash flows, and changes in stockholders’ equity for the fiscal years ended December 31, 2003, with the report thereon of Crowe Chizek and Company LLC, a registered public accounting firm. If a set of consolidated, audited financial statements of Lawrence Federal for a fiscal period ended as of a date after December 31, 2003, are subsequently audited by any registered public accounting firm, such later statements shall be the statements to which reference is made;

          (f) “Average Closing Price” shall mean the average of the last sales prices of Oak Hill Common during the primary trading session of the Nasdaq National Market System (as reported in a mutually agreed upon authoritative source) for the twenty most recent full trading days in which such shares are traded on the Nasdaq National Market System ending at the closing of trading on the date four business days prior to the Closing Date.

          (g) “BIF” means the Bank Insurance Fund of the FDIC;

          (h) “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended;

          (i) the “Code” means the Internal Revenue Code of 1986, as amended;

          (j) “Confidential Information” of or relating to a party means any and all information received from or on behalf of such party or their Affiliates concerning the Merger, the terms of this Agreement, or the assets, business, operations, or financial condition of such party or their Affiliates, unless and to the extent that any such information is in the public domain;

          (k) “CRA” means the Community Reinvestment Act of 1977, as amended;

          (l) the “Division of Financial Institutions” means the Division of Financial Institutions, Ohio Department of Commerce;

          (m) “Employee Benefit Plans” means any and all “employee benefit plans” or “welfare benefit plans” as defined in ERISA;

          (n) “Environmental Law” means CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, regulations promulgated thereunder, and any other federal, state, county, municipal, local, foreign, provincial, or other statute law, ordinance, or regulation which may relate to or deal with human health or the environment, all as may be amended from time to time.

          (o) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

          (p) “Exempt Lawrence Financial Employees” means Mr. Jack L. Blair and Mr. RobRoy Walters;

          (q) “FDIC” means the Federal Deposit Insurance Corporation;

          (r) the “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or its delegate;

          (s) “Hazardous Substances” means (i) any “hazardous substance” as defined in Section 101(14) of CERCLA or regulations promulgated thereunder; (ii) any “solid waste,” “hazardous waste,” or “infectious waste,” as such terms are defined in any other Environmental Law; (iii) asbestos, urea-formaldehyde, polychlorinated biphenyls (PCBs), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic, or hazardous pollutants, contaminants, chemicals, materials, or substances listed or identified in, or regulated by, any Environmental Law; and (iv) any other substances or materials which are classified or considered to be hazardous or toxic under any Environmental Law;

          (t) “Knowledge” as used herein shall mean those facts that are actually known or should reasonably have been known after due inquiry by the President, or any Senior or Executive Vice President of any party hereto;

          (u) the “Lawrence Financial Disclosure Memorandum” means a certain Disclosure Memorandum, dated October 8, 2004, which has been previously delivered by Lawrence Financial to Oak Hill Financial, as the same has been amended and supplemented through the date of this Agreement, and as the same may subsequently be amended or supplemented prior to the Effective Date;

          (v) “Material Adverse Effect” means a material adverse change in the consolidated results of operations, financial condition, properties, or business of Lawrence Financial or Oak Hill Financial, as the case may be, other than any such change attributable to or resulting from (i) changes in law, regulation, or generally accepted accounting principles of general application to the banking or thrift industries, (ii) changes in economic conditions that affect the banking and thrift industries generally, including changes in the general level of interest rates, (iii) any matter or matters relating to Lawrence Financial or Oak Hill Financial which have been disclosed in the Lawrence Financial Disclosure Memorandum or the Oak Hill Financial Disclosure Memorandum as of the date of this Agreement, (iv) actions and omissions of Oak Hill Financial or Lawrence Financial taken with the prior written consent of the other in contemplation of the transactions contemplated hereby or (v) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

          (w) the “Oak Hill Disclosure Memorandum” means a certain Disclosure Memorandum, dated October 11, 2004, which has been previously delivered by Oak Hill Financial to Lawrence Financial, as the same has been amended and supplemented through the date of this Agreement, and as the same may subsequently be amended or supplemented prior to the Effective Date;

          (x) “Oak Hill Financial Rights” means rights to purchase shares of Oak Hill Common and Oak Hill Financial preferred stock under the Oak Hill Rights Agreement.

          (y) “Oak Hill Financial Rights Agreement” means the Rights Agreement, dated as of January 23, 1998, as amended as of December 26, 2000, between Oak Hill Financial and Registrar and Transfer Company, as Rights Agent.

          (z) a “Principal Shareholder” or a “Principal Stockholder” of a party means a person who owns five percent or more of the outstanding shares of any class of the capital stock of such party;

          (aa) “Proxy Statement” means the proxy statement used by Lawrence Financial to solicit the approval of its shareholders of the transactions contemplated by the Agreement, which shall include the prospectus of Oak Hill Financial relating to the issuance of shares of Oak Hill Common to certain holders of Lawrence Financial Common.

          (bb) the “Real Property” means any and all real property owned or leased by Lawrence Financial or Oak Hill Banks, as appropriate, as of the date of this Agreement or acquired at any time after the date of this Agreement and prior to the Effective Time, together with any and all improvements thereon;

          (cc) the “Registration Statement” means the Registration Statement on Form S-4, or other appropriate forms, filed or to be filed by Oak Hill Financial with the SEC under the provisions of the 1933 Act for the purpose of registering the shares of Oak Hill Common to be issued by Oak Hill Financial pursuant to the terms of this Agreement, including, but not limited to, the prospectus and Proxy Statement to be included therein as a part thereof;

          (dd) “SAIF” means the Savings Association Insurance Fund;

          (ee) the “SEC” means the Securities and Exchange Commission;

          (ff) the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, use, capital, sales, transfer, use, payroll, employment, severance, occupancy, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, duties, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law and liability for any taxes as a result of being a party to any tax sharing or obligations to indemnify any party);

          (gg) “Tax Returns” means all federal, state, local and foreign Tax returns, reports, estimates, declarations, schedules, information returns, reports and forms, and any amendments to any of the foregoing relating to Taxes, required to be filed with any governmental authority; and

          (hh) an “Unsolicited Acquisition Proposal” means a written Acquisition Proposal that is received by Lawrence Financial or made public by or on behalf of the proponent of such Acquisition Proposal without any solicitation of such proposal by any director, officer, employee, agent, or other person acting on behalf of Lawrence Financial.

SECTION 2. AGREEMENT AND PLAN OF MERGER

     2.01. Merger Transaction. Subject to the terms and conditions hereof, Lawrence Financial shall be merged with and into Oak Hill Financial (the “Merger”) at the “Effective Time” (as such term is defined in Section 2.02 hereof). Oak Hill Financial shall be the surviving corporation following the consummation of the Merger (the “Surviving Corporation”), which shall continue its corporate existence under the laws of Ohio. Lawrence Financial and Oak Hill Financial are hereinafter sometimes referred to as the “Constituent Corporations.” At the Effective Time and following the Merger the separate existence and corporate organization of Lawrence Financial shall cease.

     2.02 Effective Time; Effective Date. The Merger shall be effective at 11:59 p.m., local Ohio time (the “Effective Time”), on (i) the day on which this Agreement and the related Certificate of Merger have been filed in accordance with the requirements of the laws of Ohio, or (ii) such later date as may be specified in such Certificate of Merger (the “Effective Date”).

     2.03. Name. The name of the Surviving Corporation shall be “Oak Hill Financial, Inc.”

     2.04. Charter. The Articles of Incorporation of Oak Hill Financial in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with law.

     2.05. Directors. The directors of the Surviving Corporation shall be R. Eugene Coffman, Jr.; 250 Summerhill, Chillicothe, Ohio 45601; Evan E. Davis, 1114 Moriah Road, Oak Hill, Ohio 45656; Barry M. Dorsey, 505 W. College Avenue, Rio Grande, Ohio 45674; John D. Kidd, 2500 Five Points Road, Jackson, Ohio 45640; D. Bruce Knox, 450 N. Boundary Avenue, McArthur, Ohio 45651; Candice D. Peace, 7430 Amy Beth Court, West Chester, Ohio 45069; Donald R. Seigneur, 46 Fruit Hill Drive, Chillicothe, Ohio 45601; William S. Siders, 10149 Sleepy Ridge Dr., Loveland, Ohio 45140; H. Grant Stephenson, 5363 Godown Road, Columbus, Ohio 43235; Neil S. Strawser, 10721 Weatherstone Ct., Loveland, Ohio 45140; and Donald P. Wood, 900 East State Street, Athens, Ohio 45701, to serve until their successors are duly elected and qualified in accordance with the Code of Regulations of the Surviving Corporation and the laws of Ohio.

     2.06. Regulations. The Code of Regulations of Oak Hill Financial in effect at the Effective Time shall be the regulations of the Surviving Corporation, until amended in accordance with law.

     2.07. Statutory Agent. The name and address of the agent upon whom any process, notice, or demand against any Constituent Corporation or the Surviving Corporation may be served is H. Grant Stephenson, 41 South High Street, Suite 3100, Columbus, Ohio 43215.

     2.08. Treatment of Shares.

          (a) All shares of Oak Hill Common that are issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Oak Hill Common at and after the Effective Time and shall not be affected by the Merger.

          (b) Subject to the provisions of Section 2.11 hereof, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Lawrence Financial Common issued and outstanding at the Effective Time (other than treasury shares, if any, which shall be cancelled, and any shares as to which statutory dissenters’ rights are properly sought, which shall be treated as provided in subparagraph (c) of this Section 2.08) shall become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either (i) the right to receive $23.75 in cash without interest (the “Cash Consideration”), or (ii) the number of shares (the “Exchange Ratio”) of Oak Hill Common equal to $23.75 divided by the Average Closing Price rounded to the nearest ten-thousandth (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Consideration.”

          If, between the date of this Agreement and the Effective Time, the outstanding shares of Oak Hill Common shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Lawrence Financial Common the same economic effect as contemplated by this Agreement prior to such event.

          (c) Each outstanding share of Lawrence Financial Common held by a person who has demanded and perfected a right to relief as a dissenting stockholder under Section 3-202 of the Maryland General Corporation Law (the “Dissenters’ Rights Law”) and who has not effectively withdrawn or lost such right (“Dissenting Shares”) shall not be converted into or represent a right to receive the Consideration pursuant to subsection 2.08(b) hereof, but the holder thereof shall be entitled only to such rights as are granted by the Dissenters’ Rights Law. Each holder of Dissenting Shares who becomes entitled to relief as a dissenting stockholder under the Dissenters’ Rights Law with respect to such holder’s shares of Lawrence Financial Common shall receive payment therefor from Oak Hill Financial in accordance with the provisions of the Dissenters’ Rights Law. If any holder of Lawrence Financial Common who demands relief as a dissenting stockholder under the Dissenters’ Rights Law with respect to such holder’s shares of Lawrence Financial Common shall effectively withdraw or lose (through failure to perfect or otherwise), the right to such relief, each share of Lawrence Financial Common held by such holder shall automatically be converted into the right to receive the Consideration.

          (d) No Lawrence Financial stock options shall be assumed by Oak Hill Financial. At the Effective Time, each option to acquire shares of Lawrence Financial Common (a “Lawrence Financial Option”) granted pursuant to Lawrence Financial’s 2001 Stock-Based Incentive Plan (the “Lawrence Financial Option Plan”) that is then outstanding and unexercised, whether or not then vested, shall be canceled, and in lieu thereof the holders of such options shall be paid in cash an amount equal to the product of (i) the number of shares of Lawrence Financial Common subject to such option at the Effective Time and (ii) the amount by which the Cash Consideration exceeds the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. In the event that the exercise price of a Lawrence Financial Option is greater than the Cash Consideration, then at the Effective Time such Lawrence Financial Option shall be canceled without any payment made in exchange therefor. At the Effective Time the Lawrence Financial Option Plan shall be deemed terminated. From the date of execution of this Agreement, Lawrence Financial will use its best efforts to not permit the exercise of Lawrence Financial Options in transactions other than transactions to which Oak Hill Financial has consented.

          (e) At the Effective Time, each share of restricted stock outstanding as of the Effective Time and issued pursuant to Lawrence Financial’s 2001 Stock-Based Incentive Plan, to the extent not already vested, shall vest and shall represent a right to receive the same rights provided to other holders of Lawrence Financial Common pursuant to subparagraph (b) of this Section 2.08.

2.09. Effect of the Merger.

          (a) At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Ohio. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of Lawrence Financial shall cease and all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights, and credits) then owned by each Constituent Corporation, or which would inure to either of them, shall immediately, by operation of law and without any conveyance, transfer, or further action, become the assets and property of the Surviving Corporation. All rights and obligations of the Constituent Corporations shall remain unimpaired and the Surviving Corporation shall succeed to all such rights and obligations.

          (b) From time to time, as and when requested by the Surviving Corporation or by its successors, the officers and directors of Lawrence Financial in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation, or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises, and authority of Lawrence Financial and otherwise to carry out the purposes of this Agreement.

     2.10. Offices. The principal executive offices of the Surviving Corporation shall be located at 14621 State Route 93, Jackson, Ohio 45640.

     2.11 Election Procedures. Oak Hill Financial will cause to be sent to all record holders of Lawrence Financial Common as of a record date fixed for such purpose by Lawrence Financial, with the concurrence of Oak Hill Financial, not later than 30 days prior to the expected Closing Date, and Oak Hill Financial will use its best efforts to cause to be sent to each holder of Lawrence Financial Common who first becomes a holder after such date, an election form in such form as Oak Hill Financial and Lawrence Financial shall mutually agree (the “Election Form”) and other appropriate materials to effect the surrender of certificates representing shares of Lawrence Financial Common in exchange for either cash or stock as provided herein. The Election Form will allow each such holder (i) to elect to receive the Stock Consideration with respect to all of such holder’s shares of Lawrence Financial Common, (ii) to elect to receive the Cash Consideration with respect to all of such holder’s shares of Lawrence Financial Common, (iii) to elect to receive the Cash Consideration with respect to some of such holder’s shares of Lawrence Financial Common and the Stock Consideration with respect to such holder’s remaining shares of Lawrence Financial Common or (iv) to indicate no election (the “No-Election Shares”). Shares of Lawrence Financial Common as to which an election to receive the Stock Consideration has been made, including pursuant to a mixed election, are referred to herein as “Stock Election Shares.” Shares of Lawrence Financial Common as to which an election to receive the Cash Consideration has been made, including pursuant to a mixed election, are referred to herein as “Cash Election Shares.” As of the Election Deadline, as defined below, any shares of Lawrence Financial Common with respect to which the holder thereof shall not have made such election by submission to Registrar and Transfer Co., as Exchange Agent (the “Exchange Agent”), of an effective, properly completed Election Form shall be deemed to be No-Election Shares.

     Any election to receive the Stock Consideration or the Cash Consideration shall have been properly made only if the Exchange Agent shall have received by 5:00 p.m., New Jersey time, three business days prior to the Closing Date (or such other time as Oak Hill Financial and Lawrence Financial may mutually agree) (the “Election Deadline”), a properly completed Election Form. An Election Form will be properly completed only if accompanied by certificates representing all shares of Lawrence Financial covered thereby (or customary affidavits and, if required by Oak Hill Financial, indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) together with all other documents required by the Election Form with respect to such shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent if, but only if, such notice is received by the Exchange Agent at or prior to the Election Deadline. All elections shall automatically be revoked if the Merger is abandoned for any reason, whereupon all certificates for shares of Lawrence Financial Common to which each such election relates shall be promptly returned to the holder submitting the same to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made, consistent with the duty of the Exchange Agent to give effect to such elections, modifications or revocations to the extent possible.

     For the purpose of this Section 2.11, the number of shares of Lawrence Financial held of record by each holder of Lawrence Financial immediately prior to the Effective Time shall be determined with reference to a complete list of the holders of Lawrence Financial prepared and certified as correctly reflecting its stock records by Lawrence Financial as of the Election Deadline (the “Stock List”). Each entry on the Stock List shall be presumed to represent a different holder of Lawrence Financial unless it appears from the face of the Stock List that several entries are only variations in the spelling or presentation of the same name or names. Any questions concerning the Stock List shall be determined by the Exchange Agent, the decision of which shall be final and binding on all parties involved.

     Holders of record of shares of Lawrence Financial Common who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all of the shares of Lawrence Financial Common held by that Representative for a particular beneficial owner.

     Oak Hill Financial may establish such other rules and procedures relating to the elections herein provided, not inconsistent with the terms of this Agreement, as may be necessary to facilitate the prompt and orderly receipt and processing of elections and the prompt distribution of the Stock Consideration and the Cash Consideration to which the former holders of Lawrence Financial become entitled by virtue of this Agreement, including procedures governing the issuance and delivery of certificates of Oak Hill Common into which shares of Lawrence Financial Common are converted in the Merger and the payment for Lawrence Financial Common converted into the right to receive the Cash Consideration in the Merger, provided that no such rule or procedure shall have the effect of impairing the continuity of proprietary interest needed to qualify the Merger as a tax-free reorganization under the Code.

     No transfer taxes shall be payable by any shareholder of Lawrence Financial with respect to the issuance of certificates for Oak Hill Common and no expenses shall be imposed on any shareholder of Lawrence Financial in connection with the conversion of shares of Lawrence Financial Common into cash or shares of Oak Hill Common and the delivery of such cash or shares to the former holder of Lawrence Financial Common entitled thereto, except that (i) if any certificate of Oak Hill Common is to be issued in a name other than that in which a certificate or certificates for shares of Lawrence Financial surrendered shall have been registered, it shall be a condition to such issuance that the person requesting such issuance shall pay to Oak Hill Financial any transfer taxes payable by reason thereof or of any prior transfer of such surrendered certificate or certificates or establish to the satisfaction of Oak Hill Financial that such taxes have been paid or are not payable, and (ii) nothing herein shall relieve a shareholder of Lawrence Financial Common of any expenses associated with surrendering such holder’s certificates of Lawrence Financial Common to the Exchange Agent.

     2.12. Allocation of Shares and Cash. The parties hereto intend for the Merger to qualify as a reorganization within the meaning of Sections 368(a) and related sections of the Code.

     As soon as practicable but in any event within three business days after the Election Deadline, the Exchange Agent shall effectuate the allocation among holders of Lawrence Financial Common of rights to receive the Stock Consideration and the Cash Consideration as follows:

          (a) If the number of Stock Election Shares is less than 325,055 (the amount by which 325,055 exceeds the number of Stock Election Shares being referred to herein as the “Shortfall Number”), then

          (i) all Stock Election Shares will be converted into the right to receive the Stock Consideration,

          (ii) if the Shortfall Number is less than or equal to the number of No-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of No-Election Shares shall receive (A) the number of shares of Oak Hill Common equal to the product obtained by multiplying (1) the number of No-Election shares held by such holder by (2) the Exchange Ratio by (3) a fraction the numerator of which is the Shortfall Number and the denominator of which is the total number of No-Election Shares (the “No-Election Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (1) the number of No-Election Shares held by such holder by (2) the Cash Consideration by (3) one minus the No-Election Proration Factor, and

          (iii) if the Shortfall Number exceeds the number of No-Election Shares, then all No-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive (1) the number of shares of Oak Hill Common equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction the numerator of which is the amount by which the Shortfall Number exceeds the number of No-Election Shares and the denominator of which is the total number of Cash Election Shares (the “Cash Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Cash Proration Factor.

          (b) If the number of Stock Election Shares is greater than 338,057, then

          (i) all Cash Election Shares will be converted into the right to receive the Cash Consideration,

          (ii) all No-Election Shares will be converted into the right to receive the Cash Consideration, and

          (iii) each holder of Stock Election Shares will be entitled to receive (A) the number of shares of Oak Hill Common equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) the Exchange Ratio by (3) a fraction, the numerator of which is 338,057 and the denominator of which is the number of Stock Election Shares (the “Stock Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) the Cash Consideration by (3) one minus the Stock Proration Factor.

          (c) If the number of Stock Election Shares is equal to or greater than 325,055 and less than or equal to 338,057, then

          (i) all Stock Election Shares will be converted into the right to receive the Stock Consideration,

          (ii) all Cash Election Shares will be converted into the right to receive the Cash Consideration, and

          (iii) all No-Election Shares will be converted into the right to receive the Cash Consideration.

     For purposes of the foregoing calculations, Dissenters’ Shares shall be deemed to be Cash Election Shares.

     2.13. Distribution Procedures.

          (a) As soon as practicable after the Effective Time and the completion of the allocation procedure described above, Oak Hill Financial shall cause the Exchange Agent to distribute the Stock Consideration and the Cash Consideration as provided herein (the “Distribution Date”). Not later than the Distribution Date, Oak Hill Financial will deliver to the Exchange Agent the number of shares of Oak Hill Common issuable and the aggregate Cash Consideration payable in the Merger in order for the Exchange Agent to make such distribution.

          (b) Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to Oak Hill Financial and Lawrence Financial shall be mailed as soon as practicable after the Effective Time to each holder of record of Lawrence Financial Common as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of Lawrence Financial Common to be exchanged thereby.

          (c) Neither Oak Hill Financial, the Surviving Corporation, nor the Exchange Agent, shall be obligated to deliver certificates for Oak Hill Common or cash to a former shareholder of Lawrence Financial until the later of the Distribution Date or the date on which such former shareholder surrenders his certificate or certificates representing shares of Lawrence Financial or, in default thereof, an appropriate affidavit of loss and indemnity agreement and bond as may be required by Oak Hill Financial. Until so surrendered, each outstanding certificate representing shares of Lawrence Financial which have been converted into shares of Oak Hill Common shall be deemed for all corporate purposes (except the payment of dividends or other distributions) to evidence ownership of the number of whole shares of Oak Hill Common into which the shares of Lawrence Financial represented thereby shall have been converted. Adoption of this Agreement by the shareholders of Lawrence Financial shall constitute ratification of the appointment of such Exchange Agent.

          (d) No dividends or other distributions payable to holders of record of Oak Hill Common after the Effective Date shall be paid to a holder of Lawrence Financial whose shares have been converted into Oak Hill Common until the latter of the Distribution Date or the date such holder surrenders his certificates formerly representing shares of Lawrence Financial. Promptly upon surrender of such outstanding certificates there shall be paid to the holder of the certificates for Oak Hill Common issued in exchange therefor the amount of dividends and other distributions, if any, which theretofore became payable with respect to such full shares of Oak Hill Common, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends or other distributions. All such dividends or other distributions (including cash payable in lieu of any fractional share of Oak Hill Common) unclaimed at the end of one year from the Effective Date shall be repaid by the Exchange Agent to Oak Hill Financial, and thereafter the holders of such outstanding certificates for Lawrence Financial shall look, subject to applicable escheat, unclaimed funds and other laws, as general creditors only to Oak Hill Financial for payment thereof.

          (e) The stock transfer books of Lawrence Financial shall be closed immediately upon the Effective Time.

          (f) Oak Hill Financial is empowered to adopt additional reasonable rules and regulations with respect to the matters referred to in this Section 2.13 not inconsistent with the provisions of this Agreement.

     2.14. Fractional Shares. No fractional shares of Oak Hill Common shall be issued. Each former holder of Lawrence Financial who would otherwise be entitled to receive a fractional share of Oak Hill Common shall receive from the Exchange Agent cash in an amount equal to the product resulting from multiplying such fraction by $23.75. Such payment with respect to fractional shares is intended to avoid the expense and inconvenience of issuing fractional shares and to provide a mechanical rounding off of shares, and is not a separately bargained for consideration. On the Effective

Date, Oak Hill Financial shall deliver cash sufficient to permit the payment in respect of such fractional shares to the Exchange Agent for distribution in accordance with this Section 2.14. No interest shall be payable with respect to such cash payment.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF LAWRENCE FINANCIAL

     Lawrence Financial represents and warrants to Oak Hill Financial that, except as set forth in the Lawrence Financial Disclosure Memorandum:

     3.01 Organization and Authority. Lawrence Financial is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, is registered with the Office of Thrift Supervision as a savings and loan holding company, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and, subject to the approval of its stockholders, and to the filing of all requisite regulatory applications and notices and the receipt of all requisite regulatory approvals, to enter into and carry out its obligations under this Agreement.

     3.02 Capitalization. The authorized capital stock of Lawrence Financial consists of 4,000,000 shares of Lawrence Financial Common, of which 650,110 shares were issued and outstanding as of the date of this Agreement, and 1,000,000 shares of preferred stock with a par value of one cent ($.01), of which there are no shares issued and outstanding as of the date of this Agreement. All of the outstanding shares of Lawrence Financial Common are duly authorized, validly issued, fully paid and nonassessable. Other than Lawrence Financial Options to acquire 58,187 shares of Lawrence Financial Common, there are no existing options, warrants, or commitments of any kind which might require the issuance by Lawrence Financial of any additional shares of Lawrence Financial Common or other equity securities of Lawrence Financial.

     3.03 Subsidiaries. The Lawrence Financial Disclosure Memorandum lists all corporations in which Lawrence Federal owns, directly or indirectly, five percent or more of any class of capital stock of any corporation as of the date of this Agreement, and indicates, with respect to the equity securities of each such corporation as of such date, the number of shares of each class authorized, the number of shares outstanding, and the number of shares owned or controlled directly or indirectly by Lawrence Financial. There are no options, contracts, commitments, understandings, or arrangements by which any subsidiary of Lawrence Financial is bound to issue additional shares of its equity securities. Lawrence Federal is a member of the Federal Home Loan Bank System and its deposits are insured up to the applicable limits by the SAIF.

     3.04 Directors, Officers, and Principal Stockholders. No person is known by Lawrence Financial to own more than 5% of the outstanding shares of Lawrence Financial Common.

     3.05 Authorization. The execution, delivery, and performance of this Agreement by Lawrence Financial, and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Lawrence Financial, subject to the adoption of this Agreement by the stockholders of Lawrence Financial.

     3.06 Absence of Defaults. Neither the execution and delivery of this Agreement, nor the consummation of the Merger, nor compliance by Lawrence Financial with any provisions hereof will violate any provisions of the articles or incorporation or bylaws, or other charter documents of Lawrence Financial or result in a breach or termination of, or accelerate the performance required by, any note, bond, mortgage, lease, agreement, or other instrument to which Lawrence Financial is a party or by which Lawrence Financial may be bound, except for such violations or breaches that would not, individually or in the aggregate, have a Material Adverse Effect on Lawrence Financial.

     3.07 Financial Statements. Lawrence Financial has delivered the Audited Financial Statements to Oak Hill Financial. The Audited Financial Statements fairly present the financial position, results of operations, and cash flows of Lawrence Financial at the dates shown and for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. There are no obligations or liabilities, whether absolute, accrued, or contingent (including, without limiting the generality of the foregoing, liabilities for taxes), of Lawrence Financial which are required in conformity with generally accepted accounting principles to be reflected or disclosed in the Audited Financial Statements which have not been or will not be so reflected or disclosed.

     3.08 Title to Properties.

          (a) Lawrence Financial owns no Real Property, provided however, Lawrence Financial has good and marketable title to the Real Property listed as owned by it in the Lawrence Financial Disclosure Memorandum and valid leasehold interests in all of the Real Property listed as leased by it in the Lawrence Financial Disclosure Memorandum, free and clear of any liens and encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. The Real Property and the present use thereof by Lawrence Financial do not violate any local zoning or similar land use laws, any governmental regulations, or any restrictive covenants. To the Knowledge of Lawrence Financial, (i) the Real Property and the use thereof by Lawrence Financial do not encroach upon any property owned by any other person, and (ii) no property owned by any other person encroaches upon any of the Real Property. The Real Property is not subject to any easements, restrictions, set backs, encroachments, or other limitations except utility and other easements that do not interfere with the use of the Real Property for the business then being conducted thereon. The Real Property is not located in any flood hazard area.

          (b) Each item of the personal property owned by Lawrence Financial, including without limitation all contractual rights and assets reflected in the Audited Financial Statements or acquired after the date hereof except for assets sold or otherwise disposed of in the ordinary course of business since such date or assets which, either individually or in the aggregate, are not material to the operations or financial condition of Lawrence Financial), is owned by Lawrence Financial, free and clear of any lien or encumbrance, except for assets securing loans from the Federal Home Loan Bank of Cincinnati and assets pledged for public deposits.

     3.09 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against on the consolidated balance sheet of Lawrence Financial as of June 30, 2004 as included in Lawrence Financial’s Quarterly Report on Form 10-QSB for the period ended June 30, 2004, Lawrence Financial has no liabilities, whether absolute, accrued, contingent, or otherwise, due or to become due, including without limitation any liabilities as guarantor under any guaranty or liabilities for taxes, except liabilities and taxes incurred in the ordinary course of business, which have had or would reasonably be expected to have a Material Adverse Effect on Lawrence Financial.

     3.10 Absence of Certain Changes. Since June 30, 2004, Lawrence Financial has not:

          (a) made or permitted to be made any changes in its capital or corporate structure, certificate or articles of incorporation, regulations, bylaws, or other incorporation documents;

          (b) merged with any other corporation or bank, or permitted any other corporation or bank to merge into or consolidate with it or it subsidiary; acquired control over any other firm, bank, corporation, or organization; or created any subsidiaries;

          (c) issued, sold, delivered, or agreed to issue, sell, or deliver any additional shares of its capital stock or any options, warrants, or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock, except for capital stock issued pursuant to the exercise of stock options previously issued, in accordance with their respective terms;

          (d) purchased, sold, transferred, or otherwise acquired or disposed of, or agreed to purchase, sell, transfer, acquire, or dispose of, any capital stock or other securities of any kind, or options or other rights to acquire any such securities, of any other entity (including, but not limited to, any such transactions involving either Lawrence Financial or any of its subsidiaries with respect to the capital stock or other securities of Lawrence Financial or its subsidiaries), other than in the ordinary course of business;

          (e) incurred any indebtedness, obligations, or liabilities, whether absolute, accrued, contingent, or otherwise, including, without limitation, liabilities as guarantor under any guaranty, other than indebtedness, obligations, and liabilities incurred in the ordinary course of its business or incurred under the contracts and commitments referred to in Section 3.18 hereof;

          (f) issued as borrower any promissory notes, guarantees, or other evidences of indebtedness, other than in the ordinary course of business;

          (g) forgiven or cancelled any indebtedness or contractual obligation, other than in the ordinary course of business;

          (h) mortgaged, pledged, or subjected to any lien or lease any of its assets, tangible or intangible, or permitted or suffered any such asset to be subjected to any lien or lease, other than in the ordinary course of business;

          (i) purchased, sold, transferred, liquidated, or otherwise acquired or disposed of any assets or properties, or entered into any contract for any such purchase, sale, transfer, liquidation, acquisition, or disposition, other than in the ordinary course of business;

          (j) entered into any lease of real or personal property, other than in the ordinary course of business;

          (k) declared, paid, made, or set apart any sum or property for, any dividend or other distribution, or otherwise paid or transferred any funds or property to its stockholders, except for regularly scheduled dividends;

          (l) increased the wages, salaries, compensation, pension or other fringe benefits, or perquisites payable to any executive officer after June 30, 2004, or granted any severance or termination pay, or entered into any contract to make or grant any severance or termination pay, or entered into any employment or consulting contract which is not terminable by Lawrence Financial, without cause and without penalty, upon notice of 30 days or less;

          (m) made any loans or loan commitments, other than in the ordinary course of business, to any director, officer, or Principal Stockholder (or any person or business entity controlled by or affiliated with such director, officer, or Principal Stockholder);

          (n) modified, altered, amended, terminated, or withdrawn from participation in any Employee Benefit Plan or any other plan or benefit provided to one or more employees, or paid or distributed any sum from any such plan except to participants in the ordinary course of the operation of the plan, or made any payment or contribution to any such plan except as required by the terms of such plan or consistent with past practices, but, in any event, not to exceed four percent (4%) of eligible salaries, in the aggregate, on an annual basis;

          (o) entered into any transaction involving the expenditure of more than $25,000, other than in the ordinary course of business, except pursuant to and in accordance with the terms of the contracts and commitments referred to in Section 3.18 hereof;

          (p) adopted any change in any accounting policy or method unless required by accounting principles generally accepted in the United States, provided however that if a change in accounting policy or method is required by accounting principles generally accepted in the United States, Lawrence Financial shall give written advance notice of such change of Oak Hill Financial;

          (q) revalued any asset or adjusted any reserve other than in the ordinary course of business;

          (r) failed to keep in full force and effect insurance and bonds at least equal in amount and scope of coverage to the insurance and bonds carried on June 30, 2004;

          (s) suffered any Material Adverse Effect;

          (t) suffered any damage, destruction, or loss (whether or not covered by insurance) which, individually or in the aggregate, has had a Material Adverse Effect;

          (u) suffered any strike, work stoppage, slow-down, or other labor disturbance; or

          (v) suffered any loss of employees or customers which has had a Material Adverse Effect.

     3.11 Taxes and Tax Returns. Each of Lawrence Financial and its subsidiaries has duly filed all federal, state, foreign and local information returns and Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete) and has duly paid or made adequate provision according to generally accepted accounting principles for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities. The federal income Tax Returns of Lawrence Financial and its subsidiaries have been filed for all years to and including 2002 and any liability with respect thereto has been satisfied. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Lawrence Financial of its subsidiaries. Lawrence Financial and its subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets of Lawrence Financial or its subsidiaries, tangible or intangible. Neither Lawrence Financial nor any of its subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Lawrence Financial and its subsidiaries). Within the past five years, neither Lawrence Financial nor any of its subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. There is and will be no disallowance of a deduction under Section 162(m) of the Code on any Tax Return filed or to be filed by Lawrence Financial or its subsidiaries for employee remuneration of any amount paid or payable by Lawrence Financial or any of its subsidiaries under any contract, plan, program or arrangement or understanding. Lawrence Financial and its subsidiaries have no net operating loses or other tax attributes presently subject to limitations under the Code or regulations thereunder.

     3.12 Labor Matters. Lawrence Financial is not a party to any collective bargaining or other union agreement with any of its employees, or is involved in any labor dispute.

     3.13 Litigation. There is no action, suit, proceeding, or claim by any governmental agency or other person or entity nor any investigation by any governmental agency pending or, to the Knowledge of Lawrence Financial, threatened against (i) Lawrence Financial, (ii) any subsidiary of Lawrence Federal, (iii) the assets, business, or goodwill of Lawrence Financial or any of its subsidiaries, or (iv) any director, officer or Principal Stockholder of Lawrence Financial or any of its subsidiaries, in relation to the business of Lawrence Financial or any of its subsidiaries, or any such person’s capacity as a director, officer or Principal Stockholder of Lawrence Financial or any of its subsidiaries. Neither Lawrence Financial nor any of its subsidiaries is subject to any supervisory agreement, consent order or decree, cease and desist order, or other restriction on their business or assets.

     3.14 Environmental Matters.

          (a) To the Knowledge of Lawrence Financial, Lawrence Financial and its subsidiaries are and have been at all times in substantial compliance with all applicable Environmental Laws and neither Lawrence Financial nor any of its subsidiaries has engaged in any activity resulting in a material violation of any applicable Environmental Law. No orders, hearings, actions, or other proceedings by or before any court or governmental agency in which Lawrence Financial or any of its subsidiaries is a party are pending or, to the Knowledge of Lawrence Financial, threatened in connection with any alleged violation of any applicable Environmental Law (i) by Lawrence Financial or any of its subsidiaries or (ii) in relation to any part of the Real Property and Lawrence Financial has no Knowledge of any investigations or inquiries with respect to any such alleged violation. No claims have been made or, to the Knowledge of Lawrence Financial, threatened at any time by any third party against Lawrence Financial or any of its subsidiaries relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substance. To the Knowledge of Lawrence Financial, neither Lawrence Financial nor any of its subsidiaries has caused or permitted any Hazardous Substance to be integrated into the Real Property or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the Real Property. None of the Real Property has been used by Lawrence Financial or any of its subsidiaries for the storage or disposal of Hazardous Substances nor to the Knowledge of Lawrence Financial, is any of the Real Property contaminated by any Hazardous Substance. To the Knowledge of Lawrence Financial, none of the Real Property has in the past contained or presently contains any underground storage tanks. To the Knowledge of Lawrence Financial, neither Lawrence Financial nor any of its subsidiaries has any interest, direct or indirect, in any property owned by a third party which has been contaminated by Hazardous Substances (excluding any property as to which the sole interest of Lawrence Financial or any of its subsidiaries is that of a lien holder or mortgagee, but including any property as to which title has been taken by Lawrence Financial or any of its subsidiaries pursuant to mortgage foreclosure or similar proceeding and any property as to which Lawrence Financial or any of its subsidiaries has participated in the financial management to a degree sufficient to influence the property’s treatment of Hazardous Substances).

          (b) To the Knowledge of Lawrence Financial, the representations set forth in paragraph (a) above are also true and correct in relation to any and all real property owned or leased by it or any of its subsidiaries at any time prior to the date of this Agreement, together with any improvements located thereon.

     3.15 Community Reinvestment Act Compliance. Lawrence Federal is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and currently has a CRA rating of satisfactory or better from the Office of Thrift Supervision. Lawrence Financial knows of no fact or circumstance or set of facts or circumstances which would cause Lawrence Financial to fail to comply with such provisions or to cause the CRA rating of Lawrence Federal to fall below satisfactory.

     3.16 Compliance with Laws. Lawrence Financial and its subsidiaries hold all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, all governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently conducted. To the Knowledge of Lawrence Financial, Lawrence Financial and its subsidiaries have conducted their businesses so as to comply in all material respects with all applicable statutes, regulations, rules, and orders.

     3.17 Information Provided by Lawrence Financial. None of the information supplied or to be supplied by Lawrence Financial for inclusion in the Registration Statement, the Proxy Statement, the application for approval, or any other document to be filed with the Federal Reserve Board, the Division of Financial Institutions, the SEC, or any other federal or state regulatory authority in connection with the transactions contemplated herein or in this Agreement is or will be false or misleading with respect to any material fact, or omits or will omit any material fact necessary in order to make the statements therein not misleading.

     3.18 Material Contracts.

          (a) Lawrence Financial has no written or oral agreements, leases, and other obligations and commitments of the following types, to which either Lawrence Financial is a party, by which Lawrence Financial or any subsidiary or any of their property is bound, or which has been authorized by Lawrence Financial (the “Material Contracts”):

          (i) promissory notes, guaranties, mortgages, security agreements, or other evidences of indebtedness of Lawrence Financial;

          (ii) partnership or joint venture agreements;

          (iii) employment, bonus, compensation, severance, or consulting agreements;

          (iv) collective bargaining agreements;

          (v) Employee Benefit Plans and any other plans, benefits, programs of benefits, or deferred compensation arrangements for the benefit of directors, employees, or former or retired employees;

          (vi) agreements or commitments for sale (other than in the ordinary course of business) of assets exceeding $50,000 in the aggregate;

          (vii) agreements or commitments for capital expenditures in excess of $50,000 in the aggregate;

          (viii) agreements or other documents creating liens or security interests relating to any real or personal property owned, rented, or leased by Lawrence Financial and used in connection with the business of such entity;

          (ix) leases of, commitments to lease, and other agreements relating to the lease or rental of, real or personal property by Lawrence Financial and used in connection with the business of such entity with annual payments in excess of $25,000;

          (x) all policies of insurance and fidelity bonds of Lawrence Financial;

          (xi) all direct or indirect loans or guaranties of loans to any director, officer, or Principal Stockholder of Lawrence Financial or their spouses or children or any partnership, corporation, or other entity in which any such director, officer, or Principal Stockholder or their spouses or children, have a significant (ten percent or more) interest; and

          (xii) all other contracts and commitments not made in the ordinary course of business.

     (b) The Lawrence Financial Disclosure Memorandum includes complete and correct copies of all written agreements, leases and commitments, except loan commitments less than $500,000, together with all amendments thereto, that constitute the Material Contracts (or Lawrence Financial has previously provided copies thereof to Oak Hill Financial) and includes a complete and correct written description of all oral agreements that constitute Material Contracts.

     (c) As of and through the date of this Agreement: (i) each Material Contract is valid and subsisting and in full force and effect in all material respects; (ii) Lawrence Financial has in all material respects performed all obligations required to be performed by it to date under the Material Contracts; and (iii) no event or condition exists which constitutes or, after notice or lapse of time, would constitute, a material default on the part of Lawrence Financial under any Material Contract.

     3.19 Employee Benefit Plans.

          (a) All Employee Benefit Plans maintained by Lawrence Financial or any subsidiary are listed on the Lawrence Financial Disclosure Memorandum and comply in all material respects with the requirements of ERISA and the Code and all such plans have been administered to date in compliance with the requirements of ERISA, the Code, and subsequent legislation regulating ERISA plans. If required, shares of Lawrence Financial owned by any Employee Benefit Plan have been registered pursuant to applicable securities law. Each of such plans that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is intended to be a qualified plan under Section 401(a) of the Code has been amended to comply in all material respects with current law as required or the remedial amendment period for such amendment under Section 401(b) of the Code has not expired and Lawrence Financial or a subsidiary has obtained current favorable determination letters with respect to all such plans. As of the date hereof, neither Lawrence Financial nor a subsidiary has liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any such plan nor is Lawrence Financial or a subsidiary aware of any claim pending or threatened to be brought by any party regarding such matters. No prohibited transaction has occurred with respect to any such plan that would result, directly or indirectly, in the imposition of any excise tax under Section 4975 of the Code; nor has any reportable event under Section 4043 of ERISA occurred with respect to any such plan. Neither Lawrence Financial nor a subsidiary is a defendant in any lawsuit or criminal action concerning such entity’s conduct as a fiduciary, party-in-interest, or disqualified person with respect to any plan, nor is either of them engaged in litigation or a continuing controversy with, or, to the knowledge of Lawrence Financial or any subsidiary, under investigation or examination by, the Department of Labor, Internal Revenue Service, Justice Department, or Pension Benefit Guaranty Corporation involving compliance with ERISA or the provisions of the Code relating to employee benefit plans. All reporting and disclosure requirements of ERISA and the Code have been met in all respects by all such plans. Neither Lawrence Financial nor any subsidiary is required to contribute to an Employee Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Lawrence Federal and its subsidiaries have complied with all reporting and disclosure obligations to all governmental entities and all participants and beneficiaries with respect to each Employee Benefit Plan required by the terms of such Employee

Benefit Plan, any statutes, orders, rules or regulations, including but not limited to ERISA, the Code and the Sarbanes-Oxley Act of 2002, to the extent that the failure to do so would have an adverse effect on the Company.

          (b) Lawrence Financial has no Employee Benefit Plans or any other benefit plans or programs currently in effect for employees, former employees, and retired employees of Lawrence Financial or any subsidiary including, without limitation, those providing any form of medical, health, and dental insurance, severance pay and benefits continuation, relocation assistance, vacation pay, tuition aid, and matching gifts for charitable contributions to educational or cultural institutions, whether or not subject to ERISA. If any plans are listed on the Lawrence Financial Disclosure Memorandum, then the memorandum includes complete and correct copies of all such plans or programs, including each trust or other agreement under which any trustee or custodian holds funds or property of the plan and all current financial and actuarial reports, all current reporting and disclosure documents and filings, and currently effective Internal Revenue Service rulings or determination letters in respect thereof, or copies of such material has been previously provided to Oak Hill Financial. If any of the Employee Benefit Plans listed in the Lawrence Financial Disclosure Memorandum has not been amended to comply with the Tax Reform Act of 1986 and subsequent legislation, Lawrence Financial will also deliver to Oak Hill Financial information and documentation regarding such plan’s operation during the remedial amendment period which is sufficient to enable Oak Hill Financial to amend such plans to comply with the Tax Reform Act of 1986 and subsequent legislation.

          (c) The Lawrence Financial Disclosure Memorandum sets forth (i) an accurate list of any plan or employment agreement under which the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Lawrence Financial or any of its subsidiaries, and (ii) the financial calculations and assumptions whereby Lawrence Financial determined that $815,000 is a reasonable estimate of the amount required to be paid in calendar year 2004 such that payments made to employees in connection with the transactions contemplated hereby will not constitute “excess parachute payments” within the meaning of Section 280G of the Code, provided any outstanding employment agreements are terminated prior to December 31, 2004 and all payments and benefits are made or provided in accordance with the agreements entered into by and between Jack L. Blair, RobRoy Walters and Lawrence Financial, Lawrence Federal and Oak Hill Financial; and (iii) the financial calculations and assumptions whereby Lawrence Financial determined that $295,000 is a reasonable estimate of the amount required to be paid in calendar year 2004 for the termination of obligations to directors under any outstanding director retirement plan such that payments made in the termination of the director retirement plan obligations will not constitute “excess parachute payments” within the meaning of Section 280G of the Code, provided the obligations to directors are terminated prior to December 31, 2004 and all payments and benefits are made or provided in accordance with the agreements entered into by and between each director and Lawrence Financial, Lawrence Federal and Oak Hill Financial.

     3.20 Insurance Policies. Except as shown on the Lawrence Financial Disclosure Memorandum, neither Lawrence Financial not any subsidiary maintains insurance policies and fidelity bonds. A complete and correct list of the insurance policies and fidelity bonds currently maintained by Lawrence Financial or any subsidiary is listed on the Lawrence Financial Disclosure Memorandum and the Lawrence Financial Disclosure Memorandum includes complete and correct copies of all such policies and bonds currently in effect together with all riders and amendments thereto or copies of such policies, bonds, riders and amendment have been previously provided to Oak Hill Financial. All premiums due thereon have been paid and Lawrence Financial has complied in all respects with the provisions of such policies and bonds. Lawrence Financial has not failed to give any notice or present any claim under any insurance policy or fidelity bond in due and timely fashion.

     3.21 Capital Requirements. Lawrence Financial is in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal regulatory agencies.

     3.22 Loan Loss Reserves. Since June 30, 2004 Lawrence Financial has not incurred any unusual or extraordinary loan losses. The allowance for loan losses reflected on the financial statements of Lawrence Financial has been determined in accordance with generally accepted accounting principles and in accordance with all applicable regulations of all appropriate regulatory agencies and is adequate in all material respects under requirements of accounting principles generally accepted in the United States to provide for reasonably anticipated losses on outstanding loans. Lawrence Financial has no knowledge of any potential losses that have not been considered in establishing the current allowance for loan losses.

     3.23 Brokers; Certain Fees. Neither Lawrence Financial, nor any of its officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement, or the transactions contemplated herein or therein.

     3.24 Material Facts. Neither this Agreement, the Lawrence Financial Disclosure Memorandum, nor any list, schedule, or certificate furnished to Oak Hill Financial by or on behalf of Lawrence Financial contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made.

     3.25 Tax Treatment of the Merger. Neither Lawrence Financial nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     3.26 Filing of Reports. Lawrence Financial Common is registered pursuant to Section 12 of the 1934 Act. Lawrence Financial has been subject to the reporting requirements of Section 13 of the 1934 Act for a period of at least 90 days prior to the date hereof and has filed all reports required to be filed thereunder during the twelve months preceding the date hereof. Since January 1, 2001, Lawrence Financial has filed with the SEC all documents and reports (including all amendments, exhibits, and schedules thereto and documents incorporated by reference therein) required to be filed by Lawrence Financial under the 1934 Act and the 1933 Act, and the rules and regulations promulgated by the SEC thereunder. None of such documents or reports, as of their respective dates and as amended through the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in view of the circumstances under which they were made, not misleading.

     3.27. Termination of Benefits. Based on its Knowledge, Lawrence Financial can terminate prior to December 31, 2004, its and any subsidiary’s obligations (i) under any outstanding employment agreements of its Chief Executive Officer and its Chief Financial Officer, for payments aggregating no more than $815,000 and such payments shall not result in any amounts or benefits expended under such agreements or plans constituting “excess parachute payments” within the meaning of Section 280G of the Code and (ii) to directors under any outstanding retirement plan for payments aggregating no more than $295,000 and such payments shall not result in any amounts or benefits expended under such agreements or plans constituting “excess parachute payments” within the meaning of Section 280G of the Code.

     3.28. Fairness Opinion. Lawrence Financial has received a fairness opinion from Keefe, Bruyette & Woods, Inc. relating to the Merger stating that the Consideration to be paid to the stockholders of Lawrence Financial is fair to the stockholders of Lawrence Financial from a financial point of view.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF OAK HILL FINANCIAL

     Oak Hill Financial represents and warrants to Lawrence Financial that, except as set forth in the Oak Hill Disclosure Memorandum:

     4.01 Organization and Authority. Oak Hill Financial is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and to enter into and carry out its obligations under this Agreement.

     4.02 Capitalization. The authorized capital stock of Oak Hill Financial consists of (i) 15,000,000 shares of Oak Hill Common, of which 5,544,514 shares were issued and outstanding as of the date hereof (excluding treasury shares) and 1,200,000 reserved for issuance upon exercise of existing stock options, and (ii) 1,500,000 voting shares of preferred stock, without par value, and 1,500,000 non-voting shares of preferred stock, without par value, of which there are no shares issued and outstanding as of the date hereof. All the outstanding shares of Oak Hill Common are duly authorized, validly issued, fully paid and nonassessable. All of the shares of Oak Hill Common to be issued pursuant to this Agreement will, when so issued, be duly authorized, validly issued, fully paid and nonassessable, and the issuance of such shares will not be subject to any preemptive or similar rights.

     4.03 Authorization. The execution, delivery, and performance of this Agreement by Oak Hill Financial, and the consummation of the transactions contemplated hereby, have been duly approved by the Board of Directors of Oak Hill Financial.

     4.04 Absence of Defaults. Neither the execution and delivery of this Agreement, nor the consummation of the Merger, nor compliance by Oak Hill Financial with any of the provisions hereof will violate any provision of the certificate of incorporation or code of regulations of Oak Hill Financial or result in a breach or termination of, or accelerate the performance required by, any note, bond, mortgage, lease, agreement, or other instrument to which Oak Hill Financial is a party or to which Oak Hill Financial may be bound, except for such violations or breaches that would not, individually or in the aggregate, have a Material Adverse Effect on Oak Hill Financial.

     4.05 Financial Statements. Oak Hill Financial has previously made available to Lawrence Financial copies of (i) the consolidated balance sheets of Oak Hill Financial and its subsidiaries as of December 31, 2003 and 2002 and related consolidated statements of income, cash flows and changes in stockholders’ equity for each of the three years in the three-year period ended December 31, 2003, together with the notes thereto, accompanied by the audit report of Oak Hill Financial’s independent public auditors, as reported in Oak Hill Financial’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC and (ii) the unaudited consolidated balance sheet of Oak Hill Financial and its subsidiaries as of June 30, 2004 and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the six months ended June 30, 2004 and 2003, as reported in Oak Hill Financial’s Quarterly Report on Form 10-Q for the period ended June 30, 2004 filed with the SEC. Such financial statements fairly present the financial position, results of operations, and cash flows of Oak Hill Financial at the dates shown and for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. There are no obligations or liabilities, whether absolute, accrued, or contingent (including, without limiting the generality of the foregoing, liabilities for taxes), of Oak Hill Financial which are required in conformity with generally accepted accounting principles to be reflected or disclosed in such financial statements which have not been so reflected or disclosed.

     4.06 Material Facts. Neither this Agreement nor this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made; provided, however, that the scope of this representation does not extend to any information relating to or furnished by Lawrence Financial.

     4.07 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against on the consolidated balance sheet of Oak Hill Financial as of June 30, 2004 as included in Oak Hill Financial’s Quarterly Report on Form 10-Q for the period ended June 30, 2004, Oak Hill Financial has no liabilities, whether absolute, accrued, contingent, or otherwise, due or to become due, including without limitation any liabilities as guarantor under any guaranty or liabilities for taxes, except liabilities and taxes incurred in the ordinary course of business, which have had or would reasonably be expected to have a Material Adverse Effect on Oak Hill Financial.

     4.08 Absence of Certain Changes. Except as provided in the Oak Hill Disclosure Memorandum, since June 30, 2004, Oak Hill Financial has not:

          (a) made or permitted to be made any changes in its capital or corporate structures, certificates or articles of incorporation, regulations, bylaws, or other charter documents;

          (b) merged with any other corporation or bank, or permitted any other corporation or bank to merge into or consolidate with it; acquired control over any other firm, bank, corporation, or organization; or created any subsidiaries;

          (c) issued, sold, delivered, or agreed to issue, sell, or deliver any additional shares of its capital stock or any options, warrants, or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock, and except for capital stock issued pursuant to the exercise of stock options previously issued, in accordance with their respective terms;

          (d) purchased, sold, transferred, or otherwise acquired or disposed of, or agreed to purchase, sell, transfer, acquire, or dispose of, any capital stock or other securities of any kind, or options or other rights to acquire any such securities, of any other entity (including, but not limited to, any such transactions involving either of Oak Hill Banks or Oak Hill Financial with respect to the capital stock or other securities of the other of them), other than in the ordinary course of business;

          (e) incurred any indebtedness, obligations, or liabilities, whether absolute, accrued, contingent, or otherwise, including, without limitation, liabilities as guarantor under any guaranty, other than indebtedness, obligations, and liabilities incurred in the ordinary course of their business;

          (f) adopted any change in any accounting policy or method;

          (g) revalued any asset or adjusted any reserve, other than in the ordinary course of business;

          (h) failed to keep in full force and effect insurance and bonds at least equal in amount and scope of coverage to the insurance and bonds carried on June 30, 2004;

          (i) suffered any Material Adverse Effect; and

          (j) made any material increase in dividends until the Effective Date of this Agreement.

     4.09 Taxes. Oak Hill Financial has filed or caused to be filed all federal and other tax returns which are required to be filed and has paid or made provision for payment of all taxes shown as due on such returns. No deficiencies for any tax, assessment, or governmental charge have been proposed, asserted, or assessed against Oak Hill Financial that have not been settled and paid.

     4.10 Litigation. There is no action, suit, proceeding, or claims by any governmental agency or other person or entity nor any investigation by any governmental agency pending or, to the Knowledge of Oak Hill Financial, threatened against (i) Oak Hill Banks, (ii) Oak Hill Financial, (iii) the assets, business or goodwill of Oak Hill Banks or Oak Hill Financial, or (iv) any director, officer, or Principal Shareholder of Oak Hill Banks or Oak Hill Financial, in relation to the business of Oak Hill Banks or Oak Hill Financial or any such person’s capacity as a director, officer, or Principal Shareholder of Oak Hill Banks or Oak Hill Financial. Neither Oak Hill Financial nor any of its subsidiaries is subject to any supervisory agreement, consent order or decree, cease and desist order, or other restriction on its business or assets.

     4.11 Environmental Matters.

          (a) To the Knowledge of Oak Hill Financial, Oak Hill Financial and its subsidiaries are and have been at all times in substantial compliance with all applicable Environmental, and Oak Hill Financial nor any of its subsidiaries has engaged in any activity resulting in a material violation of any applicable Environmental Law. No orders, hearings, actions, or other proceedings by or before any court or governmental agency in which Oak Hill Financial or any of its subsidiaries is a party are pending or, to the Knowledge of Oak Hill Financial, threatened in connection with any alleged violation of any applicable Environmental Law (i) by Oak Hill Financial or any of its subsidiaries or (ii) in relation to any part of the Real Property, and Oak Hill Financial has no Knowledge of any investigations or inquiries with respect to any such alleged violation. No claims have been made or, to the Knowledge of Oak Hill Financial, threatened at any time by any third party against Oak Hill Financial or any of its subsidiaries relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substance. To the Knowledge of Oak Hill Financial, neither Oak Hill Financial or any of its subsidiaries has not caused or permitted any Hazardous Substance to be integrated into the Real Property or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the Real Property. None of the Real Property has been used by Oak Hill Financial or any of its subsidiaries for the storage or disposal of Hazardous Substances nor to the Knowledge of Oak Hill Financial, is any of the Real Property contaminated by any Hazardous Substance. To the Knowledge of Oak Hill Financial, none of the Real Property has in the past contained or presently contains any underground storage tanks. To the Knowledge of Oak Hill Financial, Oak Hill Financial or any of its subsidiaries has any interest, direct or indirect, in any property owned by a third party which has been contaminated by Hazardous Substances (excluding any property as to which the sole interest of Oak Hill Financial or any of its subsidiaries is that of a lien holder or mortgagee, but including any property as to which title has been taken by Oak Hill Financial or any of its subsidiaries pursuant to mortgage foreclosure or similar proceeding and any property as to which Oak Hill Financial or any of its subsidiaries has participated in the financial management to a degree sufficient to influence the property’s treatment of Hazardous Substances).

          (b) To the Knowledge of Oak Hill Financial, the representations set forth in paragraph (a) above are also true and correct in relation to any and all real property owned or leased by it or any of its subsidiaries at any time prior to the date of this Agreement, together with any improvements located thereon.

     4.12 Community Reinvestment Act Compliance. Oak Hill Banks is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and currently has a CRA rating of satisfactory or better from the FDIC. Oak Hill Financial knows of no fact or circumstance or set of facts or circumstances which would cause Oak Hill Financial to fail to comply with such provisions or to cause the CRA rating of Oak Hill Banks to fall below satisfactory.

     4.13 Compliance with Laws. Oak Hill Banks and Oak Hill Financial hold all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, all governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently conducted. To the Knowledge of Oak Hill Financial, Oak Hill Banks and Oak Hill Financial have conducted their businesses so as to comply in all material respects with all applicable statutes, regulations, rules, and orders.

     4.14 Information Provided by Oak Hill Financial. None of the information supplied or to be supplied by Oak Hill Financial for inclusion in the Registration Statement, application for approval, or any other document to be filed with the Federal Reserve Board, the Division of Financial Institutions, the SEC, or any other federal or state regulatory authority in connection with the transactions contemplated herein or in this Agreement is or will be false or misleading with respect to any material fact, or omits or will omit any material fact necessary in order to make the statements therein not misleading.

     4.15 Employee Benefit Plans. All Employee Benefit Plans maintained by Oak Hill Banks or Oak Hill Financial comply in all material respects with the requirements of ERISA and the Code and all such plans have been administered to date in compliance with the requirements of ERISA, the Code, and subsequent legislation regulating ERISA plans. Each of such plans that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is intended to be a qualified plan under Section 401(a) of the Code has been amended to comply in all material respects with current law as required or the remedial amendment period for such amendment under Section 401(b) of the Code has not expired and Oak Hill Banks or Oak Hill Financial has obtained favorable determination letters with respect to all such plans. As of the date hereof, Oak Hill Banks or Oak Hill Financial has no liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any such plan nor is Oak Hill Banks or Oak Hill Financial aware of any claim pending or threatened to be brought by any party regarding such matters. No prohibited transaction has occurred with respect to any such plan that would result, directly or indirectly, in the imposition of any excise tax under Section 4975 of the Code; nor has any reportable event under Section 4043 of ERISA occurred with respect to any such plan. Neither Oak Hill Banks nor Oak Hill Financial is a defendant in any lawsuit or criminal action concerning such entity’s conduct as a fiduciary, party-in-interest, or disqualified person with respect to any plan, nor is either of them engaged in litigation or a continuing controversy with, or, to the Knowledge of Oak Hill Financial, under investigation or examination by, the

Department of Labor, Internal Revenue Service, Justice Department, or Pension Benefit Guaranty Corporation involving compliance with ERISA or the provisions of the Code relating to employee benefit plans. All reporting and disclosure requirements of ERISA and the Code have been met in all respects by all such plans. Neither Oak Hill Banks nor Oak Hill Financial is required to contribute to an Employee Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

     4.16 Capital Requirements. Neither Oak Hill Financial nor any Affiliate thereof is not in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal regulatory agencies.

     4.17 Tax Treatment of the Merger. Neither Oak Hill Financial nor any Affiliate thereof has not taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     4.18 Filing of Reports. Oak Hill Common is registered pursuant to Section 12 of the 1934 Act. Oak Hill Financial has been subject to the reporting requirements of Section 13 of the 1934 Act for a period of at least 90 days prior to the date hereof and has filed all reports required to be filed thereunder during the twelve months preceding the date hereof. Since January 1, 1996, Oak Hill Financial has filed with the SEC all documents and reports (including all amendments, exhibits, and schedules thereto and documents incorporated by reference therein) required to be filed by Oak Hill Financial under the 1934 Act and the 1933 Act, and the rules and regulations promulgated by the SEC thereunder. None of such documents or reports, as of their respective dates and as amended through the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in view of the circumstances under which they were made, not misleading.

     4.19 Insurance of Accounts. The deposits of Oak Hill Banks are insured up to the applicable limits by the BIF.

     4.20 Availability of Funds. Oak Hill Financial will have available to it at the Effective Time sources of capital sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

SECTION 5. COVENANTS OF LAWRENCE FINANCIAL

     Lawrence Financial covenants and agrees as follows:

     5.01 Applications for Regulatory Approvals; Registration Statement. Lawrence Financial will cooperate, and will cause its respective directors, officers, employees, agents, and advisers to cooperate, to the extent reasonably necessary, with Oak Hill Financial and its advisers in connection with the preparation of the Registration Statement and the applications for regulatory approvals described in Section 6.02 hereof and shall furnish all information concerning it and the holders of its capital stock as Oak Hill Financial may reasonably request in connection with such action. Lawrence Financial shall assist Oak Hill Financial in the preparation of the Proxy Statement, as part of the Registration Statement filed with the SEC, and shall mail such Proxy Statement to Lawrence Financial Shareholders in accordance with Section 5.03 hereof.

     5.02 Applications for Charter Conversion. As soon as reasonably practicable after the execution of this Agreement, at the sole expense and with the assistance of Oak Hill Financial, Lawrence Financial shall prepare and file such applications with the Ohio Division of Financial Institutions, and any other regulatory authorities having jurisdiction as may be required to secure all necessary regulatory approvals for conversion of Lawrence Federal to a bank chartered by the State of Ohio, which conversion shall occur immediately prior to the Effective Time, and to immediately after the Effective Time consummate a merger of Oak Hill Banks with and into Lawrence Federal as an Ohio state chartered bank, and shall use its best efforts to secure such approvals.

     5.03 Stockholders’ Meeting. As soon as practicable and, in any event, within ten business days after the SEC has declared the Registration Statement effective, Lawrence Financial will call and mail notice of a meeting of its stockholders for the purpose of adopting this Agreement along with the Proxy Statement, which meeting shall be held not more than 45 days from the date the notice is mailed, and the Board of Directors of Lawrence Financial will to the extent consistent with their fiduciary duty recommend to the stockholders that they vote their shares in favor of the Merger.

     5.04 Conduct of Business. From the date of this Agreement until the Effective Time, except as provided herein or as consented to by Oak Hill Financial in writing, Lawrence Financial will conduct its respective operations only, and shall not take any action except, in the ordinary and usual course of business, and Lawrence Financial will use its best efforts to preserve intact its business organization, assets, prospects, and business relationships, to keep available the services of its officers and employees, and to maintain existing relationships with other entities. Without limiting the generality of the foregoing, subject to the exceptions stated above, during such period, Lawrence Financial will not except as provided herein:

          (a) enter into any agreement or commitment of the character referred to in subsections 3.18(a)(i) through (xii) hereof; or

          (b) take or permit to be taken any action of a character which is listed in subsections (a) through (q) of Section 3.10 hereof; provided, however, that, after prior consultation with Oak Hill Financial, Lawrence Financial may take or permit such of those actions as may be required pursuant to any change in applicable accounting rules or standards, or by law or any applicable rules or regulations of any governmental authority.

     5.05 Access to Information. Lawrence Financial shall give representatives of Oak Hill Financial full access, during normal business hours and upon reasonable notice, to all assets, properties, books, records, agreements, and commitments of Lawrence Financial, provided that such access shall not unreasonably interfere with the operations of Lawrence Financial, and shall furnish to representatives of Oak Hill Financial all such information concerning its and their affairs as Oak Hill Financial may reasonably request. It is expressly understood that no investigation by Oak Hill Financial pursuant to this Section 5.05 or otherwise shall affect any representation or warranty made herein.

     5.06 Press Releases. Lawrence Financial shall consult in advance with Oak Hill Financial as to the form and substance of any press release, written communication with its stockholders, or other public disclosure of matters related to this Agreement or the Merger, and shall not issue any such press release, written communication, or public disclosure without the prior written consent of Oak Hill Financial; provided, however, that nothing contained herein shall prohibit Lawrence Financial from making any disclosure (after consultation with Oak Hill Financial with respect thereto) which its counsel deems necessary under applicable law.

     5.07 Best Efforts. Lawrence Financial shall use its best efforts to take or cause to be taken all actions necessary, proper, or advisable to consummate the Merger, including such actions as Oak Hill Financial may reasonably request in writing.

     5.08 Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Section 12 hereof, Lawrence Financial shall not (i) directly or indirectly, through any of its officers, directors, agents, or affiliates, solicit, encourage, initiate or participate in any negotiations or discussions with respect to any Acquisition Proposal, or (ii) disclose any information not customarily disclosed to any person or entity or provide access to its properties, books, or records or otherwise assist or encourage any person or entity in connection with any Acquisition Proposal; provided, however, that Lawrence Financial shall be entitled to participate in negotiations and discussions regarding an Unsolicited Acquisition Proposal, and to disclose such information and provide such access in connection with an Unsolicited Acquisition Proposal, to the extent that the Board of Directors of Lawrence Financial determines in good faith, after consultation with its financial advisor with respect to the financial aspects of the Unsolicited Acquisition Proposal and the Merger, and with its legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of the directors of Lawrence Financial to the stockholders of Lawrence Financial. Lawrence Financial shall give Oak Hill Financial immediate notice of any Acquisition Proposals.

     5.09 Advice of Changes. Between the date hereof and the Effective Date, Lawrence Financial shall advise Oak Hill Financial promptly, in writing, of any fact which, if existing or known on the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement and any fact which, if existing or known on the date hereof, would have made any of the representations contained herein untrue. Prior to the Effective Date, Lawrence

Financial shall deliver to Oak Hill Financial a supplement to the Lawrence Financial Disclosure Memorandum, which shall contain a description of any and all such matters.

     5.10 Confidentiality. From and after the date of this Agreement, Lawrence Financial shall, and shall cause its respective Affiliates to, treat all Confidential Information of Oak Hill Financial and Oak Hill Banks, as confidential, and Lawrence Financial shall, and shall cause its respective Affiliates to, not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated pursuant to Section 12 hereof, Lawrence Financial shall, and shall cause its respective Affiliates to, promptly return to Oak Hill Financial all documents and workpapers, and all copies thereof, containing any such Confidential Information of Oak Hill Financial or Oak Hill Banks. The covenants of Lawrence Financial contained in this Section 5.09 are of the essence and shall survive any termination of this Agreement and the closing of the transactions contemplated hereby.

     5.11 Coordination of Dividends. Lawrence Financial agrees to cooperate with Oak Hill Financial to ensure that the stockholders of Lawrence Financial receive a regular quarterly dividend from either Lawrence Financial or Oak Hill Financial during the quarter in which the Effective Date occurs, but that they do not receive dividends from both Lawrence Financial and Oak Hill Financial during such quarter.

     5.12 Tax Representations. Lawrence Financial will use its reasonable efforts to cause the Merger, and will take no action which would cause the Merger not to qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

     5.13 Form 13D or 13G Filings. Lawrence Financial shall promptly advise Oak Hill Financial of the filing of a Form 13D or 13G under the 1934 Act with respect to Lawrence Financial Common and shall provide Oak Hill Financial with a copy of any such Form 13D or 13G promptly after receipt thereof.

     5.14 ESOP Termination. As soon as practicable following the date hereof but, in any event, prior to the Effective Time, Lawrence Federal shall take any and all action necessary to terminate its employee stock ownership plan (the “Lawrence Federal ESOP”) as of the Effective Time. The trustee of the Lawrence Federal ESOP shall repay the existing loan of the Lawrence Federal ESOP and allocate any unallocated assets remaining after the loan is repaid in accordance with the terms of the Lawrence Federal ESOP and applicable law.

     5.15 Accounting Changes. Lawrence Financial agrees that, immediately prior to the Effective Time, it will conform its and its subsidiaries accounting measures and procedures to the accounting measures and procedures of Oak Hill Financial and its subsidiaries, provided that such measures and procedures are not prohibited by generally accepted accounting principles or applicable laws and regulations.

     5.16 Agreements of Affiliates. Lawrence Financial will use its best efforts to obtain from each director of Lawrence Financial and their “affiliates,” for purposes of Rule 145 under the 1933 Act, and to deliver to Oak Hill Financial prior to the Effective Date a written agreement providing that such person will not sell the shares of Oak Hill Common to be received by such person in the Merger unless such sales are pursuant to an effective registration statement under the 1933 Act or pursuant to Rule 145 of the SEC or another exemption from the registration requirements under the 1933 Act.

     5.17 Termination of Executive Benefits. Lawrence Financial shall terminate its and any subsidiary’s obligations, under any outstanding employment agreements with its Chief Executive Officer and its Chief Financial Officer, for payments aggregating no more than $815,000 in calendar year 2004 and in a manner which will not result in any amounts or benefits expended under such agreements or plans constituting “excess parachute payments” within the meaning of Section 280G of the Code. Lawrence Financial, together with Lawrence Federal and Oak Hill Financial, will enter into agreements with its Chief Executive Officer and Chief Financial Officer concurrently with the execution of this Agreement setting forth all payments and benefits to be made or provided to such persons and all obligations related thereto.

     5.18 Termination of Director Benefits. Lawrence Financial shall terminate its and any subsidiary’s obligations to directors under any outstanding retirement plan for payments aggregating no more than $295,000 in calendar year 2004 and in a manner which will not result in any amounts or benefits expended under such agreements or plans constituting “excess parachute payments” within the meaning of Section 280G of the Code. Lawrence Financial, together with Lawrence Federal and Oak Hill Financial, will enter into agreements with each director concurrently with the execution of this Agreement setting forth all payments and benefits to be made or provided to such persons and all obligations related thereto.

     5.19 Tax Returns. Lawrence Financial and its subsidiaries shall prepare and timely file all tax returns reasonably requested by Oak Hill Financial to be filed by them on or before the Closing Date. Oak Hill Financial shall have a reasonable opportunity to review such Tax Returns and approve any material elections. Lawrence Financial and its subsidiaries shall pay all Taxes shown on such Tax Returns.

     5.20. Real Property Matters. For each parcel of the Real Property described in the Lawrence Financial Disclosure Memorandum as being owned by Lawrence Financial, Lawrence Financial shall permit Oak Hill Financial to obtain, at the sole expense of Oak Hill Financial, (a) a title insurance commitment (ALTA 1966 form or its equivalent) for a fee owner’s title insurance policy in an amount equal to the carrying cost of the premises to be insured (including all improvements thereon), on the books of Lawrence Financial as of December 31, 2003 on such form as may be acceptable to Oak Hill Financial, (b) current land surveys of those parcels of the Real Property, each survey to be conducted and prepared by a duly licensed land surveyor, with such survey to be a duly certified ALTA/ACSM field survey and (c) a “Phase I” environmental site assessment prepared by a licensed environmental engineering firm, in each case for the purpose of verifying the representations and warranties made by Lawrence Financial regarding the Real Property.

     5.21. Sale of Mobile Home Loans. Lawrence Federal shall complete the sale of its indirect mobile loan portfolio and related accounts, if any, pursuant to the agreements from purchase and sale between Lawrence Federal and Morgan Keegan Mortgage Company, Inc. dated as of October 12, 2004, and shall not enter into any amendment thereof without the written consent of Oak Hill Financial.

SECTION 6. COVENANTS OF OAK HILL FINANCIAL

     Oak Hill Financial covenants and agrees as follows:

     6.01 Issuance of Oak Hill Common. At the Effective Time, Oak Hill Financial shall issue all of the shares of Oak Hill Common into which shares of Lawrence Financial Common are to be converted in the Merger and will deliver the certificates for such shares, or cause the same to be delivered, to the Exchange Agent.

     6.02 Applications for Regulatory Approvals. As soon as reasonably practicable after the execution of this Agreement, Oak Hill Financial shall prepare and file such applications with the Office of Thrift Supervision, the FDIC, the Federal Reserve Board, the Ohio Division of Financial Institutions, and any other regulatory authorities having jurisdiction as may be required to secure all necessary regulatory approvals of the Merger and shall use its best efforts to secure such approvals. Oak Hill Financial shall deliver a draft or drafts of such regulatory applications to Lawrence Financial and provide Lawrence Financial a reasonable opportunity to review such draft or drafts prior to filing the same.

     6.03 Registration Statement. As soon as reasonably practicable after the execution of this Agreement, Oak Hill Financial shall prepare and file the Registration Statement with the SEC, shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act, and shall take such action as may be required to register or qualify for exemption such shares under the securities laws of the states where registration or an exemption from registration may be required. Oak Hill Financial shall deliver a draft or drafts of the Registration Statement to Lawrence Financial and provide Lawrence Financial a reasonable opportunity to review such draft or drafts prior to filing the same. Oak Hill Financial will advise Lawrence Financial, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Oak Hill Common issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement. If at any time prior to the Effective Time any information relating to Oak Hill Financial should be discovered by Oak Hill Financial which should be set forth in an amendment or supplement to any of the Registration Statement or the prospectus contained therein so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Oak Hill Financial shall promptly notify Lawrence Financial and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Lawrence Financial.

     6.04 Press Releases. Oak Hill Financial shall consult in advance with Lawrence Financial as to the form and substance of any press release, written communication with its shareholders, or other public disclosure of matters related to this Agreement or the Merger.

     6.05 Best Efforts. Oak Hill Financial will use its best efforts to take or cause to be taken all actions necessary, proper, or advisable to consummate the Merger.

     6.06 Confidentiality. From and after the date of this Agreement, Oak Hill Financial and Oak Hill Banks shall, and shall cause their respective Affiliates to, treat all Confidential Information of Lawrence Financial as confidential, and Oak Hill Financial and Oak Hill Banks shall, and shall cause their respective Affiliates to, not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated pursuant to Section 12 hereof, Oak Hill Financial and Oak Hill Banks shall, and shall cause their respective Affiliates to, promptly return to Lawrence Financial all documents and workpapers, and all copies thereof, containing any such Confidential Information of Lawrence Financial. The covenants of Oak Hill Financial and Oak Hill Banks contained in this Section 6.06 are of the essence and shall survive any termination of this Agreement, but shall terminate as of the closing of the transactions contemplated hereby.

     6.07 Coordination of Dividends. Oak Hill Financial agrees to cooperate with Lawrence Financial to ensure that the stockholders of Lawrence Financial receive a regular quarterly dividend from either Lawrence Financial or Oak Hill Financial during the quarter in which the Effective Date occurs, but that they do not receive dividends from both Lawrence Financial and Oak Hill Financial during such quarter.

     6.08 Employment Contracts; Employees of Lawrence Financial; Severance.

          (a) Oak Hill Financial agrees to honor in accordance with their terms all vested benefits or other vested amounts earned or accrued through the Effective Time under the employment contracts, supplemental executive retirement plan, director deferral fee agreements and director retirement agreements described in the Lawrence Financial Disclosure Memorandum, including benefits that vest or are otherwise accrued as a result of the consummation of the transactions contemplated by this Agreement, in each case except to the extent terminated by actions contemplated in this Agreement or superseded by agreements entered into in connection with this Agreement.

          (b) All persons who are employees of Lawrence Federal immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of Oak Hill Banks. All of the Continuing Employees shall be employed at the will of Oak Hill Banks and no contractual right to employment shall inure to such employees because of this Agreement.

          (c) All persons who are employees of Lawrence Federal immediately prior to the Effective Time and whose employment is terminated at the Effective Time and all Continuing Employees whose employment is involuntarily terminated without cause within one year of the Effective Time shall be entitled to receive a severance payment pursuant to the terms of Lawrence Federal’s Employee Severance Compensation Plan.

     6.09 Employee Benefit Plans.

          (a) Oak Hill Financial agrees to use its reasonable best efforts to coordinate the conversion of any pension Employee Benefit Plans, practices, or policies of Lawrence Financial into similar plans of Oak Hill Financial, to the extent that such plans may exist, and to give credit to any and all employees of Lawrence Financial and its subsidiaries who immediately following the Effective Date become employees of Oak Hill Financial and its subsidiaries following the consummation of the Merger for all service with Lawrence Financial prior to the Effective Time for purposes of eligibility, vesting, and all other purposes for which such service is taken into account or recognized, to the extent feasible and permissible under all applicable laws and regulations and the applicable terms of Oak Hill Financial’s pension Employee Benefit Plans.

          (b) Oak Hill Financial agrees to use its reasonable best efforts, including when permitted by law the amendment of existing plans, to coordinate the maintenance of or conversion into similar plans of Oak Hill Financial of any welfare Employee Benefit Plan, practice, or policy of Lawrence Financial, to the extent feasible and permissible under all applicable laws and regulations and the applicable terms of Oak Hill Financial’s plans. Furthermore, the former officers and employees of Lawrence Financial (and their spouses and dependents, if applicable) who are under a Lawrence Financial plan on the Effective Date, may, upon the cessation of their participation in a Lawrence Financial plan being maintained by Oak Hill Financial after the Effective Date, immediately participate in the corresponding benefit plan maintain by Oak Hill Financial without regard to pre-existing conditions or waiting periods to the extent then-permitted by law and the existing plans of Oak Hill Financial.

     6.10 Indemnification of Directors and Officers.

          (a) Oak Hill Financial acknowledges that, by operation of law, at the Effective Time, Oak Hill Financial will assume any and all legally enforceable obligations of Lawrence Financial to indemnify and defend, and advance expenses to, the directors and officers of Lawrence Financial pursuant to, to the extent of, and in accordance with the terms and conditions of any such obligations that Lawrence Financial had to indemnify and defend, and advance expenses to, such persons in effect immediately prior to the Effective Time, in connection with such persons’ status or services as directors and officers of Lawrence Financial, whether by contractual right or by any provision of the articles of incorporation or bylaws of Lawrence Financial, with respect to any claim asserted or made prior to or at any time after the Effective Time. All such rights to indemnification and advancement of expenses with respect to any such claim shall continue until the final disposition of such claim regardless of when such claim was made or asserted; provided, however, that nothing contained herein shall increase or lengthen the duration of Oak Hill Financial’s obligations with respect to such indemnification over that to which Lawrence Financial would have been subject had the Merger not been consummated.

          (b) For a period of five years following the Effective Time, Oak Hill Financial will use its best efforts to provide directors’ and officers’ liability insurance that serves to reimburse the present and former directors and officers of Lawrence Financial or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the person entitled to indemnified, as that coverage currently provided by Oak Hill Financial for its directors and officials; provided, however, that if Oak Hill Financial is unable to maintain or obtain the insurance called for by this Section 6.10(b), Oak Hill Financial will use its best efforts to obtain as much comparable insurance as is reasonably available.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES

     The obligations of each of the parties hereto to consummate the Merger are subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:

     7.01 Shareholder Approval. This Agreement shall have been approved by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Lawrence Financial Common.

     7.02 Regulatory Approvals. The Merger shall have been approved by the Federal Reserve Board, and any other governmental authority having jurisdiction, and any applicable waiting periods shall have expired, with no such approval or authorization containing any provision which would be materially adverse to the business of Lawrence Financial, Lawrence Federal, Oak Hill Financial or Oak Hill Banks, either prior to or subsequent to the proposed merger of Lawrence Financial and Oak Hill Financial.

     7.03 Litigation. No suit, action, investigation by any governmental body, or legal or administrative proceeding shall have been brought or threatened which materially questions the validity or legality of the transactions contemplated hereunder or under this Agreement. For purposes hereof, advisory opinions or written requests for information which could be used in connection with such suit, investigation, or proceeding given by governmental agencies may be deemed to constitute such a threat.

     7.04 Tax Opinion. Oak Hill Financial and Lawrence Financial shall have received an opinion of Porter, Wright, Morris & Arthur LLP on the basis of facts, representations and assumptions referenced in such opinions substantially to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a).

     In rendering such tax opinion, Porter, Wright, Morris & Arthur LLP may request and shall be entitled to rely upon representations contained in certificates of officers, directors and others of Lawrence Financial and Oak Hill Financial reasonably satisfactory in form and substance to Porter, Wright, Morris & Arthur LLP and Lawrence Financial and Oak Hill Financial shall use their best efforts to make available such certificates.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF LAWRENCE FINANCIAL

     The obligations of Lawrence Financial to consummate the Merger are subject to the fulfillment on or before the Closing Date of the following additional conditions precedent:

     8.01 Representations and Warranties. The representations and warranties made by Oak Hill Financial herein shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date; provided that no representation or warranty (other than the representations and warranties contained in Section 4.02, which shall be true in all material respects) will be deemed untrue, and Oak Hill Financial will not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 4 hereof, has had or is reasonably likely to have a Material Adverse Effect with respect to Oak Hill Financial; Oak Hill Financial shall have performed in all material respects its obligations hereunder and under this Agreement to be performed on or before the Closing Date; and an executive officer of Oak Hill Financial shall have executed and delivered to Lawrence Financial a certificate or certificates, dated as of the Closing Date, in respect of the foregoing matters and in respect of such other matters as Lawrence Financial shall reasonably request.

     8.02 Effectiveness of the Registration Statement; NASD Listing. Lawrence Financial shall have received a certificate from a duly authorized officer of Oak Hill Financial to the effect that the Registration Statement has become effective by an order of the SEC, the Oak Hill Common to be exchanged in the Merger has been qualified or is exempt under all applicable state securities laws, and there has been no stop order issued or threatened by the SEC that suspends or would suspend the effectiveness of the Registration Statement, and no proceeding has been commenced or overtly threatened for such purpose. The shares of Oak Hill Common to be issued to Lawrence Financial stockholders pursuant to this Agreement shall have been authorized for listing on the NASDAQ National Market upon official notice of issuance.

     8.03 Material Adverse Change. Since June 30, 2004, there shall not have occurred any event which has had a Material Adverse Effect on Oak Hill Financial.

SECTION 9. CONDITIONS PRECEDENT TO OBLIGATIONS OF OAK HILL FINANCIAL

     The obligations of Oak Hill Financial to consummate the Merger are subject to the fulfillment on or before the Closing Date of the following additional conditions precedent:

     9.01 Regulatory Approval of the Subsidiary Merger. The merger of Lawrence Federal and Oak Hill Banks shall have been approved by the Federal Reserve Board, the Division of Financial Institutions, and any other governmental authority having jurisdiction, and any applicable waiting periods shall have expired, with no such approval or authorization containing any provision which would be materially adverse to the business of Oak Hill Financial or Oak Hill Banks.

     9.02 Representations and Warranties. The representations and warranties made by Lawrence Financial herein shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, provided that no representation or warranty (other than the representations and warranties contained in Section 3.02, which shall be true in all material respects) will be deemed untrue, and Lawrence Financial will not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3 hereof, has had or is reasonably likely to have a Material Adverse Effect with respect to Lawrence Financial; and the chief executive officer and principal financial officer of Lawrence Financial shall have executed and delivered to Oak Hill Financial certificates, dated as of the Closing Date, in respect of the foregoing matters and in respect of such other matters as Oak Hill Financial shall reasonably request.

     9.03 Dissenting Stockholders. The total number of shares of Lawrence Financial Common, if any, as to which the right to dissent has been asserted under Section 3-202 of the Maryland Corporations and Associations Code shall not exceed ten percent (10%) of the total number of outstanding shares of Lawrence Financial Common.

     9.04 Material Adverse Change. Since June 30, 2004, there shall not have occurred any event which has had a Material Adverse Effect on Lawrence Financial.

     9.05 Title Insurance. Within 90 days of the date of this Agreement, Oak Hill Financial shall have obtained a title insurance commitment (ALTA 1966 form or its equivalent) for a fee owner’s title insurance policy or leasehold owner’s title insurance policy, as appropriate, for each parcel of the Real Property described in the Lawrence Financial Disclosure Memorandum as being owned by Lawrence Financial, and for each lease for any parcel of the Real Property described in the Lawrence Financial Disclosure Memorandum as being leased by Lawrence Financial, each in an amount equal to the carrying cost of the premises or leasehold interest to be insured (including all improvements thereon), on the books of Lawrence Financial as of December 31, 2003. Each title insurance commitment shall show that marketable fee simple title to the owned premises or that valid leasehold title to the leased premises, as appropriate, is in the name of Lawrence Financial, and that it is free and clear of any liens and encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon; provided however that any defect noted that is correctable, in Oak Hill Financial’s reasonable discretion, for less than $100,000 shall be deemed to have been corrected Each such commitment shall provide that such fee owner’s policy committed for therein shall be an ALTA 1970 form, revised in 1984, and each leasehold owner’s policy shall be an ALTA 1975 form, or other form acceptable to Oak Hill Financial.

     9.06 Survey. Within 90 days of the date of this Agreement, Oak Hill Financial Banks shall have obtained current land surveys of those parcels of the Real Property. Each survey to be conducted and prepared by a duly licensed land surveyor, with such survey to be a duly certified ALTA/ACSM field survey, which confirm that the Real Property is not subject to any easements, restrictions, set backs, encroachments, or other limitations except utility and other easements that do not interfere with the use of the Real Property for the business then being conducted thereon, and that the Real Property is not located in any flood hazard area, provided however that any defect noted that is correctable, in Oak Hill Financial’s reasonable discretion, for less than $100,000 shall be deemed to have been corrected.

     9.07 Phase I. Within 90 days of the date of this Agreement, for each parcel of the Real Property described in the Lawrence Financial Disclosure Memorandum as being leased or owned by Lawrence Financial, Oak Hill Financial shall have completed a “Phase I” environmental site assessment prepared by a licensed environmental engineering firm indicating that there is no evidence of contamination with Hazardous Substances or other violations of environmental Laws and concluding that no testing or additional investigations appears to be warranted, provided however that any defect noted that is correctable, in Oak Hill Financial’s reasonable discretion, for less than $100,000 shall be deemed to have been corrected.

     9.08 Consents and Approvals. Lawrence Financial shall have obtained any and all consents or approvals that may be required under the terms of (i) any contract, agreement, lease, or other obligation or commitment, including, but not limited to, the types described in Section 3.18 hereof, to which either Lawrence Financial or Lawrence Federal is a party or by which either Lawrence Financial or Lawrence Federal or any of their property or assets is bound, or (ii) any license or permit of Lawrence Financial or Lawrence Federal, in order to avoid the occurrence of any breach or default which may result from the consummation of the Merger and which, if not obtained, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Oak Hill Financial after giving effect to the consummation of the transactions contemplated hereby.

     9.09 Stockholders’ Equity. The consolidated total stockholders’ equity of Lawrence Financial, calculated as set forth in the following sentence, as of the end of the month prior to the month in which the Closing Date shall occur shall not be less than the $13,715,612. For purposes of this Section 9.09, the consolidated total stockholders’ equity of Lawrence Financial shall be as determined in accordance with accounting principles generally accepted in the United States, but shall be exclusive of (a) any change in accumulated other comprehensive income, net of tax, since June 30, 2004; (b) financial advisory fees and legal and other expenses related to the transactions contemplated by this Agreement; (c) accounting adjustments relating to the Merger as requested by Oak Hill Financial, (d) the effect of the sale by Lawrence Federal of its indirect mobile home loan portfolio, and (e) other payments and expenses contemplated by this Agreement and agreed to by the parties.

     9.10 Termination of Executive Benefits. Lawrence Financial shall have terminated its and any subsidiary’s obligations under any outstanding employment agreements with its Chief Executive Officer and its Chief Financial Officer for payments aggregating $815,000 or less in calendar year 2004 in accordance with the agreements entered into pursuant to Section 5.17 hereof.

     9.11 Termination of Director Benefits. Lawrence Financial shall have terminated its and any subsidiary’s obligations to its directors under any outstanding director retirement plan for payments aggregating $295,000 or less in calendar year 2004 in accordance with the agreements entered into pursuant to Section 5.18 hereof.

     9.12 Sale of Mobile Home Loans. Lawrence Federal shall have completed the sale of its indirect mobile loan portfolio and related accounts, if any, and purchaser pursuant to agreements for purchase and sale between Lawrence Federal and Morgan Keegan Company, Inc. dated as of October 12, 2004.

     9.13 Effectiveness of the Registration Statement; NASD Listing; Blue Sky. The Registration Statement shall have been declared effective by an order of the SEC, there shall be no stop order issued or threatened by the SEC that suspends or would suspend the effectiveness of the Registration Statement, and no proceeding has been commenced or overtly threatened for such purpose. The shares of Oak Hill Common to be issued to Lawrence Financial stockholders pursuant to this Agreement shall have been authorized for listing on the NASDAQ National Market upon official notice of issuance. The Oak Hill Common to be exchanged in the Merger shall have been qualified or is exempt from registration under all applicable state securities laws.

SECTION 10. CLOSING DATE

     The closing of the transactions contemplated by this Agreement (“Closing Date”) shall be held at 11:00 a.m. at the offices of Porter, Wright, Morris & Arthur LLP in Columbus, Ohio, on a date on which the parties agree after the conditions specified in Sections 7.01 and 7.02 hereof have been satisfied.

SECTION 11. AMENDMENT

     At any time prior to the Closing Date, the parties, subject to Section 12 of this Agreement, may modify, amend, or supplement this Agreement by mutual agreement authorized by their respective boards of directors and evidenced by an instrument in writing executed and delivered by the parties hereto, whether before or after the stockholders of Lawrence Financial have adopted this Agreement.

SECTION 12. TERMINATION

     12.01 Termination. This Agreement shall terminate on September 1, 2005, unless a later date is agreed upon in writing by the parties, and may be terminated and the Merger may be abandoned at any time prior to the Effective Time as follows:

          (a) by the mutual consent, evidenced in writing, of the boards of directors of Oak Hill Financial, and Lawrence Financial;

          (b) by the board of directors of Oak Hill Financial, by giving written notice thereof to Lawrence Financial, which notice shall specify in reasonable detail the grounds therefor: (i) if any condition precedent to performance by Oak Hill Financial and Oak Hill Banks has not been satisfied or waived (other than those conditions that by their terms are intended to be satisfied on the Closing Date); (ii) if Lawrence Financial has not fully performed its obligations and agreements hereunder and under this Agreement; or (iii) if any of the representations of Lawrence Financial set forth herein are untrue or incorrect in any material respect subject to the standard set forth in Section 9.02 and such untrue or incorrect representation is not cured within 30 days following written notice to Lawrence Financial or such untrue or incorrect representation, by its nature, cannot be cured prior to the Effective Time; or

          (c) by the board of directors of Lawrence Financial, by giving written notice thereof to Oak Hill Financial, which notice shall specify in reasonable detail the grounds therefor: (i) if any condition precedent to performance by Lawrence Financial has not been satisfied or waived (other than those conditions that by their terms are intended to be satisfied on the Closing Date); (ii) if Oak Hill Financial and Oak Hill Banks have not fully performed their obligations and agreements hereunder and under this Agreement; or (iii) if any of the representations of Oak Hill Financial set forth herein are untrue or incorrect in any material respect subject to the standard set forth in Section 9.02; or and such untrue or incorrect representation is not cured within 30 days following written notice to Oak Hill Financial or such untrue or incorrect representation, by its nature, cannot be cured prior to the Effective Time.

     12.02 Survival of Certain Provisions upon Termination; Nonsurvival of Representations, Warranties and Agreements. Upon a termination of this Agreement as provided herein, this Agreement shall become void and there shall be no further obligation or liability on the part of any party hereto or their respective shareholders, directors, or officers, except pursuant to Sections 5.10, 6.06, 12.03, and 13 hereof, which shall survive a termination of this Agreement in accordance with the express terms of such Sections. None of the representations, warranties covenants and agreements in this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply in whole or in part after the Effective Time.

     12.03 Termination Fee. During the term of this Agreement, if (i) an Unsolicited Acquisition Proposal is submitted to and approved by the stockholders of Lawrence Financial at any time prior to the Effective Time, or (ii) an Unsolicited Acquisition Proposal is received by Lawrence Financial or is made directly to the stockholders of Lawrence Financial at any time prior to the holding of the meeting of the stockholders of Lawrence Financial to be called pursuant to Section 5.03 hereof, the board of directors of Lawrence Financial fails to recommend to the stockholders of Lawrence Financial approval of this Agreement or this Agreement, withdraws such recommendation previously made to the stockholders of Lawrence Financial, or fails to solicit proxies of stockholders of Lawrence Financial to approve the Merger and this Agreement are subsequently rejected by the stockholders of Lawrence Financial at such meeting, then, in either such event, Lawrence Financial shall pay to Oak Hill Financial, within five business days after a termination of this Agreement following such an event, a cancellation fee in the amount of $500,000, as liquidated damages, and not as a penalty, and, upon the payment in full thereof, Lawrence Financial shall have no further liability under this Agreement. The obligations of Lawrence Financial under this Section 12.03 shall survive a termination of this Agreement, provided that, at the time of such termination, (1) an event described in Section 8.03 hereof has not occurred, and (2) Lawrence Financial does not have the right to terminate this Agreement by virtue of a material breach of this Agreement by Oak Hill Financial or Oak Hill Banks.

SECTION 13. EXPENSES

     Except as otherwise expressly provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation, execution, and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, printers, and counsel employed by the parties hereto, and taxes, if any, shall be borne solely by the party which has or shall have incurred the same. The covenants of the parties contained in this Section 13 shall survive a termination of this Agreement for any reason.

SECTION 14. NOTICES

     All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile and confirmed by first-class, certified mail, postage prepaid, addressed as indicated below, or at such other address as such party may designate in writing to the other parties:

          (a) If to Lawrence Financial or Lawrence Federal, to:

Jack L. Blair
President and CEO
Lawrence Financial Holdings, Inc.
311 South Fifth Street
Ironton, Ohio 45638

          (b) If to Oak Hill Financial or Oak Hill Banks, to:

Ralph E. Coffman Jr.
President and CEO
Oak Hill Financial, Inc.
14621 State Route 93
Jackson, Ohio 45640

SECTION 15. GENERAL PROVISIONS

     15.01 Entire Agreement. This Agreement, together with the documents referred to or incorporated herein or therein, reflect the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, oral or written, among the parties with respect to such subject matter, and no party shall be liable or bound to any other party in any manner by any representations, warranties, or covenants except as specifically set forth herein or therein.

     15.02 Waiver. At any time on or prior to the Effective Date, any party hereto may (i) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto, or (ii) waive compliance by the other parties with any of the conditions, covenants, and agreements contained in this Agreement.

     15.03 Assignment. Neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party; provided that following the Effective Time this Agreement shall be binding upon the successors and assigns of the Surviving Corporation.

     15.04 Benefit. Except as specifically provided herein, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

     15.05 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

     15.06 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflicts of laws principles.

     15.07 Incorporation by Reference. The Disclosure Memoranda, and all Exhibits attached hereto are hereby incorporated by reference herein.

[Left intentionally blank. Signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OAK HILL FINANCIAL, INC.
By:	/s/ Ralph E. Coffman Jr
Ralph E. Coffman Jr., President and CEO

LAWRENCE FINANCIAL HOLDINGS, INC.
By:	/s/ Jack L. Blair
Jack L. Blair, President and CEO

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of                   , 200    , between OAK HILL BANKS, a banking corporation chartered under the law of Ohio (“Oak Hill Banks”) and LAWRENCE BANK formerly known as LAWRENCE FEDERAL SAVINGS BANK, a banking corporation chartered under the law of Ohio (“Lawrence Federal”) Lawrence Federal and Oak Hill Banks are collectively referred to herein as the “Constituent Corporations”.

RECITALS

     A. Oak Hill Banks is a banking corporation organized and existing under the laws of Ohio and is authorized to issue 1300 shares of common stock, $1,000.00 par value (“Oak Hill Banks Common”), all of which are issued and outstanding as of the date hereof and owned by Oak Hill Financial, Inc., an Ohio corporation (“Oak Hill Financial”).

     B. Lawrence Federal is a banking corporation organized and existing under the laws of Ohio and is authorized to issue                         shares of common stock,             par value (“Lawrence Federal Common”), of which                         shares are issued and outstanding as of the date hereof and owned by Oak Hill Financial.

     C. The respective boards of directors of the Constituent Corporations have approved the merger of Oak Hill Banks with and into Lawrence Federal substantially on the terms and conditions contained in this Agreement. Furthermore, the board of directors and the parties hereto intend for this transaction to be a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

AGREEMENT

     In consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

     1. Merger. Subject to the terms and conditions hereof, at the “Effective Time” (as such term is defined in Section 2 hereof), Oak Hill Banks shall be merged with and into Lawrence Federal (the “Merger”). Lawrence Federal shall be the surviving corporation in the Merger (the “Surviving Corporation”), and shall continue its corporate existence under the laws of Ohio following the consummation of the Merger. At the Effective Time, the separate existence and corporate organization of Oak Hill Financial shall cease.

     2. Effective Date and Time. The Merger shall be effective on (i) the day on which this Agreement and the related Certificate of Merger have been filed in accordance with the requirements of the laws of Ohio, or (ii) such later date and time as may be specified in such Certificate of Merger (the “Effective Time”).

     3. Name. The name of the Surviving Corporation shall be “Oak Hill Banks.”

     4. Charter. The Articles of Incorporation attached hereto as Exhibit A shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with law.

     5. Directors. The directors of the Surviving Corporation shall be Ralph E. Coffman, Jr., 250 Summerhill Drive, Chillicothe, OH 45601; Evan E. Davis, 225 S. Front Street, Oak Hill, OH 45656; John D. Kidd, 2500 Five Points

Rd., Jackson, OH 45640; David Ratz, 493 Abbey Lane, Jackson, OH 45640; Ron J. Copher, 5841 Franklin Valley, Jackson, OH 45640; Scott J. Hinsch, Jr., 535 Aaron Avenue, Jackson, OH 45640; Darrell D. Boggs, 13683 State Route 279, Oak Hill, OH 45656; and Miles R. Armentrout, 45 Brandon Court, Springboro, OH 45066 to serve until their successors are duly elected and qualified in accordance with the regulations of the Surviving Corporation and the laws of Ohio.

     6. Regulations. The Code of Regulations attached hereto as Exhibit B shall be the regulations of the Surviving Corporation, until amended in accordance with law.

     7. Statutory Agent. The name and address of the agent upon whom any process, notice, or demand against any Constituent Corporation or the Surviving Corporation may be served is H. Grant Stephenson, 41 South High Street, Suite 3100, Columbus, Ohio 43215.

     8. Conversion of Shares. All shares of Oak Hill Banks that are issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Oak Hill Banks Common at and after the Effective Time. At the Effective Time, the shares of Lawrence Federal Common issued and outstanding immediately prior to the Effective Time shall be cancelled.

     9. Effect of the Merger.

          (a) At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Ohio. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of Oak Hill Banks shall cease; all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights, and credits) then owned by Oak Hill Banks, or which would inure to Oak Hill Banks, shall immediately, by operation of law and without any conveyance, transfer, or further action, become the assets and property of the Surviving Corporation. All rights and obligations of Oak Hill Banks shall remain unimpaired and the Surviving Corporation shall succeed to all such rights and obligations.

          (b) From time to time, as and when requested by the Surviving Corporation or by its successors, the respective officers and directors of Lawrence Federal in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation, or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises, and authority of Lawrence Federal, as the case may be, and otherwise to carry out the purposes of this Agreement.

     10. Offices. The principal executive offices of the Surviving Corporation shall be located at 120 Twin Oaks Drive, Jackson, Ohio 45640.

     11. Additional Agreements. Subject to the terms and conditions provided in this Agreement, the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, subject, however, to the adoption of this Agreement by the shareholders of Lawrence Federal and Oak Hill Banks and the receipt of all required regulatory approvals.

     12. Amendment. At any time prior to the Effective Time, the parties hereto may amend, modify, or supplement this Agreement by mutual agreement authorized by their respective boards of directors and provided, further, that this Agreement may not be amended, modified, or supplemented, except by an instrument in writing executed and delivered by each of the parties hereto.

     13. Termination. This Agreement may be terminated only by the mutual agreement of the parties hereto.

     14. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, oral or written, among the parties with respect to such subject matter and no party shall be liable or bound to the others in any manner by any covenants, representations, or warranties except as specifically set forth herein or therein.

     15. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     16. Assignment. Neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.

     17. Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

     18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

     19. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflict of laws principles.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OAK HILL BANKS

By:

Scott J. Hinsch, President

LAWRENCE BANK

By:

Jack E. Blair, President

APPENDIX B

KEEFE, BRUYETTE & WOODS, INC.
SPECIALISTS IN FINANCIAL SERVICES

211 BRADENTON AVE. DUBLIN, OH 43017

PHONE	FAX
614-766-8400	614-766-8406

January 6, 2005

Board of Directors
Lawrence Financial Holdings Inc.
311 South Fifth Street
Ironton, OH 45638

Dear Board Members:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Lawrence Financial Holdings Inc. (“Lawrence”), of the consideration to be paid to Lawrence shareholders in the merger (the “Merger”) between Lawrence and Oak Hill Financial, Inc., an Ohio corporation (“Oak Hill”). We have not been requested to opine as to, and our opinion does not in any manner address, Lawrence’s underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated October 12, 2004, by and among Lawrence and Oak Hill (the “Agreement”), at the effective time of the Merger, Oak Hill will acquire all of Lawrence’s issued and outstanding shares of common stock. Lawrence shareholders will receive the right to elect either $23.75 per share in cash (“Cash Consideration”) or an exchange ratio (the “Exchange Ratio”) of Oak Hill common stock equal to $23.75 divided by the average daily closing price of Oak Hill common stock during a certain measurement period (“Stock Consideration”), subject to certain adjustments (collectively, the “Consideration”).

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by Lawrence, including (i) the Agreement (ii) Annual Reports for the years ended December 31, 2001, 2002 and 2003 (iii) Proxy Statements for the years ended December 31, 2001, 2002 and 2003 (iv) unaudited financial statements for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 (v) and other information we deemed relevant. We also discussed with senior management and directors of Lawrence, the current position and prospective outlook for Lawrence. We reviewed financial and stock market data of other banking institutions and the financial and structural terms of several other recent transactions involving mergers and acquisitions of thrift institutions or proposed changes of control of comparably situated companies.

For Oak Hill, we reviewed (i) Annual Reports for the years ended December 31, 2001, 2002 and 2003, (ii) unaudited financial statements for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, (iii) and other information we deemed relevant. We also discussed with members of the senior management team of Oak Hill, the current position and prospective outlook for Oak Hill.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by Lawrence and the material otherwise made available to us, including

B - 1

Board of Directors
Lawrence Financial Holdings, Inc.
January 6, 2005

information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from Lawrence, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of Lawrence’s management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of Lawrence. We have further relied on the assurances of management of Lawrence that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to Oak Hill or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to Lawrence in connection with the Merger and will receive a fee for such services. In addition, Lawrence has agreed to indemnify us for certain liabilities arising out of our engagement by Lawrence in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the Consideration to be paid by Oak Hill in the Merger is fair, from a financial point of view, to the stockholders of Lawrence.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of Lawrence used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of Lawrence in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

/s/ Keefe, Bruyette, & Woods, Inc.

Keefe, Bruyette, & Woods, Inc.

B - 2

Appendix C

ANNOTATED CODE OF MARYLAND
CORPORATIONS AND ASSOCIATIONS
TITLE 3. CORPORATIONS IN GENERAL — EXTRAORDINARY ACTIONS
SUBTITLE 2. RIGHTS OF OBJECTING STOCKHOLDERS
Md. CORPORATIONS AND ASSOCIATIONS Code Ann. § 3-201-213

§ 3-201. “Successor” defined

(a) Corporation amending charter. — In this subtitle, except as provided in subsection (b) of this section, “successor” includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(b) Corporation whose stock is acquired. — When used with reference to a share exchange, “successor” means the corporation the stock of which was acquired in the share exchange.

§ 3-202. Right to fair value of stock

(a) General rule. — Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

     (1) The corporation consolidates or merges with another corporation;

     (2) The stockholder’s stock is to be acquired in a share exchange;

     (3) The corporation transfers its assets in a manner requiring action under § 3-105 (e) of this title;

     (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or

     (5) The transaction is governed by § 3-602 of this title or exempted by § 3-603 (b) of this title.

(b) Basis of fair value. —

     (1) Fair value is determined as of the close of business:

          (i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106; or

          (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

     (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

     (3) In any transaction governed by § 3-602 of this title or exempted by § 3-603 (b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603 (b) of this title.

(c) When right to fair value does not apply. — Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

     (1) The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

          (i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106; or

          (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

     (2) The stock is that of the successor in a merger, unless:

          (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

          (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

     (3) The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

     (4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

     (5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

§ 3-203. Procedure by stockholder

(a) Specific duties. — A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

     (1) Shall file with the corporation a written objection to the proposed transaction:

          (i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106; or

          (ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505 (b) of this article, within 10 days after the corporation gives the notice required by § 2-505 (b) of this article;

     (2) May not vote in favor of the transaction; and

     (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

(b) Failure to comply with section. — A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect of demand on dividend and other rights

     A stockholder who demands payment for his stock under this subtitle:

     (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

     (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Withdrawal of demand

     A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206. Restoration of dividend and other rights

(a) When rights restored. — The rights of a stockholder who demands payment are restored in full, if:

     (1) The demand for payment is withdrawn;

     (2) A petition for an appraisal is not filed within the time required by this subtitle;

     (3) A court determines that the stockholder is not entitled to relief; or

     (4) The transaction objected to is abandoned or rescinded.

(b) Effect of restoration. — The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207. Notice and offer to stockholders

(a) Duty of successor. —

     (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

     (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

          (i) A balance sheet as of a date not more than six months before the date of the offer;

          (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

          (iii) Any other information the successor considers pertinent.

(b) Manner of sending notice. — The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors

(a) Petition for appraisal. — Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b) Consolidation of suits; joinder of objectors. –

     (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

     (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-210. Appraisal of fair value

(a) Court to appoint appraisers. — If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Report of appraisers — Filing. — Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) Same — Contents. — The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d) Same — Service; objection. —

     (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

     (2) Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211. Action by court on appraisers’ report

(a) Order of court. — The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

     (1) Confirms, modifies, or rejects it; and

     (2) If appropriate, sets the time for payment to the stockholder.

(b) Procedure after order. —

     (1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

     (2) If the appraisers’ report is rejected, the court may:

          (i) Determine the fair value of the stock and enter judgment for the stockholder; or

          (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c) Judgment includes interest. —

     (1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

     (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

          (i) The price which the successor offered for the stock;

          (ii) The financial statements and other information furnished to the stockholder; and

          (iii) Any other circumstances it considers relevant.

(d) Costs of proceedings. —

     (1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

          (i) The price which the successor offered for the stock;

          (ii) The financial statements and other information furnished to the stockholder; and

          (iii) Any other circumstances it considers relevant.

     (2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

          (i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

          (ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e) Effect of judgment. — The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of stock

     The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

     (1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

     (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213. Rights of successor with respect to stock

(a) General rule. — A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b) Successor in transfer of assets. — After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Successor in consolidation, merger, or share exchange. — Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

APPENDIX D

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-KSB

[X]	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 2003

[ ]	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM to

Commission File Number: 0-31847

LAWRENCE FINANCIAL HOLDINGS, INC.

(Name of small business issuer in its charter)

Maryland (state or other jurisdiction of incorporation or organization)	31-1724442 (IRS employer identification no.)

311 South Fifth Street, Ironton, Ohio (address of principal executive offices)	45638 (zip code)

Issuer’s telephone number, including area code: (740) 532-0263
Securities registered pursuant to Section 12(b) of the Act: None
Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.01 per share
(Title of Class)

     Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes [x] No [  ]

     Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of the Form 10-KSB or any amendment to this Form 10-KSB. [  ]

     The issuer’s gross revenues for the fiscal year ended December 31, 2003 were $8,250,000.

     The aggregate market value of the voting and non-voting common equity held by non-affiliates was $15,375,102 based upon the average of the bid and asked price ($23.65 per share) as quoted on the OTC-Bulletin Board on February 29, 2004. Solely for purposes of this calculation, the shares held by the directors and officers of the registrant are deemed to be held by affiliates.

     The number of shares outstanding of the registrant’s common stock as of February 29, 2004 was 650,110.

     Documents incorporated by reference: Portions of the proxy statement for the 2004 annual meeting of stockholders are incorporated by reference in Parts II and III, respectively, of this Form 10-KSB.

Transitional Small Business Disclosure Format (check one): Yes [  ] No [X]

     This report contains certain “forward-looking statements” within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on Lawrence Financial Holdings, Inc.’s current expectations regarding its business strategies, intended results and future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

     Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the market area in which Lawrence Financial Holding’s, Inc. operates, as well as nationwide, Lawrence Financial Holdings, Inc.’s ability to control costs and expenses, competitive products and pricing, loan delinquency rates and changes in federal and state legislation and regulation. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Lawrence Financial Holdings, Inc. assumes no obligation to update any forward-looking statements.

PART I

Item 1. Description of Business

General

     Lawrence Financial Holdings, Inc., headquartered in Ironton, Ohio, was organized as a Maryland business corporation in August 2000 to become the holding company for Lawrence Federal Savings Bank in connection with the conversion of Lawrence Federal from mutual to stock form of ownership. The conversion was completed on December 28, 2000. As a result of the conversion, Lawrence Federal is a wholly owned subsidiary of Lawrence Financial and all of the issued and outstanding capital stock of Lawrence Federal is owned by Lawrence Financial.

     Lawrence Federal operates as a community-oriented financial institution, specializing in the acceptance of retail deposits from the general public in the areas surrounding its five full-service banking offices and using those funds, together with funds generated from operations and borrowings, to originate loans. The principal lending activity of Lawrence Federal is the origination of mortgage loans for the purpose of purchasing or refinancing one- to four-family residential property. Lawrence Federal also originates a variety of consumer loans and multi-family and commercial real estate loans. Lawrence Federal originates loans primarily for long-term investment purposes. Lawrence Federal’s revenues are derived principally from the generation of interest and fees on loans originated and, to a lesser extent, interest and dividends on investments. Lawrence Federal’s primary sources of funds are deposits, principal and interest payments on loans and investments and advances from the Federal Home Loan Bank of Cincinnati.

Market Area

     Lawrence Federal conducts business in southern Ohio from five full-service offices. Lawrence Federal’s main office is in Ironton, Ohio. Ironton is in Lawrence County, which is the southernmost county in Ohio. Located on the Ohio River in the heart of the tri-state area of Ohio, Kentucky and West Virginia, Ironton is the county seat of Lawrence County. Four of Lawrence Federal’s branch offices are also in Lawrence County and the fifth is in adjacent Scioto County. Lawrence and Scioto Counties, Ohio constitute

Lawrence Federal’s primary market area. Lawrence Federal also serves depositors and borrowers in Greenup and Boyd Counties, Kentucky and Cabell and Wayne Counties, West Virginia.

     Lawrence Federal’s market area is predominantly rural. The largest employment sectors in this area are services, wholesale retail sales and manufacturing. Lawrence Federal’s market area has a lower per capita median household income when compared to Ohio and the United States. While the economy in Lawrence County has been stable over the last two years, plant closings in 2000 and 2002 have resulted in job losses. Over the past several years, unemployment in Lawrence County has been greater than the state and national rate.

Competition

     Lawrence Federal faces intense competition for the attraction of deposits and origination of loans in its market area. Its most direct competition for deposits has historically come from the several financial institutions operating in Lawrence Federal’s market area and, to a lesser extent, from other financial service companies, such as brokerage firms, credit unions and insurance companies. Lawrence Federal’s competition for loans comes primarily from financial institutions in its market area, and to a lesser extent from other financial service providers, such as mortgage companies and mortgage brokers. At June 30, 2003, which is the most recent date for which data is available from the FDIC, Lawrence Federal held 21% of the deposits in Lawrence County, which is the second highest market share out of nine financial institutions with offices in the county. However, banks owned by U.S. Bancorp and National City Corporation, both of which are large regional bank holding companies, also operate in Lawrence County and have significant market share. Additionally, competition for loans may increase due to the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies. Lawrence Federal expects competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Some of the institutions with which Lawrence Federal competes are significantly larger than Lawrence Federal and, therefore, have significantly greater resources. Due to its relatively small size, Lawrence Federal has fewer resources to devote to marketing and is less able to take advantage of technological advancements. Competition for deposits and the origination of loans could limit Lawrence Federal’s growth in the future.

Lending Activities

     General. Lawrence Federal’s loan portfolio primarily consists of one- to four-family mortgage loans, a variety of consumer loans and mobile home loans. To a lesser degree, Lawrence Federal’s loan portfolio includes multi-family and commercial real estate loans.

     Lawrence Federal’s loans are subject to federal laws and regulations. Interest rates charged by Lawrence Federal on loans are affected principally by Lawrence Federal’s current asset/liability strategy, the demand for various types of loans, the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by general and economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

     Loan Portfolio Analysis. The following table presents the composition of Lawrence Federal’s loan portfolio at the dates indicated. Lawrence Federal had no concentration of loans exceeding 10% of total loans receivable other than as disclosed below.

	At December 31,
	2003		2002
		Percent		Percent
	Amount	of Total	Amount	of Total
	(Dollars in thousands)
Real estate loans:
One- to four-family	$40,001	50.0%	$43,967	46.3%
Multi-family and commercial	9,001	11.3	10,166	10.7

Total real estate loans	49,002	61.3	54,133	57
Consumer loans:
Automobile	14,786	18.5	18,742	19.7
Other	3,765	4.7	6,857	7.2

Total consumer loans	18,551	23.2	25,599	26.9

Mobile home loans	12,289	15.5	15,193	16.1

Total loans	79,842	100.0%	94,925	100.0%

Less:
Net deferred loan origination costs	2,055		2,643
Allowance for loan losses	(1,014)		(1,111)

Total loans, net	$80,883		$96,457

     The following table presents certain information at December 31, 2003 regarding the dollar amount of loans maturing in Lawrence Federal’s portfolio based on their contractual terms to maturity or scheduled amortization, but does not include potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as becoming due in one year or less. Loan balances do not include undisbursed loan proceeds, net deferred loan origination costs and allowance for loan losses.

	At December 31, 2003
		Multi-
	One- to	Family and	Consumer
	Four-	Commercial	&	Total
	Family	Real Estate	Mobile Home	Loans
	(In thousands)
Amounts due in:
One year or less	$4,394	$884	$7,038	$12,316
After one year:
More than one year to three years	4,532	1,614	10,303	16,449
More than three years to five years	4,759	1,775	4,478	11,012
More than five years to 10 years	10,515	3,054	5,354	18,923
More than 10 years to 15 years	7,488	1,557	3,333	12,378
More than 15 years	8,313	117	334	8,764

Total amount due	$40,001	$9,001	$30,840	$79,842

     Scheduled contractual principal repayments of loans do not reflect the actual life of the loans. The average life of a loan is substantially less than its contractual term because of prepayments. In addition, due- on-sale clauses on loans generally give Lawrence Federal the right to declare loans immediately due and payable if, among other things, the borrower sells the real property with the mortgage and the loan is not repaid. The average life of a mortgage loan tends to increase, however, when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, tends to decrease when rates on existing mortgage loans are substantially higher than current mortgage loan market rates.

     The following table sets forth, at December 31, 2003, the dollar amount of loans contractually due after December 31, 2004, and whether such loans have fixed interest rates or adjustable interest rates.

	Due After December 31, 2004
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family	$22,515	$13,092	$35,607
Multi-family and commercial	3,525	4,592	8,117
Other	—	—	—

Total real estate loans	26,040	17,684	43,724
Consumer and mobile home loans	21,126	2,676	23,802

Total loans	$47,166	$20,360	$67,526

     One- to Four-Family Real Estate Loans. Lawrence Federal’s primary lending activity is the origination of loans secured by one- to four-family residences located in its market area. Lawrence Federal offers one-year adjustable-rate mortgage loans and fixed-rate mortgage loans. Historically, Lawrence Federal has found that borrowers in its market area have a preference for fixed-rate mortgage loans. At December 31, 2003, approximately 61% of Lawrence Federal’s residential mortgage loans had fixed interest rates and 39% had adjustable interest rates.

     Lawrence Federal offers fixed-rate loans with terms up to 20 years. Lawrence Federal’s adjustable-rate mortgage loans are based on an amortization schedule of up to 30 years. The loan fees charged, interest rates and other provisions of Lawrence Federal’s mortgage loans are determined by Lawrence Federal on the basis of its own pricing criteria and market conditions. Interest rates and payments on Lawrence Federal’s adjustable-rate mortgage loans are adjusted annually based on the Federal Housing Finance Board’s national average mortgage contract rate for major lenders on the purchase of previously occupied homes. The maximum amount by which the interest rate may be increased or decreased on Lawrence Federal’s adjustable-rate mortgage loans is generally 1% per year and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan. Lawrence Federal qualifies the borrower based on the borrower’s ability to repay the loan based on the current index rate plus the applicable margin. Lawrence Federal’s adjustable-rate mortgage loans typically include a prepayment penalty if the loan is paid off within three years. The terms and conditions of the adjustable-rate mortgage loans offered by Lawrence Federal, including the index for interest rates, may vary from time to time.

     Lawrence Federal occasionally makes loans to individuals for the construction of their principal residence. These loans are structured as permanent mortgage loans. Upon the closing of the loan, the proceeds are disbursed into an escrow account at Lawrence Federal. Funds are disbursed from the escrow as the house is built following review of the construction project by an independent inspector.

     Adjustable-rate mortgage loans help reduce Lawrence Federal’s exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by the borrower. During periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase as a result of repricing and the increased payments required by the borrower. In addition, although adjustable-rate mortgage loans help make Lawrence Federal’s asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits. Because of these considerations, yields on adjustable-rate mortgage loans may not be sufficient to offset increases in Lawrence Federal’s cost of funds during periods of rising interest rates.

     Multi-family and Commercial Real Estate Loans. Lawrence Federal originates both fixed- and adjustable-rate mortgage loans for the acquisition and refinancing of multi-family and commercial real estate properties. In addition, Lawrence Federal occasionally participates in commercial real estate loans with other financial institutions in its market area. Nearly all of the properties securing Lawrence Federal’s multi- family and commercial real estate loans are located in Lawrence Federal’s market area.

     Most of the multi-family loans and commercial real estate loans originated by Lawrence Federal are fully amortizing loans with a term of ten years. Generally, the maximum loan-to-value ratio for a multi- family or commercial real estate loan is 70%. Lawrence Federal requires written appraisals prepared by an approved independent appraiser of all properties securing multi-family or commercial real estate loans.

     At December 31, 2003, Lawrence Federal’s commercial real estate loans were secured by a variety of properties, including retail and small office properties, hotels and churches. At December 31, 2003, Lawrence Federal’s largest commercial real estate loan had an outstanding balance of $1,619,000. The loan is secured by a real estate mortgage and personal guarantees. At December 31, 2003, this loan was performing according to its original terms.

     Multi-family and commercial real estate lending affords Lawrence Federal an opportunity to receive interest at rates higher than those generally available from one- to four-family residential lending. However, loans secured by these properties usually are greater in amount and are more difficult to evaluate and monitor and, therefore, involve a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by income producing properties are often dependent on the successful operation and management of the properties, repayment of these loans may be affected by adverse conditions in the real estate market or the economy. Lawrence Federal seeks to minimize these risks by generally limiting the maximum loan-to-value ratio to 70% for multi-family and commercial real estate loans and by strictly scrutinizing the financial condition of the borrower, the cash flow of the project, the quality of the collateral and the management of the property securing the loan. Lawrence Federal also attempts to minimize credit risk by lending almost solely on local properties to businesses with which Lawrence Federal is familiar. Lawrence Federal also generally obtains personal loan guarantees from financially capable parties.

     Mobile Home Loans. From 1976 through April 2002, Lawrence Federal originated mobile home loans on an indirect basis through Lanco Services, Inc., a company that specializes in mobile home lending. Increasing delinquency trends and an overall decline in the market for the resale of used mobile homes lead Lawrence Federal to cease originating direct and indirect mobile home loans. There are currently no plans to restart the mobile home lending program in 2004.

     Prior to April, 2002 Lanco Services assembled the required loan documents and provided them to Lawrence Federal for review. Lawrence Federal had the opportunity to accept or reject each loan. Lawrence Federal generally financed up to a maximum of 95% of the purchase price of new mobile home units and up to a maximum of 80% of the market value of used mobile home units. Lawrence Federal required that the borrower surrender the title to the mobile home unit during the term of the loan and also required homeowner’s insurance on the unit at least equal to the amount financed. Lawrence Federal’s mobile home loans, which were made to borrowers in Kentucky, Ohio and Indiana, have terms ranging from five to 20 years and have either fixed or adjustable interest rates. At December 31, 2003, Lawrence Federal had 594 mobile home loans, the average size of which was $20,132.

     Mobile home lending generally entails greater risk than traditional residential mortgage lending. Loans secured by mobile homes involve more credit risk than mortgage loans because of the type and nature of the collateral, which depreciates over time, and because mobile home borrowers tend to have lower incomes than Lawrence Federal’s residential mortgage borrowers. In many cases, any repossessed collateral for a defaulted mobile home loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation or improper repair and maintenance of the underlying asset. When Lawrence Federal stopped originating mobile home loans in April, 2002 it increased the staff of the collection area and changed the role of Lanco Services in the collection process. Lanco Services continues to provide valuable assistance with collection efforts but Lawrence Federal’s collection area has assumed the lead in the collection process. The expansion of the internal collection process and a more aggressive approach to pursuing repayment of delinquencies related to the mobile home portfolio have generated additional expenses to Lawrence Federal including, but not limited to, salaries and benefits, legal fees, and expenses related to the relocation and sale of a distressed unit.

     Consumer Loans. Lawrence Federal offers a variety of consumer loans, including automobile loans, other secured loans, home equity credit lines, second mortgage loans, and unsecured personal loans. Lawrence Federal sold its credit card portfolio in November 2002.

     Lawrence Federal offers fixed-rate automobile loans with terms of up to 72 months. Loan-to-value ratios and maximum loan terms vary depending on the age of the vehicle. Lawrence Federal originates automobile loans through approximately 15 automobile dealers in southern Ohio, western West Virginia and northeastern Kentucky. These dealers provide Lawrence Federal applications to finance new and used vehicles sold by their dealerships. Lawrence Federal has the opportunity to accept or reject each loan. Generally, Lawrence Federal makes automobile loans only to borrowers who have higher credit ratings. Lawrence Federal does not make automobile loans that would be considered “sub-prime.” Lawrence Federal pays a fee to the automobile dealer based on the interest rate on the loan. This fee, or dealer reserve, is deposited into an account at Lawrence Federal and paid to the dealer monthly. If a loan is paid off or charged off within a specified time period, Lawrence Federal is credited with a portion of the dealer reserve, which it may withhold from the dealer’s account or credit against future payments to the dealer. At December 31, 2003, Lawrence Federal held $10.6 million of indirect auto loans.

     Lawrence Federal also originates consumer loans secured by boats, motorcycles, campers, motor homes and other recreational vehicles. These loans have fixed interest rates and terms of up to five years. At December 31, 2003, Lawrence Federal had $7.3 million of such loans.

     Lawrence Federal offers home equity lines of credit and second mortgage loans. At December 31, 2003, these loans totaled $2.2 million. The underwriting standards applicable to these loans generally are the same as for one- to four-family first mortgage loans, except that the combined loan-to-value ratio, including the balance of the first mortgage, cannot exceed 89% of the appraised value of the property.

     Lawrence Federal makes unsecured personal loans in amounts generally not in excess of $10,000. Lawrence Federal also provides overdraft protection on checking accounts. At December 31, 2003, unsecured loans totaled $479,000.

     Lawrence Federal believes that it will benefit from the higher yields earned on consumer loans and that the shorter duration of consumer loans will improve Lawrence Federal’s interest rate risk position. However, consumer loans entail greater risk than do residential mortgage loans, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In these cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

     Loans to One Borrower. The maximum amount that Lawrence Federal may lend to one borrower is limited by regulation. At December 31, 2003, Lawrence Federal’s regulatory limit on loans to one borrower was $2.75 million. At that date, Lawrence Federal’s largest amount of loans to one borrower, including the borrower’s related interests, was approximately $1.7 million and consisted of commercial real estate loans. These loans were performing according to their original terms at December 31, 2003.

     Loan Originations, Purchases and Sales. Lawrence Federal’s lending activities are conducted by its employees operating through Lawrence Federal’s offices. Except in connection with its indirect automobile lending, Lawrence Federal relies on advertising, referrals from realtors and customers, and personal contact by Lawrence Federal’s staff to generate loan originations. Lawrence Federal occasionally purchases participation interests in commercial mortgage loans through other financial institutions in its market area. Lawrence Federal’s ability to originate adjustable-rate and fixed-rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future level of interest rates.

     The following table presents activity in the loan portfolio during the periods indicated.

	Year
	Ended December 31,
	2003	2002
	(In thousands)
Loans at beginning of period	$94,925	$103,084
Originations:
Real estate loans:
One- to four-family	6,360	10,981
Multi-family and commercial	3,464	4,182

Total real estate loans	9,824	15,163
Consumer:
Automobile	5,456	7,976
Other	2,209	7,516
Mobile home	—	2,183

Total loans originated	17,489	32,838
Participation loans purchased	2,251	1,950
Deduct:
Principal loan repayments and prepayments	34,575	40,801

Transfers to REO	248	196
Sub-total	34,823	40,997

Net loan activity	(15,083)	(8,159)

Loans at end of period	$79,842	$94,925

     Nonperforming Assets and Delinquencies. The following table presents information with respect to Lawrence Federal’s nonperforming assets at the dates indicated.

	At
	December 31,
	2003	2002
	(Dollars in thousands)
Accruing loans past due 90 days or more:
One- to four-family real estate	$111	$225
Multi-family and commercial real estate	574	5
Automobile	53	11
Other consumer	185	210
Mobile home	569	960

Total	1,492	1,411
Nonaccruing loans:
One- to four-family real estate	50	239
Multi-family and commercial real estate	—	—
Automobile	61	102
Other consumer	—	10
Mobile home	229	180

Total	340	531
Real estate owned (REO)	234	151
Other repossessed assets	—	—

Total nonperforming assets	2,066	2,093
Troubled debt restructurings	—	—

Troubled debt restructurings and total nonperforming assets	$2,066	$2,093

Total nonperforming loans and troubled debt restructurings as a percentage of total loans	2.59%	2.20%
Total nonperforming assets and troubled debt restructurings as a percentage of total assets	1.65%	1.56%

     Interest income that would have been recorded for the year ended December 31, 2003 had nonaccruing loans been current according to their original terms amounted to approximately $8,500. No interest related to these loans was included in interest income for the year ended December 31, 2003.

     Lawrence Federal ceases accruing interest on loans when principal or interest payments are delinquent 120 days or more unless the loan is adequately collateralized and in the process of collection. Once the accrual of interest on a loan is discontinued, all interest previously accrued is reversed against current period interest income once management determines that interest is uncollectible.

     The following table sets forth the delinquencies in Lawrence Federal’s loan portfolio as of the dates indicated.

	At December 31, 2003				At December 31, 2002
	60-89 Days		90 Days or More		60-89 Days		90 Days or More
	Number	Principal	Number	Principal	Number	Principal	Number	Principal
	of	Balance	of	Balance	of	Balance	of	Balance
	Loans	of Loans	Loans	of Loans	Loans	of Loans	Loans	of Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family	8	$635	4	$159	16	$695	8	$464
Multi-family and commercial	—	—	1	574	1	167	—	—
Other	—	—	—	—	—	—	—	—
Consumer loans:
Automobile	6	41	14	110	13	110	29	274
Other	9	47	28	174	6	12	15	62
Mobile home loans	20	390	32	815	18	416	54	1,170

Total	43	$1,113	79	$1,832	54	$1,400	106	$1,970

Delinquent loans to total gross loans		1.39%		2.29%		1.44%		2.02%

     Real Estate Owned. Real estate acquired by Lawrence Federal as a result of foreclosure or by deed- in-lieu of foreclosure is classified as real estate owned until sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid principal balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value after acquisition of the property result in charges against income. At December 31, 2003, Lawrence Federal had $234,000 in real estate owned.

     Asset Classification. Federal banking regulators have adopted various regulations and practices regarding problem assets of savings institutions. Under such regulations, examiners have authority to identify problem assets during examinations and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover probable losses related to assets classified substandard or doubtful can be included in determining an institution’s regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated “special mention.” Lawrence Federal monitors “special mention” assets.

     Allowance for Loan Losses. In originating loans, Lawrence Federal recognizes that losses will be experienced on loans and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. Lawrence Federal maintains an allowance for loan losses to absorb losses incurred in the loan portfolio. The allowance for loan losses represents management’s estimate of probable and incurred losses based on information available as of the date of the financial statements. The allowance for loan losses is based on management’s evaluation of the collectibility of the loan portfolio, including past loan loss experience, probable and estimable losses, information about specific borrower situations and estimated collateral values, economic conditions and other factors.

     The loan portfolio and other credit exposures are regularly reviewed by management to evaluate the adequacy of the allowance for loan losses. The methodology for assessing the appropriateness of the allowance includes comparison to actual losses, peer group comparisons, industry data and economic conditions. In addition, the regulatory agencies, as an integral part of their examination process, periodically review Lawrence Federal’s allowance for loan losses. Such agencies may require Lawrence Federal to make additional provisions for estimated losses based upon judgments different from those of management.

     In connection with assessing the allowance, loss factors are applied to various pools of outstanding loans. Lawrence Federal segregates the loan portfolio according to risk characteristics (i.e., mortgage loans, consumer). Loss factors are derived using Lawrence Federal’s historical loss experience and may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. In addition, management assesses the allowance using factors that cannot be associated with specific credit or loan categories. These factors include management’s subjective evaluation of local and national economic and business conditions, portfolio concentration and changes in the character and size of the loan portfolio.

     At December 31, 2003, Lawrence Federal’s allowance for loan losses represented 1.24% of total gross loans and 49.08% of nonperforming loans. Non-performing assets were $2.1 million at December 31, 2003 remaining unchanged from the same time in 2002. The Company believes that continued efforts in the collection process and loan underwriting standards are aiding in the level of nonperforming loans remaining constant and not increasing as has been seen in recent years.

     Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may likely be necessary and results of operations could be adversely affected. Furthermore, while Lawrence Federal believes it has established its existing allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing Lawrence Federal’s loan portfolio, will not request Lawrence Federal to increase its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect Lawrence Federal’s financial condition and results of operations.

     Management continues to monitor closely the risk characteristics of the loan portfolio, local economic conditions and, as stated earlier, will consider these factors when evaluating the appropriate amount of provision and allowance for loan losses. Management believes the company to be adequately reserved at December 31, 2003.

     The following table represents an analysis of Lawrence Federal’s allowance for loan losses. When comparing fiscal year 2003 to 2002 a decrease in charged-off loans occurred overall, as a result of the continued efforts in the collection department. Lawrence Federal kept the provision for loan loss expense in 2003 consistent with 2002 to keep pace with current and projected charge-off experiences. Total provision for loan losses taken in years 2002 and 2003 was $1.8 million and total net charge-offs taken during the same two year period equaled $2.1 million. The result is a net decrease in allowance for loan losses of $218,000 from January 1, 2002 to December 31, 2003.

	Year Ended December 31,
	2003	2002
	(Dollars in Thousands)
Allowance for loan losses, beginning of year	$1,111	$1,232
Charged-off loans:
Real estate	(59)	(79)
Consumer	(310)	(383)
Mobile home	(689)	(644)

Total charged-off loans	(1,058)	(1,106)
Recoveries on loans previously charged off:
Real estate	1	—
Consumer	23	24
Mobile home	22	34

Total recoveries	46	58

Net loans charged-off	(1,012)	(1,048)
Provision for loan losses	915	927

Allowance for loan losses, end of period	$1,014	$1,111

Net loans charged-off to average loans	1.14%	1.10%
Allowance for loan losses to total loans	1.24%	1.14%
Allowance for loan losses to nonperforming loans and troubled debt restructuring	49.08%	53.08%

     The following table presents the approximate allocation of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not indicative of future losses and does not restrict the use of any of the allowance to absorb losses in any category.

	At December 31,
	2003			2002
		Percent of	Percent		Percent of	Percent
		Allowance	of Loans		Allowance	of Loans
		in Each	in Each		in Each	in Each
		Category	Category		Category	Category
		to Total	to Total		to Total	to Total
	Amount	Allowance	Loans	Amount	Allowance	Loans
			(Dollars in thousands)
Real estate	$152	14.9%	58.1%	$120	10.8%	57.1%
Consumer	275	27.1	26.9	362	32.6	26.9
Mobile home	587	58.0	15.0	629	56.6	16.0
Unallocated	—	—	N/A	—	—	N/A

Total allowance for loan losses	$1,014	100.0%		$1,111	100.0%

Investment Activities

     Under federal law, Lawrence Federal has authority to invest in various types of liquid assets, including U.S. Government obligations, securities of various federal agencies and of state and municipal governments, deposits at the Federal Home Loan Bank of Cincinnati and certificates of deposit of federally insured institutions. Within certain regulatory limits, Lawrence Federal may also invest a portion of its assets in corporate securities, including non-mortgage, asset-backed instruments. Savings institutions like Lawrence Federal are also required to maintain an investment in Federal Home Loan Bank of Cincinnati stock. Lawrence Federal is required under federal regulations to maintain a minimum amount of liquid assets.

     The primary objectives of Lawrence Federal’s investment portfolio are to provide a source of liquidity sufficient to meet regulatory and operating requirements, provide an alternative source of income through interest and dividends, improve Lawrence Federal’s interest rate risk position, diversify Lawrence Federal’s assets and provide collateral for pledging. Investment decisions are made in accordance with Lawrence Federal’s investment policy and are based upon the quality of a particular investment, its inherent risks, the composition of the balance sheet, market expectations, Lawrence Federal’s liquidity, income and collateral needs and how the investment fits within Lawrence Federal’s interest rate risk strategy.

     The investment portfolio consists primarily of debt issues. It is the current practice of Lawrence Federal to invest in debt securities with maturities of twenty years or less issued by the United States Treasury, United States government agencies, or state and municipal governments. All of the securities in the portfolio carry market risk, insofar as increases in market interest rates may cause a decrease in market value.

     Generally accepted accounting principles require that securities be categorized as either “held-to- maturity,” “trading securities” or “available-for-sale,” based on management’s intent as to the ultimate disposition of each security. Debt securities may be classified as “held-to-maturity” and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, or other similar factors cannot be classified as “held-to-maturity.” Debt and equity securities held for current resale are classified as “trading securities.” These securities are reported at fair value, and unrealized gains and losses on the securities would be included in earnings. Lawrence Federal does not currently use or maintain a trading account. Debt and equity securities not classified as either “held-to-maturity” or “trading securities” are classified as “available-for-sale.” These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity. Lawrence Federal currently classifies all of its securities as available-for-sale.

     At December 31, 2003, Lawrence Federal did not own any securities, other than U.S. Government, agency securities and state or municipal government, that had an aggregate book value in excess of 10% of Lawrence Federal’s retained earnings at that date.

     The following table presents the amortized cost and fair value of Lawrence Federal’s securities at the dates indicated.

	At December 31,
	2003		2002
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In thousands)
Obligations of State and Political Subdivisions	$3,233	$3,262	$1,646	$1,644
Obligations of U.S. government agencies	7,234	7,214	4,754	4,910
Mortgage backed securities	15,913	15,771	7,568	7,638

Total	$26,380	$26,247	$13,968	$14,192

     The following presents the activity in the securities portfolio for the periods indicated.

	Year Ended
	December 31,
	2003	2002
	(In thousands)
Investment securities, beginning of period	$14,192	$11,046
Purchases:
Investment securities - available-for-sale	38,457	14,398
Sales:
Investment securities - available-for-sale	(16,355)	(7,557)
Calls and maturities:
Investment securities - available-for-sale	(9,490)	(3,863)
(Amortization) accretion of premium/discount	(200)	(6)
Increase (decrease) in unrealized appreciation/depreciation	(357)	174

Net increase (decrease) in investment securities	12,055	3,146

Investment securities, end of period	$26,247	$14,192

     The table below sets forth certain information regarding the amortized cost, weighted average yields and contractual maturities of Lawrence Federal’s debt securities as of December 31, 2003.

	At December 31, 2003
			More than One Year		More than Five Years
	One Year or Less		to Five Years		to Ten Years		More than Ten Years		Total
		Weighted		Weighted		Weighted		Weighted		Weighted
	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in thousands)
Obligations of U.S. Government agencies	—	—	$5,240	3.87%	$996	3.54%	$998	5.13%	$7,234	3.99%
Obligations of State and Political Subdivisions	—	—	—	—	—	—	3,233	4.49	3,233	4.49%
Mortgage backed securities	—	—	2,781	4.00%	2,165	4.99%	10,967	4.31	15,913	4.35%

Total debt securities at fair value	—	—	$8,021	3.92%	$3,161	4.53%	$15,198	4.40%	$26,380	4.27%

Deposit Activities and Other Sources of Funds

     General. Deposits are the major external source of funds for Lawrence Federal’s lending and other investment activities. In addition, Lawrence Federal also generates funds internally from loan principal repayments and prepayments and maturing securities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Lawrence Federal may use borrowings from the Federal Home Loan Bank of Cincinnati to compensate for reductions in the availability of funds from other sources.

Presently, Lawrence Federal has no other borrowing arrangements aside from the Federal Home Loan Bank. Until recent years, Lawrence Federal relied almost exclusively on deposits and internally generated funds as its source of funds. Lawrence Federal anticipates that it will increase its use of borrowed funds in the future, depending on market conditions and its need for funds.

     Deposit Accounts. Nearly all of Lawrence Federal’s depositors reside in Ohio, Kentucky or West Virginia. Lawrence Federal offers a wide variety of deposit accounts with a range of interest rates and terms. Lawrence Federal’s deposit accounts consist of a variety of savings accounts, checking and NOW accounts, certificates of deposit, individual retirement accounts and money market accounts. The maturities of Lawrence Federal’s certificate of deposit accounts range from 91 days to five years. Deposit account terms vary with the principal differences being the minimum balance deposit, early withdrawal penalties, limits on the number of transactions and the interest rate. Lawrence Federal reviews its deposit mix and pricing weekly.

     Lawrence Federal believes it is competitive in the interest rates it offers on its deposit products. Lawrence Federal determines the rates paid based on a number of factors, including rates paid by competitors, Lawrence Federal’s need for funds and cost of funds, borrowing costs and movements of market interest rates. Lawrence Federal does not utilize brokers to obtain deposits and at December 31, 2003 had no brokered deposits.

     The following table shows the composition of Lawrence Federal’s deposit accounts at the dates indicated.

	At December 31
	2003	2002
	(In thousands)
Noninterest-bearing accounts	$7,754	$1,996
Savings accounts	29,070	33,711
Money market accounts	19,260	14,963
Certificates of deposit	54,912	68,256

Total deposits	$110,996	$118,926

     The following table presents the deposit activity of Lawrence Federal for the periods indicated:

	Year Ended
	December 31,
	2003	2002
	(In thousands)
Beginning balance	$118,926	$116,796
Increase (decrease) before interest credited	(10,291)	(1,501)
Interest credited	2,361	3,631

Net increase (decrease)	(7,930)	2,130

Ending balance	$110,996	$118,926

     At December 31, 2003, Lawrence Federal had $12.9 million in certificates of deposit with principal balances of $100,000 or more maturing as follows:

		Weighted
Maturity Period	Amount	Average Rate
	(Dollars in thousands)
Three months or less	$2,699	3.20%
Over 3 through 6 months	1,374	2.25%
Over 6 through 12 months	867	2.12%
Over 12 months	7,992	3.98%

Total	$12,932	3.47%

     Borrowings. Lawrence Federal has the ability to use advances from the Federal Home Loan Bank of Cincinnati to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank of Cincinnati functions as a central reserve bank providing credit for savings banks and certain other member financial institutions. As a member of the Federal Home Loan Bank of Cincinnati, Lawrence Federal is required to own capital stock in the Federal Home Loan Bank of Cincinnati and is authorized to apply for advances on the security of the capital stock and certain of its mortgage loans and other assets, principally securities that are obligations of, or guaranteed by, the U.S. Government or its agencies, provided certain creditworthiness standards have been met. Advances are made under several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit. At December 31, 2003, Lawrence Federal had arranged the ability to borrow a total of approximately $15 million from the Federal Home Loan Bank of Cincinnati.

     The following table presents certain information regarding Lawrence Federal’s borrowed funds at or for the periods ended on the dates indicated:

	Year Ended
	December 31,
	2003	2002
	(Dollars in thousands)
FHLB advances:
Average balance outstanding	—	$1,973
Maximum amount outstanding at any month-end during the period	—	2,000
Balance outstanding at end of period	—	—
Weighted average interest rate during the period	—	5.92%
Weighted average interest rate at end of period	—	—

Subsidiaries

     Lawrence Federal has one subsidiary, Lawrence Financial Services Corp. Federal savings associations generally may invest up to 3% of their assets in service corporations, provided that any amount in excess of 2% is used primarily for community, inner-city and community development projects. At December 31, 2003, Lawrence Federal’s equity investment in its subsidiary was $4,000 or less than 1.0% of total assets.

Personnel

     As of December 31, 2003, Lawrence Federal had 53 full-time employees and no part-time employees, none of whom is represented by a collective bargaining unit. Lawrence Federal believes its relationship with its employees is good.

REGULATION AND SUPERVISION

General

     As a savings and loan holding company, Lawrence Financial is required by federal law to report to and otherwise comply with, the rules and regulations of the Office of Thrift Supervision. Lawrence Federal is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as the deposit insurer. Lawrence Federal is a member of the Federal Home Loan Bank System and, with respect to deposit insurance, of the Savings Association Insurance Fund managed by the Federal Deposit Insurance Corporation. Lawrence Federal must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions. The Office of Thrift Supervision and/or the Federal Deposit Insurance Corporation conduct periodic examinations to test Lawrence Federal’s safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Lawrence Financial, Lawrence Federal and their operations. Certain of the regulatory requirements applicable to Lawrence Federal and to Lawrence Financial are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings institutions and their holding companies set forth below does not purport to be a complete description of such statutes and regulations and their effects on Lawrence Federal and Lawrence Financial.

Holding Company Regulation

     Lawrence Financial is a nondiversified unitary savings and loan holding company within the meaning of federal law. Under prior law, a unitary savings and loan holding company, such as Lawrence Financial, was not generally restricted as to the types of business activities in which it may engage, provided that Lawrence Federal continued to be a qualified thrift lender. See “Federal Savings Institution Regulation - QTL Test.” The Gramm-Leach-Bliley Act of 1999 provides that no company may acquire control of a savings institution after May 4, 1999 unless it engages only in the financial activities permitted for financial holding companies under the law or for multiple savings and loan holding companies as described below. Further, the Gramm-Leach-Bliley Act specifies that existing savings and loan holding companies may only engage in such activities. The Gramm-Leach-Bliley Act, however, grandfathered the unrestricted authority for activities with respect to unitary savings and loan holding companies existing prior to May 4, 1999, so long as the holding company’s savings institution subsidiary continues to comply with the QTL Test. Lawrence Financial does not qualify for the grandfathering. Upon any nonsupervisory acquisition by Lawrence Financial of another savings institution or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the Office of Thrift Supervision, Lawrence Financial would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of Lawrence Federal Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation. However, OTS has issued an interpretation concluding that multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.

     A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company without prior written approval of the Office of Thrift Supervision and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers the financial and managerial resources and future prospects of Lawrence Financial and institutions involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.

     The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

     Although savings and loan holding companies are not currently subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Lawrence Federal must notify the Office of Thrift Supervision 30 days before declaring any dividend to Lawrence Financial. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Acquisition of Lawrence Financial Under the Federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of Lawrence Financial’s outstanding voting stock, unless the Office of Thrift Supervision has found that the acquisition will not result in a change of control of Lawrence Financial. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the antitrust effects of the acquisition. Any company that acquires control would then be subject to regulation as a savings and loan holding company.

Federal Savings Institution Regulation

     Business Activities. The activities of federal savings banks are governed by federal law and regulations. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

     Capital Requirements. The Office of Thrift Supervision capital regulations require savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system), and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

     The risk-based capital standard for savings institutions requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At December 31, 2003, Lawrence Federal met each of its capital requirements.

     The following table presents Lawrence Federal’s capital position at December 31, 2003.

				Capital
	Actual	Required	Excess	Actual	Required
	Capital	Capital	Amount	Percent	Percent
		(Dollars in thousands)
Tangible	$12,803	$5,031	$7,772	10.18%	4.00%
Core (Leverage)	12,803	5,031	7,772	10.18	4.00
Risk-based	13,521	6,600	6,921	16.39	8.00

     Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of Tier 1 (core) capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator for an institution that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings institution receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

     Insurance of Deposit Accounts. Lawrence Federal is a member of the Savings Association Insurance Fund. The Federal Deposit Insurance Corporation maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the categories to which it is assigned. Assessment rates for Savings Association Insurance Fund member institutions are determined semiannually by the Federal Deposit Insurance Corporation and currently range from zero basis points for the healthiest institutions to 27 basis points of assessable deposits for the riskiest.

     In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize the predecessor to the Savings Association Insurance Fund. During fiscal 2003, Financing Corporation payments for Savings Association Insurance Fund members approximated 1.60 basis points of assessable deposits.

     The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in Savings Association Insurance Fund insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Lawrence Federal. Management cannot predict what insurance assessment rates will be in the future.

     Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Lawrence Federal does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily marketable collateral.

     QTL Test. Federal Law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12-month period.

     A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. As of December 31, 2003, Lawrence Federal met the qualified thrift lender test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.”

     Limitations on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to Office of Thrift Supervision of the capital distribution if, like Lawrence Federal, it is a subsidiary of a holding company. In the event Lawrence Federal’s capital fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, Lawrence Federal’s ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.

     Assessments. Savings institutions are required to pay assessments to the Office of Thrift Supervision to fund the agency’s operations. The general assessments, paid on a semi-annual basis, are computed upon the savings institution’s total assets, including consolidated subsidiaries, as reported in Lawrence Federal’s latest quarterly thrift financial report.

     Transactions with Related Parties. Lawrence Federal’s authority to engage in transactions with “affiliates” (e.g., any company that controls or is under common control with an institution, including Lawrence Financial and its non-savings institution subsidiaries) is limited by federal law. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. The transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

     The Sarbanes-Oxley Act of 2002 generally prohibits loans by Lawrence Financial to its executive officers and directors. However, that act contains specific exception for loans by Lawrence Federal to its executive officers and directors in compliance with federal banking laws. Under such laws, Lawrence Federal’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The law limits both the individual and aggregate amount of loans Lawrence Federal may make to insiders based, in part, on Lawrence Federal’s capital position and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. An exception exists for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees.

     Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

     Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Federal Home Loan Bank System

     Lawrence Federal is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Lawrence Federal, as a member of the Federal Home Loan Bank, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. Lawrence Federal was in compliance with this requirement with an investment in Federal Home Loan Bank stock at December 31, 2003 of $639,100.

     The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980’s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, Lawrence Federal S net interest income would likely also be reduced.

Federal Reserve System

     The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $45.4 million: a 10% reserve ratio is applied above $45.4 million. The first $6.6 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually. Lawrence Federal complies with the foregoing requirements.

Prospective Legislation

     Lawrence Federal and Lawrence Financial, as a savings and loan holding company, are extensively regulated and supervised. Regulations, which affect Lawrence Federal on a daily basis, may be changed at any time, and the interpretation of the relevant law and regulations may also change because of new interpretations by the authorities who administer those laws and regulations. Any change in the regulatory structure or the applicable statutes or regulations, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the U.S. Congress, could have a material impact on Lawrence Financial, Lawrence Federal or its operations.

     Legislation enacted several years ago provided that the Bank Insurance Fund and the Savings Association Insurance Fund would have merged on January 01, 1999 if there had been no more savings associations as of that date. Congress did not enact legislation eliminating the savings association charter by that date. Lawrence Federal is unable to predict whether the Savings Association Insurance Fund and Bank Insurance Fund will eventually be merged and what effect, if any, that may have on its business.

FEDERAL AND STATE TAXATION

Federal Income Taxation

     General. Lawrence Financial and Lawrence Federal report their income on a calendar year basis using the accrual method of accounting. The federal income tax laws apply to Lawrence Financial and Lawrence Federal in the same manner as to other corporations with some exceptions, including particularly Lawrence Federal’s reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Lawrence Federal or Lawrence Financial. Lawrence Federal’s federal income tax returns have been either audited or closed under the statute of limitations through tax year 1999. For its 2003 year, Lawrence Federal’s maximum federal income tax rate was 34%.

     Bad Debt Reserves. For fiscal years beginning before December 31, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method.

     Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $1.5 million of Lawrence Federal accumulated bad debt reserves would not be recaptured into taxable income unless Lawrence Federal makes a “non-dividend distribution” to Lawrence Financial as described below.

     Distributions. If Lawrence Federal makes “non-dividend distributions” to Lawrence Financial, the distributions will be considered to have been made from Lawrence Federal’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1988, to the extent of the “non-dividend distributions,” and then from Lawrence Federal’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Lawrence Federal’s taxable income. Non-dividend distributions include distributions in excess of Lawrence Federal’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Lawrence Federal’s current or accumulated earnings and profits will not be so included in Lawrence Federal’s taxable income.

     The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Lawrence Federal makes a non-dividend distribution to Lawrence Financial, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Lawrence Federal does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

     Ohio State Taxation. Lawrence Financial is subject to the Ohio corporation franchise tax, which, as applied to it, is a tax measured by both net income and net worth. In general, the tax liability is the greater of 5.1% on the first $50,000 of computed Ohio taxable income and 8.5% of computed Ohio taxable income in excess of $50,000, or 0.40% of taxable net worth. Under these alternative measures of computing the tax liability, complex formulas determine the jurisdictions to which total net income and total net worth are apportioned or allocated. The minimum tax is $50 per year and maximum tax liability as measured by net worth is limited to $150,000 per year.

     A special litter tax also applies to all corporations, including Lawrence Financial, subject to the Ohio corporation franchise tax. This litter tax does not apply to “financial institutions.” If a corporation pays franchise tax on the basis of net income, the litter tax is equal to 0.11% of the first $50,000 of computed Ohio taxable income and 0.22% of computed Ohio taxable income in excess of $50,000. If a corporation pays franchise tax on the basis of net worth, the litter tax is equal to 0.014% times taxable net worth.

     A statutory exemption from the net worth tax is available to Lawrence Financial if certain conditions are satisfied. Lawrence Financial expects to qualify for this exemption, which would restrict its tax liability to the tax measured by net income.

     Lawrence Federal is a “financial institution” for Ohio tax purposes. Accordingly, it must pay the Ohio corporate franchise tax on “financial institutions,” which is imposed annually at a rate of 1.4% of the Lawrence Federal’s apportioned book net worth, determined under generally accepted accounting principles, less any statutory deduction. As a “financial institution,” Lawrence Federal does not pay any Ohio tax based upon net income or net profits.

     Maryland State Taxation. As a Maryland corporation not earning income in Maryland, Lawrence Financial is exempt from Maryland corporate income tax.

Item 2. Description of Property

     Lawrence Federal currently conducts its business through its main office located in Ironton, Ohio, and four other full-service banking offices, all of which it owns.

		Net Book Value
		of Property
	Original	or Leasehold
	Year	Improvements at
Location	Acquired	December 31, 2003
		(In thousands)
Main/Executive Office:
311 South 5th Street Ironton, Ohio 45638	1976	$694
Drive Through Facility:
511 Vernon Street Ironton, Ohio 45638	1997	179
Branch Offices:
401 2nd Avenue Chesapeake, Ohio 45619	1960	127
7510 State Route 7 Proctorville, Ohio 45669	1993	132
404 Solida Road South Point, Ohio 45680	1975	155
9000 Ohio River Road Wheelersburg, Ohio 45694	1998	615

Total		$1,902

Item 3. Legal Proceedings

     Periodically, there have been various claims and lawsuits involving Lawrence Federal, such as claims to enforce liens, condemnation proceedings on properties in which Lawrence Federal holds security interests, claims involving the making and servicing of real property loans and other issues incident to Lawrence Federal’s business. Neither Lawrence Financial nor Lawrence Federal is a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of Lawrence Financial.

Item 4. Submission of Matters to a Vote of Security Holders

     None.

PART II

Item 5. Market for Common Equity and Related Stockholder Matters

     Lawrence Financial’s common stock is quoted on the OTC-Bulletin Board under the symbol “LWFH”. As of December 31, 2003, there were 650,110 shares of common stock outstanding and 176 stockholders, excluding persons or entities who hold stock in nominee or “street name.”

     The following table shows the high and low sales price and dividends paid on Lawrence Financial’s common stock for the periods indicated.

Quarter Ended	High	Low	Dividends Paid
March 31, 2002	$17.80	$14.45	$0.07
June 30, 2002	18.05	16.15	0.07
September 30, 2002	16.75	14.30	0.07
December 31, 2002	16.85	13.75	0.07
March 31, 2003	18.95	15.95	0.07
June 30, 2003	23.50	18.70	0.07
September 30, 2003	23.30	22.05	0.07
December 31, 2003	27.50	22.80	0.07

     Dividend payments by Lawrence Financial are dependent primarily on dividends received by Lawrence Financial from Lawrence Federal. Under federal regulations, the dollar amount of dividends Lawrence Federal may pay is dependent upon its capital position and recent net income. Generally, if Lawrence Federal satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed by the OTS regulations. In addition, institutions that have converted to the stock form of ownership are prohibited from engaging in such activities if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in the conversion in accordance with the Office of Thrift Supervision regulations.

Item 6. Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

     Lawrence Federal’s results of operations depend primarily on its net interest income, which is the difference between the interest income earned on Lawrence Federal’s interest-earning assets, such as loans and securities, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. Lawrence Federal also generates noninterest income primarily from loan fees and service charges. Lawrence Federal’s noninterest expenses primarily consist of employee compensation and benefits, occupancy expense, data processing costs, and other operating expenses. Lawrence Federal’s results of operations are also affected by general economic and competitive conditions, notably changes in market interest rates, government policies and regulations.

     Operating Strategy

     Lawrence Financial Holdings, Inc. (Company), through its wholly owned subsidiary Lawrence Federal Savings Bank (Bank), operates as a community-oriented financial institution focused on meeting the financial service needs of consumers in its market area. To accomplish this objective, Lawrence Federal offers a variety of mortgage and consumer loans and retail deposit products. Lawrence Federal has historically extended its lending activities outside of its market area through programs for originating mobile home and automobile loans through a network of dealers. These indirect lending programs have helped Lawrence Federal originate a larger amount of consumer loans, which typically have shorter terms and higher yields than mortgage loans, than the Bank would otherwise be able to originate. In addition, the origination of shorter term consumer loans helps the Company manage it’s interest rate risk. However, indirect lending programs may result in greater risk and require careful monitoring by management. Adverse developments with the mobile home loan portfolio led to the termination of this program in 2002.

CRITICAL ACCOUNTING POLICIES

Accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets and impact income, are considered critical accounting policies. Lawrence Federal considers the following to be its critical accounting policies: allowance for loan losses and deferred income taxes. There have been no significant changes in the methods or assumptions used in the accounting policies that require material estimates and assumptions.

Allowance for Loan Losses

Arriving at an appropriate level of allowance for loan losses necessarily involves a high degree of judgment. The ongoing evaluation process includes a formal analysis of the allowance each quarter, which considers, among other factors, the character and size of the loan portfolio, business and economic conditions, loan growth, delinquency trends, nonperforming loans trends, charge-off experience and other asset quality factors. Provisions for losses on the loan portfolio are calculated by applying historical charge-off and recovery experience to the current outstanding balance in each loan category, with consideration given to loan growth over the preceding twenty four months. Although management uses available information to establish the appropriate level of the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Lawrence Federal Savings Bank’s allowance for loan losses. Such agencies may require

Lawrence Federal to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

Deferred Income Taxes

Lawrence Federal uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance would be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Management exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change.

Comparison of Financial Condition at December 31, 2003 and 2002

     During the fiscal year 2003, total assets decreased $8.9 million, or 6.6%, to $125.5 million at December 31, 2003. The decrease in assets in 2003 primarily reflected runoff from the loan portfolio. At December 31, 2003, cash and cash equivalent balances had decreased $5.7 million, or 34.8%, and securities available for sale had increased by $12.1 million, or 85%, when compared to the same date in 2002. During the year ended December 31, 2003, gross loans receivable decreased $15.6 million, or 16.1%. Consumer loans decreased $5.6 million, or 21.8%, real estate loans decreased $6.6 million, or 12.2%, and mobile home loans decreased $2.9 million, or 19.1%. The majority of the decrease in consumer loans is primarily due to reducing the number of indirect automobile loans originated in 2003, while real estate loans decreased as a result of highly competitive fixed-rate, long-term loans being offered by several regional banks and mortgage brokers. The outstanding balance of mobile home loans has been declining during the year, which reflects the Bank’s continued efforts to reduce the concentration of mobile home loans in the portfolio. Lawrence Federal’s long term investments, held in the form of securities, increased by $12.1 million, or 85%, when compared to December 31, 2002. The reason for the growth in the long term investments was due to the realignment of the excess liquidity the bank had in the form of overnight deposits, which were earning only minimal interest.

     During 2003, total deposits and borrowings decreased $7.9 million, or 6.7%, to $110.9 million at December 31, 2003. The primary reason for this decrease was a result of market competition with other local banks offering more competitive rates.

     Equity decreased $764,000, or 5.2%, during fiscal year 2003 to $14.0 million at December 31, 2003. During the year ending December 31, 2003, treasury stock purchased totaled $1,045,088, retained earnings increased $477,000 as a result of net income while accumulated other comprehensive income decreased from an unrealized gain of $148,000 to an unrealized loss of $88,000, primarily as a result of changes to the securities available-for-sale portfolio arising during the period, and $182,000 of cash dividends were paid to shareholders.

Comparison of Operating Results for the Years Ended December 31, 2003 and 2002

     General. The Company’s net income decreased 21% to $477,000 for 2003 from $606,000 for 2002. Return on average assets was 0.36% in 2003 and 0.45% in 2002, and return on average equity was 3.40% in 2003 and 4.07% in 2002. Net interest income decreased $37,000, or 1%, while noninterest income, exclusive of sale of securities, increased $32,000, or 5%. The decrease in net interest income was primarily the result of a decline of $1.7 million in average earning asset balances during fiscal year 2003. In addition to the decrease in net interest income was a $408,000 or 10% increase in noninterest expense. There are several causes for the increase in non-interest expense. Expense for the Employee Stock Ownership Program (ESOP) and restricted stock awards increased $33,000 over 2002. The Company has also experienced increases in: salaries and wages paid; the addition of employees in the operations department; increased costs of employee benefits; increased costs related to occupancy and equipment; increased data processing fees; increased costs related to the collection of delinquent mobile home loans; and other non-interest expenses related to the day to day operations of the company.

     Interest Income. Interest income decreased $1.4 million, or 16%, in 2003 compared to 2002. Interest income on loans decreased $1.5 million, or 19%, primarily as a result of decreasing interest rates and customers refinancing loans with various local institutions with more favorable rates. Interest income on short term investments decreased $71,000, or 49%. The average yield on interest-earning assets decreased to 5.97% in 2003 from 6.98% in 2002, as the loan portfolio continued to shrink and loans being refinanced for more favorable rates.

     Interest Expense. Interest expense decreased $1.4 million, or 37%, in 2003 compared to 2002. Interest paid on deposits decreased $1.3 million, or 35%, as a result of a reduction of interest rates paid on the average balances of deposits during the year. There was no interest paid on Federal Home Loan Bank advances in 2003 compared to $117,000 in 2002. The average cost of interest-bearing liabilities decreased 110 basis points to 2.07% in 2003 from 3.17% in 2002, primarily as a result of reduced market rates on certificates of deposit and savings accounts.

     Provision for Loan Losses. Activity in the allowance for loan losses consists of increases due to monthly provisions for loan losses and decreases for periodic charge offs, net of recoveries. Management analyzes the adequacy of the allowance balance quarterly by determining its estimate of probable losses in the portfolio and comparing that estimate to the allowance balance. Management calculates its estimate of probable losses primarily by applying loss percentages to classified loans within the major loan categories.

     The provision for loan losses was $915,000 for 2003 compared to $927,000 for 2002. The provision for 2003 and 2002 reflected management’s assessment of probable losses, which is impacted by changes in the composition of the loan portfolio. (See pages 13 through 16 of this filing for more information.)

     At December 31, 2003, the Company’s allowance for loan losses as a percentage of gross loans outstanding increased by 10 basis points, to 1.24% from 1.14%, when compared to the same period in 2002. Allowance for loan losses totaled $1.0 million at December 31, 2003, a decrease of $97,000, or 9%, compared to the same date in 2002. The mix of the allowance also changed with the portion allocated to real estate loans increasing by $9,000, or 7%, the portion of the allowance allocated to consumer loans increasing by $87,000, or 2%, mobile home reserves decreasing by $42,000, or 7%, and commercial reserves increasing by $30,000 or 300%.

     While management believes the existing level of reserves is adequate, future adjustments to the allowance may be necessary due to economic, operating, regulatory, and other conditions that may be beyond Lawrence Federal’s control.

     Noninterest Income. The following table shows the components of noninterest income and the dollar and percentage change from 2003 to 2002.

			Dollar	Percentage
	2003	2002	Change	Change
		(Dollars in Thousands)
Net securities gains	$189	$55	$134	244%
Service charges	503	452	51	11
Other	236	255	(19)	(8)

Total	$928	$762	$166	22

     Net securities gains increased in fiscal year 2003 as Lawrence Federal sold securities at a gain of $189,000 compared to $55,000 in gain reported in the same period of 2002. Securities were sold in the first quarter of 2003 to reduce the Banks exposure to unrealized losses in an upward rate environment. These gains are not expected to be repeated in 2004. Service charges increased in 2003 as a result of adjustments to fee schedules and improved management systems which enables Lawrence Federal to more effectively assess charges on transaction accounts. Lawrence Federal will continue to monitor the fee schedules of in-market competitors and adjust our products to reflect current market pricing. Other income consists of decreases in the cash surrender value of bank owned life insurance, gain on the sale of fixed assets and other miscellaneous items.

Noninterest Expense. The following table shows the components of noninterest expense and the dollar and percentage change from 2003 to 2002.

			Dollar	Percentage
	2003	2002	Change	Change
		(Dollars in Thousands)
Salaries and benefits	$1,963	$1,725	$238	14%
Deposit insurance premiums	19	37	(18)	(49)
Occupancy and equipment	426	371	55	15
Data processing	625	535	90	17
Franchise tax	138	127	11	9
Professional fees	246	235	11	5
Advertising expense	80	110	(30)	(27)
Other	868	817	51	6

Total	$4,365	$3,957	$408	10

     Salaries and benefits increased as a result of: additional staff, normal annual merit increases in salaries, a 27% increase in premiums paid for employee health care insurance; and the recognition of the expense related to employee stock ownership and incentive plans. Deposit insurance premiums decreased as a result of the average balance of deposits decreased during 2003. Occupancy and equipment increased as a result of the company upgrading its computer system and implementing a local area network. Data processing costs increased as a result of an $80,000 expense related to the conversion process (discussed in the following paragraph). Making up the bulk of the increase in “Other” are expenses related to the repossession of mobile home units and the expenses related to the sale of other real estate owned which accounted for $46,000 of the increase. In addition to this increase, the Company experienced increases in various other expense items.

     In July of 2003, the Company replaced its existing data processing system. This conversion to a new processing system better positioned the Bank to offer new products, manage and improve existing products, enhance customer service value, and as an ultimate result, enhance shareholder value. The final direct costs for the deconversion process were $80,000. The final cost savings for the post conversion process will more than offset these costs within the first full year of processing under the new data processing service provider.

     Income Tax Expense. The provision for income tax was $132,000 in 2003 compared to $270,000 in 2002. The provision decreased as a result of declining taxable income. The effective tax rate for 2003 was 21.7% compared with 30.8% for 2002. The decrease in the effective tax rate for 2003 compared to 2002 was primarily due to the increase in tax exempt interest income from various tax exempt investments.

Average Balances, Interest and Average Yields/Cost

     The following table presents certain information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances were derived from daily balances.

	Year ended December 31,
	2003			2002
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans (1)	$90,055	$6,433	7.14%	$101,737	$7,931	7.80%
Securities (2)	23,559	816	3.68	12,358	671	5.71
Interest-bearing deposits	10,092	73	0.73	11,355	145	1.28

Total interest-earning assets	123,706	7,322	5.97	125,450	8,747	6.98
Non-interest-earning assets	10,287			9,155

Total assets	$133,993			$134,605

Interest-bearing liabilities:
Deposits:
Savings accounts	$31,688	293	0.92	$29,058	577	1.98
Money market accounts	943	7	0.77	1,001	23	2.29
NOW accounts	14,827	105	0.71	15,449	194	1.25
Certificates of deposit	66,334	1,956	2.93	70,583	2,837	4.02

Total deposits	113,792	2,361	2.07	116,091	3,631	3.11
FHLB advances	—	—	—	1,973	117	5.92

Total interest-bearing	113,792	2,361	2.07	118,064	3,748	3.18

Non-interest-bearing liabilities	6,166			1,631

Total liabilities	119,958			119,695
Total retained earnings	14,035			14,910

Total liabilities and retained	$133,993			$134,605

Net interest-earning assets	$9,914			7,386

Net interest income/interest rate spread (3)		$4,961	3.90%		$4,999	3.80%

Net interest margin (4)		4.01%			4.00%

Ratio of interest-earning assets to interest-bearing liabilities	108.71%			106.26%

(1)	Balances are net of deferred loan origination costs, undisbursed proceeds of construction loans in process, and include non- accrual loans.

(2)	Includes investment securities available-for-sale, stock in the Federal Home Loan Bank of Cincinnati and mutual funds.

(3)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

     The following table presents the effects of changing rates and volumes on the interest income and interest expense of Lawrence Federal. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the absolute value of the change due to rate and the change due to volume.

	Year Ended December 31, 2003
	Compared to
	Year Ended December 31, 2002
	Increase (Decrease)
	Due to
	Rate	Volume	Net
	(Dollars in thousands)
Interest-earning assets:
Loans	$(587)	$(911)	$(1,498)
Securities	(495)	640	145
Interest-earning deposits	(55)	(16)	(71)

Total interest-earning assets	(1,137)	(287)	(1,424)
Interest-bearing liabilities:
Deposits:
Passbook accounts	(336)	52	(284)
Money market accounts	(15)	(1)	(16)
NOW accounts	(81)	(8)	(89)
Certificates of deposit	(710)	(171)	(881)
FHLB advances	(1)	(116)	(117)

Total interest-bearing liabilities	(1,143)	(244)	(1,387)

Increase (decrease) in net interest income	$6	$(43)	$(37)

Management of Interest Rate Risk and Market Risk Analysis

     Qualitative Aspects of Market Risk. Lawrence Federal’s most significant form of market risk is interest rate risk. The principal objectives of Lawrence Federal’s interest rate risk management are to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given Lawrence Federal’s business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Director’s approved guidelines. Lawrence Federal has an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which meets monthly and reports trends and interest rate risk position to the Board of Directors quarterly. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of Lawrence Federal.

     Lawrence Federal’s assets include a high percentage of fixed-rate mortgage loans. This exposes Lawrence Federal to the risk that during periods of rising interest rates Lawrence Federal’s interest expense will increase faster than its interest income. In recent years, Lawrence Federal has used the following strategies to manage interest rate risk: (1) emphasizing shorter term consumer loans; (2) maintaining a high quality portfolio of short- to intermediate-term securities; (3) maintaining high levels of liquidity; and

(4) emphasizing longer-term certificates of deposit to better structure maturities of its interest rate sensitive liabilities. Lawrence Federal intends to increase its emphasis on adjustable-rate loans in order to help reduce its interest rate risk. Lawrence Federal currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

     Quantitative Aspects of Market Risk. Lawrence Federal primarily utilizes an interest sensitivity analysis prepared by the Office of Thrift Supervision to review the level of interest rate risk. This analysis measures interest rate risk by computing changes in the net portfolio value of Lawrence Federal’s cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or decrease in market interest rates with no effect given to any steps that management might take to counter the effect of that interest rate movement. The following table, which is based on information provided to Lawrence Federal by the Office of Thrift Supervision, presents the change in Lawrence Federal’s net portfolio value at December 31, 2003, that would occur upon an immediate change in interest rates based on Office of Thrift Supervision assumptions, but without giving effect to any steps that management might take to counteract that change.

Change In Interest Rates	Net Portfolio Value			NPV as % of Portfolio Value of Assets
In Basis Points (Rate Shock)	Amount	$ Change	% Change	NVP Ratio	Change (1)
(Dollars in thousands)
300	$13,703	$(3,445)	(20)%	10.90%	(219)
200	15,138	(2,010)	(12)	11.85	(124)
100	16,326	(821)	(5)	12.61	(49)
Static	17,148	—	—	13.10	—
-100	17,416	269	2	13.21	11

(1)	Expressed in basis points.

     The preceding table shows that in the event of a sudden and sustained increase in market interest rates of 2% or more, the net portfolio value of Lawrence Federal would decrease moderately.

     The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

Additionally, certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates of deposit could deviate significantly from those assumed in calculating the table.

Liquidity and Capital Resources

     On October 24, 2003 Lawrence Financial announced that the Company’s Board of Directors had approved the repurchase of up to 15,000 shares, or approximately 2% of the Company’s outstanding common stock. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. Funding for the repurchase of stock may serve to reduce liquidity levels and/or increase the amount of borrowed funds at the Company. Repurchased shares will be held in treasury, reducing the Company’s total equity, and will be available for the Company’s benefit plans.

     Liquidity is the ability to meet current and future financial obligations of a short-term nature. Lawrence Federal further defines liquidity as the ability to respond to the needs of depositors and borrowers as well as maintaining the flexibility to take advantage of investment opportunities. Lawrence Federal’s primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities and borrowings from the Federal Home Loan Bank. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

     Liquidity management is both a daily and long-term responsibility of management. Lawrence Federal adjusts its investments in liquid assets based upon management’s assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of its asset/liability management program. Excess liquid assets are invested generally in interest-earning overnight deposits and short- and intermediate-term U.S. Government and agency obligations.

     Lawrence Federal’s most liquid assets are cash and short-term investments (securities maturing in one year or less). The levels of these assets are dependent on Lawrence Federal’s operating, financing, lending and investing activities during any given period. At December 31, 2003, cash and short-term investments totaled $10.6 million. Securities classified as available-for-sale totaled $26.3 million at December 31, 2003. In addition, at December 31, 2003, Lawrence Federal had arranged the ability to borrow a total of approximately $15.0 million from the Federal Home Loan Bank of Cincinnati.

     The primary investing activities of Lawrence Federal are the origination of loans and the purchase of securities. In 2003, Lawrence Federal originated $17.5 million of loans and purchased $38.5 million of securities. In 2002, Lawrence Federal originated $32.8 million of loans and purchased $14.4 million of securities.

     Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. Lawrence Federal experienced a net decrease in total deposits of $7.9 million and $2.1 million for 2003 and 2002, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Lawrence Federal and its local competitors and other factors. Lawrence Federal generally manages the pricing of its deposits to be competitive and to increase core deposit relationships. Occasionally, Lawrence Federal offers promotional rates on certain deposit products in order to attract deposits.

     At December 31, 2003, Lawrence Federal had outstanding commitments to originate loans of $2.4 million. These loans are to be secured by properties located in its market area. Lawrence Federal anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit that are scheduled to mature in one year or less from December 31, 2003 totaled $32.0 million. Management believes, based on past experience, that a significant portion of those deposits will remain with Lawrence Federal. Based on the foregoing, Lawrence Federal considers its liquidity and capital resources sufficient to meet its outstanding short-term and long- term needs.

     Lawrence Federal is subject to various regulatory capital requirements administered by the Office of Thrift Supervision including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2003, Lawrence Federal exceeded all of its regulatory capital requirements. Lawrence Federal is considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision — Federal Savings Institution Regulation — Capital Requirements” and note 11 of the notes to the financial statements.

Off-Balance Sheet Arrangements

     In the normal course of operations, Lawrence Federal engages in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in the financial statements, or are recorded in amounts that differ from the notional amounts. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used by Lawrence Federal primarily to manage customers’ requests for funding.

     For the year ended December 31, 2003, Lawrence Federal engaged in no off-balance sheet transactions reasonably likely to have a material effect on its financial condition.

Impact of Accounting Pronouncements

     During 2003, the Company adopted FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 13 (Revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, FASB Interpretation 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company’s operating results or financial condition.

Effect of Inflation and Changing Prices

     The consolidated financial statements and related financial data presented in this prospectus have been prepared following generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of Lawrence Federal’s operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Item 7. Financial Statements

     The financial statements listed at Item 13 of this Form 10-KSB are incorporated by reference into this Item 7 of Part II of Form 10-KSB.

Item 8. Change in and Disagreements with Accountants on Accounting and Financial Disclosure

     None.

Item 8a. Controls and Procedures

     The Company’s management, including the Company’s principal executive officer and principal financial officer, have evaluated the effectiveness of the Company’s “disclosure controls and procedures,” as such term is defined in Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Based upon their evaluation, the principal executive officer and principal financial officer concluded that, as of the end of the period covered by this report, the Company’s disclosure controls and procedures were effective for the purpose of ensuring that the information required to be disclosed in the reports that the Company files or submits under the Exchange Act with the Securities and Exchange Commission (the “SEC”) (1) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (2) is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure.

PART III

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

     The information relating to the directors and officers of Lawrence Financial and information regarding compliance with Section 16(a) of the Exchange Act is incorporated herein by reference to Lawrence Financial’s Proxy Statement for the 2004 Annual Meeting of Stockholders. The information concerning the Company’s code of ethics and business conduct is incorporated herein by reference to Lawrence Financial’s Proxy Statement for the 2004 Annual Meeting of Stockholders. The Company’s Code of Ethics and Business Conduct is filed as an exhibit to this report.

     The following sets forth certain information regarding the executive officers and key employees of Lawrence Federal Savings Bank who are not also directors. The following individuals are elected annually and hold office until their successors have been elected and qualified or until they are removed or replaced.

     RobRoy Walters has served as Executive Vice President and Chief Financial Officer of Lawrence Federal Savings Bank since 2000. From 1989 until joining Lawrence Federal Savings Bank, Mr. Walters was with Peoples Bank NA and Peoples Bancorp, Inc. where he served in various capacities.

     Mary Y. Cronacher has been associated with Lawrence Federal Savings Bank for 27 years. She has served as Vice President, Secretary and Treasurer since 1996.

     Mark R. Potter has been associated with Lawrence Federal Savings Bank since 1990. He has served as Vice President since 1996.

     Joseph W. Martin has been associated with Lawrence Federal Savings Bank since 2000. He was appointed Vice President effective January 14, 2003. Prior to joining Lawrence Federal Savings Bank, Mr. Martin was with Fifth Third and Ohio River Bank where he served in various capacities including branch manager and Assistant Vice President.

     Carey Dunfee has been associated with Lawrence Federal Savings Bank since 1994 and since that time has served as Controller.

Item 10. Executive compensation

     The information regarding executive compensation is incorporated herein by reference to Lawrence Financial’s Proxy Statement for the 2004 Annual Meeting of Stockholders.

Item 11. Security ownership of certain beneficial owners and management and related stockholder matters.

     The information relating to security ownership of certain beneficial owners and management is incorporated herein by reference to Lawrence Financial’s Proxy Statement for the 2004 Annual Meeting of Stockholders.

     Management of the Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result or a change in control of the Company.

1Equity Compensation Plan Information

Number of securities
remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	58,187	$14.45	19,395
Equity compensation plans not approved by security holders	—	—	—
Total	58,187	$14.45	19,395

Item 12. Certain relationships and related transactions

     The information relating to certain relationships and related transactions is incorporated herein by reference to Lawrence Financial’s Proxy Statement for the 2004 Annual Meeting of Stockholders.

Item 13. Exhibits and reports on Form 8-K.

(a)	(1) The following consolidated financial statements of Lawrence Federal are filed as part of this document under Item 7.

·	Report of Independent Auditors.

·	Consolidated Balance Sheets for the years ended December 31, 2003 and 2002.

·	Consolidated Statements of Income for the years ended December 31, 2003 and 2002.

·	Consolidated Statements of Comprehensive Income for the years ended December 31, 2003 and 2002.

·	Consolidated Statements of Equity for the years ended December 31, 2003 and 2002.

·	Consolidated Statements of Cash Flows for the years ended December 31, 2003 and 2002.

·	Notes to Consolidated Financial Statements

(2)	All financial statement schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or the notes thereto.

(3)	Exhibits

3.1	Articles of Incorporation of Lawrence Financial Holdings, Inc.(1)

3.2	Bylaws of Lawrence Financial Holdings, Inc.(1)

4.0	Specimen Stock Certificate of Lawrence Financial Holdings, Inc.(1)

10.1	Lawrence Federal Savings Bank Employment Agreement with Jack L. Blair(2)

10.2	Lawrence Financial Holdings, Inc. Employment Agreement with Jack L. Blair(2)

10.3	Lawrence Federal Savings Bank 401 (k) Savings Plan(1)

10.4	Lawrence Federal Savings Bank Employee Severance Compensation Plan(2)

10.5	Lawrence Federal Savings Bank Supplemental Executive Retirement Plan(2)

10.6	Deferred Compensation Agreement dated as of June 25, 1996 between Lawrence Federal Savings Bank and Jack L. Blair(1)

10.7	Form of Deferred Fee Agreement between Lawrence Federal Savings Bank and individual directors(1)

10.8	Form of Amended and Restated Director Retirement Agreement between Lawrence Federal Savings Bank and individual directors

10.9	Agreement dated December 1, 1992 between Lawrence Federal Savings Bank and Lanco Services, Inc.(1)

10.10	Lawrence Financial Holdings, Inc. 2001 Stock-Based Incentive Plan.(3)

14.0	Code of Ethics and Business Conduct

21.0	Subsidiary information is incorporated herein by reference to Part I, Item 1, “Description of Business-Subsidiaries.”

23.0	Consent of Crowe Chizek and Company LLC

31.1	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer

31.2	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer

32.1	Section 1350 Certification of Chief Financial Officer

32.2	Section 1350 Certification of Chief Executive Officer

(1)	Incorporated herein by reference from the Exhibits to Form SB-2, Registration Statement and amendments thereto, initially filed on September 8, 2000, Registration No. 333-45404.

(2)	Incorporated herein by reference from the Exhibits to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2000.

(3)	Incorporated herein by reference to Appendix A to the Company’s Proxy Statement for its 2001 annual meeting of shareholders filed on May 24, 2001.

(b)	Reports on Form 8-K

          On October 10, 2003, Lawrence Financial furnished a report on Form 8-K on which it reported the release of its results of operations for the quarter ended September 30, 2003.

Item 14. Principal Accountant Fees and Services

     The information relating to Lawrence Financial’s principal accountant is incorporated herein by reference to Lawrence Financial’s Proxy Statement for the 2004 Annual Meeting of Stockholders.

CONFORMED SIGNATURES

     In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LAWRENCE FINANCIAL HOLDINGS, INC.
Date: March 12, 2004	By:	/s/ Jack L. Blair
Jack L. Blair
President Chief Executive Officer and Director

     In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date
/s/ Jack L. Blair	President, Chief Executive	March 12, 2004
Officer and Director
Jack L. Blair	(principal executive officer)

/s/ RobRoy Walters	Chief Financial Officer	March 12, 2004
(principal financial and accounting officer)

/s/ Tracy E. Brammer, Jr.	Chairman of the Board	March 12, 2004

Tracy E. Brammer, Jr.

/s/ Charles E. Austin, II	Director	March 12, 2004

Charles E. Austin, II

/s/ Herbert J. Karlet	Director	March 12, 2004

Herbert J. Karlet

/s/ Phillip O. McMahon	Director	March 12, 2004

Phillip O. McMahon

/s/ Robert N. Taylor	Director	March 12, 2004

Robert N. Taylor

Exhibit 31.1

CERTIFICATIONS

I, RobRoy Walters, certify that:

1.	I have reviewed this annual report on Form 10-KSB of Lawrence Financial Holdings, Inc;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal year that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 12, 2004

/s/ RobRoy Walters
RobRoy Walters
Chief Financial Officer

Exhibit 31.2

I, Jack Blair, certify that:

1.	I have reviewed this annual report on Form 10-KSB of Lawrence Financial Holdings, Inc;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal year that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 12, 2004

/s/ Jack Blair
Jack Blair
Chief Executive Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADDED BY
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the Annual Report of Lawrence Financial Holdings, Inc. (the “Company”) on Form 10-KSB for the period ending December 31, 2003 as filed with the Securities and Exchange Commission (the “Report), I, RobRoy Walters, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C.§1350, as added by §906 of the Sarbanes-Oxley Act of 2002, that:

     1. The Report fully complies with the requirement of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and

     2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the period covered by the Report.

/s/ RobRoy Walters

Chief Financial Officer
RobRoy Walters
March 12, 2004

Exhibit 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADDED BY
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the Annual Report of Lawrence Financial Holdings, Inc. (the “Company”) on Form 10-KSB for the period ending December 31, 2003 as filed with the Securities and Exchange Commission(the “Report), I, Jack Blair, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C.§1350, as added by §906 of the Sarbanes-Oxley Act of 2003, that:

     1. The Report fully complies with the requirement of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and

     2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the period covered by the Report.

/s/ Jack L. Blair

Chief Executive Officer
Jack L. Blair
March 12, 2004

APPENDIX E

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-QSB

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2004

Commission file number: 0-31847

Lawrence Financial Holdings, Inc.

(Exact name of small business issuer as specified in its charter)

Maryland	31-1724442

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

311 South Fifth Street, Ironton, Ohio 45638

(Address of principal executive offices)

(740) 532-0263

(Issuer’s telephone number, including area code)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past ninety days. Yes [X]     No [  ]

Indicate the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date.

Class: Common Stock, $.01 par value	Outstanding at October 31, 2004 650,110 Common Shares

Transitional Small Business Disclosure Format (Check One) : Yes [  ]     No [X]

Lawrence Financial Holdings, Inc.

FORM 10-QSB

Quarter Ended September 30, 2004

Part I - Financial Information

CONSOLIDATED BALANCE SHEETS

September 30, 2004 and December 31, 2003

	(Unaudited)
	September 30,	December 31,
	2004	2003
ASSETS
Cash and due from banks	$5,475,225	$10,134,534
Merrill Lynch money market fund	553,445	508,695

Total cash and cash equivalents	6,028,670	10,643,229
Loans held for sale	7,360,525	—
Securities available for sale, at fair value	24,114,086	26,247,238
Loans receivable, net	73,709,760	80,882,658
Federal Home Loan Bank stock	658,700	639,100
Premises and equipment, net	3,297,826	3,474,160
Accrued interest receivable	574,621	566,309
Cash surrender value of life insurance	2,350,860	2,284,990
Other assets	2,209,007	724,445

	$120,304,055	$125,462,129

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Noninterest-bearing deposits	$8,078,532	$7,753,907
Interest-bearing deposits	100,121,771	103,241,721

Total deposits	108,200,303	110,995,628
Other liabilities	812,120	441,249

Total liabilities	109,012,423	111,436,877
Shareholders’ Equity
Common stock; par value $0.01 per share; shares authorized: 4,000,000; shares issued: 799,110	7,991	7,991
Additional paid-in capital	7,624,266	7,559,313
Retained earnings	6,962,946	9,781,499
Treasury stock, at cost; 149,000 shares	(2,728,688)	(2,728,688)
Unearned ESOP shares	(325,950)	(372,510)
Unearned restricted stock awards	(134,530)	(134,530)
Accumulated other comprehensive income, net of tax of $(58,935) at 2004 and $(45,242) in 2003	(114,403)	(87,823)

Total shareholders’ equity	11,291,632	14,025,252

Total liabilities and shareholders’ equity	$120,304,055	$125,462,129

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

Three Months and Nine Months Ended September 30, 2004 and 2003
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Interest income
Loans, including fees	$1,306,946	$1,590,877	$4,035,128	$5,009,295
Taxable securities	209,457	152,753	610,226	516,849
Tax exempt securities	39,042	26,194	77,402	71,749
Overnight deposit	4,741	18,424	37,851	58,843

	1,560,186	1,788,248	4,760,607	5,656,736

Interest expense
Deposits	454,612	555,623	1,373,628	1,864,182

Net interest income	1,105,574	1,232,625	3,386,979	3,792,554
Provision for loan losses	180,000	195,000	540,000	690,000

Net interest income after provision for loan losses	925,574	1,037,625	2,846,979	3,102,554
Noninterest income
Net securities gains	—	8,996	75,314	193,606
Service charges	118,889	152,867	348,532	379,454
Other	11,549	75,718	83,340	167,014

	130,438	237,581	507,186	740,074

Noninterest expense
Salaries and benefits	487,502	504,001	1,513,507	1,487,801
Deposit insurance premiums	3,974	11,609	12,537	41,963
Occupancy and equipment	99,755	130,968	317,100	312,861
Data processing	96,040	152,600	284,804	509,758
Franchise tax	33,087	35,468	101,380	103,062
Advertising expense	19,080	13,900	61,256	63,652
Professional fees	79,392	76,478	240,047	242,617
Loss on loans	4,406,647	—	4,406,647	—
Other	197,859	232,885	561,439	625,775

	5,423,336	1,157,909	7,498,717	3,387,489

Income (Loss) before income tax	(4,367,324)	117,297	(4,144,552)	455,139
Provision for (benefit) income tax	(1,519,963)	23,260	(1,460,567)	109,764

Net income (Loss)	$(2,847,361)	$94,037	$(2,683,985)	$345,375

Basic earnings per common share	$(4.67)	$0.16	$(4.42)	$0.56

Diluted earnings per common share	$(4.67)	$0.15	$(4.42)	$0.55

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Three Months and Nine Months Ended September 30, 2004 and 2003
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net income (loss)	$(2,847,361)	$94,037	$(2,683,985)	$345,375
Other comprehensive income:
Unrealized gains (losses) arising during Period	649,523	(266,585)	35,041	(200,911)
Reclassification adjustment for gains included in net income	—	(8,996)	(75,314)	(193,606)

	649,523	(275,581)	(40,273)	(394,517)
Income tax effect	(220,838)	(93,697)	13,693	(134,136)

Other comprehensive income (loss), net of tax	428,685	(181,884)	(26,580)	(260,381)

Comprehensive income (loss)	$(2,418,676)	$(87,847)	$(2,710,565)	$84,994

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Year Ended December 31, 2003 and the Nine Months Ended September 30, 2004
(Unaudited)

						Unearned	Accumulated
		Additional			Unearned	Restricted	Other
	Common	Paid-In	Retained	Treasury	ESOP	Stock	Comprehensive
	Stock	Capital	Earnings	Stock	Shares	Awards	Income	Total
Balance – January 1, 2003	$7,991	$7,467,042	$9,485,971	$(1,683,600)	$(434,580)	$(201,794)	$147,761	$14,788,791
Net income	—	—	477,190	—	—	—	—	477,190
Net unrealized depreciation on securities available for sale, net of tax of $(121,361)	—	—	—	—	—	—	(235,584)	(235,584)
Treasury Stock acquired - 55,000 shares	—	—	—	(1,045,088)	—	—	—	(1,045,088)
Cash dividend - $0.28 per share	—	—	(181,662)	—	—	—	—	(181,662)
Stock-based compensation	—	92,271	—	—	62,070	67,264	—	221,605

Balance, December 31, 2003	7,991	7,559,313	9,781,499	(2,728,688)	(372,510)	(134,530)	(87,823)	14,025,252
Net income (loss)	—	—	(2,683,985)	—	—	—	—	(2,683,985)
Net unrealized depreciation on securities available for sale, net of tax of $(13,693)	—	—	—	—	—	—	(26,580)	(26,580)
Cash dividend - $0.21 per share	—	—	(134,568)	—	—	—	—	(134,568)
Stock-based compensation	—	64,953	—	—	46,560	—	—	111,513

Balance, September 30, 2004	$7,991	$7,624,266	$6,962,946	$(2,728,688)	$(325,950)	$(134,530)	$(114,403)	$11,291,632

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine Months Ended September 30, 2004 and 2003
(Unaudited)

	Nine Months Ended
	September 30,
	2004	2003
Cash flows from operating activities
Net income (loss)	$(2,683,985)	$345,375
Adjustments to reconcile net income to net cash from operating activities
Depreciation	198,037	182,918
Provision for loan losses	540,000	690,000
Stock dividend on Federal Home Loan Bank stock	(19,600)	(18,400)
Net premium amortization (discount accretion)	106,147	152,820
Net securities gains	(75,314)	(193,606)
ESOP expense	111,513	101,200
Restricted stock award expense	50,449	80,299
Change in other assets and liabilities	(8,585,156)	(17,179)

Net cash from operating activities	(10,357,909)	1,323,427

Cash flows from investing activities
Purchase of:
Securities available for sale	(11,193,394)	(34,204,072)
Premises and equipment	(21,703)	(379,990)
Proceeds from:
Sale of securities available for sale	4,549,769	15,987,916
Calls, maturities and principal repayments of securities available for sale	8,705,673	8,217,854
Sale of fixed assets	—	5,550
Net change in loans	6,632,898	11,604,226

Net cash from investing activities	8,673,243	1,231,484

Cash flows from financing activities
Net change in:
Deposits	(2,795,325)	(2,936,254)
Cash dividend paid	(134,568)	(136,323)
Purchase of treasury stock	—	(1,045,088)

Net cash from financing activities	(2,929,893)	(4,117,665)

Net change in cash and cash equivalents	(4,614,559)	(1,562,754)
Cash and cash equivalents at beginning of the year	10,643,229	16,320,500

Cash and cash equivalents at end of the period	$6,028,670	$14,757,746

Supplemental disclosures:
Cash paid during the period for:
Interest	$1,378,833	$1,856,084
Income taxes	133,189	288,576
Non-cash transactions
Transfer of loans to real estate owned	—	126,195
Transfer of loans to loans held for sale	7,360,525	—

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2004
(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include Lawrence Financial Holdings, Inc. and its wholly-owned subsidiary, Lawrence Federal Savings Bank (the “Bank”) and the Bank’s wholly-owned subsidiary, Lawrence Financial Services Corporation (together, the “Company”). Intercompany transactions and balances are eliminated in consolidation.

Nature of Operations: The Company provides financial services through its offices in Lawrence and Scioto Counties, Ohio. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are real estate mortgage and installment loans. Substantially all loans are secured by specific items of collateral including consumer assets and real estate. Lawrence Financial Services Corporation only holds liquid assets in the form of cash. The operations from Lawrence Financial Services Corporation are not considered to be significant. Management considers the Company to operate in one segment, banking.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable. ESOP shares are considered to be outstanding for this calculation unless they are unearned. The weighted average number of common shares outstanding for basic and diluted earnings per share computations were as follows:

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30
	2004	2003	2004	2003
Weighted average shares outstanding - Basic	609,911	599,042	607,212	611,244
Effect of stock options	N/A	18,978	N/A	15,128
Effect of non-vested stock awards	N/A	3,108	N/A	2,318

Net Effect of stock options and non-vested stock awards	N/A	22,086	N/A	17,446
Weighted average shares outstanding - Diluted	609,911	621,128	607,212	628,690

Due to the fact that a net loss was incurred, there is no dilutive impact of the options or stock awards.

Stock-Based Compensation: Employee compensation under the stock option plan is reported if options are granted below market price at grant date. Pro forma disclosures of compensation cost of stock-based awards have been determined using the fair value method that considers the time value of the option considering the volatility of the Company’s stock, expected dividend yield, and the risk-free interest rate over the expected life of the option using a Black-Scholes valuation model.

The options granted on December 31, 2001 have an exercise price of $14.45 and expire in December 2011. One-fifth of the options vested on the date of grant; the remaining options vest over four years. The fair value of options granted in 2001 was estimated using the following assumptions: Risk-free interest rate of 4.49%, expected life of 5 years, expected volatility of stock price of 27% and expected dividend yield of 1.94%. Based on these assumptions, the estimated fair value of options granted in 2001 was $3.77 per option.

The following pro forma information presents net income and earnings per common share had the fair value of the options been used to measure compensation cost for the stock option plan.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Reported net income	$(2,847,361)	$94,037	$(2,683,985)	345,375
Pro forma impact	(9,725)	(9,725)	(29,175)	(29,175)

Pro forma net income	$(2,857,086)	$84,312	(2,713,160)	316,200

Reported basic earnings per common share	$(4.67)	$0.16	$(4.42)	$0.56
Pro forma impact	(0.02)	(0.02)	(0.03)	(0.03)

Pro forma basic earnings per common share	(4.69)	0.14	(4.45)	0.53

Reported diluted earnings per common share	(4.67)	0.15	(4.42)	0.55
Pro forma impact	(0.01)	(0.01)	(0.03)	(0.03)

Pro forma diluted earnings per common share	$(4.68)	$0.14	$(4.45)	$0.52

Basis of Presentation: In the opinion of management, the accounting and reporting policies followed by Lawrence Financial Holdings, Inc. conform to accounting principles generally accepted in the United States of America (US GAAP). The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. The allowance for loan losses is particularly subject to change.

These interim financial statements are prepared without audit and reflect all adjustments of a normal recurring nature which, in the opinion of management, are necessary to present fairly the consolidated financial position of Lawrence Financial Holdings, Inc. at September 30, 2004, and its results of operations and cash flows for the periods presented. Certain amounts in prior financial statements have been reclassified to conform to the current presentation. The accompanying consolidated financial statements do not contain all financial disclosures required by US GAAP. Lawrence Financial Holdings, Inc.’s Annual Report for the year ended December 31, 2003, contains consolidated financial statements and related notes which should be read in conjunction with the accompanying consolidated financial statements.

NOTE 2 - REGULATORY CAPITAL REQUIREMENTS

     The Bank is subject to various regulatory capital requirements administered by federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and regulatory framework for prompt-corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by regulators about the Bank’s components, risk weightings and other factors. At September 30, 2004 and December 31, 2003, management believes the Bank complied with all regulatory capital requirements. At September 30, 2004, Lawrence Federal exceeded all of its regulatory capital requirements. Lawrence Federal is considered “well capitalized” under regulatory guidelines. Management is unaware of any events or circumstances that would change the Bank’s classification since this time.

     The Bank’s actual capital levels and minimum required levels were as follows:

					Minimum
					Required to be
			Minimum Required		Well Capitalized Under
			for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2004:
Total capital (to risk-weighted assets)	$10,818	12.70%	$6,814	8.0%	$8,518	10.0%
Tier 1 (core) capital (to risk-weighted assets)	$10,216	11.99%	$3,408	4.0%	$5,112	6.0%
Tier 1 (core) capital (to adjusted total assets)	$10,216	8.48%	$4,819	4.0%	$6,023	5.0%
December 31, 2003:
Total capital (to risk-weighted assets)	$13,521	16.39%	$6,600	8.0%	$8,250	10.0%
Tier 1 (core) capital (to risk-weighted assets)	12,803	15.52	3,300	4.0	4,950	6.0
Tier 1 (core) capital (to adjusted total assets)	12,803	10.18	5,031	4.0	6,289	5.0

     Regulations of the Office of Thrift Supervision (OTS) limit the amount of capital distributions that may be made by the Bank without prior approval of the OTS. The regulatory restriction provides that the Bank may make a capital distribution without applying to the OTS for approval provided that (1) the total amount of all capital at the institution (including the proposed capital distribution) for the applicable calendar year does not exceed the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years; (2) the institution will be well capitalized following the proposed capital distributions; and, (3) certain other conditions are met.

     In addition to the restriction described above, the Bank may not make any capital distributions if the effect thereof would reduce the Bank’s capital level below the aggregate balance required for the liquidation account established in connection with the Bank’s mutual-to-stock conversion.

NOTE 3 - ALLOWANCE FOR LOAN LOSSES AND NON-PERFORMING LOANS

Activity in the allowance for loan losses is as follows:

	Nine Months Ended September 30,
(Dollars in Thousands)	2004	2003
Beginning Balance	$1,014	$1,111
Provision for Loan Losses	540	690
Charge Offs	(751)	(807)
Recoveries	16	30

Ending Balance	$819	$1,024

The following table shows the components of non-performing assets at:

	September 30,	December 31,
(Dollars in Thousands)	2004	2003
Non-Accrual Loans	$754	$340
Loans 90 days or more past due and still accruing interest	989	1,492

Total Non-Performing Loans	1,743	1,832

Other Real Estate Owned	45	234
Total Non-Performing Assets	$1,788	$2,066

Non-performing loans to total loans	2.34%	2.24%
Non-performing assets to total loans plus other real estate owned	2.39%	2.52%
Allowance for credit losses to total non-performing loans	45.83%	55.37%
Loans 90 days or more past due and not on non-accrual to total loans	1.01%	1.82%

NOTE 3 - SUBSEQUENT EVENTS

     On October 12, 2004, Lawrence Financial entered into an Agreement and Plan of Merger with Oak Hill Financial, Inc. (“Oak Hill Financial”) pursuant to which Lawrence Financial will merge with and into Oak Hill Financial and each share of Lawrence Financial common stock will be exchanged for either $23.75 in cash or shares of Oak Hill Financial common stock. The merger is subject to regulatory approval and the approval of Lawrence Financial shareholders.

ITEM 2

Management’s Discussion and Analysis of Financial Condition
And Results of Operations

Selected Financial Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Significant Ratios:
Net income (loss) to
Average total assets	(9.15)%	0.28%	(2.85)%	0.34%
Average stockholders’ equity	(81.88)	2.60	(25.17)	3.26
Net Interest Margin	3.80	4.02	3.93	4.07
Average net loans to average deposits	83.48	79.18	79.47	79.31
Average stockholders’ equity to average total assets	11.17	10.35	11.10	10.41
Capital ratios
Tier I capital - Bank Only	12.70	9.75	12.70	9.75
Risk-based capital - Bank Only	8.48	15.96	8.48	15.96
Per Share Data:
Earnings per weighted average share
Basic	$(4.67)	0.16	$(4.42)	0.56
Diluted	(4.67)	0.15	(4.42)	0.55
Weighted average shares outstanding
Basic	609,911	599,042	607,212	611,244
Diluted	609,911	621,128	607,212	628,690
Total shares outstanding at end of period	650,110	650,110	650,110	650,110
Cash dividends per share	$0.07	0.07	$0.21	0.21
Book value per share at end of period	$17.37	21.21	$17.37	21.21
Market price at end of period Source: NASDAQ.com	$22.00	23.00	$22.00	23.00

Introduction

     This report contains certain “forward-looking statements” within the meaning of the federal securities laws. These statements are not historical facts, rather they are statements based on Lawrence Financial Holdings, Inc.’s (“Lawrence Financial”) current expectations regarding its business strategies, intended results and future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

     Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the market area in which Lawrence Financial operates, as well as nationwide, Lawrence Financial’s ability to control costs and expenses, competitive products and pricing, loan delinquency rates and changes in federal and state legislation and regulation. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Lawrence Financial assumes no obligation to update any forward-looking statements.

Operating Strategy

     Lawrence Financial, through its wholly owned subsidiary Lawrence Federal Savings Bank (the “Bank” or “Lawrence Federal”), operates as a community-oriented financial institution focused on meeting the financial service needs of consumers in its market area. To accomplish this objective, Lawrence Federal offers a variety of mortgage and consumer loans and retail deposit products. Lawrence Federal extends its lending activities outside of its market area through programs for originating automobile loans through a network of dealers and other banks. The consumer loans originated through these indirect lending programs typically have shorter terms and higher yields than mortgage loans. In addition, the origination of shorter term consumer loans will help Lawrence Federal in managing its interest rate risk. However, these indirect lending programs represent a higher risk of credit loss than real estate loans, since the collateral securing these loans may decline in value quickly.

     Lawrence Federal’s results of operations depend primarily on net interest income, which is the difference between the interest income earned on Lawrence Federal’s interest-earning assets, such as loans and securities, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. Lawrence Federal also generates noninterest income primarily from loan fees and service charges. Lawrence Federal’s noninterest expenses primarily consist of employee compensation and benefits, occupancy expense, data processing costs, and other operating expenses. Lawrence Federal’s results of operations are also affected by general economic and competitive conditions, notably changes in market interest rates, government policies and regulations.

Recent Developments

     On October 12, 2004, Lawrence Financial entered into an Agreement and Plan of Merger with Oak Hill Financial, Inc. (“Oak Hill Financial”) pursuant to which Lawrence Financial will merge with and into Oak Hill Financial and each share of Lawrence Financial common stock will be exchanged for either $23.75 in cash or shares of Oak Hill Financial common stock. The merger is subject to regulatory approval and the approval of Lawrence Financial shareholders.

Comparison of Financial Condition at September 30, 2004 and December 31, 2003

     Total assets decreased $5.2 million, or 4%, to $120.3 million at September 30, 2004 when compared to the balances at December 31, 2003. At September 30, 2004, net loans receivable had decreased $7.2 million, or 9%, when compared to the balances at December 31, 2003. Direct and indirect consumer loans increased $7.5 million, or 41%, real estate loans decreased by $2.5 million, or 6%, indirect mobile home loans decreased $14.3 million, or 98%, and commercial loans increased $1.9 million, or 20% at September 30, 2004. The allowance for loan losses at September 30, 2004 was $819,000. The growth in the direct and indirect loan portfolio resulted primarily from the purchase of $5.0 million in auto loans, in addition to the origination of $1.7 million in indirect auto loans. Indirect mobile home loans decreased as a they were deemed available for sale at September 30, 2004 and written down to market value. The sale of the indirect mobile home loan portfolio was a condition to the agreement with Oak Hill Financial. The growth in the commercial loan portfolio was due primarily to the origination of one commercial loan participation with a local commercial bank. Lawrence Federal’s long term investments, held in the form of securities, decreased by $2.0 million or 8%, when comparing September 30, 2004 balances to December 31, 2003. During the first nine months of 2004 Lawrence Financial’s available cash and cash equivalents decreased to $6.0 million, a decrease of $4.6 million, or 43%. This decrease was primarily due to the increase in loan volume.

     Other assets increased $1.5 million when compared to balances at December 31, 2003. This was a direct result of the benefit for income tax expense being recorded on the loss from the write down of the mobile home loan portfolio.

     Compared to December 31, 2003, deposits decreased $305,000 or 1%, to $110.7 million at September 30, 2004.

     Equity decreased $2.7 million, or 19%, to $11.3 million at September 30, 2004 when compared to December 31, 2003. During the period ended September 30, 2004, retained earnings decreased $2.8 million as a result of the net loss for the period and decreased as a result of the payment of $135,000 in cash dividends to the shareholders. In addition to these changes, accumulated other comprehensive income decreased $27,000 as a result of the net unrealized depreciation in the investments portfolio.

Comparison of Operating Results for the Three Month and Nine Month Periods Ending September 30, 2004 and 2003

     General. For the three months ended September 30, Lawrence Financial reported a net loss of $2.8 million for 2004 compared to net income of $94,000 for 2003. For the nine month period ended September 30, Lawrence Financial reported a net loss of $2.7 million for 2004 compared to net income of $345,000 for 2003. The loss in 2004 was the result of writing down the indirect mobile home loan portfolio to market value in connection with its sale. Return on average assets was (9.15)% and (2.85)% for the third quarter and first nine months of 2004, respectively, compared to 0.28% and 0.34% for the same two periods in 2003. Return on average equity was (81.88)% and (25.17)% for the third quarter and first nine months of 2004, respectively, compared to 2.60% and 3.26% for the same two periods in 2003. Net interest income decreased $127,000, or 10%, during the third quarter and decreased $406,000, or 11%, for the nine month period ending September 30. Noninterest income decreased $107,000, or 45%, during the third quarter and $233,000, or 31%, for the nine month period ending September 30. Offsetting the decrease in net interest income was a $15,000 or 8% decrease in the provision for loan losses for the quarter ended September 30, and a $150,000 or 22% decrease in the provision for loan losses for the nine months ended September 30. Offsetting the decrease in net interest and noninterest income was a $141,000, or 12%, decrease in noninterest expense for the quarter ended September 30 and a $295,000, or 9%, decrease in noninterest expense for the nine months ended September 30. The Company experienced a $26,000 or 2% increase in salaries, wages and benefits during the first nine months of 2004 when compared to the same period of 2003. This increase was a result of the creation of the operation and proof areas within the Company’s banking subsidiary and increased medical insurance costs, as well as other related costs. The Company has determined that the 2004 salaries and wages will be held at the 2003 levels to help offset the rising benefit costs. Data processing costs decreased $225,000, or 44%, when compared to the same period in 2003, with $80,000 of the decrease directly related to the costs incurred for preparation of the data processing conversion the Company underwent in July 2003.

     Interest Income. Interest income decreased $228,000, or 13%, for the quarter compared to the same quarter in 2003 and decreased $896,000, or 16%, for the first nine months of 2004 compared to the first nine months of 2003. Interest income on loans decreased $284,000, or 18%, and decreased $974,000, or 19%, for the quarter and nine months ended September 30 respectively. These decreases were primarily a result of a decline in the balance of the loan portfolio and as a result of a decrease in the yield on the portfolio. Interest income on long-term investments increased $21,000, or 11%, for the quarter and increased $78,000, or 11%, for the nine months ended September 30 primarily as a result of a larger average balance being carried by the Company during 2004. The average yield on interest-earning assets declined to 5.40% for the quarter and 5.53% for the nine months ended September 30, 2004, from 5.80% and 6.05% for the same two periods in 2003, as lower yielding long term investments became a higher percentage of interest earning assets.

     Interest Expense. Interest expense decreased $101,000, or 18%, for the quarter compared to the same quarter in 2003 and decreased $491,000, or 26%, for the first nine months of 2004 compared to the first nine months in 2003. The decrease in interest expense for the quarter and nine months ending September 30, 2004, was a direct result of a decline in the rates paid on deposits. The average cost of interest-bearing liabilities was 1.79% for the quarter and 1.79% in the first nine months of 2004 compared to 2.00% and 2.14% for the same periods in 2003, primarily as a result of lower market rates on certificates of deposits and a change in the mix of deposits with a higher percentage of deposit dollars being made up from lower cost funding sources.

     Provision for Loan Losses. Activity in the allowance for loan losses (the “Allowance”) consists of increases due to monthly provisions for loan losses and decreases for monthly charge offs, net of recoveries. Management analyzes the adequacy of the allowance balance at least quarterly by determining its estimate of probable losses in the loan portfolio and comparing that estimate to the allowance’s balance. Management calculates its estimate of probable losses primarily by applying expected loss percentages to classified loans and homogeneous loan categories. The impact of these events are described in more detail below as part of the discussion comparing the third quarter of 2004, to the fourth quarter 2003 and the third quarter of 2003.

     The provision for loan losses was $180,000 for the third quarter of 2004 which represents a decrease of $15,000, or 8%, from the provision of $195,000 recorded for the same period in 2003. The decrease in provision was driven, in part, by management’s evaluation of historic trends and estimates regarding charge-offs.

     The Bank expensed $540,000 of provision for loan loss for the first nine months of 2004, compared to $690,000 for the same period of 2003. While the provision for loan loss has been reduced from the same period in 2003 as a direct result of the continued efforts in the collection department, management has determined that the current level is adequate considering the current charge off experiences.

     During the nine month period ended September 30, 2004, the Company had net charge-offs of approximately $735,000, compared to $777,000 for the nine month period ended September 30, 2003. At September 30, 2004, the Company had a ratio of Allowance for Loan Loss to gross loans of 1.00% compared to 1.20% on the same date in 2003.

     Non-performing assets totaled $1.79 million at September 30, 2004, or 1.50% of assets. Of the $1.79 million in non-performing assets, $989,000 were loans which are 90 days or more past due and still accruing interest and $754,000 were loans in a non-accrual status. Non-performing indirect mobile home loans made up $173,000 of the loans that were 90 days or more past due and still accruing interest and $254,000 of the loans that are carried in a non-accrual status. At December 31, 2003, non-performing assets totaled $2.07 million or 1.65% of assets. Of the $2.07 million, $1.49 million were loans which are 90 days or more past due and still accruing interest and $340,000 were loans in a non-accrual status. At December 31, 2003, non-performing indirect mobile home loans made up $569,000 of the loans that were 90 days or more past due and still accruing interest and $229,000 of the loans that are carried in a non-accrual status.

     Allowance for loan losses totaled $819,000 at September 30, 2004 and $1.0 million at September 30, 2003. At September 30, 2004, Lawrence Federal’s allowance for loan losses represented 1.10% of total gross loans and 46% of nonperforming loans. Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected. Furthermore, while Lawrence Federal believes it has established its existing allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing Lawrence Federal’s loan portfolio, will not request Lawrence Federal to increase its future provisions for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect Lawrence Federal’s financial condition and results of operations.

     Management continues to monitor closely the risk characteristics of the loan portfolio, local economic conditions and, as stated earlier, will consider these factors when evaluating the appropriate amount of provision and allowance for loan losses. Management believes the allowance to be adequate at September 30, 2004.

Noninterest Income. The following table shows the components of noninterest income and the dollar and percentage change from the three months ended September 30, 2004 to the same period in 2003 and the nine months ending September 30, 2004 to the same period in 2003.

	Quarters Ended		Dollar	Percentage
(Dollars in Thousands)	9/30/04	9/30/03	Change	Change
Net securities gains (losses)	$—	$9	$(9)	N/M
Service charges	119	152	(33)	(22)%
Other	11	75	(64)	(85)%

Total	$130	$236	$(106)	(45)%

     There were no securities sold during the third quarter ended September 30, 2004 to create gains or losses. The decrease in service charge income for the quarter was a direct result of the decrease in NSF and Overdraft fees as a result of account holders maintaining their accounts. In the Other category income earned on the cash surrender value of life insurance was down $16,000 for the quarter ended September 30, 2004 when compared to the same period of 2003 as well as other items experiencing various decreases.

	Nine Months Ended		Dollar	Percentage
(Dollars in Thousands)	9/30/04	9/30/03	Change	Change
Net securities gains (losses)	$75	$194	$(119)	N/M
Service charges	349	378	(29)	(8)%
Other	83	168	(85)	(51)%

Total	$507	$740	$(233)	(32)%

     Net securities gains recognized in the first nine months of 2003 were not duplicated in the same period of 2004. There were no sales of securities during the third quarter of 2004. During the first nine months of 2003, management had determined that there were investments being held that should be sold due to market conditions. These conditions were no longer present during the same period in 2004, resulting in fewer sales of securities and the related gains. The decrease in service charge income for the quarter was a direct result of a decrease of $21,000 in NSF and Overdraft fees as a result of account holders maintaining their accounts. The decrease in “Other” was primarily due to a $47,000 decrease in income earned on the cash surrender value of bank owned life insurance.

Non-Interest Expense. The following tables show the components of noninterest expense and the dollar and percentage change from the three months ended September 30, 2004 to the same period in 2003 and the nine months ending September 30, 2004 to the same period in 2003.

	Quarters Ended		Dollar	Percentage
(Dollars in Thousands)	9/30/04	9/30/03	Change	Change
Salaries and benefits	$488	$504	$(16)	(3)%
Deposit insurance premiums	4	12	(8)	(66)%
Occupancy and equipment	100	131	(31)	(24)%
Data processing	96	153	(57)	(37)%
Franchise tax	33	35	(2)	(6)%
Advertising expense	19	14	5	36%
Professional fees	79	77	2	3%
Other	198	232	(34)	(15)%

Total	$1,017	$1,158	$(141)	(12)%

     Non-interest expense decreased $141,000, or 12%, for quarter ended September 30, 2004, as compared to the same period in 2003. One of the primary reasons for this involves the $57,000 decrease in expenses related to the data processing function of the Bank. This is a result of the successful conversion to a new data processor which was completed during the third quarter of 2003. In the other expense category, the company has experienced decreases in: printing and supplies; various expenses related to the collection of delinquent mobile home loans; and other various non-interest expenses.

	Nine Months Ended		Dollar	Percentage
(Dollars in Thousands)	9/30/04	9/30/03	Change	Change
Salaries and benefits	$1,514	$1,488	$26	2%
Deposit insurance premiums	13	42	(29)	(69)%
Occupancy and equipment	317	313	4	1%
Data processing	285	510	(225)	(44)%
Franchise tax	102	103	(1)	(1)%
Advertising expense	61	64	(3)	(5)%
Professional Fees	240	243	(3)	(1)%
Other	560	625	(65)	(10)%

Total	$3,092	$3,388	$(296)	(9)%

     Non-interest expense decreased $296,000, or 9%, for the nine months ended September 30, 2004, as compared to the same period in 2003. The increase in salaries and benefits for the nine months ended September 30, 2004 compared to the same period in 2003 reflects the addition of employees in the loan collection, loan review, internal audit and operations departments within the Company’s banking subsidiary. The decrease in data processing is the direct result of the successful conversion of data processors which was completed during the third quarter of 2003. In the other category the Company has also experienced decreases in: printing and supplies; expenses directly related to the collection of delinquent mobile home loans; and other non-interest expenses.

     Income Tax Expense. The provision (benefit) for income tax was $(1.5) million for the three months ended September 30, 2004, compared to $23,000 in the same period for 2003 and $(1.5) million for the nine months ended September 30, 2004, compared to $110,000 in the same period for 2003. The benefit in 2004 was a direct result of the loss on sale of mobile home loans and the net operating loss generated by the company. The effective tax rate for the quarter ended September 30, 2004 was 35.0% compared with 19.8% for the same period in 2003 and for the nine months ended September 30, 2004 was 35.0% compared with 24.1% for the same period in 2003.

Average Balances, Interest and Average Yields/Cost

     The following table presents certain information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances were derived from daily balances.

	Nine months ended September 30,
	2004			2003
			Average			Average
	Average		Yield/	Average		Yield/
(Dollars in Thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (1)	$81,441	$4,035	6.61%	$92,498	$5,009	7.23%
Securities (2)	25,821	688	3.82%	23,559	591	3.65%
Short term investments	7,062	38	0.71%	9,672	56	0.78%

Total interest-earning assets	114,324	4,761	5.53%	125,729	5,656	6.05%
Non-interest-earning assets	11,321			9,974

Total assets	$125,645			$135,703

Interest-bearing liabilities:
Deposits:
Passbook accounts	$27,354	101	0.50%	$32,452	259	1.07%
NOW accounts	19,767	173	1.17%	14,674	66	0.60%
Certificates of deposit	55,360	1,100	2.65%	68,516	1,532	2.99%

Total deposits	102,481	1,374	1.79%	116,633	1,864	2.14%
FHLB advances	—	—	—	—	—	—

Total interest-bearing liabilities	102,481	1,374	1.79%	116,633	1,864	2.14%

Non-interest-bearing liabilities	9,217			4,947

Total liabilities	111,698			121,580
Total retained earnings	13,947			14,123

Total liabilities and retained earnings	$125,645			$135,703

Net interest-earning assets	$11,843			$9,097

Net interest income/interest rate spread (3)		$3,387	3.74%		$3,792	3.91%

Net interest margin (4)		3.93%			4.07%
Ratio of interest-earning assets to interest-bearing liabilities	111.56%			107.79%

(1)	Balances are net of deferred loan origination costs, allowance for loan losses, undisbursed proceeds of construction loans in process, and include non-accrual loans.

(2)	Includes investment securities available-for-sale, stock in the Federal Home Loan Bank of Cincinnati and mutual funds.

(3)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Management of Interest Rate Risk and Market Risk Analysis

     Qualitative Aspects of Market Risk. Lawrence Federal’s most significant form of market risk is interest rate risk. The principal objectives of Lawrence Federal’s interest rate risk management are to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given Lawrence Federal’s business strategy, operating environment, capital, liquidity requirements and performance objectives, and manage the risk consistent with the Board of Director’s approved guidelines. Lawrence Federal has an Asset/Liability Committee (ALCO), responsible for reviewing its asset/liability policies and interest rate risk position, which meets monthly and reports trends and interest rate risk position to the Board of Directors quarterly. The ALCO is actively involved in reviewing the mix, volume and pricing strategies associated with managing the Bank’s balance sheet and interest rate risk. During the first nine months of 2004 management has utilized several internal reports to better analyze the current financial position of the Bank, and the Company, and to identify historic trends in both entities. However, management is aware that the movement of interest rates is an uncertainty which could have a negative impact on the earnings of Lawrence Federal.

     At this time, Lawrence Federal is liability sensitive which makes the Bank subject to increased interest expense during periods of rising interest rates. Lawrence Federal has placed an emphasis on originating adjustable-rate loans and attracting longer term fixed rate time deposits, of which, both will serve to make the balance sheet less liability sensitive. Lawrence Federal currently does not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

     Quantitative Aspects of Market Risk. When evaluating interest rate risk Lawrence Federal utilizes an interest sensitivity analysis prepared by the Office of Thrift Supervision (the “OTS”), which is supplemented by an internally generated, monthly “Rate-Volume-Variance Report”. The following table, which is based on information provided to Lawrence Federal by the Office of Thrift Supervision, presents the change in Lawrence Federal’s net portfolio value at June 30, 2004, that would occur upon an immediate change in interest rates based on OTS assumptions, but without giving effect to any steps that management might take to counteract that change.

				NPV as % of Portfolio
Change in Interest Rates	Net Portfolio Value			Value of Assets
In Basis Points	(Dollars in thousands)			NPV
(Rate Shock)	$ Amount	$ Change	% Change	Ratio	Change (1)
300	12,969	(4,038)	(24)%	10.50%	(265)
200	14,491	(2,516)	(15)%	11.54%	(162)
100	15,871	(1,136)	(7)%	12.44%	(71)
Static	17,007	—	—	13.15%	—
(100)	17,670	663	4%	13.53%	38

(1) Expressed in basis points.

     The preceding table shows that in the event of a sudden and sustained increase in market interest rates of 200 basis points or more, the net portfolio value of Lawrence Federal would decrease moderately.

     The OTS uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates of deposit could deviate significantly from those assumed in calculating the table.

Liquidity and Capital Resources

     Liquidity is the ability to meet current and future financial obligations of a short-term nature. Lawrence Federal further defines liquidity as the ability to respond to the needs of depositors and borrowers as well as maintaining the flexibility to take advantage of investment opportunities. Lawrence Federal’s primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities and borrowings from the Federal Home Loan Bank. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

     Lawrence Federal’s most liquid assets are cash and short-term investments (securities maturing in one year or less). The levels of these assets are dependent on Lawrence Federal’s operating, financing, lending and investing activities during any given period. At September 30, 2004, cash and short-term investments totaled $6.0 million. Securities classified as available-for-sale totaled $24.1 million.

     Funding is obtained primarily from activity involving deposit accounts and Federal Home Loan Bank advances. In the first nine months of 2004 Lawrence Federal experienced a net decrease in total deposits of $2.8 million since December 31, 2003 compared to a decrease of $2.9 million for the same period in 2003. In addition, at September 30, 2004, Lawrence Federal had the ability to borrow a total of approximately $15 million from the Federal Home Loan Bank of Cincinnati through the use of an existing cash management advance agreement. On that date, Lawrence Federal had no long term advances outstanding. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Lawrence Federal and its local competitors and other factors. Lawrence Federal generally manages the pricing of its deposits to be competitive and to increase core deposit relationships. Occasionally, Lawrence Federal offers promotional rates on certain deposit products in order to attract deposits.

     Lawrence Federal is subject to various regulatory capital requirements administered by the OTS including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At September 30, 2004, Lawrence Federal exceeded all of its regulatory capital requirements. Lawrence Federal is considered “well capitalized” under regulatory guidelines. See the table on page ten (10) of this filing for more detail regarding the Bank’s capital position.

Effect of Inflation and Changing Prices

     The consolidated financial statements and related financial data presented in this Form 10-QSB have been prepared following accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of Lawrence Federal’s operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

ITEM 3

Controls and Procedures

     The Company’s management, including the Company’s principal executive officer and principal financial officer, have evaluated the effectiveness of the Company’s “disclosure controls and procedures,” as such term is defined in Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Based upon their evaluation, the principal executive officer and principal financial officer concluded that, as of the end of the period covered by this report, the Company’s disclosure controls and procedures were effective for the purpose of ensuring that the information required to be disclosed in the reports that the Company files or submits under the Exchange Act with the Securities and Exchange Commission (the “SEC”) (1) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (2) is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure.

Lawrence Financial Holdings, Inc.
Form 10-QSB

Quarter ended September 30, 2004

PART II - Other Information

Item 1-	Legal Proceedings:
There are no matters required to be reported under this item.

Item 2-	Unregistered Sales of Equity Securities and Use of Proceeds:

			(c)	(d)
	(a)	(b)	Total Number of Shares (or	Maximum Number (or Approximate
	Total Number of	Average Price	Units) Purchased as Part of	Dollar Value) of Shares (or Units)
	Shares (or Units)	Paid per Share	Publicly Announced Plans or	that May Yet Be Purchased Under
Period	Purchased	(or Unit)	Programs	the Plans or Program
Month #1: July 1, 2004 through July 31, 2004	0	N/A	N/A	15,000
Month #2: August 1, 2004 through August 31, 2004	0	N/A	N/A	15,000
Month #3: September 1, 2004 through September 30, 2004	0	N/A	N/A	15,000 (1)
Total	0	N/A	N/A	N/A

(1) On October 24, 2003, Lawrence Financial announced a repurchase program under which it would repurchase up to 15,000 shares of its common stock. The repurchase program will continue until it is completed or terminated by the Board of Directors..

Item 3-	Defaults Upon Senior Securities:
There are no matters required to be reported under this item.

Item 4-	Submission of Matters to a Vote of Security Holders:
There were none to be reported under this item.

Item 5-	Other Information:
There are no matters required to be reported under this item.

Item 6-	Exhibits:

(a) Exhibits –

2.1 -	Agreement and Plan of Merger dated as of October 12, 2004 between Oak Hill Financial, Inc. and Lawrence Financial Holdings, Inc. (incorporated by reference to exhibit 2.1 to the Form 8-K filed on October 15, 2004)

31.1 -	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer

31.2 -	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer

32.1 -	Section 1350 Certification of Chief Executive Officer

32.2 -	Section 1350 Certification of Chief Financial Officer

     Signatures

     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lawrence Financial Holdings, Inc.

Date: November 15, 2004	/s/ Jack L. Blair

Jack L. Blair
President and Chief Executive Officer

Date: November 15, 2004	/s/ RobRoy Walters

RobRoy Walters
Executive Vice President and Chief Financial Officer

Exhibit 31.1

CERTIFICATIONS

I, Jack Blair, certify that:

1.	I have reviewed this quarterly report on Form 10-QSB of Lawrence Financial Holdings, Inc;

2.	Based on my knowledge, the quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:   November 15, 2004

/s/ Jack Blair
Jack Blair
Chief Executive Officer

Exhibit 31.2

I, RobRoy Walters, certify that:

1.	I have reviewed this quarterly report on Form 10-QSB of Lawrence Financial Holdings, Inc;

2.	Based on my knowledge, the quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:   November 15, 2004

/s/ RobRoy Walters
RobRoy Walters
Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the Quarterly Report of Lawrence Financial Holdings, Inc. (the “Company”) on form 10-QSB for the period ending September 30, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “report),

I, Jack Blair, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C.§1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that:

     1. The report fully complies with the requirement of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and

     2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Jack Blair

Chief Executive Officer
Jack Blair
November 15, 2004

Exhibit 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the Quarterly Report of Lawrence Financial Holdings, Inc. (the “Company”) on form 10-QSB for the period ending September 30, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “report),

I, RobRoy Walters, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C.§1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that:

     1. The report fully complies with the requirement of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and

     2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ RobRoy Walters

Chief Financial Officer
RobRoy Walters
November 15, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Article VI of the Registrant’s Restated Code of Regulations concerns indemnification and insurance of the Registrant’s directors and officers and provides as follows:

     Section 6.01. General Indemnification. The Corporation (1) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director of the Corporation, or while a Director of the Corporation is or was serving at the request of the Corporation as a director, trustee, fiduciary, officer, employee, partner, joint venturer or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, employee benefit plan or other enterprise, and (2) may indemnify or agree to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was an Officer, employee or agent of the Corporation, or while an Officer, employee or agent of the Corporation is or was serving at the request of the Corporation as a director, trustee, fiduciary, officer, employee, partner, joint venturer or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     Section 6.02. Suits By The Corporation. The Corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, fiduciary, officer, employee, partner, joint venturer, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation. No such indemnification shall be made in respect of (1) any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court of common pleas or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper; or (2) any action or suit in which the only liability asserted against a Director is pursuant to Section 1701.95 of the Ohio Revised Code.

     Section 6.03. Indemnification for Expenses. To the extent that a director, trustee, fiduciary, officer, employee, partner, joint venturer or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.01 and 6.02, including any action or suit brought against a Director pursuant to Section 1701.95 of the Ohio Revised Code, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the action, suit or proceeding.

     Section 6.04. Determination Required. Any indemnification under Sections 6.01 and 6.02 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of the director, trustee, fiduciary, officer, employee, partner, joint venturer or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 6.01 and 6.02. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not and are not parties to, or threatened with, such action, suit or proceeding; (2) if such a quorum is not obtainable or if a majority of a quorum of disinterested Directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the Corporation or any person to be indemnified within the past five years; (3) by the Shareholders; or (4) by the court of common pleas or the court in which the action, suit or proceeding was brought. Any determination made by the disinterested Directors or by independent legal counsel under this Section 6.04 shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the Corporation under Section 6.02, and such person shall have the right, within ten days after receipt of such notification, to petition the court of common pleas or the court in which action or suit was brought to review the reasonableness of such determination.

     Section 6.05. Advances for Expenses.

     (A) Expenses (including attorney’s fees) incurred by a Director in defending any civil or criminal action, suit or proceeding referred to in Sections 6.01 and 6.02 of this Article VI, except where the only liability asserted against a Director is pursuant to Section 1701.95 of the Ohio Revised Code, shall be paid by the Corporation as they are incurred, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director in which he agrees to (1) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation; and (2) reasonably cooperate with the Corporation concerning the action, suit, or proceeding.

     (B) Expenses (including attorney’s fees) incurred by a director, trustee, fiduciary, officer, employee, partner, joint venturer or agent in defending any action, suit, or proceeding referred to in Sections 6.01 and 6.02 of this Article VI, including any action or suit brought against a Director pursuant to Section 1701.95 of the Revised Code, may be paid by the Corporation as they are incurred in advance of the final disposition of the action, suit or proceeding as authorized by the Directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, fiduciary, officer, employee, partner, joint venturer or agent to repay such amount, if it is ultimately determined that he is not entitled to be indemnified by the Corporation.

     Section 6.06. Article VI Not Exclusive. The indemnification authorized by this Article VI shall not be deemed exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the Articles, common law, the General Corporation Law of the State of Ohio, the Regulations or any agreement, vote of Shareholders or disinterested Directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, fiduciary, officer, employee, partner, joint venturer or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 6.07. Insurance. The Corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any person who is or was a Director, Officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, fiduciary, officer, employee, partner, joint venturer or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

     Section 6.08. Sections 6.01 and 6.02 Not Exclusive. The authority of the Corporation to indemnify persons pursuant to Sections 6.01 and 6.02 of this Article VI does not limit the payment of expenses as they are incurred, indemnification, insurance or other protection that may be provided pursuant to any other Section of this Article VI. Sections 6.01 and 6.02 of this Article VI do not create any obligation to repay or return payments made by the Corporation under any other Section of this Article VI.

     Section 6.09. Definition of “the Corporation”. As used in this Article VI, references to “the Corporation” include all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, or agent of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, trustee, fiduciary, officer, employee, partner, joint venturer or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

     Indemnification also may be made available by Registrant to its directors, officers, employees and agents, and may be available as a matter of right, under Section 1701.13(E) of the Ohio Revised Code. Section 1701.13(E) of the Ohio Revised Code provides as follows:

     (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

     (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

     (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

     (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

     (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(l) or (2) of this section. Such determination shall be made as follows:

     (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

     (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

     (c) By the shareholders;

     (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

     Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

     (5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

     (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

     (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

     (b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

     (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

     (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

     (9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

     In addition, Section 3.06 of the Registrant’s 2004 Stock Incentive Plan provides indemnification for members of the Registrant’s Governance and Compensation Committee, which committee administers the Registrant’s 2004 Stock Incentive Plan, as follows:

     3.06 INDEMNIFICATION. Each member of the Committee shall be indemnified by the Company against costs, expenses and liabilities (other than amounts paid in settlements to which the Company does not consent, which consent shall not be unreasonably withheld) reasonably incurred by such member in connection with any action taken in relation to the Plan to which he or she may be a party by reason of service as a member of the Committee, except in relation to matters as to which he or she shall be adjudged in such action to be personally guilty of gross negligence or willful misconduct in the performance of his or her duties. The foregoing right to indemnification shall be in addition to such other rights as the Committee member may enjoy as a matter of law, by reason of insurance coverage of any kind, or otherwise.

     The Registrant has obtained insurance which, subject to certain exceptions, insures the Registrant’s directors and officers in such capacities.

Item 21. Exhibits and Financial Statement Schedules.

     (a) Exhibits.

Exhibit
Number	Exhibit Description
2	Agreement and Plan of Merger, dated as of October 12, 2004 by and between Oak Hill Financial, Inc. and Lawrence Financial Holdings, Inc. (included in Part I as Appendix A to the proxy statement/prospectus included in this Registration Statement).

3(a)	Fourth Amended and Restated Articles of Incorporation (reference is made to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4 (Registration No. 333-81645), filed with the Securities and Exchange Commission and incorporated herein by reference).

3(b)	Restated Code of Regulations (reference is made to Registrant’s Registration Statement on Form SB-2, Exhibit 3(ii), (File No. 33-96216), filed with the Securities and Exchange Commission and incorporated herein by reference).

4(a)	Articles FOURTH, FIFTH, SEVENTH, EIGHTH, TENTH AND ELEVENTH of the Registrant’s Fourth Amended and Restated Articles of Incorporation (reference is made to Form 10-K, Exhibit 3(a), filed with the Securities and Exchange Commission on March 11, 2004 and incorporated herein by reference).

4(b)	Articles II, III, IV, VI, VIII of the Registrant’s Amended and Restated Code of Regulations (reference is made to Form 10-K, Exhibit 3(b), filed with the Securities and Exchange Commission on March 11, 2004 and incorporated herein by reference).

4(c)	Rights Plan, dated January 23, 1998, by and between Oak Hill Financial, Inc. and Fifth Third Bank, (reference is made to Form 8-A, Exhibit 4.1, filed with the Securities and Exchange Commission on January 23, 1998 and incorporated herein by reference).

4(d)	Amended Rights Plan, dated December 26, 2000, by and between Oak Hill Financial, Inc. and Registrar and Transfer Company (reference is made to Form 8-A12B/A, Exhibit 2, filed with the Securities and Exchange Commission on February 21, 2001 and incorporated herein by reference).

5	Opinion of Porter, Wright, Morris & Arthur, LLP regarding legality (previously filed).

8	Form of Opinion of Porter, Wright, Morris & Arthur, LLP regarding tax matters (previously filed).

21	Subsidiaries of the Registrant (reference is made to Form SB-2, Exhibit 21, File No. 333-96216 and incorporated herein by reference).

23(a)	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5).

23(b)*	Consent of Grant Thornton LLP.

23(c)*	Consent of Crowe Chizek and Company LLC.

24	Power of Attorney (previously filed).

99(a)	Form of Election Materials (previously filed).

99(b)	Form of Proxy Card (previously filed).

99(c)	Form of Vote Authorization Form for Lawrence Financial ESOP Participants (previously filed).

Exhibit
Number	Exhibit Description

99(d)	Form of Vote Authorization Form for Lawrence Financial 401(k) Plan Participants (previously filed).

*	Filed with this Registration Statement

     (b) Financial Statement Schedules

     Not Applicable.

     (c) Fairness Opinion

     Fairness Opinion of Keefe, Bruyette & Woods, Inc. is included in Part I as Appendix B to the proxy statement/prospectus included in this Registration Statement.

Item 22. Undertakings.

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)	That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Ohio, on January 6, 2005.

Oak Hill Financial, Inc.
By:	/s/ R. E. Coffman, Jr.
R. E. Coffman, Jr.,
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
*Evan E. Davis Evan E. Davis	Director	January 6, 2005
*John D. Kidd John D. Kidd	Chairman and Director	January 6, 2005
/s/ R. E. Coffman, Jr. R. E. Coffman, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	January 6, 2005
/s/ Ron J. Copher Ron J. Copher	Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)	January 6, 2005
*D. Bruce Knox D. Bruce Knox	Director	January 6, 2005
*Candice R. DeClark-Peace Candice R. DeClark-Peace	Director	January 6, 2005
*Barry M. Dorsey, Ed. D. Barry M. Dorsey, Ed. D	Director	January 6, 2005
*Donald R. Seigneur Donald R. Seigneur	Director	January 6, 2005
*William S. Siders William S. Siders	Director	January 6, 2005
*H. Grant Stephenson H. Grant Stephenson	Director	January 6, 2005
*Neil S. Strawser Neil S. Strawser	Director	January 6, 2005
*Donald P. Wood Donald P. Wood	Director	January 6, 2005

*By:	/s/ R. E. Coffman

R. E. Coffman, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
2	Agreement and Plan of Merger, dated as of October 12, 2004 by and between Oak Hill Financial, Inc. and Lawrence Financial Holdings, Inc. (included in Part I as Appendix A to the proxy statement/prospectus included in this Registration Statement).

3(a)	Fourth Amended and Restated Articles of Incorporation (reference is made to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4 (Registration No. 333-81645), filed with the Securities and Exchange Commission and incorporated herein by reference).

3(b)	Restated Code of Regulations (reference is made to Registrant’s Registration Statement on Form SB-2, Exhibit 3(ii), (File No. 33-96216), filed with the Securities and Exchange Commission and incorporated herein by reference).

4(a)	Articles FOURTH, FIFTH, SEVENTH, EIGHTH, TENTH AND ELEVENTH of the Registrant’s Fourth Amended and Restated Articles of Incorporation (reference is made to Form 10-K, Exhibit 3(a), filed with the Securities and Exchange Commission on March 11, 2004 and incorporated herein by reference).

4(b)	Articles II, III, IV, VI, VIII of the Registrant’s Amended and Restated Code of Regulations (reference is made to Form 10-K, Exhibit 3(b), filed with the Securities and Exchange Commission on March 11, 2004 and incorporated herein by reference).

4(c)	Rights Plan, dated January 23, 1998, by and between Oak Hill Financial, Inc. and Fifth Third Bank, (reference is made to Form 8-A, Exhibit 4.1, filed with the Securities and Exchange Commission on January 23, 1998 and incorporated herein by reference).

4(d)	Amended Rights Plan, dated December 26, 2000, by and between Oak Hill Financial, Inc. and Registrar and Transfer Company (reference is made to Form 8-A12B/A, Exhibit 2, filed with the Securities and Exchange Commission on February 21, 2001 and incorporated herein by reference).

5	Opinion of Porter, Wright, Morris & Arthur, LLP regarding legality (previously filed).

8	Form of Opinion of Porter, Wright, Morris & Arthur, LLP regarding tax matters (previously filed).

21	Subsidiaries of the Registrant (reference is made to Form SB-2, Exhibit 21, File No. 333-96216 and incorporated herein by reference).

23(a)	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5).

23(b)*	Consent of Grant Thornton LLP.

23(c)*	Consent of Crowe Chizek and Company LLC.

24	Power of Attorney (previously filed).

99(a)	Form of Election Materials (previously filed).

99(b)	Form of Proxy Card (previously filed).

99(c)	Form of Vote Authorization Form for Lawrence Financial ESOP Participants (previously filed).

99(d)	Form of Vote Authorization Form for Lawrence Financial 401(k) Plan Participants (previously filed).

*	Filed with this Registration Statement